     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TYLAN GENERAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3559                             04-2659273
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
           INCORPORATION OR                    CLASSIFICATION                         NUMBER)
           ORGANIZATION)                        CODE NUMBER)

                            ------------------------

                              TYLAN GENERAL, INC.
                            15330 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
                           TELEPHONE: (619) 618-1990
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID J. FERRAN
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TYLAN GENERAL, INC.
                            15330 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
                           TELEPHONE: (619) 618-1990
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                D. BRADLEY PECK, ESQ.                               RICHARD L. WAGGONER, ESQ.
       COOLEY GODWARD CASTRO HUDDLESON & TATUM                       GARDERE & WYNNE, L.L.P.
           4365 EXECUTIVE DRIVE, SUITE 1100                        1601 ELM STREET, SUITE 3000
             SAN DIEGO, CALIFORNIA 92121                               DALLAS, TEXAS 75201
              TELEPHONE: (619) 550-6000                             TELEPHONE: (214) 999-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As promptly as practicable after this Registration Statement becomes effective and after the effective time of the proposed Merger described in this Registration Statement.
                            ------------------------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                PROPOSED          MAXIMUM
TITLE OF EACH CLASS OF                      AMOUNT TO BE    MAXIMUM OFFERING AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                  REGISTERED    PRICE PER SHARE(1)      PRICE(1)     REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value............     1,470,000           $.92           $1,352,400           $467
- -----------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the book value per share of $5.09 of Span Instruments, Inc. Common Stock (265,699 shares) on April 30, 1996, divided by an Exchange Ratio of
     5.53258 to determine an equivalent share price.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              TYLAN GENERAL, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

       FORM S-4 REGISTRATION STATEMENT ITEM AND
                        HEADING                              LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
                                                           (INFORMATION ABOUT THE TRANSACTION)
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Table of Contents; Available Information
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Summary; Risk Factors; Selected Historical
                                                     Financial Data; Unaudited Pro Forma
                                                     Financial Data; Comparative Per Share
                                                     Data; The Merger and Related
                                                     Transactions; Unaudited Pro Forma
                                                     Combined Condensed Financial Statements
  4.  Terms of the Transaction...................  Summary; The Merger and Related
                                                   Transactions; Comparison of Rights of Tylan
                                                     General Stockholders and Span
                                                     Shareholders
  5.  Pro Forma Financial Information............  Summary; Unaudited Pro Forma Combined
                                                     Condensed Financial Statements
  6.  Material Contacts with the Company Being
        Acquired.................................  Summary; The Merger and Related
                                                   Transactions
  7.  Additional Information Required For
        Reoffering By Persons and Parties Deemed
        to be Underwriters.......................  *
  8.  Interests of Named Experts and Counsel.....  Experts; Legal Matters
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  *
                                                            (INFORMATION ABOUT THE REGISTRANT)
 10.  Information with Respect to S-3
        Registrants..............................  *
 11.  Incorporation of Certain Information by
        Reference................................  *
 12.  Information with Respect to S-2 or S-3
        Registrants..............................  *
 13.  Incorporation of Certain Information by
        Reference................................  *

       FORM S-4 REGISTRATION STATEMENT ITEM AND
                        HEADING                              LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
 14.  Information with Respect to Registrants
        Other Than S-2 or S-3 Registrants........  Available Information; Summary; Selected
                                                     Historical Financial Data; Selected Pro
                                                     Forma Combined Condensed Financial Data;
                                                     Comparative Per Share Data; Unaudited Pro
                                                     Forma Combined Condensed Financial
                                                     Information; Risk Factors; Tylan General
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Tylan General Business; Tylan
                                                     General Management; Tylan General
                                                     Principal Stockholders; Description of
                                                     Tylan General Common Stock
                                                (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
 15.  Information with Respect to S-3
        Companies................................  *
 16.  Information with Respect to S-2 or S-3
        Companies................................  *
 17.  Information with Respect to Companies Other
        Than S-2 or S-3 Companies................  Summary; Selected Historical Financial
                                                   Data; Selected Pro Forma Combined Condensed
                                                     Financial Data; Comparative Per Share
                                                     Data; Unaudited Pro Forma Combined
                                                     Condensed Financial Information; Risk
                                                     Factors; Span Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Span Business;
                                                     Span Financial Statements
                                                           (VOTING AND MANAGEMENT INFORMATION)
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Front Cover Page; Summary; The Tylan
                                                   General Meeting; The Span Meeting; Tylan
                                                     General Management; Span Management;
                                                     Tylan General Principal Stockholders;
                                                     Span Principal Shareholders; The Merger
                                                     and Related Transactions
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or
        in an Exchange Offer.....................  *

- ---------------
* Not Applicable.

                              TYLAN GENERAL, INC.
                            15330 Avenue of Science
                              San Diego, CA 92128

                                               , 1996

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Tylan General, Inc., a Delaware corporation ("Tylan General"), which will be held at 8:00 a.m., local time, on September 4, 1996 at Tylan General's offices at 15330 Avenue of Science, San Diego, California.

     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to (i) approve and adopt the Agreement and Plan of Reorganization (the "Plan of Reorganization"), dated as of February 20, 1996, among Tylan General, Span Instruments, Inc., a Texas corporation ("Span"), Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly owned Delaware subsidiary of Tylan General ("Tylan General Sub"), and all of the shareholders of Span and (ii) approve the merger of Tylan General Sub with and into Span, pursuant to which Tylan General Sub will cease to exist and Span will survive as a wholly owned subsidiary of Tylan General (the "Merger"). An aggregate of 1,470,000 shares of Tylan General Common Stock will be issued to the
shareholders of Span in the Merger. On                     , 1996, the closing
sales price of a share of Tylan General Common Stock as reported on the Nasdaq
National Market was $          . If the requisite approvals of the stockholders
of Tylan General and the shareholders of Span are received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or about September 5, 1996.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by Tylan General stockholders at the Special Meeting and a form of proxy. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and the other proposals submitted hereby and includes information about Tylan General and Span. I urge you to read the Prospectus/Joint Proxy Statement carefully.

     After careful consideration, your Board of Directors has unanimously approved the Plan of Reorganization and the transactions provided for therein and has concluded that these proposals are in the best interests of Tylan General and its stockholders. Your Board of Directors has unanimously recommended that the stockholders of Tylan General approve the Merger Proposal.

     Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

     I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER PROPOSAL. ON BEHALF OF YOUR BOARD OF DIRECTORS, THANK YOU FOR YOUR SUPPORT.

                                          Sincerely,

                                          --------------------------------------
                                          David J. Ferran
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                              TYLAN GENERAL, INC.
                            15330 Avenue of Science
                              San Diego, CA 92128
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 4, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Tylan General, Inc., a Delaware corporation ("Tylan General"), will be held at 8:00 a.m., local time, on September 4, 1996, at Tylan General's offices at 15330 Avenue of Science, San Diego, California for the following purposes:

     1. To consider and vote upon a proposal to (i) approve and adopt the Agreement and Plan of Reorganization, dated as of February 20, 1996, among Tylan General, Span Instruments, Inc., a Texas corporation ("Span"), Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly owned Delaware subsidiary of Tylan General ("Tylan General Sub"), and the shareholders of Span and (ii) approve the merger of Tylan General Sub with and into Span, pursuant to which, among other things, Tylan General Sub will cease to exist and Span will survive as a wholly owned subsidiary of Tylan General (the "Merger"). An aggregate of 1,470,000 shares of Tylan General Common Stock will be issued to the shareholders of Span in the Merger (provided that there are no dissenting Span shareholders).

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS OF TYLAN GENERAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

     Only holders of record of Tylan General Common Stock at the close of business on July 8, 1996 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                          David L. Stone
                                          Secretary

San Diego, California
                    , 1996

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             SPAN INSTRUMENTS, INC.
                                 2201 Avenue K
                                Plano, TX 75074

                                               , 1996

Dear Fellow Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Span Instruments, Inc., a Texas corporation ("Span"), which will be held at 8:00 a.m., local time, on September 4, 1996 at Span's offices at 2201 Avenue K, Plano, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt the Agreement and Plan of Reorganization, dated as of February 20, 1996, among Span, Tylan General, Inc., a Delaware corporation ("Tylan General"), Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly owned Delaware subsidiary of Tylan General ("Tylan General Sub"), and the shareholders of Span and (ii) approve the merger of Tylan General Sub with and into Span, pursuant to which, among other things, Tylan General Sub will cease to exist and Span will survive as a wholly owned subsidiary of Tylan General (the "Merger"). As a result of the Merger, the shares of Span Common Stock outstanding immediately prior to the consummation of the Merger (provided that there are no dissenting shares) will be converted into an aggregate of
1,470,000 shares of Tylan General Common Stock. On                     , 1996,
the closing sales price of a share of Tylan General Common Stock as reported on
the Nasdaq National Market was $          . If the requisite approvals of the
stockholders of Tylan General and the shareholders of Span are received and other conditions to the Merger are satisfied or waived, the Merger is expected to be consummated on or about September 5, 1996.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Prospectus/Joint Proxy Statement relating to the actions to be taken by Span shareholders at the Special Meeting and a form of proxy. The Prospectus/Joint Proxy Statement more fully describes the proposed Merger and the other proposals submitted hereby and includes information about Tylan General and Span. I urge you to read the Prospectus/Joint Proxy Statement carefully.

     After careful consideration, your Board of Directors has unanimously approved the Plan of Reorganization and the transactions provided for therein and has concluded that these proposals are in the best interests of Span and its shareholders. Your Board of Directors has unanimously recommended that the shareholders of Span approve the Merger Proposal.

     Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

     I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER PROPOSAL. ON BEHALF OF YOUR BOARD OF DIRECTORS, THANK YOU FOR YOUR SUPPORT.

                                          Sincerely,

                                          --------------------------------------
                                          Don E. Whitson
                                          Chief Executive Officer

                             SPAN INSTRUMENTS, INC.
                                 2201 Avenue K
                                Plano, TX 75074
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 4, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Span Instruments, Inc., a Texas corporation ("Span"), will be held at 8:00 a.m., local time, on September 4, 1996, at 2201 Avenue K, Plano, Texas for the following purposes:

     1. To consider and vote upon a proposal to (i) approve and adopt the Agreement and Plan of Reorganization, dated as of February 20, 1996, among Span, Tylan General, Inc. a Delaware corporation ("Tylan General"), Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly owned Delaware subsidiary of Tylan General ("Tylan General Sub"), and the shareholders of Span and (ii) approve the merger of Tylan General Sub with and into Span, pursuant to which, among other things, Tylan General Sub will cease to exist and Span will survive as a wholly owned subsidiary of Tylan General (the "Merger"). As a result of the Merger, the shares of Span Common Stock outstanding immediately prior to the consummation of the Merger (provided that there are no dissenting shares) will be converted into an aggregate of 1,470,000 shares of Tylan General Common Stock.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Prospectus/Joint Proxy Statement accompanying this Notice.

     Holders of Span Common Stock who do not vote in favor of the Merger may, by complying with Article 5.12 of the Texas Business Corporation Act, be entitled to dissenters' rights as set forth therein, and the shares of Span Common Stock held by such persons will be deemed to be dissenting shares.

     THE BOARD OF DIRECTORS OF SPAN UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS DESCRIBED ABOVE.

     Only holders of record of Span Common Stock at the close of business on July 8, 1996 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                          Michele Barton
                                          Secretary

Plano, Texas
            , 1996

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1996

TYLAN GENERAL, INC.                                       SPAN INSTRUMENTS, INC.

                        PROSPECTUS/JOINT PROXY STATEMENT

     This Prospectus/Joint Proxy Statement is being furnished to the stockholders of Tylan General, Inc., a Delaware corporation ("Tylan General"), in connection with the solicitation of proxies by the Tylan General Board of Directors (the "Tylan General Board") for use at the Special Meeting of Stockholders of Tylan General (the "Tylan General Meeting") to be held at 8:00 a.m., local time, on September 4, 1996, at Tylan General's offices at 15330 Avenue of Science, San Diego, California, and at any adjournments or postponements thereof.

     This Prospectus/Joint Proxy Statement is also being furnished to the shareholders of Span Instruments, Inc., a Texas corporation (together with its subsidiary and affiliates, "Span"), in connection with the solicitation of proxies by the Span Board of Directors (the "Span Board") for use at the Special Meeting of Shareholders of Span (the "Span Meeting") to be held at 8:00 a.m., local time, on September 4, 1996, at Span's offices at 2201 Avenue K, Plano, Texas, and at any adjournments or postponements thereof.

     This Prospectus/Joint Proxy Statement also constitutes the Prospectus of Tylan General for use in connection with the offer and issuance of shares of common stock of Tylan General, $.001 par value per share ("Tylan General Common Stock"), as a result of the merger of Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly owned Delaware subsidiary of Tylan General ("Tylan General Sub"), with and into Span (referred to herein as the "Merger"), pursuant to an Agreement and Plan of Reorganization, dated as of February 20, 1996 (the "Plan of Reorganization"), among Tylan General, Span, Tylan General Sub and the shareholders of Span. Pursuant to the Merger, Tylan General Sub will cease to exist and Span will survive as a wholly owned subsidiary of Tylan General. Upon effectiveness of the Merger, each share of Span Common Stock, no par value (the "Span Common Stock"), other than dissenting shares, will be converted into
5.53258 shares of Tylan General Common Stock (the "Exchange Ratio"). Provided that there are no dissenting shares, an aggregate of 1,470,000 shares of Tylan General Common Stock will be issued to the shareholders of Span in the Merger (the "Merger Consideration"). On June 13, 1996, the closing sales price of a share of Tylan General Common Stock as reported on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") was $10.125.

     Holders of Span Common Stock may, by complying with Article 5.12 of the Texas Business Corporation Act (the "Texas Law"), be entitled to dissenters' rights as set forth therein with respect to the proposed Merger. Under the Delaware General Corporation Law (the "Delaware Law"), Tylan General stockholders are not entitled to dissenters' rights or appraisal rights with respect to the proposed Merger. See "The Merger and Related
Transactions -- Dissenters' Rights" and Appendix C to this Prospectus/Joint Proxy Statement which sets forth the Texas Law.

     This Prospectus/Joint Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of Tylan General and shareholders of Span
on or about             , 1996.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF TYLAN GENERAL AND SHAREHOLDERS OF SPAN ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROSPECTUS/JOINT PROXY STATEMENT IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS," BEGINNING ON PAGE 13.
                            ------------------------

THE SHARES OF TYLAN GENERAL COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS/JOINT PROXY STATEMENT.        ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

   The date of this Prospectus/Joint Proxy Statement is               , 1996.

     NO PERSON HAS BEEN AUTHORIZED BY TYLAN GENERAL OR SPAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TYLAN GENERAL OR SPAN. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Tylan General is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Under the rules and regulations of the Commission, the solicitation of proxies from shareholders of Span to approve the Merger Proposal constitutes an offering of the Tylan General Common Stock to be issued in connection with the Merger. Accordingly, Tylan General has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (as amended from time to time, the "Registration Statement"). This Prospectus/Joint Proxy Statement constitutes the prospectus of Tylan General that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Prospectus/Joint Proxy Statement in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     Statements made in this Prospectus/Joint Proxy Statement concerning the contents of any contract or other document accurately describe the material provisions of such contract or other document but are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.
                            ------------------------

     TYLAN GENERAL(R) is a registered trademark and Intelligent Gas Panel is a trademark of Tylan General. ThruTube(R) is a registered trademark of Span. This Prospectus/Joint Proxy Statement may also include tradenames and trademarks of companies other than Tylan General and Span.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
SELECTED HISTORICAL FINANCIAL DATA....................................................    8
SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA..................................   11
COMPARATIVE PER SHARE DATA............................................................   12
RISK FACTORS..........................................................................   13
THE TYLAN GENERAL MEETING.............................................................   21
  Date, Time and Place of Meeting.....................................................   21
  Record Date and Outstanding Shares..................................................   21
  Voting of Proxies...................................................................   21
  Revocability of Proxies.............................................................   21
  Vote Required.......................................................................   21
  Quorum; Abstentions; Broker Non-Votes...............................................   21
  Solicitation of Proxies and Expenses................................................   22
  Board Recommendation................................................................   22
THE SPAN MEETING......................................................................   23
  Date, Time and Place of Meeting.....................................................   23
  Record Date and Outstanding Shares..................................................   23
  Voting of Proxies...................................................................   23
  Revocability of Proxies.............................................................   23
  Vote Required.......................................................................   23
  Quorum; Abstentions.................................................................   23
  Solicitation of Proxies and Expenses................................................   24
  Board Recommendation................................................................   24
THE MERGER AND RELATED TRANSACTIONS...................................................   25
  General.............................................................................   25
  Effects of the Merger...............................................................   25
  Background of the Merger............................................................   26
  Reasons for the Merger..............................................................   27
  Tylan General Board Recommendation..................................................   29
  Span Board Recommendation...........................................................   29
  Opinion of Adams, Harkness & Hill, Inc..............................................   29
  Plan of Reorganization..............................................................   33
  Related Agreements; Interests of Certain Persons in the Merger......................   36
  Regulatory Matters..................................................................   36
  Certain Federal Income Tax Matters..................................................   36
  Accounting Treatment................................................................   38
  Dissenters' Rights..................................................................   39
  Merger Expenses and Fees and Other Costs............................................   40
  Affiliates' Restrictions on Sale of Tylan General Common Stock......................   40
  Surrender of Certificates...........................................................   41
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........................   42
TYLAN GENERAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................................................................   47
TYLAN GENERAL BUSINESS................................................................   53
TYLAN GENERAL MANAGEMENT..............................................................   62
TYLAN GENERAL PRINCIPAL STOCKHOLDERS..................................................   70

                                                                                        PAGE
                                                                                        ----
SPAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   72
SPAN BUSINESS.........................................................................   78
SPAN MANAGEMENT.......................................................................   81
SPAN PRINCIPAL SHAREHOLDERS...........................................................   82
DESCRIPTION OF TYLAN GENERAL COMMON STOCK.............................................   83
COMPARISON OF RIGHTS OF TYLAN GENERAL STOCKHOLDERS AND SPAN SHAREHOLDERS..............   85
EXPERTS...............................................................................   91
LEGAL MATTERS.........................................................................   91
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1

THE FOLLOWING APPENDICES ALSO CONSTITUTE PART OF THIS PROSPECTUS/JOINT PROXY
STATEMENT:

A    -- Agreement and Plan of Reorganization
B    -- Opinion of Adams, Harkness & Hill, Inc.
C    -- Articles 5.11 through 5.13 of the Texas Business Corporation Act

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Joint Proxy Statement. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Prospectus/Joint Proxy Statement and the Appendices hereto. Stockholders of Tylan General and shareholders of Span are urged to read this Prospectus/Joint Proxy Statement and the Appendices in their entirety.

     Except for the historical information contained herein, the discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Tylan General's, Span's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," "Tylan General Business," "Span Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Span Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

GENERAL

     This Prospectus/Joint Proxy Statement is being provided to stockholders of Tylan General and shareholders of Span in connection with the proposed Merger of Tylan General Sub with and into Span, pursuant to which Tylan General Sub will cease to exist and Span will survive the Merger as a wholly owned subsidiary of Tylan General. The Merger will be effected pursuant to the Plan of Reorganization, a copy of which is attached hereto as Appendix A.

THE PARTIES

  Tylan General

     Tylan General is a leading supplier of process management instrumentation to semiconductor capital equipment suppliers and advanced integrated circuit manufacturers. Tylan General was incorporated in Massachusetts in 1979 and reincorporated in Delaware in 1995. Unless otherwise indicated, "Tylan General" refers to Tylan General, Inc., a Delaware corporation, its subsidiaries and the Delaware corporation's predecessor. Tylan General's executive offices are located at 15330 Avenue of Science, San Diego, California 92128. Its telephone number is (619) 618-1990.

     See "Tylan General Business" for a more detailed description of Tylan General's business and "Risk Factors" for a discussion of the risks associated with the ownership of Tylan General Common Stock, including risks related to the Merger.

  Tylan General Sub

     Tylan General Sub was incorporated in Delaware in February 1996 for the purpose of effecting the acquisition of Span. It is a wholly owned subsidiary of Tylan General and has no material assets or liabilities and has not engaged in any activities except in connection with the proposed acquisition of Span. Tylan General Sub's executive offices are located at 15330 Avenue of Science, San Diego, California 92128. Its telephone number is (619) 618-1990.

  Span

     Span is a manufacturer of pressure instrumentation, monitoring and control products. Span was incorporated in Texas in 1969. Unless otherwise indicated, "Span" refers to Span Instruments, Inc. and its subsidiary. Span's executive offices are located at 2201 Avenue K, Plano, Texas 75074. Its telephone number is (214) 461-2222.

     See "Span Business" for a more detailed description of Span's business.

THE MERGER

     General. As a result of the Merger, Tylan General Sub will cease to exist and each then outstanding share of Span Common Stock (other than dissenting shares) will automatically, without any action on the part of any holder of Span Common Stock, be converted into 5.53258 shares of Tylan General Common Stock. Cash will be paid in lieu of issuing fractional shares. Provided there are no dissenting shares, an aggregate of 1,470,000 shares of Tylan General Common Stock (the "Merger Consideration") will be issued in the Merger. The former holders of Span Common Stock will own shares of Tylan General Common Stock
representing approximately     % of the shares of Tylan General Common Stock to
be outstanding immediately after consummation of the Merger (calculated on the
basis of           shares of Tylan General Common Stock outstanding as of July
8, 1996, plus the Merger Consideration of 1,470,000 shares to be issued in the Merger). See "The Merger and Related Transactions -- Effects of the
Merger -- Conversion of Shares."

     Other Effects of the Merger. The Merger will be consummated promptly after approval by the Tylan General stockholders and the Span shareholders of the Merger Proposal and the satisfaction or waiver of the other conditions to consummation of the Merger (the "Closing Date"). The Merger will become effective on the last to occur of (i) the date that the Texas Articles of Merger are duly filed with the Texas Secretary of State, (ii) the date that the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or (iii) such later date as may be specified in the Texas Articles of Merger and Delaware Certificate of Merger (the "Effective Date"). On the Effective Date, Tylan General Sub will merge with and into Span, with the result that Span will be the surviving corporation in the Merger and a wholly owned subsidiary of Tylan General (the "Surviving Subsidiary"). The shareholders of Span (other than dissenting shareholders) will become stockholders of Tylan General (as described below), and their rights will be governed by Tylan General's Certificate of Incorporation, as amended (the "Tylan General Certificate"), the Bylaws of Tylan General (the "Tylan General Bylaws") and the Delaware Law. See "Comparison of Rights of Stockholders of Tylan General and Shareholders of Span."

     There will be no change in the current Tylan General Board and the officers of Tylan General as a result of the Merger, other than Don E. Whitson, currently the Chief Executive Officer and a director of Span, becoming Vice Chairman, Chief Administrative Officer and a director of Tylan General.

MEETINGS OF TYLAN GENERAL STOCKHOLDERS AND SPAN SHAREHOLDERS

  Date, Time and Place

     The Tylan General Meeting will be held on September 4, 1996 at 8:00 a.m., local time, at Tylan General's offices at 15330 Avenue of Science, San Diego, California.

     The Span Meeting will be held on September 4, 1996 at 8:00 a.m., local time, at Span's offices at 2201 Avenue K, Plano, Texas.

  Purposes of the Meetings

     Tylan General Meeting. At the Tylan General Meeting, stockholders of Tylan General will be asked to consider and vote upon proposals to (i) approve and adopt the Plan of Reorganization, a copy of which is attached hereto as Appendix A, and (ii) approve the Merger (referred to herein as the "Merger Proposal").

     Span Meeting. At the Span Meeting, shareholders of Span will be asked to consider and vote upon the Merger Proposal.

  Record Date; Shares Entitled to Vote

     Tylan General. Only holders of record of Tylan General Common Stock at the close of business on July 8, 1996 (the "Record Date") are entitled to notice of and to vote at the Tylan General Meeting. At the close of business on the Record
Date, there were outstanding and entitled to vote           shares of Tylan

General Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Tylan General Meeting.

     Span. Only holders of record of Span Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Span Meeting. At the close of business on the Record Date, there were outstanding and entitled to
vote           shares of Span Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Span Meeting.

  Votes Required

     Tylan General. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Tylan General Meeting. As a group, all executive officers and directors of Tylan General and their respective affiliates
beneficially owned           shares, or approximately      %, of the Tylan
General Common Stock outstanding as of the Record Date.

     Span. Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of Span Common Stock outstanding on the Record Date and entitled to vote on the Merger Proposal. As a group, all executive officers and directors of Span and their respective affiliates
beneficially owned           shares, or approximately      %, of the Span Common
Stock outstanding as of the Record Date.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Tylan General Board. The Tylan General Board has unanimously approved the Plan of Reorganization and the Merger and has determined that the Merger is in the best interests of Tylan General and its stockholders. The Tylan General Board has unanimously recommended approval of the Merger Proposal by the Tylan General stockholders. The primary factors considered and relied upon by the Tylan General Board in reaching its recommendation are described below under "The Merger and Related Transactions -- Reasons for the Merger -- Tylan General Reasons for the Merger."

     The Span Board. The Span Board has unanimously approved the Plan of Reorganization and the Merger and has determined that the Merger is in the best interests of Span and its shareholders. The Span Board has unanimously recommended approval of the Merger Proposal by the Span shareholders. The primary factors considered and relied upon by the Span Board in reaching its recommendation are described below under "The Merger and Related
Transactions -- Reasons for the Merger -- Span Reasons for the Merger."

OPINION OF TYLAN GENERAL'S FINANCIAL ADVISOR

     Adams, Harkness & Hill, Inc. ("Adams, Harkness"), Tylan General's financial advisor, has delivered to Tylan General its written opinion dated June 12, 1996, to the effect that, from a financial point of view, the consideration to be received by the Span shareholders is fair to the stockholders of Tylan General. The full text of the opinion of Adams, Harkness, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Adams, Harkness, is attached as Appendix B to this Prospectus/Joint Proxy Statement. Tylan General stockholders are urged to read the opinion in its entirety. See "The Merger and Related Transactions -- Opinion of Adams, Harkness & Hill, Inc."

PLAN OF REORGANIZATION

     Representations and Covenants. Under the Plan of Reorganization, Tylan General and Span have each made a number of representations regarding the organization and capital structures of the respective companies and their affiliates, their operations, financial condition and other matters, including their authority to enter into the Plan of Reorganization and to consummate the Merger. In addition, Tylan General and Span have each covenanted that, until the consummation of the Merger or the termination of the Plan of Reorganization, they will not take certain actions relating to the operation of their respective businesses without the other's consent and will use all commercially reasonable efforts to consummate the Merger in accordance with the Plan of Reorganization.

     Under the Plan of Reorganization, Span has also agreed that it will not solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist or facilitate any proposal to merge, consolidate or otherwise acquire Span (other than the Merger Proposal). Span has further agreed, among other things, to (i) use reasonable best efforts to maintain its business organization and business relationships, (ii) deliver certain financial and operating data and any other documents to Tylan General that Tylan General may reasonably request regarding the business of Span and (iii) obtain and deliver to Tylan General the Related Agreements (as defined below) and certain offer documents.

     Under the Plan of Reorganization, Tylan General has also agreed, among other things, to (i) use its best efforts to cause the Tylan General Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq National Market and to be qualified under the securities or "blue sky" laws of certain jurisdictions, (ii) enter into the Whitson Agreement and the Employment Agreements (as defined below) and (iii) use its best efforts to substitute Tylan General for Don E. Whitson as guarantor of Span's senior indebtedness and certain leases of Span and, if unable to do so within 90 days after the Closing Date, to repay such indebtedness in full.

     Conditions to the Merger. In addition to the requirement that the Merger Proposal be approved by the requisite votes of the Span shareholders and the Tylan General stockholders, the obligations of Tylan General and Span to consummate the Merger are subject to the satisfaction of a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Plan of Reorganization to be terminated. Each party's obligations are conditioned on, among other things, (i) the effectiveness of, and the absence of any stop orders with respect to, the Registration Statement,
(ii) the absence of any order by any court or governmental agency to enjoin or otherwise prevent the consummation of the Plan of Reorganization or the Merger,
(iii) the accuracy, in all material respects, of the representations and warranties made by the other party, (iv) the performance, in all material respects, by the other party of its covenants, (v) the absence of any material adverse change in the business, operations, condition (financial or otherwise), assets or prospects of the other party and (vi) the receipt of certain legal opinions.

     Tylan General's obligations to consummate the Merger are further conditioned upon, among other things, (i) the satisfactory completion of its pre-acquisition review of Span's business, (ii) the receipt of a written opinion from Adams, Harkness that the consideration to be received by the Span shareholders is fair to the Tylan General stockholders from a financial point of view, (iii) the receipt of a letter from Ernst & Young LLP ("Ernst & Young"), Tylan General's and Span's independent auditors, relating to the availability of pooling-of-interests accounting treatment, (iv) the receipt of an agreed upon procedures letter from Ernst & Young in connection with the Registration Statement, (v) the absence of litigation against Span or Ocala (as defined below) that, if adversely determined, would have a material adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, (vi) no shareholders having asserted dissenters' rights under the Texas Law, (vii) the receipt of all approvals, consents, authorizations and modifications of governmental authorities and third parties, (viii) the execution of noncompetition agreements by the Span shareholders entering into the Whitson Agreement and the Employment Agreements, (ix) the receipt of the resignation of each director of Span, (x) no material deterioration in the aging of Span's accounts receivable from that of November 30, 1995 and (xi) the execution and delivery to Tylan General of certain other documents, including the Related Agreements. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger."

     Span's obligations to consummate the Merger are further conditioned upon, among other things, (i) the execution and delivery to Span of the Whitson Agreement and the Employment Agreements, (ii) the election of Don E. Whitson to the Tylan General Board and (iii) the continuation of David J. Ferran as Chairman of the Board and Chief Executive Officer of Tylan General on a full-time basis. See "The Merger and Related Transactions -- Plan of Reorganization" and "-- Related Agreements; Interests of Certain Persons in the Merger."

     At any time prior to the Effective Date, to the extent legally allowed, Tylan General or Span, without approval of the stockholders of Tylan General or the shareholders of Span, may waive compliance with any of the agreements or conditions contained in the Plan of Reorganization for the benefit of that company.

     Termination or Amendment. The Plan of Reorganization may be terminated at any time prior to the Effective Date, whether before or after the approval of the stockholders of Tylan General or the shareholders of Span, under certain circumstances. See "The Merger and Related Transactions -- Plan of Reorganization." If the Plan of Reorganization is terminated, the Plan of Reorganization shall forthwith become void, and there shall be no liability on the part of any party to the Plan of Reorganization to any other party, except for, if appropriate, payment of certain legal fees and any damages for a material breach of the Plan of Reorganization.

     The Plan of Reorganization may be amended by Tylan General or Span at any time before or after approval of the Tylan General stockholders and Span shareholders, except that, after such approvals, no amendment may be made that would change the principal terms of the Plan of Reorganization, unless further approval of the Tylan General stockholders and the Span shareholders is obtained.

RELATED AGREEMENTS

     In connection with the Plan of Reorganization, certain shareholders and employees of Span will enter into related agreements (the "Related Agreements"), as described below:

     Affiliate Agreements. To help ensure that the Merger will be accounted for as a pooling-of-interests, Span affiliates (as defined for purposes of Rule 145 promulgated under the Securities Act ("Rule 145")) have agreed to enter into agreements that prohibit such persons from disposing of their shares of Tylan General Common Stock until Tylan General publicly releases its first report of quarterly financial statements including the combined financial results of Span and Tylan General for a period of at least 30 days of "combined operations," as defined by the Commission. Such affiliates also have agreed not to sell, pledge or otherwise transfer such shares, except in compliance with Rule 145 or under certain other limited circumstances. See "The Merger and Related
Transactions -- Related Agreements; Interests of Certain Persons in the
Merger -- Affiliate Agreements."

     Employment and Non-Competition Agreements. Don E. Whitson will enter into an employment agreement with Tylan General (the "Whitson Agreement"), and certain other executive officers of Span (the "Employees") will enter into employment agreements with Span, to which Tylan General will also be a party (the "Employment Agreements"), each of which will be effective upon consummation of the Merger.

     The Whitson Agreement and the Employment Agreements provide (i) for compensation and specified benefits and (ii) that, if the Whitson Agreement or an Employment Agreement, as the case may be, is terminated, the terminated employee will receive certain severance payments. Under the Non-Competition Agreements executed by each of Don E. Whitson and the Employees (the "Non-Competition Agreements"), each executive also agrees that, until the third anniversary of the Closing of the Merger, he will not compete with the Surviving Subsidiary or Tylan General or any of their subsidiaries, in any geographic area in which any of them was engaged in business during the term of the Whitson Agreement or the Employment Agreement, as the case may be. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in Merger -- Employment and Non-Competition Agreements."

OTHER MATTERS RELATED TO THE MERGER

     Certain Federal Income Tax Consequences. The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the Span shareholders on the exchange of Span Common Stock for Tylan General Common Stock, except to the extent that Span shareholders receive cash in lieu of fractional shares. Span will not obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to each of Tylan General's and Span's obligations to consummate the Merger, Tylan General and Span will receive an opinion at the Effective Date from their respective legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Span shareholders are urged to consult their own tax advisors regarding the tax consequences of the Merger. See "The Merger and Related Transactions -- Certain Federal Income Tax Matters."

     Accounting Treatment. The Merger is intended to be treated as a pooling-of-interests for accounting purposes. As a condition to Tylan General's obligation to consummate the Merger, Tylan General will receive a letter to such effect from Ernst & Young. See "The Merger and Related
Transactions -- Accounting Treatment."

     Dissenters' Rights. If the Plan of Reorganization is approved by the required vote of Span shareholders and is not abandoned or terminated, holders of Span Common Stock who did not vote in favor of the Merger may, by complying with Article 5.12 of the Texas Law, a copy of which is attached hereto as Appendix C, assert dissenters' rights as described therein, and the shares of Span Common Stock held by such persons will be deemed to be "Dissenting Shares." However, it is a condition precedent to the obligations of Tylan General and Tylan General Sub under the Plan of Reorganization that no holders of outstanding Span Common Stock be, or have the right to become, entitled to dissenters' rights pursuant to Article 5.11 of the Texas Law. Under the Delaware Law, Tylan General stockholders are not entitled to dissenters' rights or appraisal rights with respect to the Merger. See "The Merger and Related Transactions -- Dissenters' Rights."

     Merger Expenses and Fees and Other Costs. Whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger and the transactions provided for therein; provided that, if the Merger is consummated, the Span shareholders will indemnify Tylan General, Tylan General Sub and Span from any costs and expenses of Span in connection with the Merger in excess of $350,000. Tylan General has agreed to pay to Adams, Harkness a fee of $100,000 in connection with rendering an opinion to the effect that, from a financial point of view, the consideration to be paid to the shareholders of Span is fair to the stockholders of Tylan General. Tylan General has also agreed to pay Michael Khougaz, a director of Tylan General, a fee of $30,000 for advisory services rendered to Tylan General in connection with the Merger. Span has agreed to pay to Blum & Co., Inc. a fee of $150,000 for financial services rendered to Span in connection with the Merger. See "The Merger and Related Transactions -- Plan of Reorganization -- Merger Expenses and Fees and Other Costs."

     Tylan General and Span estimate that they will incur direct transaction costs of approximately $1.0 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger, expected in the quarter ending October 27, 1996. See "Unaudited Pro Forma Combined Condensed Financial Information" included elsewhere herein.

     Surrender of Certificates. Tylan General and Span anticipate that all Span Common Stock certificates will be exchanged for Tylan General Common Stock certificates (and cash in lieu of any fractional shares) at the Closing.

MARKET PRICE DATA

     The following table sets forth, for the fiscal quarters indicated, the range of high and low sales prices per share of Tylan General Common Stock as reported on the Nasdaq National Market under the symbol "TYGN."

                             QUARTERLY PERIOD                             HIGH       LOW
    -------------------------------------------------------------------  ------     ------
    Fiscal year ended October 31, 1995
      1st Quarter (from January 28, 1995)..............................  $10.25     $ 6.50
      2nd Quarter......................................................   16.50       9.12
      3rd Quarter......................................................   21.50      14.25
      4th Quarter......................................................   17.25      11.50
    Fiscal year ending October 31, 1996
      1st Quarter......................................................   17.00      11.25
      2nd Quarter......................................................   14.75       7.75
      3rd Quarter (through June 13, 1996)..............................   13.25       9.50

     There is no public trading market for the Span Common Stock. The last price at which shares of Span Common Stock were sold was $15.79 per share, as established by the Span Board.

     As of the Record Date, there were approximately      stockholders of record
of Tylan General Common Stock, as shown on the records of its transfer agent,
and   shareholders of record of Span Common Stock, as shown on the stock records of Span.

     Neither Tylan General nor Span has ever paid any cash dividends on its capital stock, and Tylan General anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Tylan General and Span are each parties to certain credit agreements that prohibit payment of dividends or distribution of assets.

     The following table sets forth the last reported sales prices of Tylan General Common Stock on the Nasdaq National Market on February 16, 1996, the last trading day prior to the joint public announcement by Tylan General and Span of the signing of the Plan of Reorganization, and on June 13, 1996, the most recent practicable trading day prior to the printing of this Prospectus/Joint Proxy Statement, and equivalent per share prices for Span Common Stock based on the Tylan General Common Stock prices:

                                                            TYLAN
                                                           GENERAL                SPAN
                                                         COMMON STOCK     COMMON EQUIVALENT(1)
                                                         ------------     --------------------
    February 16, 1996..................................    $ 13.50               $74.69
    June 13, 1996......................................    $ 10.125              $56.02

- ---------------
(1) Represents the price of the equivalent of one share of Span Common Stock calculated by multiplying the sales price of one share of Tylan General Common Stock by the Exchange Ratio of 5.53258.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below with respect to Tylan General's statements of income for each of the three years in the period ended October 31, 1995, and with respect to Tylan General's balance sheets at October 31, 1994 and 1995, are derived from the audited consolidated financial statements of Tylan General included elsewhere in this Prospectus/Joint Proxy Statement. The selected historical financial data set forth below with respect to Tylan General's statements of income for each of the two years in the period ended October 31, 1992 and with respect to Tylan General's balance sheets at October 31, 1991, 1992 and 1993 are derived from the audited consolidated financial statements of Tylan General not included in this Prospectus/Joint Proxy Statement. The selected historical financial data set forth below with respect to the statements of operations of Span, for each of the three years in the period ended August 31, 1995 and with respect to Span's balance sheets at August 31, 1994 and 1995, are derived from the audited consolidated financial statements of Span included elsewhere in this Prospectus/Joint Proxy Statement and are qualified by reference to such financial statements and the notes related thereto. The selected historical financial data set forth below with respect to the statements of operations of Span for each of the two years in the period ended August 31, 1992 and with respect to Span's balance sheets at August 31, 1991, 1992 and 1993 are derived from the audited consolidated financial statements of Span not included in this Prospectus/Joint Proxy Statement.

     The selected historical financial data for Tylan General for the six months ended April 30, 1995 and 1996 are derived from the unaudited consolidated financial statements included elsewhere in this Prospectus/Joint Proxy Statement. The selected historical financial data for Span for the six months ended April 30, 1995 and 1996 and the two months ended October 31, 1995 are derived from the unaudited consolidated financial statements included elsewhere in this Prospectus/Joint Proxy Statement. In each case, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments and the adjustments related to Span distributor inventory returns during the two months ended October 31, 1995 as described in Note (1) to the Span Selected Historical Financial Data, that such company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for Tylan General for the six months ended April 30, 1996 and for Span for the six months ended April 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

     The data set forth below are qualified by reference to, and should be read in conjunction with, financial statements and the notes related thereto.

                TYLAN GENERAL SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 SIX MONTHS
                                                                                                 ENDED APRIL
                                                   FISCAL YEAR ENDED OCTOBER 31,(1)                30,(2)
                                            -----------------------------------------------   -----------------
                                             1991      1992      1993      1994      1995      1995      1996
                                            -------   -------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF INCOME DATA:
Net sales.................................  $29,756   $30,611   $33,465   $48,079   $75,825   $33,531   $52,720
Cost of sales.............................   15,435    17,395    18,919    28,908    42,814    19,065    30,350
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit..............................   14,321    13,216    14,546    19,171    33,011    14,466    22,370
Operating expenses:
  Sales and marketing.....................    5,166     5,794     6,026     7,357    10,730     4,817     6,939
  General and administrative..............    4,893     4,626     3,873     4,677     7,080     3,364     4,443
  Research and development................    2,154     2,145     2,039     2,395     5,126     2,325     3,298
  Amortization, primarily goodwill........      482       514       354       399       489       239       184
                                            -------   -------   -------   -------   -------   -------   -------
Income from operations....................    1,626       137     2,254     4,343     9,586     3,721     7,506
Other income (expenses)-net...............     (896)      737      (650)   (1,281)     (879)      (95)      394
                                            -------   -------   -------   -------   -------   -------   -------
Income before incomes taxes...............      730       874     1,604     3,062     8,707     3,626     7,900
Provision for income taxes................      521       746       854       613     3,319     1,523     3,028
                                            -------   -------   -------   -------   -------   -------   -------
Income before extraordinary item and
  cumulative effect of change in
  accounting principle....................      209       128       750     2,449     5,388     2,103     4,872
Extraordinary item, net of income tax
  benefit.................................       --       (51)     (137)       --      (695)     (695)       --
Cumulative effect of change in accounting
  principle...............................       --        --       416        --        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
Net income(3).............................  $   209   $    77   $ 1,029   $ 2,449   $ 4,693   $ 1,408   $ 4,872
                                            =======   =======   =======   =======   =======   =======   =======
Earnings per share data:(4)
  Income before extraordinary item and
    cumulative effect of change in
    accounting principle..................                                   $.61     $1.04      $.45      $.72
  Net income..............................                                   $.61      $.90      $.30      $.72
  Weighted average common and common
    equivalent shares outstanding.........                                  4,000     5,189     4,660     6,726

                                                              OCTOBER 31,                      APRIL
                                            -----------------------------------------------     30,
                                             1991      1992      1993      1994      1995      1996
                                            -------   -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit).................  $  (377)  $ 1,872   $ 4,985   $ 8,034   $29,331   $30,072
Total assets..............................   19,041    19,286    22,578    27,513    58,841    67,559
Long-term obligations, net of current
  portion.................................    1,546     2,996     4,298     5,079     1,649     2,160
Stockholders' equity(5)...................    6,855     6,942     7,614    10,598    42,675    47,376

- ------------------------
(1) Tylan General's fiscal year is comprised of either 52 or 53 weeks and ends on the Sunday closest to October 31 each year. For convenience, Tylan General's fiscal year end has been presented as October 31 throughout this Prospectus/Joint Proxy Statement.

(2) Tylan General's first three fiscal quarters end on the Sunday closest to the last day of January, April and July, respectively. For convenience, the end of Tylan General's second fiscal quarter has been presented as the last day of such month throughout this Prospectus/Joint Proxy Statement.

(3) Net income for the year ended October 31, 1993 includes $416,000 as a result of the cumulative effect of a change in accounting principle adopted on November 1, 1992, and net income for the year ended October 31, 1994 includes $591,000 as a result of the reduction in the valuation allowance against deferred tax assets recorded in the second quarter. Net income for the year ended October 31, 1995 includes an extraordinary charge of $695,000, net of income tax benefit, as a result of the prepayment of certain indebtedness.

(4) Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period using the treasury stock method, and it assumes conversion of all outstanding convertible preferred stock and the exercise of all outstanding warrants. Stock options, convertible preferred stock and warrants are considered to be common stock equivalents. All shares of common stock and common stock equivalents issued within twelve months of an initial public offering at a price per share less than the offering price ($7.00) are considered to be outstanding for all periods presented, prior to the public offering, in the same manner as a stock split. Accordingly, all shares of common stock and common stock equivalents issued subsequent to January 1994 and prior to January 1995 at a price per share below $7.00 are considered to be outstanding for periods prior to January 1995.

(5) In February 1995, Tylan General completed its initial public offering resulting in net proceeds to Tylan General of $7.4 million. In October 1995, Tylan General completed a second public offering resulting in net proceeds to Tylan General of $18.5 million. The net proceeds from these offerings were used to repay outstanding indebtedness, to increase working capital and for general corporate purposes.

                    SPAN SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 TWO MONTHS
                                                                                   ENDED           SIX MONTHS
                                        FISCAL YEAR ENDED AUGUST 31,              OCTOBER        ENDED APRIL 30,
                               -----------------------------------------------      31,         -----------------
                                1991      1992      1993      1994      1995        1995         1995      1996
                               -------   -------   -------   -------   -------   ----------     -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales....................  $17,443   $17,053   $23,362   $27,293   $42,443    $  4,855(1)   $20,786   $23,156
Cost of sales................   10,838    10,465    14,073    17,041    26,676       2,862(1)    12,688    15,355
                               -------   -------   -------   -------   -------     -------      -------   -------
Gross profit.................    6,605     6,588     9,289    10,252    15,767       1,993        8,098     7,801
Operating expenses:
  Sales and marketing........    1,717     1,538     2,218     2,467     3,990         997        1,983     4,100
  General and
    administrative...........    2,456     2,662     3,046     4,401     7,129       1,172        3,156     3,807
  Research and development...    1,351     1,216     1,626     1,794     2,401         743        1,237     2,220
  Other amortization(2)......      439       122        32        28        33           4           12        16
                               -------   -------   -------   -------   -------     -------      -------   -------
         Total expenses......    5,963     5,538     6,922     8,690    13,553       2,916        6,388    10,143
                               -------   -------   -------   -------   -------     -------      -------   -------
Income (loss) from
  operations.................      642     1,050     2,367     1,562     2,214        (923)       1,710    (2,342)
Interest expense.............      715       722       677       755     1,168         250          607       888
Minority interest............       --        --        --        --        30          20            1        54
Other (income)
  expense -- net.............        2        73        17        (4)       47           9            6         7
                               -------   -------   -------   -------   -------     -------      -------   -------
Income (loss) before
  provision for (benefit
  from) income taxes.........      (75)      255     1,673       811       969      (1,202)       1,096    (3,291)
Provision for (benefit from)
  income taxes...............      (11)      112       625       310       430        (376)         486    (1,079)
                               -------   -------   -------   -------   -------     -------      -------   -------
Net income (loss)............  $   (64)  $   143   $ 1,048   $   501   $   539    $   (826)     $   610   $(2,212)
                               =======   =======   =======   =======   =======     =======      =======   =======
Net income (loss) per
  share......................  $  (.25)  $   .57   $  4.19   $  1.94   $  2.06    $  (3.14)     $  2.40   $ (8.37)
                               =======   =======   =======   =======   =======     =======      =======   =======

                                                 AUGUST 31,
                               -----------------------------------------------   APRIL 30,
                                1991      1992      1993      1994      1995        1996
                               -------   -------   -------   -------   -------   ----------
BALANCE SHEET DATA:
Working capital..............  $ 2,508   $ 2,465   $ 2,968   $ 2,689   $ 6,546    $  8,322
Total assets.................   10,023    11,623    13,384    17,009    27,860      34,615
Long-term obligations, net of
  current portion............    5,211     5,877     5,197     7,061    13,541      19,645
Shareholders' equity.........    2,377     2,413     3,424     3,915     4,372       1,353

- ---------------
(1) In October 1995, Span notified its distributors of its decision to discontinue selling semiconductor products through distributors and permitted distributors to return unsold inventory. Approximately $2.5 million of such inventory, sold in September and October 1995 prior to the notification, was returned, and sales of $2.5 million were reversed. See "Span Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Primarily amortization of goodwill, patents and trademarks and, for 1991 and 1992, covenants not to compete.

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected pro forma combined financial data are derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a pooling-of-interests and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in this Prospectus/Joint Proxy Statement. For purposes of the unaudited pro forma operating data, Tylan General's consolidated financial statements for the three fiscal years ended October 31, 1995 and for the six months ended April 30, 1995 and 1996 have been combined with the consolidated financial statements of Span for the three years ended August 31, 1995 and for the six months ended April 30, 1995 and 1996, respectively. No dividends have been declared or paid on Tylan General Common Stock or Span Common Stock.

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of future financial position or results of operations.

     For purposes of the unaudited pro forma combined balance sheet data, Tylan General's financial data at October 31, 1993, 1994 and 1995 and April 30, 1995 and 1996 have been combined with Span's financial data at August 31, 1993, 1994 and 1995 and April 30, 1995 and 1996, respectively.

                                                                                                       SIX MONTHS ENDED
                                                                  FISCAL YEAR ENDED OCTOBER 31,          APRIL 30,(1)
                                                                 --------------------------------     -------------------
                                                                  1993        1994         1995        1995        1996
                                                                 -------     -------     --------     -------     -------
CONSOLIDATED STATEMENT OF INCOME DATA:
Net sales......................................................  $56,827     $75,372     $118,268     $54,317     $75,421
Cost of sales..................................................   32,992      45,949       69,490      31,753      45,250
                                                                 -------     -------     --------     -------     -------
Gross profit...................................................   23,835      29,423       48,778      22,564      30,171
Operating expenses:
  Sales and marketing..........................................    8,244       9,824       14,720       6,800      10,356
  General and administrative...................................    6,919       9,078       14,209       6,520       8,850
  Research and development.....................................    3,665       4,189        7,527       3,562       5,518
  Amortization, primarily goodwill.............................      386         427          522         251         200
                                                                 -------     -------     --------     -------     -------
Income from operations.........................................    4,621       5,905       11,800       5,431       5,247
Other income (expenses) -- net.................................   (1,344)     (2,032)      (2,124)       (709)       (755)
                                                                 -------     -------     --------     -------     -------
Income before income taxes.....................................    3,277       3,873        9,676       4,722       4,492
Provision for income taxes.....................................   (1,479)       (923)      (3,749)     (2,009)     (1,949)
                                                                 -------     -------     --------     -------     -------
Income before extraordinary item and cumulative effect of
  change in accounting principle...............................  $ 1,798     $ 2,950     $  5,927     $ 2,713     $ 2,543
                                                                 =======     =======     ========     =======     =======
Earnings per share data:
  Income before extraordinary item and cumulative effect of
    change in accounting principle.............................                 $.54         $.89        $.44        $.31
  Weighted average common and common equivalent shares
    outstanding................................................                5,470        6,659       6,130       8,196

                                                                APRIL 30,
                                                                  1996
                                                                ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...............................................   $33,248
Total assets..................................................    92,474
Long term obligations, net of current portion.................    16,805
Stockholders' equity..........................................    46,070

- ---------------
See "Unaudited Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.

(1) The two-month period ended October 31, 1995 relating to Span is not included in the operating data as it will be presented as an adjustment to retained earnings in the combined financial statements due to the differing year-ends of Tylan General and Span.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Tylan General and Span and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis of accounting. This data should be read in conjunction with the selected financial data, the unaudited pro forma combined condensed financial information and the separate historical financial statements of Tylan General and Span and notes thereto, included elsewhere in this Prospectus/Joint Proxy Statement. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, Tylan General's financial data at October 31, 1993, 1994 and 1995 and April 30, 1995 and 1996 have been combined with Span's financial data at August 31, 1993, 1994 and 1995 and April 30, 1995 and 1996, respectively.

                                                 FISCAL YEAR ENDED OCTOBER       SIX MONTHS ENDED
                                                            31,                      APRIL 30,
                                                ----------------------------     -----------------
                                                 1993       1994       1995       1995       1996
                                                ------     ------     ------     ------     ------
HISTORICAL -- TYLAN GENERAL:
  Income before extraordinary item and
     cumulative effect of change in accounting
     principle per share......................             $  .61     $ 1.04     $  .45     $  .72
  Book value per share(1).....................             $ 3.67     $ 6.59     $ 4.04     $ 7.27
HISTORICAL -- SPAN:
  Net income (loss) per share.................  $ 4.19     $ 1.94     $ 2.06     $ 2.40     $(8.37)
  Book value per share(1).....................  $13.42     $15.03     $16.62     $17.63     $ 5.09
PRO FORMA COMBINED INCOME BEFORE EXTRAORDINARY
  ITEM AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE:
  Per Tylan General share.....................             $  .54     $  .89     $  .44     $  .31
  Equivalent per share of Span Common
     Stock(2).................................             $ 2.99     $ 4.92     $ 2.43     $ 1.72

                                                                                      APRIL 30,
                                                                                        1996
                                                                                      ---------
PRO FORMA COMBINED BOOK VALUE PER SHARE(3)(4):
  Per Tylan General share.........................................................     $  5.77
  Equivalent per share of Span Common Stock(2)....................................     $ 31.92

- ---------------
(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of Common Stock outstanding at the end of each period. For Tylan General's fiscal year ended October 31, 1994, the calculation assumes the conversion of all outstanding convertible preferred stock.

(2) The Span Equivalent pro forma combined per share amounts are calculated by multiplying the Tylan General combined pro forma per share amounts by an Exchange Ratio of 5.53258 per share of Span Common Stock.

(3) Tylan General and Span estimate they will incur direct transaction costs of approximately $1.0 million associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that, after the Merger, Tylan General will incur additional charges to operations, currently estimated to be between $2.5 million and $3.0 million, to reflect costs associated with integrating the two companies. The pro forma combined book value per share data give effect to estimated costs, resulting in a $2.3 million charge, which is the midpoint of the above ranges, after giving effect for the estimated tax benefit, as if such costs and charge had been incurred as of April 30, 1996. These costs and charge are not included in the pro forma income per share data. See "Unaudited Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.

(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Tylan General Common Stock or Span Common Stock outstanding at the end of the period.

                                  RISK FACTORS

     The following risk factors should be considered by holders of Tylan General Common Stock and Span Common Stock in evaluating whether to approve the Merger Proposal. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus/Joint Proxy Statement.

     The discussion in this Prospectus/Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Tylan General's, Span's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," "Tylan General Business," "Span Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Span Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

INTEGRATION OF OPERATIONS

     If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Tylan General expects to incur a charge in the fourth quarter of fiscal 1996, currently estimated to be between $3.5 million and $4.0 million, to reflect the combination of the two companies, including transaction and integration costs. This amount is a preliminary estimate only. There can be no assurance that Tylan General will not incur additional charges in the fourth quarter and subsequent quarters to reflect costs associated with the Merger.

FLUCTUATIONS IN OPERATING RESULTS

     Tylan General's and Span's quarterly and annual operating results are (and those of the combined company after the consummation of the Merger will be) affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including factors pertaining to (i) customer demand, such as general economic conditions in the semiconductor industry, market acceptance of the products of both Tylan General and Span as well as the products of their respective customers, changes in product mix and the timing, cancellation or delay of customer orders; (ii) competition, such as competitive pressures on prices of Tylan General's and Span's products, the introduction or announcement of new products by competitors and intellectual property rights of third parties; (iii) manufacturing and operations, such as fluctuations in manufacturing yields, availability and cost of production capacity and raw materials, inventory obsolescence and inventory management; (iv) fluctuations in foreign currency exchange rates; (v) new product development, such as increased research, development and marketing expenses associated with new product introductions, Tylan General's and Span's ability to introduce new products and technologies on a timely basis and the amount and timing of recognition of non-recurring development revenue; (vi) sales and marketing, such as concentration of customers, discounts that may be granted to certain customers and product returns and exchanges; and (vii) the current and potential future dependence on Tylan General's and Span's existing product lines, as well as other factors, such as levels of expenses relative to revenue levels, personnel changes and generally prevailing economic conditions.

     Tylan General's and Span's products typically have a lengthy sales cycle during which Tylan General and Span may expend substantial funds and management effort. Any delay or failure to receive anticipated orders, or any deferrals or cancellations of existing orders, could have a material adverse effect on the combined company's business, financial condition and results of operations. Continued investments in research, development and engineering and the further development of the combined company's manufacturing, sales and service organization will result in fixed costs that the combined company will not be able to reduce rapidly if its revenue goals for a particular period are not met. Tylan General's and Span's backlogs at the beginning of a quarter do not include all sales required to achieve their respective revenue goals for that quarter. Consequently, Tylan General and Span are (and the combined company will be) dependent on obtaining orders for shipment in a particular quarter to achieve their respective revenue goals for that quarter. See "-- Market Acceptance," "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," "Span Management's Discussion and Analysis of Financial Condition and Results of Operations," "Tylan General Business" and "Span Business."

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

     Tylan General's business depends (and the combined company's business will depend) substantially upon the capital expenditures of integrated circuit ("IC") manufacturers, which in turn depend upon the demand for ICs and products utilizing ICs. Sales to semiconductor capital equipment suppliers ("equipment suppliers") and IC manufacturers accounted for a substantial majority of Tylan General's net sales in fiscal 1995 and in the first six months of fiscal 1996 and substantially all of Tylan General's growth in net sales in recent years. Tylan General anticipates that sales to such customers will continue to account for a substantial majority of its sales. The semiconductor industry is highly cyclical and historically has experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including the products manufactured by Tylan General. In 1991 and 1992, the semiconductor capital equipment industry and Tylan General were materially and adversely impacted by decreased demand for semiconductor capital equipment. In the past four years, the IC industry has experienced significant growth which in turn has resulted in significant growth in the semiconductor capital equipment industry. Tylan General believes that the rate of growth in the IC industry will deteriorate, and there can be no assurance that demand for ICs and products utilizing ICs will not decline or that the supply of ICs will not outpace demand. Tylan General does not expect to be able to sustain in the future the rate of growth in revenues that it experienced for fiscal 1995 or in the first six months of fiscal 1996. Tylan General anticipates that a significant portion of new orders for the combined company's products will depend upon demand from IC manufacturers building or expanding large fabrication facilities, and there can be no assurance that such demand will exist. In recent months, several IC manufacturers have delayed or cancelled planned capacity expansions as the supply of ICs from existing sources has outpaced the demand for ICs. Such delays have resulted in rescheduling of some significant orders for Tylan General's products. Tylan General expects that existing conditions of oversupply in the IC market will continue, resulting in further delays and cancellation of orders for the Company's products. In June 1996, Tylan General laid off 40 manufacturing employees at its Rancho Dominguez facility, 33 of whom had been hired by Tylan General on a temporary basis, in response to weakening demand for mass flow control products. A further weakening of demand for semiconductor capital equipment, as well as downturns or slowdowns in the IC market, will have a material adverse effect on the combined company's business, financial condition and results of operations. Moreover, the combined company's need to continue to invest in research and development, marketing and customer service and support capabilities will limit its ability to reduce expenses in response to such downturns or slowdowns. See "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Span Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET ACCEPTANCE

     Tylan General believes that the future success of the combined company will depend, in part, on the combined company's ability to maintain and increase the acceptance of its products in the market. Because a substantial investment is required by IC manufacturers to install and integrate capital equipment into an IC production line, Tylan General believes that IC manufacturers choose equipment suppliers based on cost of ownership, past relationships, product compatibility, perceptions regarding a supplier's ability to continue to manufacture and support its products and other factors. Tylan General also believes that equipment suppliers choose component suppliers based on similar factors. It has generally been Tylan General's experience that once a component supplier has been chosen for a specific application or system, an equipment supplier or IC manufacturer will continue to use or nominate such component supplier's products for that application or system and will frequently consolidate other component requirements with the same supplier. For this reason, equipment suppliers and IC manufacturers may develop strong ties with particular component suppliers. Consequently, it will be difficult for the combined company to sell products to potential customers that have established relationships with other component suppliers, and the combined company's ability to obtain orders will depend, in part, upon potential customers undertaking an evaluation for new equipment. Most potential customers conduct such evaluations infrequently. As a result, there can be no assurance that the combined company will be able to maintain or increase the market acceptance of its products.

     Sales of mass flow controllers to U.S.-based customers have accounted for a substantial portion of Tylan General's net sales in recent years. Equipment suppliers typically build their products using a preferred standard set of components. In cases where Tylan General's products are not the standard, Tylan General's ability to sell its products on such equipment is dependent upon specifications or "nominations" in which the end-user IC manufacturers that purchase such equipment specify to the equipment supplier that Tylan General's products be used on such equipment. Tylan General has experienced fluctuations in the number and size of nominations that it has been awarded from period to period. There can be no assurance that the combined company will be able to sustain or increase past levels of end-user nominations or that new orders will not decline in the future.

     Tylan General is attempting to develop a market for its ultraclean gas panels, including the Intelligent Gas Panel, all of which are significantly more sophisticated and expensive than previous-generation gas panels that equipment suppliers have manufactured internally or relied on small local vendors to supply. The development of the market for ultraclean gas panels may be limited if equipment suppliers continue to manufacture gas panels internally. In addition, to effectively incorporate the Intelligent Gas Panel on a process tool, the supplier of such tool or the end user must modify the tool's internal software to permit communication with the Intelligent Gas Panel's software. There can be no assurance that a sufficient number of equipment suppliers or end users will modify such software to permit significant market acceptance of the Intelligent Gas Panel. There also can be no assurance whether or to what extent the combined company will be able to sell its gas panels or its other products to new customers, maintain its relationships with existing customers or gain broader acceptance of its products in the market. See "-- Competition" and "Tylan General Business -- Products."

NEW PRODUCTS AND PRODUCT ENHANCEMENTS

     Tylan General believes that the future success of the combined company will depend, in part, on the combined company's ability to develop and manufacture new products and product enhancements. The markets in which Tylan General and Span compete are characterized by evolving industry standards and frequent improvements in products and services. To compete effectively in such markets, Tylan General and Span must continually improve their respective products and technologies and develop new technologies and products that compete effectively on the basis of price and performance and that adequately address customer requirements. The markets in which Tylan General's and Span's customers compete are characterized by rapidly changing technology and emerging industry standards. To compete effectively, Tylan General and Span must adapt their respective products to meet these technological changes and to support such standards. There can be no assurance that the combined company will be able to improve its existing products or technologies or develop new products or technologies. Even if the combined company is able to develop new or enhanced products, there can be no assurance such products will be cost-effective or introduced in a timely manner. Failure of the combined company to develop or introduce new products or product enhancements in a timely manner will have a material adverse effect on the combined company's business, financial condition and results of operations. Moreover, the introduction of new products has in the past contributed to fluctuations in quarterly operating results. Tylan General believes that the introduction of new products in the future may result in fluctuations in quarterly operating results due to manufacturing, engineering and marketing costs associated with introducing new products. In addition, Tylan General has experienced a trend in the sales of its flow products in which the newer, more costly products that have lower gross margins than older products are accounting for an increasing portion of the flow products sold by Tylan General. New Tylan General products have in the past required new and untested manufacturing procedures that have resulted in higher manufacturing expenses, lower gross margins, product shipping delays and product quality problems. There can be no assurance that new products introduced by the combined company in the future will not have similar or more adverse impacts. If new products have reliability or quality problems, then reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense may result. See "Tylan General
Business -- Products" and "Tylan General Business -- Research, Development and Engineering."

COMPETITION

     In each of the markets that they serve, Tylan General and Span face substantial competition. In addition, Tylan General anticipates that the combined company may face substantial competition in the future from new entrants in its markets. Some of these existing and potential competitors have substantially greater financial, engineering, manufacturing or marketing resources than the combined company. Tylan General competes with a number of companies in its mass flow controller markets and with other companies, including MKS Instruments, in its pressure products markets. Competitors of Tylan General and Span have developed and marketed products having similar design and functionality to Tylan General's and Span's products. The combined company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. To the extent the combined company's products do not achieve performance or other advantages over products offered by competitors, the combined company is likely to experience greater price competition or loss of market share with respect to such products which could have a material adverse effect on the combined company's business, financial condition and results of operations. From time to time, Tylan General and Span have experienced declines in prices for some of their respective products that materially and adversely affected their respective gross margin, primarily as a result of negotiated price reductions related to volume purchase arrangements. Tylan General believes that worldwide competitive pressures in the combined company's markets could result in declines in the prices of its products in the future. Declines in the selling prices of the combined company's products, if not offset by reductions in the cost of producing such products and increased unit volume sales, or by sales of products with higher gross margins, could have a material adverse effect on the combined company's business, financial condition and results of operations. To compete successfully, the combined company must make a high level of investment in its engineering, research and development, marketing and customer service and support activities. There can be no assurance that the combined company will have sufficient resources to make such investments or that the combined company will be able to make the technological advances demanded by its markets. With respect to the manufacture of pressure products in its San Diego facility and gas panels in its Austin facility, Tylan General is presently pursuing ISO 9000 certification, an international quality standard for manufacturing operations. Tylan General believes that such certification may be important for the combined company to compete for orders from certain customers or for certain applications of its products. There can be no assurance that the combined company will be able to obtain such certification for the manufacture of those products. See "-- Market Acceptance," "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," "Span Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Tylan General
Business -- Competition."

MANAGEMENT OF GROWTH AND GLOBAL OPERATIONS

     Tylan General and Span have each undergone a period of rapid growth, and Tylan General has undergone expansion of its worldwide organization. The difficulty of managing a rapidly growing and globally dispersed organization has strained Tylan General's and Span's management, manufacturing and human resources. Continued expansion by the combined company may further strain such resources and the ability of materials suppliers and other third parties on which Tylan General and Span are dependent. In the past, Tylan General and Span have each experienced delays in shipping products due to capacity constraints and delays in receiving materials from vendors. Any failure on the part of the combined company to manage its dispersed organization or expand in an efficient manner, or any failure on the part of the combined company's suppliers or other third parties to meet the combined company's needs, could have a material adverse effect on its business, financial condition and results of operations. Moreover, there can be no assurance that the combined company's systems, procedures and controls will be adequate to support its organization and operations. In June 1996, Tylan General moved into a manufacturing facility near its existing plant in San Diego. Such move could be disruptive and could have a material adverse effect on the combined company's business, financial condition and results of operations. See "Tylan General
Business -- Manufacturing," "Tylan General Business -- Facilities," "Tylan General Management" and "Span Management."

DEPENDENCE ON KEY CUSTOMERS

     Sales of Tylan General's products are becoming increasingly concentrated with a small number of customers. Sales to Tylan General's ten largest customers in fiscal 1993, 1994, 1995 and the six months ended April 30, 1996 were 42.1%, 49.7%, 56.4% and 59.2% of net sales, respectively, and sales to Lam Research Corporation alone accounted for 18.1%, 18.9%, 20.0% and 25.1% of net sales in fiscal 1993, 1994, 1995 and the six months ended April 30, 1996, respectively. Tylan General expects that sales of the combined company's products to relatively few customers will continue to account for a high percentage of its net sales. None of Tylan General's customers has entered into a long-term agreement requiring it to purchase Tylan General's products. The loss of a significant customer or any reduction in orders from any significant customer, including reductions due to changes in customer buying patterns, market, economic or competitive conditions in the IC industry or in the industries that manufacture products utilizing ICs, would have a material adverse effect on the combined company's business, financial condition and results of operations. See "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," "Tylan General Business -- Sales, Service and Marketing" and "Tylan General Business -- Customers."

JAPANESE MASS FLOW CONTROL MARKET

     Tylan General believes that the combined company's future success will depend, in part, on its ability to increase its penetration of the Asian mass flow control market, particularly Japan. The Japanese IC market (including fabrication plants operating outside of Japan by Japanese IC manufacturers) represents a substantial percentage of worldwide IC manufacturing capacity and has been difficult for non-Japanese companies to penetrate. In particular, Tylan General has not been able to significantly penetrate the Japanese market for mass flow controllers. In addressing the Japanese mass flow control market, Tylan General is at a competitive disadvantage compared to Japanese suppliers, many of which have long-standing collaborative relationships with Japanese IC manufacturers and their equipment suppliers. The combined company's ability to penetrate this market successfully will depend upon its ability to overcome its competitive disadvantages, the general economic and specific IC industry conditions in Japan, the existence of free trade between Japan and the United States in this industry, the ability of the combined company to develop in a timely manner products that meet the technical requirements of Japanese customers, the combined company's ability to develop satisfactory relationships with leading companies in the Japanese IC industry and other factors. There can be no assurance that the combined company will be able to increase its penetration of the Japanese mass flow control market. See "Tylan General Business -- Sales, Service and Marketing."

INTERNATIONAL SALES

     International sales accounted for 41.4%, 38.9%, 33.8% and 32.7% of Tylan General's net sales in fiscal 1993, 1994, 1995 and the six months ended April 30, 1996, respectively; international sales accounted for 15.7%, 12.6%, 14.4% and 14.3% of Span's net sales in its fiscal 1993, 1994, 1995 and the six months ended April 30, 1996, respectively. Tylan General anticipates that international sales will continue to account for a significant portion of the combined company's net sales. International sales are subject to certain risks that could materially and adversely affect the combined company's results of operations or financial position, including: difficulties in staffing and managing foreign subsidiary operations; exchange rate fluctuations; tariffs, import restrictions and other barriers; unexpected changes in regulatory requirements; political and economic instability; difficulties in collection of accounts receivable; extended payment terms; and potentially adverse tax consequences. A significant portion of Tylan General's and Span's sales to U.S.-based equipment suppliers are incorporated into systems delivered outside the United States, and these risks also apply to those sales. Tylan General's and Span's international sales are also subject to certain governmental restrictions, including the Export Administration Act and the regulations promulgated thereunder. There can be no assurance that these factors will not have a material adverse effect on the combined company's business, financial condition and results of operations in the future or require the combined company to modify its business practices. In fiscal 1995, Tylan General recognized a foreign exchange gain resulting primarily from an increase in the value of the Japanese yen versus the U.S. dollar. There can be no assurance that the combined company will benefit from changes in foreign exchange rates in the future or that the combined company will not suffer losses from changes in foreign exchange rates in the future. In addition, the laws of certain foreign countries may not protect Tylan General's or Span's intellectual property rights to the same extent as do the laws of the United States. See "Tylan General Business -- Sales, Service and Marketing."

     In October 1995, Span and Tylan General entered into a strategic sales alliance pursuant to which Tylan General agreed to support Span's semiconductor sales and service activities and Span agreed to pay Tylan General certain fees and reimburse Tylan General's expenses in providing such support. The strategic sales alliance agreement provides that either party may terminate it for any reason after two years upon one year's advance notice to the other party, and either party may terminate the agreement at any time upon a material breach that is not cured within 30 days of notice of the breach. Span subsequently terminated substantially all of its then existing semiconductor distributor relationships and began to sell semiconductor products directly to equipment suppliers and to IC manufacturers in the United States. In November 1995, Span and certain of Tylan General's foreign subsidiaries entered into international distributor agreements pursuant to which such subsidiaries agreed to distribute Span's products in certain foreign markets. Each of the international distributor agreements is terminable upon 30 days advance notice. Despite the transition in the foreign distribution arrangements of Span's products, Span's international sales grew by 11.4% from $3.0 million during the six months ended April 30, 1995 to $3.3 million during the six months ended April 30, 1996. There can be no assurance that Span's international sales will remain at the levels that existed prior to the termination of the former international distributor relationships or that such sales will achieve any particular level. Failure of the combined company to achieve comparable international sales with respect to the Span product offering as existed prior to the termination of the former international distributor relationships could have a material adverse effect on the combined company's business, financial condition and results of operations. Should the Merger fail to occur, there can be no assurance that either Tylan General or Span will continue the strategic sales alliance beyond its initial term or that the international distribution agreements will not be terminated.

SINGLE OR LIMITED SOURCES OF SUPPLY

     Tylan General and Span rely to a substantial extent on outside vendors to manufacture many of their components and subassemblies, some of which are obtained from a single qualified source or a limited group of suppliers. Tylan General's and Span's reliance on outside vendors generally, and on a single qualified source or a limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over quality, pricing and timing of delivery of components. In the past, Tylan General and Span have experienced delays in receiving materials from vendors. Because the manufacture of certain of these components and subassemblies is specialized and requires long lead times, there can be no assurance that delays or shortages caused by vendors will not reoccur. As equipment suppliers and IC manufacturers strive for higher throughput, improved yields and system reliability, the performance and quality standards for capital equipment components will increase rapidly. As a result, Tylan General and Span must produce higher performing and higher quality products and demand the same from their vendors. Any inability to obtain adequate deliveries, or any other circumstance that would require the combined company to seek alternative sources of supply or to manufacture such components internally, could delay shipment of the combined company's products, increase its cost of goods sold and have a material adverse effect on the combined company's business, financial condition and results of operations. There can be no assurance that the combined company's vendors will be able to meet standards established by the combined company from time to time, and this may result in the disqualification of such vendors. See "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations,"

"Span Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Tylan General Business -- Manufacturing."

DEPENDENCE ON KEY PERSONNEL

     The combined company's success will depend to a large extent upon the efforts and abilities of a number of key employees, including David J. Ferran, Chairman of the Board, President and Chief Executive Officer of Tylan General and Don E. Whitson, Chief Executive Officer of Span who will become Vice Chairman and Chief Administrative Officer of the combined company. The loss of any of the combined company's key employees, including either Mr. Ferran or Mr. Whitson, could have a material adverse effect on the combined company's business, financial condition and results of operations. The combined company will not have employment agreements with any management personnel, including Mr. Ferran and Mr. Whitson, that are not terminable at will by such persons, nor will the combined company carry any key person life insurance on its executive officers. Tylan General believes that the future success of the combined company will depend, in part, on its ability to attract and retain highly skilled technical, financial, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the combined company will be successful in attracting and retaining such personnel. See "Tylan General Management" and "Span Management."

INTELLECTUAL PROPERTY

     Although both Tylan General and Span currently hold a number of U.S. and foreign patents, both companies believe that patents are of less significance in their industry than such factors as continued innovation, technical expertise and know-how of personnel and other factors. Tylan General believes that its competitors have been able and will continue to circumvent many of Tylan General's patents. There can be no assurance that the combined company will be able to protect its technology. To the extent the combined company wishes to assert its patent rights, there can be no assurance that any patents issued to the combined company will not be challenged, invalidated or circumvented, that any rights granted thereunder will provide adequate protection to the combined company, or that the combined company will have sufficient resources to prosecute its rights.

     Although there are no pending lawsuits against Tylan General or Span regarding infringement of any existing patents or other intellectual property rights, Tylan General from time to time receives letters from third parties, including some of its competitors, alleging infringement of such parties' patent rights by Tylan General's products. There can be no assurance that the combined company would prevail in any litigation seeking damages or expenses from the combined company or seeking to enjoin the combined company from selling its products on the basis of any alleged infringement, or that the combined company would be able to license any valid or infringed patent on reasonable terms, if at all. The combined company's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how could have a material adverse effect on the combined company's business, financial condition and results of operations. Adverse determinations in any litigation could subject the combined company to significant liabilities to third parties, require the combined company to seek licenses from third parties and prevent the combined company from manufacturing and selling its products. Any of these situations could have a material adverse effect on the combined company. See "-- Market Acceptance," "-- Competition" and "Tylan General Business -- Intellectual Property."

ENVIRONMENTAL REGULATIONS

     Tylan General and Span are subject to a variety of federal, state and local laws, rules and regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in their operations. Public attention has increasingly been focused on the environmental impact of operations that use hazardous materials. Failure to comply with present or future regulations could result in substantial liability to Tylan General and Span, suspension or cessation of Tylan General's and/or Span's operations, restrictions on Tylan General's and Span's ability to expand at its present locations or requirements for the acquisition of significant equipment or the incurrence of other significant expense. See "Tylan General Business -- Manufacturing."

FUTURE CAPITAL NEEDS

     Tylan General believes that existing sources of liquidity and anticipated funds from operations will satisfy the combined company's projected working capital and other cash requirements for at least the next 12 months. However, there can be no assurance that such sources will be sufficient to fund the combined company's activities. To the extent that existing capital resources and anticipated funds from operations are insufficient to fund the combined company's activities, it may be necessary to raise additional funds. Additional funds, if any, may possibly be raised through public and private financings, including equity financings. There can be no assurance that additional financing will be available to the combined company on acceptable terms, if at all. See "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ANTITAKEOVER PROVISIONS

     Certain provisions of the Tylan General Certificate and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of Tylan General. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Tylan General Common Stock. Such provisions may also inhibit increases in the market price of the Tylan General Common Stock that could result from takeover attempts. In addition, the Tylan General Board, without further stockholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control of the combined company. The issuance of preferred stock could also adversely affect the voting power of the holders of Tylan General Common Stock, including the loss of voting control to others. Tylan General has no present plans to issue any preferred stock. See "Description of Tylan General Common Stock -- Delaware Law and Certain Charter Provisions."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of Tylan General Common Stock is subject to significant fluctuations in response to Tylan General's operating results and other factors, including: announcements of developments related to Tylan General's business; fluctuation in Tylan General's order levels; general conditions in the IC industry or the worldwide economy; announcements of technological innovations; new products or product enhancements by Tylan General or its competitors; developments in patents or other intellectual property rights; and developments in Tylan General's relationships with its customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price fluctuations that have often been unrelated to the operating performance of affected companies. Consequently, the market price of the Tylan General Common Stock may vary from the price on the date hereof, or on the dates on which Tylan General stockholders and Span shareholders vote on the Merger Proposal, as a result of changes in the business, operations, financial results and prospects of Tylan General or Span, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. The Exchange Ratio will not be adjusted to reflect fluctuations in the market price of Tylan General Common Stock. As a result, there can be no assurance as to the fair market value of the Merger Consideration upon the consummation of the Merger.

ADDITIONAL SHARES TO BE ISSUED BY TYLAN GENERAL; SHARES ELIGIBLE FOR FUTURE SALE

     As a result of the Merger, it is anticipated that Tylan General will issue approximately 1,470,000 shares of Tylan General Common Stock. In general, the shares will be eligible for sale in the public market following the Merger, subject to certain volume and other resale limitations for affiliates of Span or Tylan General, pursuant to Rules 144 and/or 145 under the Securities Act and to agreements not to sell to the extent required to cause the Merger to be accounted for as a pooling-of-interests. See "The Merger and Related Transactions -- Affiliate Agreements." An aggregate of approximately 1,325,308 of the shares issued in the Merger will be beneficially owned by persons who may be deemed to be affiliates of Span and, therefore, subject to such limitations. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the market price of Tylan General Common Stock.

                           THE TYLAN GENERAL MEETING

DATE, TIME AND PLACE OF MEETING

     The Tylan General Meeting will be held on Wednesday, September 4, 1996 at 8:00 a.m., local time, at Tylan General's offices at 15330 Avenue of Science, San Diego, California. Tylan General intends to mail this Prospectus/Joint Proxy Statement and accompanying proxy on or about August 7, 1996, to all Tylan General stockholders entitled to vote at the Tylan General Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Tylan General Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Tylan General Meeting. As of the close of business on the Record Date, there were shares of Tylan General Common Stock outstanding and entitled to vote,
held of record by approximately      stockholders. Each Tylan General
stockholder is entitled to one vote for each share of Tylan General Common Stock held as of the Record Date.

VOTING OF PROXIES

     The Tylan General proxy accompanying this Prospectus/Joint Proxy Statement is solicited on behalf of the Tylan General Board for use at the Tylan General Meeting and at any adjournment or postponement thereof. Tylan General stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Tylan General Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal and the other proposals submitted to the Tylan General stockholders, each as unanimously recommended by the Tylan General Board, as indicated herein. The Tylan General Board is not currently aware of any business to be brought before the Tylan General Meeting other than the specific proposals referred to in this Prospectus/Joint Proxy Statement and specified in the accompanying notice of the Tylan General Meeting. As to any other business that may properly come before the Tylan General Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

     A Tylan General stockholder who has given a proxy may revoke it at any time before it is exercised at the Tylan General Meeting by (i) delivering to the Secretary of Tylan General (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Tylan General Meeting or (iii) attending the Tylan General Meeting and voting in person (although attendance at the Tylan General Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Tylan General Common Stock present in person or represented by proxy and entitled to vote on the proposals at the Tylan General Meeting. As a group, all executive officers and directors of Tylan
General and their respective affiliates beneficially owned           shares, or
approximately    %, of the Tylan General Common Stock outstanding on the Record
Date.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of a majority of the shares of Tylan General Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Tylan General Meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will not be counted for any purpose in determining whether any of the proposals have been approved.

SOLICITATION OF PROXIES AND EXPENSES

     Tylan General will bear the entire cost of the solicitation of proxies of Tylan General stockholders, including printing, assembly and mailing of this Prospectus/Joint Proxy Statement, the proxy and any additional information furnished to its stockholders. Tylan General has engaged the firm of Georgeson & Company Inc. to assist it in the distribution and solicitation of proxies and has agreed to pay Georgeson & Company Inc. a fee of $6,000 plus expenses for its services. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Tylan General's Common Stock beneficially owned by others to forward to such beneficial owners. Tylan General may reimburse persons representing beneficial owners of Tylan General Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other regular employees of Tylan General and by Georgeson & Company Inc. No additional compensation will be paid to directors, officers and other regular employees for such services.

BOARD RECOMMENDATION

     THE TYLAN GENERAL BOARD UNANIMOUSLY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF TYLAN GENERAL AND ITS STOCKHOLDERS. THE TYLAN GENERAL BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                                THE SPAN MEETING

DATE, TIME AND PLACE OF MEETING

     The Span Meeting will be held on Wednesday, September 4, 1996 at 8:00 a.m., local time, at 2201 Avenue K, Plano, Texas. Span intends to mail this Prospectus/Joint Proxy Statement and accompanying proxy on or about August 7, 1996, to all Span shareholders entitled to vote at the Span Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Span Common Stock at the close of business on July 8, 1996, the Record Date, are entitled to notice of and to vote at the Span Meeting. As of the close of business on the Record Date, there were shares of Span Common Stock outstanding and entitled to vote, held of record by shareholders. Each Span shareholder is entitled to one vote for each share of Span Common Stock held as of the Record Date.

VOTING OF PROXIES

     The Span proxy accompanying this Prospectus/Joint Proxy Statement is solicited on behalf of the Span Board for use at the Span Meeting and at any adjournment or postponement thereof. Span shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Span Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Proposal recommended by the Span Board as indicated herein. Submission of an unmarked proxy that is voted at the meeting would constitute a waiver of dissenters' rights under the Texas Law. The Span Board is not currently aware of any business to be brought before the Span Meeting other than the Merger Proposal described in this Prospectus/Joint Proxy Statement and specified in the notice of the Span Meeting. As to any other business that may properly come before the Span Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

     A Span shareholder who has given a proxy may revoke it at any time before it is exercised at the Span Meeting by (i) delivering to the Secretary of Span (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Span Meeting or (iii) attending the Span Meeting and voting in person (although attendance at the Span Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of Span Common Stock outstanding on the Record Date. As a group, all executive officers and directors of Span and their
respective affiliates beneficially owned           shares, or approximately
   %, of the Span Common Stock outstanding as of the Record Date.

QUORUM; ABSTENTIONS

     The presence, in person or by proxy, of a majority of the shares of Span Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Span Meeting. Abstentions will be included in determining whether a quorum is present and will have the same effect as a vote against the Merger Proposal.

SOLICITATION OF PROXIES AND EXPENSES

     Span will bear the entire cost of the solicitation of proxies of Span shareholders, including mailing of this Prospectus/Joint Proxy Statement, the proxy and any additional information furnished to its shareholders, except that Tylan General will pay the fees and expenses, other than attorneys' fees, incurred in connection with printing and filing of this Prospectus/Joint Proxy Statement. Span will pay its own professional fees incurred in connection with preparation of this Prospectus/Joint Proxy Statement. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other regular employees of Span. No additional compensation will be paid to directors, officers and other regular employees for such services.

BOARD RECOMMENDATION

     THE SPAN BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SPAN AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

             CERTIFICATES REPRESENTING SHARES OF SPAN COMMON STOCK
                 SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF
                            TRANSMITTAL IS RECEIVED

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     This section of the Prospectus/Joint Proxy Statement describes certain aspects of the proposed Merger. The Plan of Reorganization provides for the merger of Tylan General Sub, a newly formed, wholly owned Delaware subsidiary of Tylan General, with and into Span. The discussion in this Prospectus/Joint Proxy Statement of the Merger and the description of the principal terms of the Plan of Reorganization are accurate in all material respects but do not purport to be complete and are subject to and qualified in their entirety by reference to the Plan of Reorganization, a copy of which is attached to this Prospectus/Joint Proxy Statement as Appendix A and incorporated herein by reference. All Tylan General stockholders and Span shareholders are urged to read the Plan of Reorganization in its entirety.

EFFECTS OF THE MERGER

  General

     The Merger will be consummated promptly following approval of the Merger Proposal by the Tylan General stockholders and the Span shareholders and the satisfaction or waiver of all other conditions to consummation of the Merger. The Merger will become effective on the last to occur of (i) the date the Texas Articles of Merger are duly filed with the Texas Secretary of State, (ii) the date the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or (iii) such later date as may be specified in the Texas Articles of Merger and Delaware Certificate of Merger (the "Effective Date"). On the Effective Date, Tylan General Sub will merge with and into Span, with the result that Span will be the Surviving Subsidiary in the Merger and will be wholly owned by Tylan General. As described below, the shareholders of Span will become stockholders of Tylan General, and their rights will be governed by the Tylan General Certificate and the Tylan General Bylaws. See "Comparison of Rights of Tylan General Stockholders and Span Shareholders."

     There will be no change in the current Tylan General Board and officers of Tylan General as a result of the Merger, except that Don E. Whitson, currently the Chief Executive Officer and a director of Span, is expected to become the Vice Chairman and Chief Administrative Officer and a director of Tylan General. On the Effective Date, the officers of Span (as the Surviving Subsidiary) will be Don E. Whitson, Leo E. Whitson, George A. Yurch, John Jul and Brian R. Day, and the directors of Span will be David J. Ferran, Don E. Whitson and David L. Stone.

  Operations of the Combined Company Following the Merger

     If the combined company is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will present a significant challenge to the management of the combined company. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of the combined company. Subsequent to the Merger, Tylan General expects to incur a charge in the fourth quarter of fiscal 1996, currently estimated to be between $3.5 million and $4.0 million, to reflect the combination of the two companies, including transaction and integration costs. This amount is a preliminary estimate only. There can be no assurance that Tylan General will not incur additional charges in the fourth quarter and subsequent quarters to reflect costs associated with the Merger.

  Conversion of Shares

     Exchange Ratio. On the Effective Date, each then outstanding share of Span Common Stock, other than Dissenting Shares, will automatically, without any action on the part of any holder of Span Common Stock, be converted into 5.53258 shares of Tylan General Common Stock.

     Provided there are no Dissenting Shares, an aggregate of 1,470,000 shares of Tylan General Common Stock will be issued in the Merger, and the former holders of Span Common Stock will own shares of Tylan General Common Stock
representing approximately      % of the shares of Tylan General Common Stock to
be outstanding immediately after consummation of the Merger (calculated on the
basis of           shares of Tylan General Common Stock outstanding as of the
Record Date, plus the Merger Consideration of 1,470,000 shares to be issued in the Merger).

     Fractional Shares. No fractional shares of Tylan General Common Stock will be issued in the Merger. Instead, each Span shareholder who would otherwise be entitled to receive a fraction of a share of Tylan General Common Stock will receive an amount in cash (without interest) determined by multiplying such fraction by the closing price of Tylan General Common Stock as reported on the Nasdaq National Market on the last trading date immediately preceding the Effective Date. Tylan General intends to use its current cash resources to fund the payments for fractional shares.

BACKGROUND OF THE MERGER

     Business relationships between Tylan General and Span began in February 1994 when Tylan General selected Span's transducers for inclusion in Tylan General's line of ultraclean gas panels.

     In October 1995, Span and Tylan General entered into a strategic sales alliance pursuant to which Tylan General agreed to support Span's semiconductor sales and service activities and Span agreed to pay Tylan General certain fees and reimburse Tylan General's expenses in providing such support. The strategic sales alliance agreement provides that either party may terminate it for any reason after two years upon one year's advance notice to the other party, and either party may terminate the agreement at any time upon a material breach that is not cured within 30 days of notice of the breach. Span subsequently terminated substantially all of its then existing semiconductor distributor relationships and began to sell semiconductor products directly to equipment suppliers and to IC manufacturers in the United States. In November 1995, Span and certain of Tylan General's foreign subsidiaries entered into international distributor agreements pursuant to which such subsidiaries agreed to distribute Span's products in certain foreign markets. Each of the international distributor agreements is terminable upon 30 days advance notice.

     In November 1995, the Chief Executive Officers of Tylan General and Span concluded that a business combination was of sufficient interest that detailed financial information concerning the two companies and their respective businesses should be exchanged and evaluated. The Tylan General Board discussed the potential advantages and disadvantages of a business combination of the two companies at two special meetings in November 1995 and held its regular meeting in December 1995 at Span's executive offices in Plano, Texas where the directors were able to tour Span's facilities and hear presentations by the Span management team. In January 1996, Tylan General and Span reached agreement on the structure and significant terms of the proposed combination, including the number of Tylan General shares to be exchanged for all of the outstanding shares of Span capital stock, subject to the completion of definitive documentation and the approval of the Tylan General Board and of the Span Board.

     On February 1, 1996, the Span Board held a meeting for the purpose of approving the final terms of the Plan of Reorganization. After full discussion, the Span Board unanimously determined that the Merger was in the best interests of Span and its shareholders, approved the Plan of Reorganization and recommended that the Plan of Reorganization be presented to the Span shareholders for their approval. At a meeting on February 19, 1996, the Tylan General Board discussed and approved the principal terms of the Merger and the Plan of Reorganization. Following approval of the Plan of Reorganization by the Tylan General Board and the Span Board, Tylan General, Tylan General Sub, Span and Span's shareholders executed the Plan of

Reorganization on February 20, 1996, and Tylan General and Span announced such execution by issuance of a joint press release on the morning of February 20, 1996.

REASONS FOR THE MERGER

  Tylan General's Reasons for the Merger

     The Tylan General Board believes that the following are reasons for stockholders of Tylan General to vote FOR approval and adoption of the Plan of Reorganization and approval of the Merger:

     - The Tylan General Board's belief that the Merger represents a strategic opportunity to diversify Tylan General's process management instrumentation product offering and to create a significantly larger supplier of such products to semiconductor capital equipment suppliers and advanced IC manufacturers.

     - The Tylan General Board's belief that the combined company will represent a process management instrumentation supplier more attractive to semiconductor capital equipment suppliers and advanced IC manufacturers seeking to rationalize their supply requirements and requiring global service capabilities.

     - The Tylan General Board's belief that the combined company will be able to achieve certain operating efficiencies as a result of the Merger, including efficiencies resulting from the use of Tylan General's worldwide direct sales and service capability to market, sell and service Span's products as well as those of Tylan General.

     - The Tylan General Board's belief that the Merger will result in increased earnings per share for the combined company.

     In the course of its deliberations, the Tylan General Board reviewed with management a number of other factors relevant to the Merger. In particular, the Tylan General Board considered, among other things: (i) information concerning Tylan General's and Span's respective businesses, prospects, financial performances, financial conditions, operations and new product lines; (ii) multiples paid in comparable merger and acquisition transactions; (iii) an analysis of the respective contributions to revenues, operating profits and net profits of the combined company; (iv) the compatibility of the managements of Tylan General and Span; (v) alternatives for growth in the markets served by Tylan General and Span; and (vi) reports from management and legal advisors on the results of Tylan General's due diligence investigation of Span.

     The Tylan General Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including (i) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (ii) the risk that the combined company might not achieve sufficient operating efficiencies to ensure that the Merger would not have a negative effect on Tylan General's earnings per share; (iii) the risk that the market price of Tylan General Common Stock might be adversely affected by announcement of the Merger; (iv) the charges expected to be incurred in connection with the Merger, primarily in the quarter ending October 31, 1996, including transaction costs and costs of integrating the businesses of the companies to be reflected in a charge to be between $3.5 million and $4.0 million (see "Unaudited Pro Forma Combined Condensed Financial Information");
(v) the risk that the combined company's ability to increase or maintain revenue might be diminished by intensified competition among providers of similar or related services; (vi) the risk that other benefits sought to be obtained by the Merger would not be obtained; and (vii) other risks described above under "Risk Factors."

     Based on these matters and such other matters as deemed relevant, the Tylan General Board unanimously adopted the Merger as being in the best interests of the Tylan General stockholders at a meeting on February 19, 1996. In addition, the Tylan General Board has considered a financial presentation by Adams, Harkness, including the opinion of Adams, Harkness dated June 12, 1996 to the effect that, from a financial point of view, the Merger Consideration to be received by the shareholders of Span is fair to the stockholders of Tylan General.

     The foregoing discussion of the information and factors considered and given weight by the Tylan General Board is not intended to be exhaustive but is believed to include the material factors considered by the Tylan General Board. In addition, in reaching the determination to approve and recommend the Merger, in view of the wide variety of factors considered in connection with its evaluation of a proposed Merger, the Tylan General Board did not find it practical to, and did not quantify or otherwise attempt to, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  Span's Reasons for the Merger

     The Span Board believes that the terms of the Merger are fair to and in the best interests of Span and its shareholders, unanimously approved the Plan of Reorganization and recommended that the shareholders of Span vote to approve and adopt it. The factors considered by the Span Board in reaching its determination include, but are not limited to, the following:

     - The Span Board's belief that the Merger represents a strategic opportunity to diversify Span's product offering and to create a significantly larger supplier of such products to semiconductor capital equipment suppliers and IC manufacturers.

     - The Span Board's belief that the combined company will represent a process management instrumentation supplier more attractive to semiconductor capital equipment suppliers and advanced IC manufacturers seeking to rationalize their supply requirements and requiring global service capabilities.

     - The Span Board's belief that the combined company will be able to achieve certain operating efficiencies as a result of the Merger, including efficiencies resulting from the use of Tylan General's worldwide direct sales and service capability to market, sell and service Span's products as well as those of Tylan General.

     - The Span Board's belief that the Merger will result in increased earnings per share for the combined company.

     - The performance of Tylan General Common Stock, its average trading volume and the opportunity for liquidity associated with the Tylan General Common Stock.

     - The opportunity afforded Span shareholders to maintain a publicly traded investment and to participate in the growth and appreciation of the business of the combined company.

     - The future capital requirements of Span to remain competitive and expand its markets and Tylan General's access to such capital.

     - The amount of consideration being paid to Span shareholders for shares of Span Common Stock.

     - The tax-free nature of the Merger to Span shareholders.

     - The history, financial condition and results of operations of Tylan General.

     Based on these matters and such other matters as deemed relevant, the Span Board unanimously adopted the Merger as being in the best interests of the Span shareholders at a meeting on February 1, 1996.

     The foregoing discussion of the information and factors considered and given weight by the Span Board is not intended to be exhaustive but is believed to include the material factors considered by the Span Board. In addition, in reaching the determination to approve and recommend the Merger, in view of the wide variety of factors considered in connection with its evaluation of a proposed Merger, the Span Board did not find it practical to, and did not quantify or otherwise attempt to, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

TYLAN GENERAL BOARD RECOMMENDATION

     THE TYLAN GENERAL BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF TYLAN GENERAL AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

SPAN BOARD RECOMMENDATION

     THE SPAN BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF SPAN AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

OPINION OF ADAMS, HARKNESS & HILL, INC.

     Tylan General retained Adams, Harkness & Hill, Inc. ("Adams, Harkness") to render to the Tylan General Board an opinion as to the fairness to Tylan General's stockholders, from a financial point of view, of the consideration to be paid by Tylan General to the Span shareholders as specified in the Plan of Reorganization. Adams, Harkness has rendered a written opinion dated June 12, 1996, to the Tylan General Board to the effect that, as of June 12, 1996, the consideration to be paid by Tylan General to the Span shareholders is fair from a financial point of view, to Tylan General's stockholders (the "Adams, Harkness Opinion"). Although Adams, Harkness has delivered an opinion to the Tylan General Board concerning the fairness of the transaction, the amount of consideration to be exchanged under the Plan of Reorganization was determined through negotiations between Tylan General and Span, and not by Adams, Harkness.

     A COPY OF THE ADAMS, HARKNESS OPINION IS ATTACHED HERE TO AS APPENDIX B. TYLAN GENERAL STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTER CONSIDERED AND LIMITS OF THE REVIEW BY ADAMS, HARKNESS. THIS SUMMARY OF THE ADAMS, HARKNESS OPINION SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT ACCURATELY DESCRIBES SUCH OPINION BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE ADAMS, HARKNESS OPINION WAS PREPARED FOR THE TYLAN GENERAL BOARD, AND IS DIRECTED ONLY TO THE FAIRNESS TO TYLAN GENERAL'S STOCKHOLDERS AS OF JUNE 12, 1996, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY TYLAN GENERAL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OR SHAREHOLDER.

     In rendering its opinion, Adams, Harkness did not make or seek to obtain appraisals of the assets of Span in connection with its analyses of the valuation of Span or Span's Common Stock. Adams, Harkness relied without independent verification upon the accuracy and completeness of all of the financial information reviewed by it for the purposes of its opinion. No limitations were imposed by the Tylan General Board upon Adams, Harkness with respect to the investigation made or the procedures followed by Adams, Harkness in rendering its opinion. Tylan General and its management cooperated fully with Adams, Harkness in connection with its investigation. In its analyses, Adams, Harkness made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Tylan General's and Span's control. Any such estimate is not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Tylan General, Adams, Harkness or any other person assumes responsibility for their accuracy.

     In rendering its opinion, Adams, Harkness, among other things: (i) analyzed certain publicly available financial statements and other information concerning Tylan General and Span; (ii) analyzed certain internal financial statements and other financial and operating data concerning Tylan General and Span prepared by the management of Tylan General and Span; (iii) analyzed certain financial forecasts prepared by the management of Tylan General and Span; (iv) discussed the past and current operations and financial condition and the prospects of Tylan General and Span with the management of Tylan General and Span, respectively, and analyzed the pro forma impact of the Merger on Tylan General's earnings per share; (v) reviewed the reported prices and trading activity of Tylan General Common Stock since its initial public offering; (vi) compared the financial performance of Tylan General and Span and the prices and trading activity of Tylan General Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) reviewed and discussed with the senior management of Tylan General the strategic rationale for the Merger and the benefits of the Merger to Tylan General; (ix) reviewed the Plan of Reorganization; and (x) performed such other studies, analyses and inquiries and considered such other information as Adams, Harkness deemed relevant.

     Adams, Harkness performed and presented certain financial information and comparative analyses, with such other factors as it deemed relevant, including, among other things:

     Financial Statement Analysis. Adams, Harkness reviewed and analyzed selected annual and quarterly historical and forecasted income statements and selected annual historical balance sheets for Tylan General and Span. Adams, Harkness also reviewed and analyzed projected balance sheet information relating to Span.

     Peer Group Comparison. Adams, Harkness compared certain financial information of Tylan General and Span with a group of several publicly traded semiconductor capital equipment companies including, but not limited to, Brooks Automation, Inc., Helix Technology Corporation, Unit Instruments, Inc., RF Power Products, Inc., ADE Corporation, Applied Science & Technology, Inc. and Advanced Energy Industries, Inc. (the "Control Group"). Such financial information included, among other things, market valuation, stock price as a multiple of earnings and aggregate market value as a multiple of revenues. In particular, such analysis showed that on average, after excluding both the maximum and minimum values for each valuation metric, as of June 12, 1996, based on the last three-month average closing prices for the respective common stocks, this group of common stocks traded at 12.1 times calendar 1996 forecasted earnings per share and 10.0 times calendar 1997 forecasted earnings per share (based on research and analysts' estimates as reported by Adams, Harkness, First Call, Zacks Investment Research and IBES), and 1.8 times the last 12 months reported revenues.

     Analysis of Selected Precedent Transactions. Adams, Harkness examined selected precedent transactions involving semiconductor capital equipment and other similar companies for the period of January 1, 1994 through June 6, 1996. Such analysis compared recent public mergers with respect to (i) synopses of the transactions; (ii) premiums realized in various transactions; that is, the offering price per share divided by the closing price per share one day, one week and one month prior to the announcement of the transaction; and (iii) multiples of the transaction price compared to: net income for the 12 months prior to the transaction, revenue for the 12 months prior to the transaction and book value at the time of the transaction.

          (i) Synopses of the Transactions. The information obtained from Securities Data Company ("SDC") regarding the selected precedent transactions was reviewed for comparison with the Merger of Tylan General and Span.

          (ii) Transactions Premium Comparisons. Adams, Harkness prepared an analysis of average premiums realized in various transactions one day, one week and one month prior to the announcement of the transaction. Based on data provided by SDC, Adams, Harkness included in its analysis certain disclosed, completed domestic merger transactions from January 1, 1994 through June 6, 1996, each of which involved public companies. Such analysis indicated the following: the median value for the premiums one day prior to the announcement was 33.0% (the "Transaction Premium"); the median value for the premiums one week prior to the announcement was 37.5%; and the median value for the premiums one month prior to the announcement was 43.0%. Adams, Harkness utilized premiums from similar transactions to determine the fairness to Tylan General's stockholders of the consideration to be paid to Span's shareholders.

          (iii) Transaction Multiple Analysis. Adams, Harkness analyzed multiples of the transaction price compared to net income for the 12 months prior to the transaction, revenue for the 12 months prior to the transaction and book value for the 12 months prior to the transaction. Adams, Harkness included in its analysis certain disclosed, completed domestic merger transactions from January 1, 1994 through June 6, 1996, each of which involved public companies. This analysis resulted in a mean transaction valuation, after excluding both the maximum and minimum values for each valuation metric, of 10.1 times

     12 months' net income prior to the transaction, 0.9 times 12 months' revenue prior to the transaction and 3.0 times book value at the time of the transaction.

     Multiple Analysis. Adams, Harkness prepared an analysis that reviewed the aggregate consideration to be paid to Span's shareholders pursuant to the Plan of Reorganization, of 1.47 million shares of Tylan General Common Stock using:
(i) the closing price of Tylan General Common Stock as of June 12, 1996; (ii) the closing price of Tylan General Common Stock as of June 12, 1996 less the Transaction Premium; (iii) the implied value found by multiplying Tylan General's estimated calendar year 1997 earnings by the average (excluding minimum and maximum values) price-to-earnings ratio of the Control Group; and
(iv) the implied value found by multiplying Tylan General's estimated calendar year 1997 earnings by the average (excluding minimum and maximum values) price-to-earnings ratio of the Control Group less the Transaction Premium as a multiple of various financial operating parameters of Span (and assuming the Merger were not to occur), including revenues and net income. Such analysis indicated that the aggregated consideration to be paid to the holders of Span Common Stock using:

          (i) The closing price of Tylan General Common Stock as of June 12, 1996 as a multiple of Span's calendar 1995 actual revenue, calendar 1996 projected revenue and calendar 1997 projected revenue was 0.91x, .0.65x and 0.62x, respectively; and as a multiple of calendar 1995 actual net income, calendar 1996 projected net income and 1997 projected net income, was not meaningful, 24.0x and 7.7x, respectively;

          (ii) The closing price of Tylan General Common Stock as of June 12, 1996 less the Transaction Premium, as a multiple of Span's calendar 1995 actual revenue, calendar 1996 projected revenue and calendar 1997 projected revenue was 0.61x, 0.44x and 0.41x, respectively; and as a multiple of calendar 1995 actual net income, calendar 1996 projected net income and 1997 projected net income, was not meaningful, 16.1x and 5.1x, respectively;

          (iii) The implied value found by multiplying Tylan General's estimated calendar year 1997 earnings by the average (excluding minimum and maximum values) price-to-earnings ratio of the Control Group as a multiple of Tylan General's calendar 1995 actual revenue, calendar 1996 projected revenue and calendar 1997 projected revenue was 1.3x, 0.92x and 0.87x, respectively; and as a multiple of calendar 1995 actual net income, calendar 1996 projected net income and 1997 projected net income, was not meaningful, 33.8x and 10.8x, respectively; and

          (iv) The implied value found by multiplying Tylan General's estimated calendar year 1997 earnings by the average (excluding minimum and maximum values) estimated price-to-earnings ratio of the Control Group based on 1997 estimated earnings less the Transaction Premium, as a multiple of Tylan General's calendar 1995 actual revenue, calendar 1996 projected revenue and calendar 1997 projected revenue was 0.86x, 0.62x and 0.58x, respectively; and as a multiple of calendar 1995 actual net income, calendar 1996 projected net income and 1997 projected net income, was not meaningful, 22.6x and 7.2x, respectively.

     Contribution Analysis. Adams, Harkness analyzed the pro forma contribution of both Tylan General and Span to the combined company if the Merger were to be consummated. Such analysis was based on financial data provided by the managements of Tylan General and Span. Such analysis showed that, for calendar year 1996, Span would contribute approximately 40% of the projected revenues and approximately 13% of the projected net income of the combined company, respectively. The analysis further showed that for calendar year 1997 Span would contribute approximately 32.5% of the projected revenues and approximately 29.3% of the projected net income of the combined company respectively. Further analysis showed that using the transaction value as determined by the product of
1.47 million shares and the closing price of Tylan General Common Stock as of June 12, 1996, Span would consist of approximately 32.8% of the combined entity formed by the merger of Tylan General and Span. Using this transaction value less the Transaction Premium, Span would consist of approximately 24.6% of the combined entity formed by the merger of Tylan General and Span.

     Pro Forma Analysis. Adams, Harkness analyzed and reviewed certain pro forma financial information for the combined entity based on 1996 and 1997 management budgets for each of Tylan General and Span, respectively. Such analysis indicated projected dilution for the fourth fiscal 1996 quarter, the first quarter as a combined entity, of $0.21. Such analysis indicated the projected accretion for the first fiscal quarter through the fourth fiscal quarter for fiscal 1997 of the combined entity to be $0.08, $0.08, $0.08 and $0.09, respectively. The total accretion for fiscal 1997 is projected to be $0.33.

     Discounted Cash Flow Analysis. Adams, Harkness performed a discounted cash flow analysis of Span based upon a series of financial projections prepared by the management of Span (the "Span Projections"), for projected fiscal years including the fiscal year ended October 31, 1996 through the fiscal year ended October 31, 2000. Adams, Harkness discounted the projected free cash flows (EBIT plus depreciation and amortization, less taxes, capital expenditures and net working capital changes) plus the terminal value derived from the Span Projections to arrive at a present value ("Present Value") for Span. From this Present Value, for Span, Adams, Harkness subtracted all debt obligations appearing on Span's balance sheet and added the excess cash balance appearing on Span's balance sheet to obtain Span's equity value ("Equity Value"). Adams, Harkness performed sensitivity analysis to understand the effect on Span's Equity Value of different discount rates and terminal values. Such analyses were performed under discount rate assumptions ranging from 7.23% to 12.94%. Based upon assumptions regarding such factors as inflation rates, interest rates and inherent business risk of Span, as well as the semiconductor capital equipment industry as a whole, Adams, Harkness observed, after taking into account the number of shares of Tylan General Common Stock to be issued in the Merger and the average three-month closing price for the Tylan General Common Stock, that the imputed purchase price for Span was within the range of implied Equity Value for Span yielded by such analysis.

     Analysis of Operating Statistics. Adams, Harkness compared Tylan General and Span to the companies in the Control Group with respect to average revenue growth over the past three years, gross margin for calendar year 1995, operating margin for calendar year 1995, net profit margin for calendar year 1995, inventory turnover for calendar year 1995, accounts receivable turnover for calendar year 1995, return on equity for calendar year 1995 and return on assets for calendar year 1995 ("Performance Data"). With respect to the Performance Data, Tylan General generally ranked in the middle of the range of companies in the Control Group, and Span generally ranked in the lower half of the range of companies in the Control Group. Further analysis of Span's 1996 and 1997 projected Performance Data shows Span generally ranked in the middle of the range of companies in the Control Group.

     Pursuant to a letter agreement dated as of February 27, 1996, between Tylan General and Adams, Harkness (the "Engagement Letter"), Tylan General agreed to pay Adams, Harkness an opinion fee of $100,000. The aforementioned opinion fee is not contingent on the favorable or unfavorable nature of the opinion. In addition, Tylan General agreed to reimburse Adams, Harkness for all of its reasonable out-of-pocket expenses. Tylan General also agreed to indemnify and hold harmless Adams, Harkness against certain liabilities, including liabilities under the federal securities laws or arising out of, or in connection with, its rendering of services under the Engagement Letter. In the event such indemnification were not available, however, Tylan General agreed to contribute to the settlement, loss or expenses involved in the proportion that the relevant financial interest of Tylan General and its stockholders bears to Adams, Harkness' relevant financial interest.

     The summary of the Adams, Harkness analyses set forth above does not purport to be a complete description of the presentation by Adams, Harkness to the Tylan General Board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Adams, Harkness believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by Adams, Harkness in connection with the preparation of the Adams, Harkness Opinion.

     Adams, Harkness, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporation and other purposes.

PLAN OF REORGANIZATION

  Representations and Covenants

     Under the Plan of Reorganization, Span has made a number of representations, including representations regarding, among other things, the organizational and capital structure of Span and its affiliates, its operations, financial condition, tax matters, material contracts, employees, litigation and claims, compliance with laws, environmental matters, properties, intellectual property, disclosure, finders, transactions with affiliates and other matters, including its authority to enter into the Plan of Reorganization and to consummate the Merger. Under the Plan of Reorganization, Tylan General has also made a number of representations, including representations regarding, among other things, the organization and capital structure of Tylan General and its affiliates, operations, compliance with laws, filings with the Commission, financial condition, disclosure, finders, common stock to be issued and other matters, including its authority to enter into the Plan of Reorganization and to consummate the Merger.

     In addition, Tylan General and Span have each covenanted that, until the consummation of the Merger or the termination of the Plan of Reorganization, they will not take certain actions relating to the operation of their respective businesses without the other's consent and will use best efforts to consummate the Merger in accordance with the Plan of Reorganization. Tylan General and Span have also agreed to (i) use best efforts to perform and fulfill all conditions and obligations under the Plan of Reorganization; (ii) use best efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the Merger; (iii) file with any governmental agencies or departments all notices, reports and other documents required by law with respect to the Plan of Reorganization and the Merger; (iv) promptly notify the other party of any change that has had a material adverse effect on the notifying party and the occurrence of any event that causes the representations or warranties made by the representing party in the Plan of Reorganization to be incomplete or inaccurate in any material respect; (v) notify the other party of any examination, review, investigation, action, suit or proceeding against any of the parties by any federal, state, local or foreign governmental authority;
(vi) take all action necessary to call and convene a meeting of their respective stockholders to vote upon the approval of the Plan of Reorganization and the Merger; and (vii) notify the other party if information supplied by such party for inclusion in the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Span has also agreed that it will not solicit, encourage, negotiate, provide information for or otherwise cooperate in any way with, assist or facilitate and use its best efforts to prevent any of its officers and directors, employees, representatives and agents from soliciting, encouraging or negotiating or providing information or otherwise cooperating in any way with, assisting or facilitating any of the following: (i) any merger or consolidation of Span or its affiliates with any person other than Tylan General or Tylan General Sub; (ii) any sale of assets of Span or its affiliates to any person other than Tylan General or Tylan General Sub (other than sales of inventory in the ordinary course of business); (iii) any equity or debt investment (other than on terms approved by Tylan General) in Span or its affiliates by any person; or (iv) any purchase of outstanding securities of Span or its affiliates by any person.

     Span has further agreed, among other things: (i) to use reasonable best efforts to keep intact its business organization, to keep available its present officers and key employees and to preserve the goodwill of all suppliers, customers and others having business relations with it; (ii) to permit Tylan General and its authorized representatives to have full access during normal business hours to all of its properties, assets, records, tax returns, contracts and documents and to furnish to Tylan General such financial and other information as Tylan General may from time to time reasonably request; (iii) to deliver to Tylan General at the Closing the resignations of all directors of Span; (iv) to provide Tylan General with copies of all written materials and written communications furnished by Span to its shareholders after the date of the Plan of Reorganization and copies of all notices, reports or other documents filed with any government agency or department; (v) to provide Tylan General with copies of all material operating and financial reports prepared by Span; and (vi) to use its best efforts to deliver to Tylan General or to cause its counsel to deliver to Tylan General certain closing documents referred to in the Plan of Reorganization.

     Under the Plan of Reorganization, Tylan General has also agreed: (i) to use its best efforts to qualify the Tylan General Common Stock to be issued pursuant to the Merger under the securities or blue sky laws of certain jurisdictions;
(ii) to use best efforts to cause the Tylan General Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq National Market, free of restrictions on transfer other than restrictions pursuant to Rule 144 and Rule 145 promulgated under the Securities Act and restrictions related to the Continuity of Interest Certificate referred to in the Plan of Reorganization;
(iii) to cause Tylan General Sub to perform all of its obligations under the Plan of Reorganization; (iv) to enter into the Whitson Agreement and the Employment Agreements; (v) to prepare and file with the SEC, and any other applicable regulatory bodies, a Registration Statement on Form S-4 with respect to the shares of Tylan General Common Stock to be issued in the Merger and to satisfy the requirements of the Securities Act, including Rule 145 thereunder; and (vi) to use its best efforts to substitute Tylan General for Don E. Whitson as guarantor of Span's senior indebtedness and certain leases of Span and, if Tylan General is unable to do so within ninety (90) days after the Closing Date, to repay such indebtedness in full.

  Conditions to the Merger

     In addition to the requirement that the Merger Proposal be approved by the requisite votes of the Tylan General stockholders and the Span shareholders, the obligations of Tylan General and Span to consummate the Merger are subject to the satisfaction of a number of other conditions, including, among other things, the effectiveness of and the absence of any stop orders with respect to the Registration Statement filed in connection with this Prospectus/Joint Proxy Statement and the absence of any order by any court or governmental agency to enjoin or otherwise prevent the consummation of the Merger. Each party's obligations under the Plan of Reorganization will also be conditioned upon (i) the accuracy, in all material respects, of the representations and warranties made by the other party as of the Effective Date; (ii) the performance, in all material respects, by the other party of its covenants; (iii) the absence of any material adverse change in the business, operations, financial conditions, assets or prospects of the other party; (iv) the receipt by the parties of all governmental approvals, consents, authorizations or modifications as may be required to permit the performance by the parties of their respective obligations under the Plan of Reorganization and the consummation of the Merger; and (v) the receipt by Tylan General and Span of certain written opinions from their respective legal counsel dated the Effective Date to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code (as defined below).

     Tylan General's obligations to consummate the Merger are further conditioned upon, among other things, (i) the satisfactory completion of Tylan General's pre-acquisition review of Span's business condition, assets, liabilities, operations, financial performance, net income and prospects; (ii) the receipt of a written opinion from Adams, Harkness that the consideration to be received by the Span shareholders is fair to the Tylan General stockholders from a financial point of view, (iii) the receipt of a letter from Ernst & Young, Tylan General's and Span's independent auditors, relating to the availability of pooling-of-interests accounting treatment, (iv) the receipt of an agreed upon procedures letter from Ernst & Young in connection with the Registration Statement, (v) the absence of litigation against Span or Ocala that, if adversely determined, would have a material adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, (vi) no shareholders having asserted dissenters' rights under the Texas Law, (vii) the receipt of all approvals, consents, authorizations and modifications of governmental authorities and third parties, (viii) the execution of noncompetition agreements by the Span shareholders entering into the Employment Agreements, (ix) the receipt of resignations of each director of Span, (x) no material deterioration in the aging of Span's accounts receivable from that of November 30, 1995 and (xi) the execution and delivery to Tylan General of certain other documents, including the Related Agreements. See "Related Agreements; Interests of Certain Persons in the Merger."

     Span's obligations to consummate the Merger are further conditioned upon, among other things, (i) the execution and delivery to Span of the Whitson Agreement and the Employment Agreements, (ii) the election of Don E. Whitson to the Tylan General Board and (iii) the continuation of David J. Ferran as Chairman of the Board and Chief Executive Officer of Tylan General on a full-time basis.

     At any time at or prior to the Effective Date, to the extent legally allowed, Tylan General or Span, without approval of the Tylan General stockholders or the Span shareholders, may waive compliance with any of the agreements or conditions contained in the Plan of Reorganization for the benefit of that company.

  Termination

     At any time prior to the Effective Date, the Plan of Reorganization may be terminated as follows: (i) by mutual consent of all of the parties; (ii) by Tylan General if a majority of the members of the Tylan General Board does not approve the results of Tylan General's pre-acquisition investigation and review;
(iii) by Tylan General if there has been a material breach by Span of any covenant, representation or warranty contained in the Plan of Reorganization, Tylan General has notified Span in writing of the existence of such breach, and Span has failed to cure such breach within ten days after receiving such notice;
(iv) by Span if there has been a material breach by Tylan General of a covenant, representation or warranty contained in the Plan of Reorganization, Span has notified Tylan General in writing of the existence of such breach, and Tylan General has failed to cure such breach within ten days after receiving such notice; (v) by either Tylan General or Span if there should be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, or there shall be any action taken or any statutes, rules, regulations or orders enacted, promulgated, issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (vi) by either Tylan General or Span if, upon a vote at a duly held meeting of stockholders or shareholders, as the case may be, or any adjournment thereof, any required approval of the holders of Span Common Stock or the holders of Tylan General Common Stock shall not have been obtained; or (vii) by either Tylan General or Span if it shall be after June 30, 1996. Tylan General, Tylan General Sub and Span have each agreed not to exercise the right to terminate described in clause (vii) above before September 30, 1996.

     If the Plan of Reorganization shall be terminated as described above, the Plan of Reorganization shall forthwith become void, and there shall be no liability on the part of any party to the Plan of Reorganization to any other party, except for, if appropriate, payment of certain legal fees and any damages for a material breach of the Plan of Reorganization.

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Plan of Reorganization will be paid by the party incurring such expense; provided, however, that if the Merger is consummated, the shareholders of Span will indemnify and hold harmless Tylan General, Tylan General Sub and Span from any costs or expenses incurred by any Span shareholder and for all costs and expenses of Span in excess of $350,000.

     At any time prior to the Effective Date, Tylan General, Tylan General Sub or Span may extend the time for the performance of any of the obligations or other acts of Tylan General, Tylan General Sub or Span.

  Amendment

     The Plan of Reorganization may be amended with the approval of Tylan General, Tylan General Sub and Span at any time before or after approval of the Plan of Reorganization by the stockholders of Tylan General or the shareholders of Span, but after any such stockholder approval, no amendment shall be made that would change the principal terms of the Plan of Reorganization without the further approval of such stockholders and shareholders. The Plan of Reorganization may not be amended except by an instrument in writing signed on behalf of each of the parties to the Plan of Reorganization.

  Indemnity

     The Plan of Reorganization provides that, in connection with the Merger, each Span shareholder shall, on a pro rata basis based on the fully diluted shares of Span Common Stock outstanding, indemnify Tylan General, Tylan General Sub and Span against any loss, expense, liability or other damages, including the reasonable costs of investigation, interest, penalties, attorneys' and accountants' fees incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Span or the Span shareholders in the Plan of Reorganization or any breach or failure to perform any agreement or covenant of Span or the Span shareholders. Additionally, in connection with the Merger, Tylan General shall indemnify the Span shareholders against any damages incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Tylan General or Tylan General Sub in the Plan of Reorganization or any breach or failure to perform any agreement or covenant of Tylan General or Tylan General Sub in the Plan of Reorganization.

RELATED AGREEMENTS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Affiliate Agreements

     To help ensure that the Merger will be accounted for as a pooling-of-interests, Span affiliates (as defined for purposes of Rule 145) have agreed to enter into agreements that prohibit such persons from disposing of their shares of Tylan General Common Stock until Tylan General publicly releases its first report of quarterly financial statements including the combined financial results of Span and Tylan General for a period of at least 30 days of "combined operations," as defined by the Commission. Such affiliates have also agreed not to sell, pledge or otherwise transfer such shares except in compliance with Rule 145 or under certain other limited circumstances.

  Employment and Non-Competition Agreements

     Don E. Whitson will enter into an employment agreement with Tylan General (the "Whitson Agreement"), and each of John Jul, George A. Yurch, John Rabbitt, Tom Gray and Brian R. Day (the "Employees") will enter into an employment agreement with Span (collectively, the "Employment Agreements"), each of which will be effective upon consummation of the Merger. During the term of their respective employment agreements, Mr. Whitson and the Employees will receive salary and specified benefits. The Whitson Agreement and the Employment Agreements also provide that, in the event of termination, the terminated employee will receive certain severance payments. The annual base compensation of Mr. Whitson as an executive officer of Tylan General after the Effective Date will be $250,000 under the Whitson Agreement. Mr. Whitson and the Employees will be eligible to receive bonuses and stock option grants under the Whitson Agreement and the Employment Agreements, respectively.

     Under the Non-Competition Agreements executed by each of Don E. Whitson and the Employees (the "Non-Competition Agreements"), each executive also agrees that, until the third anniversary of the Closing of the Merger, he will not compete with the Surviving Subsidiary or Tylan General or any of their subsidiaries, in any geographic area in which any of them was engaged in business during the term of the Whitson Agreement or the Employment Agreement, as the case may be.

REGULATORY MATTERS

     Other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states, Tylan General and Span are not aware of any governmental or regulatory approvals required for consummation of the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Span Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Tylan General, Span or Span's shareholders, as described herein.

     Span shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Span shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). ACCORDINGLY, SPAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither Tylan General nor Span has requested, or will request, a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. As a condition to consummation of the Merger, Gardere & Wynne, L.L.P., counsel to Span, will render an opinion to the Span shareholders (the "Tax Opinion") that the Merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (a "Reorganization"). The Tax Opinion will be based on certain assumptions, as well as representations received and to be received from Tylan General, Span, Tylan General Sub and the shareholders of Span and will be subject to the limitations discussed below. Moreover, the Tax Opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon the Tax Opinion. The tax description set forth below has been prepared and reviewed by Gardere & Wynne, L.L.P., and in their opinion, to the extent such description relates to statements of law, it is correct in all material respects.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following federal income tax consequences should, under currently applicable law, result:

     - No gain or loss will be recognized for federal income tax purposes by the holders of Span Common Stock upon the receipt of Tylan General Common Stock solely in exchange for such Span Common Stock in the Merger (except to the extent that cash is received in lieu of fractional shares).

     - The aggregate tax basis of the Tylan General Common Stock so received by Span shareholders in the Merger (including any fractional shares of Tylan General Common Stock not actually received) will be the same as the aggregate tax basis of the Span Common Stock surrendered in exchange therefor.

     - The holding period of the Tylan General Common Stock so received by each Span shareholder in the Merger will include the period for which the Span Common Stock surrendered in exchange therefor was considered to be held, provided that the Span Common Stock so surrendered is held as a capital asset at the Effective Date of the Merger.

     - Cash payments received by holders of Span Common Stock in lieu of fractional shares will be treated as if such fractional shares of Tylan General Common Stock had been issued in the Merger and then redeemed by Tylan General. A Span shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional shares. The gain or loss should be capital gain or loss, provided that each such fractional share of Span Common Stock was held as a capital asset at the Effective Date of the Merger.

     - A holder of Span Common Stock who exercises dissenters' rights with respect to a share of Span Common Stock and receives a cash payment for such share generally should recognize capital gain or loss (if such share was held as a capital asset at the Effective Date of the Merger) measured by the differences between the shareholder's basis in such share and the amount of cash received, provided that such payment is not a Dividend Equivalent Transaction. A sale of shares pursuant to an exercise of dissenters' rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of capital stock of Tylan General (either actually or constructively within the meaning of Section 318 of the Code) immediately before the Merger.

     The Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Tylan General, Span, Tylan General Sub and the shareholders of Span, including representations in certain certificates delivered to counsel by the respective managements of Tylan General, Span and Tylan General Sub and the shareholders of Span. See "The Merger and Related Transactions -- Related Agreements; Interests of Certain Persons in the Merger -- Affiliate Agreements."

     One key assumption is that the "continuity of interest" requirement will be satisfied in the Merger. In order for this requirement to be met, shareholders of Span must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of (i) their Span Common Stock in anticipation of the Merger, plus (ii) the Tylan General Common Stock received in the Merger (collectively, the "Planned Dispositions") such that the Span shareholders, as a group, would no longer have a "significant equity interest" in the Span business being conducted by Tylan General after the Merger. Span shareholders will generally be regarded as having a significant equity interest as long as the Tylan General Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the Span shareholders in the Merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a Reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The IRS ruling guidelines require 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The case law appears to be more liberal, however, and in one early case, the Supreme Court ruled that approximately 40% continuity was sufficient. The Plan of Reorganization and the Continuity of Interest Certificates contemplate that the fifty percent (50%) standard will be applied. No assurance, however, can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger will not be treated as a Reorganization.

     A second key assumption is that all of the indebtedness owed by Span constitutes "debt" for tax purposes and not an equity ownership by the creditor in Span. Whether an instrument constitutes debt or equity for tax purposes is generally a facts-and-circumstances test. Currently, Span owes a number of persons (including Tylan General) moneys arising out of various commercial transactions, some of which amounts are past due. The Tax Opinion will assume that all indebtedness owed by Span is properly classified as debt for tax purposes. No assurance, however, can be made that this assumption regarding the proper classification of Span's debt is correct, and, if this assumption is not correct, then the Merger will not be treated as a Reorganization.

     A successful IRS challenge to the Reorganization status of the Merger would result in significant tax consequences. A Span shareholder would recognize gain or loss with respect to each share of Span Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the Tylan General Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Tylan General Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger is consummated.

     Even if the Merger qualifies as a Reorganization, a recipient of Tylan General Common Stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Span Common Stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a Span shareholder were treated as receiving (directly or indirectly) consideration other than Tylan General Common Stock in exchange for such shareholder's Span Common Stock, gain or loss would have to be recognized.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Tylan General and Span are carried forward to the combined operations of the surviving corporation at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger.

     To support the treatment of the Merger as a pooling-of-interests, the affiliates of Span have entered into agreements imposing certain resale limitations on their stock. It is a condition to Tylan General's obligations to consummate the Merger that, among other things, Tylan General receive, if it so requests, a letter from its independent public accountants and a letter from Span's independent public accountants to the effect that the Merger will be treated as a pooling-of-interests for accounting purposes.

DISSENTERS' RIGHTS

     If the Plan of Reorganization is approved by the required vote of the Span shareholders and not abandoned or terminated, holders of Span Common Stock who did not vote in favor of the Merger may, by complying with Article 5.12 of the Texas Law, be entitled to dissenters' rights as described therein. Tylan General's obligation to consummate the Merger is conditioned on no holders of the outstanding shares of Span Common Stock being, or having the right to become, entitled to exercise dissenters' rights. The record holders of the shares of Span that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of Span Common Stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares."

     The following discussion is not a complete statement of the Texas Law relating to dissenters' rights and is qualified by reference to Articles 5.11 through 5.13 of the Texas Law attached to this Prospectus/Joint Proxy Statement as Appendix C and incorporated herein by reference. This discussion of Articles
5.11 through 5.13 of the Texas Law should be reviewed carefully by any Span shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

     Any holder of record of the Span Common Stock who objects to the Merger may dissent from the Merger and may exercise his or her appraisal rights in accordance with the Texas Law. Any shareholder of Span contemplating the exercise of his or her right of appraisal is urged to review carefully the provisions of Articles 5.11 through 5.13 of the Texas Law, which Articles are attached as Appendix C to this Prospectus/Joint Proxy Statement, particularly with respect to the procedural steps required to perfect the exercise of such right of appraisal and the right of a shareholder who has demanded payment for his or her Span Common Stock to withdraw such demand. A person who owns Span Common Stock beneficially but not of record and who desires to dissent from the Merger and to exercise his or her right of appraisal may do so only by and through the holder of record of such shares. References to "shareholders" in the following summary are to shareholders of record. Set forth below is a summary of the steps to be taken by a holder of record if a right of appraisal is to be exercised. Such summary should be read in conjunction with the full text of Articles 5.11 through 5.13 referred to above.

     The Texas Law provides that any shareholder of Span who files a written objection to the Merger with Span prior to the vote of the Span shareholders thereon, setting out that his or her right to dissent will be exercised if the Merger is effective and giving his or her name and address and who does not later vote in favor of the Merger, may, within ten (10) days from the delivery or mailing of notice by Span to such shareholder that the Merger has been consummated, make written demand upon Span for the payment of the fair value of the Span Common Stock. This demand must set forth the number of shares of Span Common Stock owned and their fair value as estimated by the shareholder. A proxy or vote opposing or abstaining from the Merger will not satisfy the statutory requirement that a shareholder give notice of the intention to dissent and to demand payment for the Span Common Stock. Fair value is defined by the Texas Law to mean the value as of the day before the vote was taken authorizing the Merger and excluding any appreciation or depreciation in anticipation of the Merger.

     Once the demand for payment has been filed, the dissenter is not entitled to vote or to exercise any other rights of a shareholder, with certain statutory exceptions. Any shareholder who has made the demand for payment pursuant to the statutory provisions may withdraw that demand at any time before payment is made for that dissenter's shares or before its petition to determine fair value is filed with a court of competent jurisdiction, but no such demand may be withdrawn after payment is made or unless Span shall consent thereto after any such petition is filed.

     Within twenty (20) days of Span's receipt of a proper written demand for payment of the fair value of Span Common Stock by the shareholder, Span must give written notice either (i) accepting the amount claimed in the demand and agreeing to pay such amount within ninety (90) days or (ii) containing an estimate by Span of the fair value of such Span Common Stock together with an offer to pay that amount within ninety (90) days after the date on which the Merger is effective, upon receipt of notice from the shareholder within sixty
(60) days after the date the Merger is effective that he or she agrees to accept that amount.

     Within twenty (20) days after demanding payment for Span Common Stock, each Dissenting Shareholder so demanding payment shall submit to Span the certificates representing the Dissenting Shares for notation thereon that such demand has been made. Failure to submit the certificates will terminate the Dissenting Shareholder's right to dissent.

     If within sixty (60) days after the effectiveness of the Merger, Span and the shareholder shall agree on the value of such shares, payment therefor may be made within ninety (90) days after the date of the effectiveness of the Merger. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in such shares. If within the sixty (60) day period following the date of the Merger, the Dissenting Shareholder and Span do not agree on the fair value, then the Dissenting Shareholder may, within sixty (60) days after the expiration of the sixty (60) day period following the Merger, file a petition in any court of competent jurisdiction in the county in which the principal office of Span is located (Collin County, Texas) asking for a finding and determination of the fair value of his or her Span Common Stock.

     In the absence of fraud in the transaction, Article 5.12 of the Texas Law provides that the remedy contained therein is the exclusive remedy for the recovery of the value of a Dissenting Shareholder's Span Common Stock or money damages to such dissenter with respect to the Merger. Precise compliance with the provisions of the Texas Law is required to perfect the rights of a Dissenting Shareholder.

     Under the Delaware Law, Tylan General stockholders are not entitled to dissenters' or appraisal rights with respect to the proposed Merger.

MERGER EXPENSES AND FEES AND OTHER COSTS

     Except as described below, whether or not the Merger is consummated, each party will bear its own costs and expenses in connection with the Merger and the transactions provided for therein, except that if the Merger is consummated, the Span shareholders shall indemnify and hold harmless Tylan General, Tylan General Sub and Span from any costs or expenses incurred by any Span shareholder and for all costs and expenses of Span in excess of $350,000. See "Plan of Reorganization -- Termination."

     Tylan General has agreed to pay to Adams, Harkness a fee of $100,000 in connection with, among other services, rendering its fairness opinion and to reimburse Adams, Harkness for reasonable out-of-pocket expenses incurred by Adams, Harkness in rendering services to Tylan General in connection with the Merger. Tylan General has also agreed to indemnify Adams, Harkness against certain claims and liabilities, including certain claims under the federal securities laws. In addition, Tylan General has agreed to pay Michael Khougaz, a director of Tylan General, a fee of $30,000 for advisory services rendered to Tylan General in connection with the Merger. Span has agreed to pay to Blum & Co., Inc. a fee of $150,000 for advising Span in connection with the Merger.

     Tylan General and Span estimate that they will incur direct transaction costs of approximately $1.0 million associated with the Merger. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. See "Unaudited Pro Forma Combined Condensed Financial Information" and "Risk Factors -- Integration of Operations."

AFFILIATES' RESTRICTIONS ON SALE OF TYLAN GENERAL COMMON STOCK

     The shares of Tylan General Common Stock to be issued in the Merger will have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing such shares to be traded without restriction by all former holders of Span Common Stock who (i) are not deemed to be affiliates of Span at the time of the Span Meeting (as "affiliates" is defined for purposes of Rule 145) and (ii) who do not become affiliates of Tylan General after the Merger. All of the shareholders of Span, other than Sam Crowe and Marguerite Whitson, are affiliates of Span for purposes of Rule 145.

     The affiliates of Span have agreed to enter into agreements not to make any public sale of any Tylan General Common Stock received upon conversion of Span Common Stock in the Merger prior to the date Tylan General shall have publicly released financial results for a period that includes at least 30 days of combined operations of Span and Tylan General, and thereafter not to make any sale of Tylan General Common Stock received upon conversion of Span Common Stock in the Merger, except in compliance with Rule 145 or under certain other limited circumstances. See "Related Agreements; Interests of Certain Persons in the Merger -- Affiliate Agreements" above. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of Tylan General Common Stock and also on the number of shares of Tylan General Common Stock that such affiliates and others (including persons with whom the affiliates act in concert) may sell within any three-month period. Rule 145 will not generally preclude sales by affiliates. These Rule 145 restrictions will generally apply for a period of at least two years after the Effective Date (or longer if the person remains or becomes an affiliate of Tylan General).

SURRENDER OF CERTIFICATES

     If the Merger becomes effective, Tylan General will mail a letter of transmittal with instructions to all holders of record of Span Common Stock as of the Effective Date for use in surrendering their stock certificates representing Span Common Stock and a cash payment in lieu of fractional shares. CERTIFICATES REPRESENTING THE SHARES OF SPAN COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of Tylan General and Span under the pooling-of-interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

     A pro forma combined condensed balance sheet is provided as of April 30, 1996, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for the six-month period ended April 30, 1995 and 1996 and the fiscal years ended October 31, 1993, 1994 and 1995, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented. For purposes of the pro forma operating data, Tylan General's consolidated financial statements for the three fiscal years ended October 31, 1995 and for the six months ended April 30, 1995 and 1996 have been combined with Span's consolidated financial statements for the three fiscal years ended August 31, 1995 and for the six months ended April 30, 1995 and 1996. The two-month period ended October 31, 1995 relating to Span is not included in the pro forma financial statements as it will be presented as an adjustment to retained earnings in the combined financial statements due to the differing year-ends of Tylan General and Span.

     The pro forma combined condensed statements of operations for each of the three years in the period ended October 31, 1995 are derived from the audited historical consolidated financial statements of Tylan General and audited historical consolidated financial statements of Span and should be read in conjunction with Tylan General's audited historical consolidated financial statements, "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," Span's audited historical consolidated financial statements and "Span Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this Prospectus/Joint Proxy Statement. The pro forma combined condensed financial statements as of or for the six-month periods ended April 30, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinions of Tylan General's and Span's respective managements, include all adjustments necessary for a fair presentation of financial information for such interim periods.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                 APRIL 30, 1996
                                 (IN THOUSANDS)

                                                                         PRO FORMA              PRO FORMA
                                           TYLAN GENERAL     SPAN      ADJUSTMENTS(1)           COMBINED
                                           -------------   ---------   --------------           ---------
Current assets:
  Cash...................................     $10,288       $    888      $ (5,150)(d)           $ 6,026
  Accounts receivable....................      18,301          7,066          (545)(b)            24,822
  Income tax refund receivable...........                        971                                 971
  Current portion of notes receivable....       1,300             --        (1,300)(a)                --
  Inventories............................      15,290         10,183                              25,473
  Prepaid expenses and other.............       1,399            969          (192)(c),(f)         2,176
  Deferred income taxes..................       1,517            849                               2,366
                                              -------        -------       -------               -------
     Total current assets................      48,095         20,926        (7,187)               61,834
                                              -------        -------       -------               -------
Note receivable -- net of current
  portion................................       2,313                       (2,313)(a)                --
Property.................................      13,342         11,058                              24,400
Goodwill.................................       2,359            582                               2,941
Deferred income taxes....................         385             --                                 385
Other assets.............................       1,065          2,049          (200)(d)             2,914
                                              -------        -------       -------               -------
          Total assets...................     $67,559       $ 34,615      $ (9,700)              $92,474
                                              =======        =======       =======               =======
Current liabilities:
  Accounts payable.......................     $ 9,996       $  5,292      $   (338)(b)           $14,950
  Accrued expenses.......................       4,856            720         2,250(f)              7,826
  Other current liabilities..............          --          4,999        (3,820)(a),(b)         1,179
  Current portion of long-term debt......         960          1,549                               2,509
  Income taxes payable...................       2,211             44          (133)(e)             2,122
                                              -------        -------       -------               -------
     Total current liabilities...........      18,023         12,604        (2,041)               28,586
Long-term debt...........................       2,160         19,645        (5,000)(d)            16,805
Deferred income taxes....................                        559                                 559
                                              -------        -------       -------               -------
  Total liabilities......................      20,183         32,808        (7,041)               45,950
                                              -------        -------       -------               -------
Commitments and contingencies
Minority interest........................          --            454                                 454
Stockholders' equity:
  Common stock...........................           7            707                                 714
  Treasury stock.........................          --           (680)                               (680)
Paid-in capital..........................      36,027          1,020                              37,047
Notes receivable-stock purchases.........          --           (342)                               (342)
Retained earnings........................      11,494            648        (2,659)(c),(d),        9,483
                                                                                  (e),(f)
Cumulative translation adjustment........        (152)            --                                (152)
                                              -------        -------       -------               -------
  Total stockholders' equity.............      47,376          1,353        (2,659)               46,070
                                              -------        -------       -------               -------
          Total liabilities and
            stockholders' equity.........     $67,559       $ 34,615      $ (9,700)              $92,474
                                              =======        =======       =======               =======

- ---------------
(1) Pro forma adjustments as described in Note 2.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   FISCAL YEARS ENDED OCTOBER    SIX MONTHS ENDED
                                                              31,                    APRIL 30,
                                                  ----------------------------   -----------------
                                                   1993      1994       1995      1995      1996
                                                  -------   -------   --------   -------   -------
Net sales.......................................  $56,827   $75,372   $118,268   $54,317   $75,421
Cost of sales...................................   32,992    45,949     69,490    31,753    45,250
                                                  -------   -------   --------   -------   -------
Gross profit....................................   23,835    29,423     48,778    22,564    30,171
Operating expenses:
  Sales and marketing...........................    8,244     9,824     14,720     6,800    10,356
  General and administrative....................    6,919     9,078     14,209     6,520     8,850
  Research and development......................    3,665     4,189      7,527     3,562     5,518
  Amortization, primarily goodwill..............      386       427        522       251       200
                                                  -------   -------   --------   -------   -------
Income from operations..........................    4,621     5,905     11,800     5,431     5,247
Other income (expenses) -- net..................   (1,344)   (2,032)    (2,124)     (709)     (755)
                                                  -------   -------   --------   -------   -------
Income before income taxes......................    3,277     3,873      9,676     4,722     4,492
Provision for income taxes......................   (1,479)     (923)    (3,749)   (2,009)   (1,949)
Income before extraordinary item and cumulative
  effect of change in accounting principle......  $ 1,798   $ 2,950   $  5,927   $ 2,713   $ 2,543
                                                  =======   =======   ========   =======   =======
Earnings per share data:
  Income before extraordinary item and
     cumulative effect of change in accounting
     principle..................................            $   .54   $    .89   $   .44   $   .31
  Weighted average common and common equivalent
     shares outstanding.........................              5,470      6,659     6,130     8,196

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     1. The unaudited pro forma combined condensed financial statements of Tylan General and Span give retroactive effect to the Merger using the pooling-of-interests method of accounting, and, as a result, the unaudited pro forma combined condensed balance sheets and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of Tylan General upon issuance of financial statements for a period that includes the date of the acquisition. The unaudited pro forma combined condensed financial statements reflect the issuance of 5.53258 fully paid and nonassessable shares of Tylan General Common Stock for each share of Span Common Stock to effect the Merger. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Tylan General and Span included in this Prospectus/Joint Proxy Statement.

     2. The unaudited pro forma combined condensed balance sheets combine Tylan General's April 30, 1996 unaudited consolidated balance sheet with Span's April 30, 1996 unaudited consolidated balance sheet. The adjustments relate to: (i) the elimination of transactions between the companies, (ii) the elimination of certain debt, and related debt issuance costs of Span, which is assumed to be paid off with Tylan General's cash and (iii) the estimated costs of the transaction and integration of the businesses.

The adjustments are summarized as follows (in thousands):

Item (i)
             (a)  Elimination of note payable...........................................  $3,613
             (b)  Elimination of balances relating to products and services supplied
                    between the companies...............................................     545
             (c)  Elimination of unamortized marketing services included in prepaid
                    expenses............................................................     117
Item (ii)
             (d)  Paydown of subordinated debt of $5,000, prepayment penalty of $150 and
                    write-off of prepaid financing costs of $200........................   5,350
             (e)  Tax benefit of prepayment penalty and write-off of prepaid financing
                    costs...............................................................     133
Item (iii)
             (f)  Recording of transaction and integration related costs, including $75
                    currently in prepaids (net of tax effect)...........................   2,325

     3. The unaudited pro forma statements of operations combine Tylan General's historical results for each of the three fiscal years in the period ended October 31, 1995 and the unaudited six months ended April 30, 1996 with the Span results for each of the three fiscal years in the period ended August 31, 1995 and the unaudited six months ended April 30, 1996, respectively. The two-month period ended October 31, 1995 relating to Span is not included in the pro forma financial statements as it will be presented as an adjustment to retained earnings in the combined financial statements due to the differing year-ends of Tylan General and Span. No adjustments are required for any period presented during the three-year period ended October 31, 1995 or the six-month period ended April 30, 1995, as there were no material transactions between the two companies prior to October 31, 1995. During the six months ended April 30, 1996, Tylan General purchased inventory from Span. Tylan General's unsold inventory at April 30, 1996 related to purchases from Span was not significant. The other adjustments consist of elimination of general and administrative expenses of $600,000 charged to Span by Tylan General for services provided under the international distribution agreements entered into on November 20, 1995 and $200,000 ((c) above) for a marketing report sold to Span by Tylan of which $117,000 is included in Span's balance sheet as of April 30, 1996.

     4. The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of Tylan General's and Span's existing operations. Tylan General expects to incur charges currently estimated to be between $3.5 million and $4.0 million in the quarter ending October 31, 1996, the quarter in which the Merger is expected to be consummated, to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger. An estimated charge of $2.3 million, which is the midpoint of the above range after giving effect for estimated tax benefits, is reflected in the unaudited pro forma combined condensed balance sheet and is not included in the unaudited pro forma combined condensed statement of operations. This range is a preliminary estimate and therefore is subject to change.

     5. The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting policies, if any, is not presently estimable.

        TYLAN GENERAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Tylan General's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Tylan General Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

GENERAL

     Tylan General designs, manufactures and markets precision mass flow controllers, gas panels and pressure measurement and control instrumentation. Tylan General's products are used primarily in IC fabrication, and also in other manufacturing processes such as flat panel display and fiber optic cable fabrication.

     In October 1989, Tylan General (then named Vacuum General, Inc.) purchased all of the outstanding shares of common stock of Tylan Corporation for $11.0 million. Of that amount, $6.6 million was initially recorded as goodwill, and as of the end of fiscal 1995, $2.4 million remained to be amortized on a straight-line basis over the succeeding nine-year period ending 2004. The acquisition was financed by Tylan General through a combination of proceeds from the sale of preferred stock to several venture capital investors, funds borrowed on a senior and subordinated basis from a commercial bank and amounts advanced by a former affiliate of Tylan Corporation. Over the three years following the acquisition, Tylan General incurred additional expenses in restructuring and integrating operations and divesting itself of two product lines that did not fit Tylan General's strategic plan.

     In November 1992, in connection with the refinancing of debt incurred in the acquisition of Tylan Corporation, Tylan General issued to an affiliate of Kleinwort Benson Limited 12% Subordinated Notes due November 15, 1999 in the aggregate principal amount of $5,000,000 (the "Notes") and a ten-year warrant to purchase 887,845 shares of Common Stock, as adjusted, for a nominal aggregate exercise price (the "Warrant"). The value of the Warrant was recorded as a deferred issuance cost, and such cost was scheduled to be amortized over the term of the Notes. The majority of the net proceeds to Tylan General from its initial public offering in January 1995 was used to prepay the Notes and to pay a prepayment penalty. In February 1995, Tylan General recognized an extraordinary loss of approximately $695,000, net of income tax benefit, upon the prepayment of the Notes.

     IC manufacturers purchase Tylan General's products either as part of processing systems purchased from equipment suppliers or directly from Tylan General for retrofit or replacement applications. IC manufacturers often specify to equipment suppliers which vendors' process instrumentation should be supplied on a particular process tool (such specifications are sometimes referred to as "nominations"). During the six months ended April 30, 1996, Tylan General's five largest customers were Lam Research Corporation, Applied Materials, Inc., Tokyo Electron Limited, Watkins-Johnson Company and Novellus Systems, Inc., all of which are equipment suppliers. These customers accounted in the aggregate for 49.8% of net sales during the six months ended April 30, 1996. Tylan General believes that a significant portion of the sales to these customers in the six months ended April 30, 1996 resulted from IC manufacturer nominations of Tylan General's products.

     Tylan General's fiscal year is comprised of either 52 or 53 weeks and ends on the Sunday closest to October 31 each year. Fiscal 1993, 1994 and 1995 were each 52 weeks. For convenience, Tylan General's fiscal year end has been presented as October 31 in the following tables. All references to the fiscal years ending on the Sunday closest to October 31 in 1995, 1994 and 1993 have been presented in this section as "1995," "1994" and "1993," respectively. Tylan General's first three fiscal quarters end on the Sunday closest to the last day of January, April and July, respectively. For convenience, the end of each of Tylan General's first three fiscal quarters has been presented as the last day of each such month throughout this Prospectus/Joint Proxy Statement.

     All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange in effect at the close of the period. The aggregate effect of translating the balance sheets is included as a separate component of stockholders' equity entitled "cumulative translation adjustment." Revenues and expenses are translated into U.S. dollars at the average rates of exchange during the period.

     Effective November 1, 1992, Tylan General adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" under which deferred tax assets and liabilities are determined using presently enacted tax rates, and net deferred tax assets are recognized to the extent their realization is more likely than not. As a result of the adoption of SFAS No. 109, Tylan General recorded in 1993 a benefit from the cumulative change in accounting principle equal to $416,000 and a reduction in goodwill equal to $1,469,000.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the relative percentages that certain income and expense items bear to net sales:

                                                                                     SIX MONTHS
                                                   FISCAL YEAR ENDED OCTOBER            ENDED
                                                              31,                     APRIL 30,
                                                   -------------------------       ---------------
                                                   1993      1994      1995        1995      1996
                                                   -----     -----     -----       -----     -----
Net sales........................................  100.0%    100.0%    100.0%      100.0%    100.0%
Cost of sales....................................   56.5      60.1      56.5        56.9      57.6
                                                   ------    ------    ------      ------    ------
  Gross profit...................................   43.5      39.9      43.5        43.1      42.4
Operating expenses
  Sales and marketing............................   18.0      15.3      14.2        14.4      13.2
  General and administrative.....................   11.6       9.7       9.3        10.0       8.4
  Research and development.......................    6.1       5.0       6.8         6.9       6.3
  Amortization, primary goodwill.................    1.1        .8        .6          .7        .3
                                                   ------    ------    ------      ------    ------
          Total operating expenses...............   36.8      30.8      30.9        32.0      28.2
Income from operations...........................    6.7       9.1      12.6        11.1      14.2
Other income (expense) -- net....................   (1.9)     (2.7)     (1.1)        (.3)       .7
                                                   ------    ------    ------      ------    ------
Income before income taxes and extraordinary
  item...........................................    4.8       6.4      11.5        10.8      14.9
Provision for income taxes.......................   (2.6)     (1.3)     (4.4)       (4.5)     (5.7)
                                                   ------    ------    ------      ------    ------
Income before extraordinary item and cumulative
  effect of change in accounting principal.......    2.2       5.1       7.1         6.3       9.2
Extraordinary item, net of income tax benefit....    (.4)       --       (.9)       (2.1)       --
Cumulative effect of change in accounting
  for income taxes...............................    1.2        --        --          --        --
                                                   ------    ------    ------      ------    ------
Net income.......................................    3.0%      5.1%      6.2%        4.2%      9.2%
                                                   ======    ======    ======      ======    ======

  Six Months Ended April 30, 1996 and 1995

     Net Sales. Net sales for the six months ended April 30, 1996 increased 57.2% to $52.7 million from $33.5 million for the six months ended April 30, 1995. The increase in net sales was primarily due to increased demand for Tylan General's flow, pressure and gas panel products by U.S.-based equipment suppliers, increased sales of flow products in Europe and Asia and a non-recurring pass-through sale of industrial gas panel equipment in Germany.

     For the six months ended April 30, 1996, net sales to customers located outside of the United States (primarily in Asia and Europe) increased by 47.3% to $17.2 million from $11.7 million for the six months ended April 30, 1995. The increase in sales to customers located outside the United States for the six months ended April 30, 1996 compared to the prior year was primarily due to increased sales of flow products and a non-recurring pass-through sale of industrial gas panel equipment in Germany. Tylan General believes that a significant portion of its sales to U.S.-based equipment suppliers was for gas flow and pressure measurement and control equipment incorporated into systems delivered to foreign IC manufacturers.

     Tylan General believes the strong business environment that has fueled the increased demand for Tylan General's products for the six months ended April 30, 1996 compared to the prior year is beginning to weaken. Some of Tylan General's largest customers have reduced their order rate or delayed or canceled orders for Tylan General's products as a result of canceled or delayed planned capacity expansions by device makers. In June 1996, Tylan General laid off 40 manufacturing employees at its Rancho Dominguez facility, 33 of whom had been hired by Tylan General on a temporary basis in response to weakening demand for mass flow control products. A further weakening of demand for semiconductor capital equipment, as well as downturns or slowdowns in the IC market, will have a material adverse effect on Tylan General's business, financial condition and results of operations.

     Gross Profit. Tylan General's gross profit for the six months ended April 30, 1996 increased to $22.4 million from $14.5 million for the six months ended April 30, 1995 and decreased as a percentage of net sales to 42.4% from 43.1%. For the six months ended April 30, 1996, gross margin decreased over the prior year due primarily to a shift in product mix towards gas panels and lower gross margin on a one-time pass-through sale of equipment for industrial gas panels in Germany.

     Sales and Marketing. Sales and marketing expense increased 44.1% to $6.9 million for the six months ended April 30, 1996 from $4.8 million for the six months ended April 30, 1995 but decreased as a percentage of net sales to 13.2% from 14.4%. The increase in sales and marketing expense for the six months ended April 30, 1996 compared to the prior year was primarily due to increased staffing in sales and marketing personnel required to support higher sales levels and to further penetrate new and existing markets for Tylan General's products, higher travel expenses and higher sales commissions.

     General and Administrative. General and administrative expense increased 32.1% to $4.4 million for the six months ended April 30, 1996 from $3.4 million for the six months ended April 30, 1995 but decreased as a percentage of net sales to 8.4% from 10.0%. The increase in general and administrative expense for the six months ended April 30, 1996 compared to the prior year was primarily due to increased staffing in administrative personnel required to support Tylan General's expanding international operations and business activity, increased stockholder reporting expense, increased legal and professional fees and higher travel expense.

     Research and Development. Research and development expense increased 41.8% to $3.3 million for the six months ended April 30, 1996 from $2.3 million for the six months ended April 30, 1995 but decreased as a percentage of net sales to 6.3% from 6.9%. The increase in research and development expense for the six months ended April 30, 1996 compared to the prior year was primarily due to increased staffing in research and development personnel and the increased use of contracted engineering services, including payments to Integrated Sensing Systems, Inc. under a research and development contract. Tylan General does not expect its spending on research and development in the future to decline significantly as a percentage of net sales.

     Other Income (Expense) -- Net. For the six months ended April 30, 1996, other income was $394,000 compared to other expense of $95,000 for the six months ended April 30, 1995. The increase in other income for the six months ended April 30, 1996 compared to the prior year was primarily due to a decrease in interest expense resulting from the repayment of $5.4 million in debt in February 1995 and other income resulting from the strategic sales alliance with Span. See "Liquidity and Capital Resources."

     Provision for Income Taxes. Tylan General's effective tax rate was 38.3% for the six months ended April 30, 1996 as compared to 42.0% for the six months ended April 30, 1995. The decrease in the effective tax rate for the six months ended April 30, 1996 over the prior year was primarily due to the realization of additional foreign tax credit benefits. Tylan General's effective tax rate for the six months ended April 30, 1996 was higher than the U.S. statutory tax rate of 35% due to state taxes, the non-deductibility of goodwill amortization and higher foreign tax rates.

  Fiscal Years Ended October 31, 1995 and 1994

     Net Sales. Net Sales increased 57.7% in 1995 to $75.8 million from $48.1 million in 1994. The increase was primarily due to increased demand for Tylan General's flow and pressure products by U.S.-based equipment suppliers, increased sales of pressure products in Japan and increased sales of gas panels. Tylan General believes that a significant portion of its sales to U.S.-based equipment suppliers was for gas flow and pressure measurement and control equipment incorporated into systems delivered to foreign IC manufacturers.

     Net sales to customers located outside of the United States (primarily in Asia and Europe) increased by 36.9% to $25.6 million in 1995 from $18.7 million in 1994. The increase was primarily due to higher sales of pressure products in Japan. Tylan General believes that the increased sales of pressure products was attributable to a growing worldwide demand for pressure products and to an increase in Tylan General's market share in Japan.

     Gross Profit. Tylan General's gross profit increased to $33.0 million in 1995 from $19.2 million in 1994 and increased as a percentage of net sales to 43.5% from 39.9%. The increase in gross margin was primarily due to improved gross margins on pressure products and gas delivery systems resulting from lower unit material costs, improved manufacturing yields and higher production levels.

     Sales and Marketing. Sales and marketing expense increased 45.8% to $10.7 million in 1995 from $7.4 million in 1994, but declined as a percentage of net sales to 14.2% from 15.3%. The increase in sales and marketing expense was primarily due to increased staffing in field sales and marketing personnel required to support higher sales levels and to further penetrate new and existing markets for Tylan General's products.

     General and Administrative. General and administrative expense increased 51.4% to $7.1 million in 1995 from $4.7 million in 1994, but decreased as a percentage of net sales to 9.3% from 9.7%. The increase was primarily due to increased expense necessary to support Tylan General's increased revenue level, expanding international operations and increased business activity. The increase was also due to increased expense associated with operating as a public company, including fees for accounting, legal and other professional services and increased liability insurance premiums.

     Research and Development. Research and development expense increased 114.0% to $5.1 million in 1995 from $2.4 million in 1994 and increased as a percentage of sales to 6.8% from 5.0%. The increase in research and development expense was primarily due to increased spending on new product development and product improvement programs, including increased expense associated with the increased use of contracted engineering services and the addition of Company personnel.

     Other Income (Expense). Other expense was $879,000 in 1995 compared to other expense of $1.3 million in 1994. The change was primarily due to a $687,000 decrease in interest expense primarily due to the repayment of $5.4 million in debt in February 1995.

     Provision for Income Taxes. Tylan General's effective tax rate was 38.1% in 1995 as compared to 20.0% in 1994. The lower effective tax rate in 1994 was primarily due to a $591,000 benefit in the second quarter of 1994 resulting from a reduction in the valuation allowance for deferred taxes. Tylan General's effective tax rate in 1995 was higher than the U.S. statutory tax rate due to the non-deductibility of goodwill amortization and higher foreign tax rates.

     Extraordinary Item -- Net of Income Tax Benefit. In February 1995, Tylan General prepaid the Notes with a portion of the net proceeds from Tylan General's initial public offering of Common Stock. In connection with the redemption of the Notes, Tylan General wrote off the unamortized deferred issuance costs of $949,000 and incurred a prepayment penalty of $250,000. An extraordinary item of $695,000 was recorded in February 1995, and the resultant charge of $.14 per share is reflected in Tylan General's results of operations for 1995.

  Fiscal Years Ended October 31, 1994 and 1993

     Net Sales. Net sales increased 43.7% in 1994 to $48.0 million from $33.5 million in 1993. The increase in net sales resulted primarily from an increase in U.S. sales of Tylan General's pressure and flow products to $27.0 million in 1994 from $18.5 million in 1993, primarily attributable to increased sales to equipment suppliers, of which approximately $1.9 million resulted from nominations from certain Korean IC manufacturers. The increase in net sales was also attributable to increased sales of Tylan General's products in Japan, primarily pressure products, which increased to $6.5 million in 1994 from $4.1 million in 1993, to increased sales of Tylan General's products in Europe, which increased to $9.4 million in 1994 from $7.2 million in 1993, and to increased sales of Tylan General's gas panels, which increased to $3.2 million in 1994 from $2.1 million in 1993.

     Net sales to customers located outside the United States (principally in Asia and Europe) increased 34.5% to $18.7 million in 1994 from $13.9 million in 1993 but declined as a percentage of net sales to 38.9% from 41.4% due to more rapid growth in sales to U.S.-based customers. Tylan General's international sales increased primarily as a result of an increase in sales of Tylan General's products in Japan, primarily pressure products, to $6.5 million in 1994 from $4.1 million in 1993, and an increase in sales to European customers to $9.4 million in 1994 from $7.2 million in 1993. Tylan General believes that a significant portion of its sales to U.S.-based equipment suppliers was for gas flow and pressure measurement and control equipment that was incorporated into systems delivered to IC manufacturers outside the United States.

     Gross Profit. Tylan General's gross margin declined to 39.9% in 1994 from 43.5% in 1993. The decline in gross margins was attributable primarily to the changing mix of flow product sales from sales of older products with higher gross margins to sales of newer products that have significantly higher direct costs and require more complex manufacturing processes. Such product mix changes accounted for a 1.5% decline in Tylan General's gross margins. Tylan General's gross margins also declined by approximately 1.0% as a result of increased depreciation and facilities expenses associated with expansion of gas panel manufacturing.

     Sales and Marketing. Sales and marketing expense increased 22.1% in 1994 but declined as a percentage of net sales to 15.3% in 1994 from 18.0% in 1993. The sales and marketing expense increase of $1.3 million was attributable primarily to a $663,000 increase in compensation expense for Tylan General's sales personnel and to expenditures of $212,000 and $193,000 related to establishing sales and marketing organizations at Tylan General's Korean subsidiary and gas panel division, respectively.

     General and Administrative. General and administrative expense increased 20.8% in 1994, but declined as a percentage of net sales to 9.7% in 1994 from 11.6% in 1993. General and administrative expense increased primarily as a result of expenses associated with increased administrative personnel to support Tylan General's growth.

     Research and Development. Research and development expense increased 17.5% in 1994 but declined as a percentage of net sales to 5.0% in 1994 from 6.1% in 1993. During 1994, Tylan General introduced four new mass flow products and three new pressure products. These product introductions were the result of a research and development management process initiated in 1992 under which Tylan General performs product definition, development and introduction activities concurrently.

     Other Income (Expense). Other expense increased 97.1% in 1994 to $1.3 million from $650,000 in 1993 primarily due to a $243,000 decrease in license revenue as a result of the sale in 1992 of a technology license, a $179,000 increase in interest expense resulting primarily from increased use of capital leases and working capital lines of credit in 1994, and a $207,000 decrease in foreign exchange gain due primarily to a less favorable overall change in the yen-dollar exchange rate in 1994 than in 1993.

     Provision for Income Taxes. Tylan General's effective tax rate declined to 20.0% in 1994 from 53.2% in 1993. The effective tax rate was less than the statutory federal rate of 34% in 1994, primarily due to the reduction in the valuation allowance for deferred tax assets recorded in 1993 (which decreased Tylan General's effective tax rate by 19.3%), and the provision for income taxes payable to other countries at rates less than the federal statutory rate, net of federal foreign tax credits (which decreased Tylan General's effective tax rate by 4.2%).

LIQUIDITY AND CAPITAL RESOURCES

     Tylan General has financed its operations and its capital requirements through a combination of cash provided by operations, capital lease financings and the sale of a license agreement. In February 1995, Tylan General completed an initial public offering of 2,300,000 shares of Common Stock at $7.00 per share, of which 1,300,000 shares were sold by Tylan General for net proceeds of approximately $7.4 million. The net proceeds received by Tylan General were used to repay outstanding indebtedness and related costs as follows: (i) $5.3 million for the outstanding Notes in the aggregate principal amount of $5.0 million and related interest and prepayment penalty, (ii) $375,000 for an outstanding term note with a bank and (iii) $1.8 million against Tylan General's line of credit. Tylan General did not receive any of the proceeds from the sale of shares by the selling stockholders.

     In September 1995, Tylan General completed a second public offering of 1,500,000 shares of Common Stock at $16.00 per share, of which 1,250,000 shares were sold by Tylan General for net proceeds of approximately $18.5 million. Approximately $5.6 million of the net proceeds received by Tylan General were used to repay the outstanding balance on Tylan General's $4,000,000 line of credit and $3,500,000 capital term loan facility. The remaining proceeds were used to increase working capital and for general corporate purposes. Tylan General did not receive any of the proceeds from the sale of shares by the selling stockholders.

     In 1993, a $2.4 million increase in inventories reduced cash provided by operating activities to $292,000, and financing activities provided an additional $873,000, primarily from the issuance of the Notes. Tylan General used $1.0 million in 1993 in investing activities, primarily for purchases of capital equipment. In 1994, net cash from operating activities was $3.0 million, primarily as a result of $2.5 million in net income. In 1994, Tylan General used $1.3 million for capital expenditures.

     In 1995, Tylan General's operating activities provided $3.7 million in cash, primarily from net income as adjusted for depreciation, amortization and the write-off of unamortized deferred issuance costs, and an increase in accounts payable offset by increases in accounts receivable and inventories. Tylan General's financing activities provided $18.0 million in cash, primarily from Tylan General's two public offerings offset by repayments of debt. Tylan General used $8.0 million in cash for investing activities in 1995, primarily for the purchase of capital equipment, including tenant improvements on Tylan General's new manufacturing facility in Rancho Dominguez, California.

     For the first six months of fiscal 1996, Tylan General's operating activities used $2.4 million in cash, primarily as a result of increases in accounts receivable and inventories and a decrease in accounts payable, offset by income from operations. As of April 30, 1996, Tylan General had $3.6 million due from Span for returned inventory, which was purchased under the international distribution agreement.

     Tylan General's financing activities for the first six months of fiscal 1996 generated $900,000 in cash, primarily from $1.2 million in bank borrowings in Japan. Investing activities in the period used $3.4 million in cash for capital expenditures.

     As of April 30, 1996, Tylan General had $10.3 million in cash, cash equivalents and short term investments and net working capital of $32.4 million. Tylan General maintained a $4.0 million line of credit secured by substantially all of its assets and an additional $3.5 million capital term loan facility, both of which expire in June 1996. As of April 30, 1996, there were no amounts outstanding under the line of credit or the capital term loan facility. In June 1996, Tylan General obtained a $11.0 million line of credit to replace the expiring line of credit. The new line of credit permits borrowings by Tylan General's various international subsidiaries and permits borrowings denominated in Japanese yen and Korean Won up to $4.0 million and $1.0 million, respectively. The new line of credit expires in March 1997.

                             TYLAN GENERAL BUSINESS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Tylan General's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Tylan General Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

     Tylan General is a leading supplier of process management instrumentation to semiconductor capital equipment suppliers and manufacturers of advanced ICs. Tylan General designs, manufactures and markets mass flow controllers that provide precise control of process gases, and capacitance diaphragm gauges, conductance control valves and automatic pressure controllers that in combination measure and control sub-atmospheric pressure in process chambers. To address the need for improved "on-tool" gas management, Tylan General has also developed ultraclean gas panels that integrate various gas management functions in one system on the process chamber. Tylan General's products enable equipment suppliers and IC manufacturers to increase wafer throughput, improve yields and reduce equipment cost of ownership. Certain of Tylan General's products are also used in the manufacture of flat panel displays, fiber optic cable and other products. Through its global sales, service, product development and manufacturing organization, Tylan General provides comprehensive local support to its customers.

INDUSTRY BACKGROUND

     The worldwide use of ICs is growing rapidly, and users are demanding higher performance and lower cost as broad-based applications for ICs continue to develop. As a result, IC designs are becoming more complex, and device geometries are being radically reduced. The processes necessary to manufacture submicron devices are becoming increasingly sophisticated and intolerant of minor variations in process conditions. IC manufacturers must have sophisticated wafer fabrication equipment that provides precise control of all process variables, protects the in-process ICs from chemical and particulate contamination and achieves higher yields, greater throughput and higher levels of uptime.

  Role of Process Control in IC Manufacturing

     Three critical processes in IC manufacturing are the deposition of insulating or conducting materials onto a wafer, the etching of the wafer to remove deposited material that has not been protected by photoresist material and the stripping of leftover photoresist material from the wafer after etching. These processes are fundamental to the layering of films in the fabrication of an integrated circuit and may each be repeated up to 30 times. Tylan General believes that deposition, etch and strip equipment constitutes a significant portion of the front-end wafer processing equipment expenditures in a new IC fabrication facility.

     Deposition, etching and stripping processes each require the introduction of process gases, the management of process chamber conditions and the evacuation of process gases. The introduction of each gas into the chamber must be virtually contamination-free and accurately controlled at a precise rate. The speed at which the gas flow rate is stabilized can have a significant impact on system throughput and process yields. Once flow rates have been stabilized, process pressure can be controlled by varying the rate at which the process gases are exhausted from the chamber. Following the processing of each wafer, process gases must be completely evacuated from the chamber before the next wafer can be processed.

  Demand for Process Instrumentation

     The worldwide increase in IC use has resulted in significant overall growth in the semiconductor process instrumentation industry. At the same time, the trend toward more complex ICs is driving the demand for more sophisticated process instrumentation capable of extremely accurate and precise process control. These advanced instruments must also be designed and manufactured so as not to introduce particulate or chemical contamination into the process environment. Technological advances have been achieved on a wide range of process instrumentation. For example, mass flow controllers have become faster, cleaner and more accurate. Capacitance diaphragm gauges are being used at lower pressure levels and over a wider range of operating temperatures, and the manual tuning of pressure controllers is rapidly being replaced by fully automated internal adaptive control algorithms.

     In an effort to achieve tighter process control and higher process yields, equipment suppliers initially introduced single-chamber, single-wafer processing systems to replace batch systems. To compensate for the generally lower throughput of single-wafer systems and to leverage common system elements, equipment suppliers developed cluster tools that employ multiple single-wafer process chambers. Each of these chambers requires separate process instrumentation. This increase in the number of process chambers significantly expanded the need for mass flow controllers, gas panels and pressure measurement and control systems while finer geometries have created the need for more precise instrumentation.

     The total available market for equipment suppliers' "on-tool" (i.e., on the processing system) gas system components continues to grow as a result of the need for IC manufacturing capacity, which has rapidly increased the total number of process chambers built each year. In addition, the increased level of sophistication required to achieve finer IC geometries has increased the quantity of on-tool components, including mass flow controllers, pressure measurement equipment, pressure control equipment, control valves and gas panels, all items supplied by Tylan General. For example, Tylan General believes that per chamber instrumentation total costs have increased from approximately $40,000 ten years ago to approximately $100,000 today. The proliferation of process chambers multiplied by the increasing number of components required per chamber has increased the total per-tool available market opportunity.

     IC users are demanding higher performance and lower cost as broad-based applications for ICs continue to develop. To meet these evolving market needs, IC manufacturers must have sophisticated wafer fabrication systems that provide precise control of all process variables and protect the in-process ICs from chemical and particulate contamination. In their effort to reduce manufacturing costs, IC manufacturers are demanding that these systems achieve higher yields, greater throughput and higher levels of uptime. Equipment suppliers are also purchasing a larger portion of their subsystem requirements (including gas delivery subsystems, such as gas panels) through outside vendors, retaining their core process competencies internally. As a result, the relative sophistication and average cost of on-tool pressure and flow instrumentation purchased by equipment suppliers has increased substantially in recent years.

PRODUCTS

     Tylan General designs, manufactures and markets precision mass flow controllers, gas panels and pressure measurement and control instrumentation. Tylan General's products are used primarily in IC fabrication, and also in other manufacturing processes such as flat panel display and fiber optic cable fabrication. Tylan General products assist equipment suppliers and IC manufacturers in increasing wafer throughput, improving yields and reducing overall cost of ownership.

  FLOW PRODUCTS

     Tylan General's mass flow controllers measure mass flow by separating a small portion of the main gas stream and by sensing the heat transfer it creates as it flows through a small measuring capillary. This information is used by the product's servo control circuit as it adjusts the position of the product's internal control valve. The result is a highly accurate, reliable and repeatable measurement and control of the process gas flow rate.

     While IC manufacturers have historically focused on the accuracy and speed of response of mass flow controllers, they are increasingly concerned with their ability to reduce or eliminate particulate and chemical contamination. In 1991, in response to these heightened concerns, Tylan General introduced metal seals to replace elastomeric seals on certain of its high performance FC-2900 Series mass flow controllers. The metal seals allow the controllers to operate for extended periods of time in contact with gases that are incompatible with elastomeric materials. The use of metal seals also eliminates particulate contamination introduced to the gas stream by elastomeric seals, and as a result, provides the higher level of gas purity required for advanced IC fabrication processes. More recently, Tylan General introduced ultraclean mass flow controllers, and in 1995, began volume production of its first digital series mass flow controllers. The digital electronics package has been incorporated into several of Tylan General's current mass flow control products and Tylan General plans to continue to incorporate digital electronics into its future generations of mass flow controllers. All of Tylan General's mass flow controllers that incorporate advanced analog electronics (i.e., beginning with the FC-2900 Series) can be retrofitted to include a digital electronics package.

     The primary flow products currently offered by Tylan General are briefly described below. List prices for Tylan General's flow products at April 30, 1996 ranged from $1,075 for mass flow controllers in the FC-260 series to $2,820 for certain advanced ultraclean flow products.

     FC-260 Series. The FC-260, which was designed for early semiconductor manufacturing processes, uses a thermal valve to provide stable, accurate and repeatable control of process gases.

     FC-280 Series. As the semiconductor industry moved towards shorter, single wafer processes, speed of response became a significant issue in mass flow controller performance. In 1985, Tylan General introduced the FC-280, which employs a solenoid valve to achieve a response time of 2 to 4 seconds, compared with the 4 to 6 second response time of the FC-260. The FC-280S, introduced two years later, employs enhanced electronics to achieve a response speed of 1 to 2 seconds.

     FC-2900 Series. The entire family of FC-2900 products utilizes an advanced electronics package that initially enabled response times of 1 to 1.5 seconds and was later upgraded to enable response times of 300 to 800 milliseconds. The FC-2900M, introduced in 1991, is a metal-sealed version of the FC-2900. In 1995, in response to customer demands, Tylan General introduced additional variations of the FC-2900M, including the FC-2930, an elastomer-free version in which elastomers in the valve area have been replaced with inert, ceramic materials, and the FC-2936, a shortened (106mm) version of the FC-2930 specifically targeted at Japanese manufacturers requiring mass flow controllers with reduced overall length.

     High Flow Series (FC-2920/2925). Tylan General introduced the FC-2920 to address the increasing number of higher flow semiconductor processes. With an upper flow limit of 200 standard liters per minute, this product is capable of controlling six times the gas flow rate as the FC-2900. In order to address the higher gas flow requirements of fiber optic and other industrial processes, Tylan General developed the FC-2925, which has an upper flow rate limit of 1,000 standard liters per minute.

     Ultraclean Series (FC-2950/2960/2979). Introduced in 1994, FC-2950M was the first of Tylan General's ultraclean product offerings. Effective manufacturing of advanced ICs such as 64 megabyte DRAMs will require substantial reduction in contributed particles and chemical contaminants from the mass flow controller. The FC-2950 combines an ultraclean mechanical platform with the high speed 2900 series electronics to offer fast, clean and accurate measurement and control of semiconductor process gases. The FC-2960 offers the same advantages as the FC-2950, however, it incorporates a thermal valve design for applications requiring this method of operation. As gas panel technology has developed, a strong trend towards miniaturization has become apparent. The FC-2979, a top mount version of the FC-2950 with a smaller end-to-end dimension and altered gas flow path and mounting configuration, accommodates new compact gas panel designs.

     Vapor Flow Control Series (VC-4900/4900M). Introduced in 1993, the VC-4900 was designed with a low internal pressure drop to enable measurement and control of certain gases in applications where conventional mass flow controllers are too restrictive to the flow of low-vapor pressure material. In 1994, Tylan General began shipping the VC-4900M, a metal-sealed version of the VC-4900.

     Inlet Pressure Control Series (PC-5900/5900M). Conventional mass flow controllers are typically used to maintain gas flows constant at a desired rate. Recent developments in deposition, etch and strip equipment have created an opportunity for mass flow controllers to be used as upstream (inlet) pressure control devices. The PC-5900 adjusts the flow of gas into the process chamber in order to maintain the measured pressure constant at the desired level. In 1994, Tylan General began shipping the PC-5900M, a metal-sealed version of the PC-5900.

     Digital Electronics. Tylan General offers its digital electronics package on its most recently introduced products, including the FC-2950, FC-2930 and FC-2936. The digital electronics package has been designed as a drop-in replacement for the analog electronics included on all current FC-2900/4900/5900 Series products.

  PRESSURE PRODUCTS

     Tylan General's pressure products are used to measure and control pressure in process reactors. Tylan General's capacitance diaphragm gauges can be used to measure total pressure in a process chamber and, when used in conjunction with a variable conductance valve and a pressure controller, can be used to control the pressure in process reactors.

     Capacitance Diaphragm Gauges. Tylan General's capacitance diaphragm gauges use a flexible diaphragm to measure pressure by detecting the change in capacitance measured by sensing electrodes. Capacitance diaphragm gauges differ from most other vacuum gauges in that they provide extremely accurate total pressure measurement independent of gas composition. Their high accuracy and resistance to corrosion have made this type of device the standard for most advanced deposition, etch and dry-process photoresist removal systems produced.

     Tylan General's capacitance diaphragm gauges are used principally in four types of applications, as briefly described below. List prices for Tylan General's capacitance diaphragm gauges at April 30, 1996 ranged from $950 for gauges used in standard high pressure applications to $5,500 for Tylan General's dual diaphragm gauge for critical very low pressure applications.

        Standard High Pressure Applications. The CML, Tylan General's standard capacitance diaphragm gauge, provides accuracy, repeatability and stability suitable for most vacuum processes operating at above one torr. Tylan General also produces the CDL, which offers a smaller package size and higher performance as a result of patented sensor technology and enhanced, low noise electronics.

        Standard Low Pressure Applications. Tylan General's original product for low pressure applications was the CMT, a temperature compensated device. Later, Tylan General introduced the temperature controlled CMH, and, in 1994, Tylan General introduced its most versatile temperature controlled capacitance diaphragm gauge, the CDH. The CDH combines Tylan General's patented sensor technology, advanced electronics and a unique temperature management package that enables stable, high accuracy pressure measurement to be made over a wide range of process pressures and operating temperatures.

        Condensing Applications. Several IC manufacturing processes employ process chemistries that have a tendency to condense on unheated surfaces. The gradual buildup of condensed material on the surface of the pressure sensing diaphragm degrades the performance of the transducer. Tylan General's original product for condensing applications was the CMHT. By elevating the temperature of the sensing diaphragm, the CMHT reduces or eliminates this condensation. In 1994, Tylan General introduced its CDH, which offers superior performance in a smaller package and at a lower cost than the CMHT.

        Critical Very Low Pressure Applications. To address the requirements for very low pressure measurement and control, Tylan General developed the HVG, the first dual diaphragm gauge for IC manufacturing applications. This patented technology significantly diminishes seismic and gravitational effects while substantially increasing the signal-to-noise ratio over previous gauges. Tylan General has manufactured limited quantities of the HVG to date.

     Automatic Pressure Controllers. Tylan General manufactures both analog and digital pressure controllers that read pressure measurements from Tylan General's capacitance diaphragm gauges and provide position commands to Tylan General's conductance control valves in a closed loop system. The three types of automatic pressure controllers offered by Tylan General are described briefly below. List prices for Tylan General's automatic pressure controllers at April 30, 1996 ranged from $1,175 to $1,795.

        Analog-P.I.D. Early automatic pressure control systems utilized analog circuitry and a type of closed loop control known as Proportional, Integral, Derivative or P.I.D. The basic approach to control when using a P.I.D. system is to determine the appropriate settings for P, I and D and then to input those values or settings into the control circuitry. For many years, analog P.I.D. control was the standard method for closed loop pressure control. Tylan General's analog controllers have an advanced circuit design, enabling high performance and low manufacturing costs.

        Digital-Adaptive. The major difference between adaptive control and analog P.I.D. control is that adaptive automatic pressure controllers contain digital circuitry and microprocessors that constantly monitor, control performance of and adjust the controller's response characteristics based upon their proprietary internal adaptive control algorithm. Because adaptive automatic pressure controllers are capable of rapidly adjusting to changes in system time constants, advanced IC processes can move quickly from process step to process step without manual tuning or intervention. Tylan General developed the first adaptive downstream pressure control algorithm and received a patent on the technology. This algorithm and its several successors have been embodied in Tylan General's line of digital adaptive pressure controllers.

        Digital-Multimode. Tylan General offers a multimode automatic pressure controller, the ACX, capable of operating in open or closed loop control modes and capable of switching back and forth between fixed, selectable and continuously changing time constant settings. The ACX incorporates an internal microprocessor and an advanced adaptive algorithm that provide the platform from which customer or application specific control routines can be developed and implemented. The ACX is compatible with earlier adaptive automatic pressure controllers offered by Tylan General and has a footprint less than half the size of current competitive devices.

     Conductance Control Valves. Tylan General manufactures motor-driven control valves that are placed between the process chamber and the vacuum pump. Their function is to vary the conductance of the pumping lines, which has the effect of increasing or decreasing the pumping speed of the system. The valves are typically used in IC processing systems to provide closed loop control of the process chamber pressure. The two principal types of conductance control valves offered by Tylan General are described briefly below. List prices for Tylan General's conductance control valves at April 30, 1996 ranged from $1,905 to $8,900.

        MDV Series. The MDV family consists of conductance control valves that control the conductance of exhaust lines by varying the position of a rotating plate that is coupled to a stepper motor through a precision drive assembly. The MDV series features a rugged design which Tylan General believes has contributed to its reliability and market acceptance.

        MDVH Series. The MDVH series of heated conductance control valves is designed for applications where residual process gases have a tendency to condense inside the valves leading to reduced performance and failure. This series was developed by Tylan General's Japanese subsidiary in conjunction with a leading Japanese IC manufacturer and a large Japanese equipment supplier. Tylan General expects advanced IC manufacturers to develop a preference for heated conductance control valves, such as the MDVH series, for certain applications where condensation or deposition occurs in the valve.

  GAS PANELS

     Gas panels are typically comprised of mass flow controllers, filters, purifiers, shut-off valves, regulators and other associated hardware. Their purpose is to manage the on-tool handling of the gases that are supplied to the system. The process gases in a semiconductor fabrication facility are generally stored in large bulk containers and are distributed throughout the facility in highly pressurized pipes or gas lines. Once delivered to the tool, particles and contaminants must be removed, gas flow rates must be measured and controlled and the resultant mixture of process gases must be routed to the process chamber. These critical functions are performed by the gas panel.

     Tylan General currently designs and manufactures ultraclean gas panels both for new process tools and for retrofit or replacement on existing tools. In response to the growing demand for ultraclean gas panels, Tylan General has recently developed the Intelligent Gas Panel, which allows real-time monitoring of mass flow controller performance. The ability to perform in situ calibration of mass flow controllers will reduce the downtime historically associated with the diagnosis and repair of gas delivery subsystems. Tylan General believes that significant shipments of Intelligent Gas Panels will not occur before mid-fiscal 1997. There can be no assurance that the Intelligent Gas Panel will achieve market acceptance or that Tylan General will be able to enhance the Intelligent Gas Panel or to develop additional versions of it to address available market opportunities.

SALES, SERVICE AND MARKETING

     Tylan General primarily sells its products through a worldwide network of direct sales personnel augmented by strategically located distributors and representatives. In the United States, Tylan General maintains a direct sales force operating out of nine locations. Internationally, Tylan General provides sales coverage from eight Company-owned sales offices. In addition, other sales offices are operated through agreements with certain key distributors in eight additional locations, including Taiwan, Singapore, Ireland, Israel, Sweden, Australia, Canada and China. Tylan General believes that the size, strength and location of its global sales network is a significant competitive advantage.

     Tylan General employs a strategy of utilizing global account managers to monitor and manage Tylan General's activities at its largest multinational IC manufacturer customers' locations around the world, such as Intel, Motorola, Toshiba and SGS Thompson. Tylan General believes that it can achieve maximum utilization of its international field sales organization by assigning responsibility for the management of Tylan General's activities at each such account to a single individual.

     Tylan General also supplements its worldwide direct sales effort with a small number of sales representative relationships. Sales from sales representatives accounted for less than 5% of net sales in fiscal 1995.

     Tylan General services products from six Company-owned service offices in the United States. Internationally, Tylan General provides service through eight Company-owned service offices, including Korea, Japan (two locations), UK, France, Germany (two locations) and Scotland. All of these offices provide calibration of ultraclean mass flow controllers in modern cleanroom facilities. In addition, service is also provided internationally through agreements with certain key distributors in four locations including Taiwan, Singapore, Ireland and Israel.

     Tylan General believes this broad network of service locations, situated near global semiconductor manufacturing centers, provides a significant competitive advantage.

CUSTOMERS

     Tylan General's customers are primarily manufacturers of semiconductor wafer processing equipment. Tylan General also sells retrofit or replacement parts directly to IC manufacturers. IC manufacturers often specify to their equipment suppliers which vendor's process instrumentation should be supplied with a particular process tool. Tylan General believes that it continues to receive significant orders as a result of IC manufacturers nominating Tylan General's products.

     The following is a list of Tylan General's five largest customers during fiscal 1995 and the six months ended April 30, 1996:

       Lam Research Corporation
        Applied Materials, Inc.
        Tokyo Electron Limited
        Novellus Systems, Inc.
        Watkins-Johnson Company

     The foregoing customers accounted for 47.9% and 49.8% of Tylan General's net sales in fiscal 1995 and the six months ended April 30, 1996, respectively, and Lam Research Corporation, Tylan General's largest customer, accounted for 20.0% and 25.1% of Tylan General's net sales in fiscal 1995 and the six months ended April 30, 1996, respectively. Although the companies listed above were significant customers of Tylan General during fiscal 1995 and the six months ended April 30, 1996, there can be no assurance that such companies will make significant purchases of Tylan General's products in the future.

RESEARCH, DEVELOPMENT AND ENGINEERING

     Tylan General's research and development efforts are focused on developing products that address the evolving needs of its customers and enhancing its existing products. The markets in which Tylan General competes are characterized by evolving industry standards and frequent improvements in products and services. To compete effectively in such markets, Tylan General must continually improve its products and its process management technologies and develop new technologies and products that compete effectively on the basis of price and performance and that adequately address customer requirements. The markets in which Tylan General's customers compete are also characterized by rapidly changing technology and emerging industry standards. To compete effectively, Tylan General must adapt its products to meet such technological changes and to support such standards. There can be no assurance that Tylan General will be able to improve its existing products or its process management technologies or develop new products or technologies. Even if Tylan General is able to develop new or enhanced products, there can be no assurance such products will be cost-effective or introduced in a timely manner. Failure of Tylan General to develop or introduce new products or product enhancements in a timely manner will have a material adverse effect on Tylan General's business, financial condition and results of operations.

     During fiscal 1993, 1994 and 1995 and the six months ended April 30, 1996, Tylan General's research and development expenditures were approximately $2.0 million, $2.4 million, $5.1 million and $3.3 million, respectively. Tylan General's pressure measurement and control products are designed in San Diego, California and Yokohama, Japan. Flow products are designed in Torrance, California and Eching, Germany. Gas panels are designed in Austin, Texas. In addition, Tylan General is currently establishing gas panel design capability in Korea.

     As of the end of fiscal 1995, Tylan General had a full-time engineering staff of 27 employees. Because of the complex and highly specialized design, testing and manufacturing requirements of its products, these employees are experienced in a wide range of engineering disciplines. Tylan General's philosophy is to maintain strong technical expertise in each area of its core competencies and to utilize consulting engineers for non-critical portions of product development projects. Tylan General believes that this approach provides flexibility and allows Tylan General to shorten time-to-market for new products.

MANUFACTURING

     Tylan General manufactures high precision flow sensors, vacuum transducers and other critical components of its products at its own facilities. Tylan General also assembles and tests machined parts, components and subassemblies that are acquired from third-party vendors and then integrated into Tylan General's finished products. Tylan General has six manufacturing facilities: three in the United States and one each in Europe, Japan and Korea.

     Equipment suppliers are increasingly seeking a reduction in lead times and an improvement in quality and internal tracking systems from their component suppliers. Tylan General has adopted several manufacturing strategies to meet these needs. Tylan General is in the process of implementing continuous flow manufacturing, has obtained the applicable level of ISO 9000 certification for its Rancho Dominguez and Swindon, England facilities and is working towards the achievement of ISO 9000 certification at its other manufacturing operations by the end of fiscal 1996. ISO 9000 certification is an international quality standard that signifies that a manufacturer has appropriate controls, documentation and procedures in all significant aspects of its manufacturing operations to produce high quality products. In September 1995, Tylan General moved its principal manufacturing facility for its flow products from Torrance, California into a facility located nearby in Rancho Dominguez, California. In June 1996, Tylan General moved its San Diego headquarters and principal manufacturing facility for its pressure measurement and control products into a facility located nearby in San Diego.

     Certain of the machined parts, components and subassemblies included in Tylan General's equipment are obtained from single qualified source or a limited group of suppliers. The partial or complete loss of certain of these sources could have an adverse effect on Tylan General's results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect Tylan General's results of operations.

COMPETITION

     The market for Tylan General's products is highly competitive. Significant competitive factors include cost of ownership, historical relationships, product quality, performance, size of installed base, breadth of product line and customer service and support.

     In each of the markets it serves, Tylan General faces substantial competition. In addition, Tylan General anticipates that it may face substantial competition in the future from new entrants in Tylan General's markets. Some of these existing and potential competitors have substantially greater financial, engineering, manufacturing or marketing resources than Tylan General. Tylan General competes with a number of companies in its mass flow controller markets and with other companies, including MKS Instruments, in its pressure products markets. In addition, some competitors have a large installed base and long-standing customer relationships that are competitive advantages. To compete successfully, Tylan General must make substantial investments in its engineering, research and development, marketing and customer service and support activities. There can be no assurance that competitors will not develop competitive products that will offer price or performance features superior to those of Tylan General's products.

     Although Tylan General has achieved significant sales of its pressure products to the Japanese market, the Japanese mass flow control market has been difficult for non-Japanese companies to penetrate. In addressing the Japanese mass flow control market, Tylan General is at a competitive disadvantage compared to Japanese suppliers, many of which have long-standing collaborative relationships with Japanese IC manufacturers and their equipment suppliers. Tylan General's ability to penetrate this market successfully is dependent upon its ability to overcome its competitive disadvantages, the general economic and specific IC industry conditions in Japan, the existence of free trade between Japan and the United States in this industry, the ability of Tylan General to develop in a timely manner products that meet the technical requirements of Japanese customers, its ability to continue to develop satisfactory relationships with leading companies in the Japanese IC industry and other factors. There can be no assurance that Tylan General will be able to increase its penetration of the Japanese mass flow control market.

INTELLECTUAL PROPERTY

     As part of its ongoing research, development and manufacturing activities, Tylan General has a policy of seeking patents on inventions concerning new products and improvements when appropriate. Tylan General currently holds a number of U.S. and foreign patents. Although Tylan General's patents have value, Tylan General believes that the success of its business depends more on innovation, technical expertise and know-how of its personnel and other factors.

     Tylan General also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Tylan General's trade secrets or disclose such technology or that Tylan General can meaningfully protect its trade secrets.

BACKLOG

     Tylan General's backlog at the end of fiscal 1995 was approximately $11.2 million, compared to approximately $6.3 million at the end of fiscal 1994. Backlog consists of orders for which a customer purchase order has been accepted and a delivery date within three months has been specified. Because all purchase orders are subject to cancellation or delay by customers with limited or no penalty, Tylan General's backlog is not necessarily indicative of future revenues or earnings.

EMPLOYEES

     As of April 30, 1996, Tylan General employed 555 persons. In addition, Tylan General contracts with independent contractors, such as employment agencies, to fill temporary part- and full-time positions. As of April 30, 1996, Tylan General utilized 37 persons in such positions. Of this total workforce, 50 persons were in engineering and research and development, 363 persons were in manufacturing, 100 persons were in marketing, sales and support and 79 persons were in finance and administration. As of April 30, 1996, Tylan General employed or utilized 480 persons in the United States, 56 persons in Europe and 56 persons in Asia. In June 1996, Tylan General laid off 40 manufacturing employees at its Rancho Dominguez facility, 33 of whom had been hired by Tylan General on a temporary basis, in response to weakening demand for mass flow control products.

     Many of Tylan General's employees have specialized skills of value to Tylan General, and Tylan General's future success will depend in large part upon its ability to attract and retain highly skilled technical, managerial, financial and marketing personnel, who are in great demand. No employee is represented by a union or covered by a collective bargaining agreement, and Tylan General has not had a work stoppage or strike. Tylan General considers its employee relations to be good.

PROPERTY

     In June 1996, Tylan General moved its headquarters and principal manufacturing facility for its pressure measurement and control products to a leased 43,700 square foot facility in San Diego, California. The lease on this facility will expire in March 2006. Tylan General's primary manufacturing facility for mass flow control products is located in a leased 54,200 square foot facility in Rancho Dominguez, California. The lease on this facility will expire in July 2005. Tylan General also leases a 9,700 square foot manufacturing facility for gas panel products in Austin, Texas under a lease that expires in August 1997. Tylan General has additional leased sales and service facilities in Santa Clara, California, Tempe, Arizona and Salem, New Hampshire.

     Tylan General's principal European manufacturing facility is leased by its subsidiary in Swindon, England. The 6,900 square foot facility serves as the European headquarters for manufacturing. Tylan General's subsidiaries also lease a 6,100 square foot sales and service facility in Eching, Germany, a 570 square foot sales and service facility in Dresden, Germany, a 4,800 square foot sales and service facility in St. Quentin Fallavier, France and a 1,000 square foot facility in Livingston, Scotland.

     Tylan General K.K. leases a 9,300 square foot manufacturing, sales and service center in Yokohama, Japan. In addition, Tylan General Korea Ltd. leases a 1,700 square foot sales and service facility and Hanyang General Co., Ltd. leases a 1,700 square foot manufacturing facility, both of which are located in Kyunggi-Do, Korea.

LEGAL PROCEEDINGS

     Tylan General is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its financial position or results of operations.

                            TYLAN GENERAL MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of May 31, 1996, regarding the directors and executive officers of Tylan General:

               NAME                  AGE                         POSITION
- -----------------------------------  ---   ----------------------------------------------------
David J. Ferran....................  39    Chairman of the Board, President and Chief Executive
                                             Officer
David L. Stone.....................  37    Executive Vice President, Chief Financial Officer
                                           and Secretary
Michael A. Grandinetti.............  48    Senior Vice President, Marketing
David W. Dedman....................  42    Senior Vice President, Sales
Timothy R. Brown...................  48    Vice President and President of Vacuum Products
                                           Division
Scott A. Cronk.....................  33    Vice President and President of Gas Delivery
                                           Products Division
Larry L. Hansen....................  67    Director
Michael H. Khougaz.................  37    Director
Derrick N. Key.....................  48    Director
Wade Woodson.......................  37    Director
Bruce C. Rhine.....................  38    Director
Arthur C. Spinner..................  47    Director

     Mr. Ferran, a founder of Tylan General, has served as Tylan General's President and Chief Executive Officer since 1984, Chairman of the Board of Directors since February 1994 and a director since 1978.

     Mr. Stone has served as Executive Vice President of Tylan General since October 1994, Secretary since April 1993 and Chief Financial Officer since 1987. From March 1991 to October 1994, Mr. Stone served as Tylan General's Vice President, Finance, and from October 1993 to October 1994 he served as President, International Operations.

     Mr. Grandinetti has served as Senior Vice President, Marketing of Tylan General since October 1994. From May 1992 to October 1994, he served as Vice President, Sales and Marketing. From August 1989 to August 1990, he was employed by MKS Instruments, a manufacturer of industrial instruments, as a marketing manager.

     Mr. Dedman has served as Senior Vice President, Sales of Tylan General since August 1995. From October 1994 to August 1995, he served as Vice President, Sales. From August 1990 to October 1994, Mr. Dedman was an International Sales Manager and Marketing Manager for Brooks Instruments, the precision flow control manufacturing division of Emerson Electric.

     Mr. Brown has served as Vice President of Tylan General and President of the Vacuum Products Division since August 1995. From October 1993 to August 1995, he served as General Manager of the Vacuum Products Division. From October 1991 to October 1993, Mr. Brown served as Technical Marketing Manager for Tylan General's pressure products, and from 1982 to October 1991, he was a Director of Engineering in the Vacuum Products Division.

     Mr. Cronk has served as Vice President of Tylan General and President of the Gas Delivery Products Division since August 1995. From October 1994 to August 1995, he served as General Manager of the Gas Panel Manufacturing Division. From October 1984 to October 1994, Mr. Cronk was employed by Air Products and Chemicals, Inc., a manufacturer and distributor of specialty gases for manufacturing industries, most recently as a commercial manager in its Electronics Division.

     Mr. Hansen has served as a director of Tylan General since February 1990. From December 1989 until his retirement in 1992, Mr. Hansen was Tylan General's Executive Vice President. Prior to December 1989, he was Executive Vice President and a director of Varian Associates, Inc., an electronics manufacturer.

Mr. Hansen is currently a director of Electro Scientific Industries, Inc., Signal Technology Corporation and Micrel, Incorporated.

     Mr. Khougaz has served as a director of Tylan General since November 1992. From 1986 to February 1996, Mr. Khougaz was associated with Kleinwort Benson Limited, a London-based merchant banking group. Since February 1996, Mr. Khougaz has been associated with, and is currently a managing director of, Equinox Investment Partners, LLC, a general partner and investment manager for private debt and equity investments. Equinox Investment Partners is the investment advisor to The KB Mezzanine Fund, L.P. Mr. Khougaz is also a director of The Reliable Company.

     Mr. Key has served as a director of Tylan General since December 1994. He is Chairman of the Board, President and Chief Executive Officer of Roper Industries, Inc., a manufacturer of pumps, valves and industrial process controls, where he has been employed in senior management positions since 1982.

     Mr. Woodson has served as a director of Tylan General since October 1989. He is a General Partner with Sigma Partners, a venture capital organization, with which he has been affiliated since 1987. Mr. Woodson is currently a director of PSI Net, Inc.

     Mr. Rhine has served as a director of Tylan General since December 1994. From April 1994 to May 1996, he was President and Chief Operating Officer of Asyst Technologies, Inc., a supplier of mini-environment systems. From 1989 to April 1994, Mr. Rhine was employed by Lam Research Corporation, a supplier of semiconductor manufacturing equipment, initially as Vice President of Marketing and most recently as the Oxide Etch Business Unit Manager.

     Mr. Spinner has served as a director of Tylan General since October 1989. He is General Partner of Hambro International Venture Funds, a venture capital investment firm, which he co-founded in 1981.

DIRECTOR COMPENSATION

     As consideration for service on the Tylan General Board, each non-employee director of Tylan General receives $2,000 for each meeting of the Tylan General Board attended and $500 for each committee meeting of the Board of Directors attended by committee members. In the fiscal year ended October 29, 1995, the total compensation paid to non-employee directors was $71,000. The members of the Tylan General Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Tylan General Board meetings in accordance with Tylan General policy.

     Each non-employee director of Tylan General also receives stock option grants under the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of options to purchase shares of Tylan General Common Stock to non-employee directors of Tylan General. Option grants under the Directors' Plan are non-discretionary and are not intended to qualify as incentive stock options under the Code.

     The maximum number of shares of Tylan General Common Stock that may be issued pursuant to options granted under the Directors' Plan is 75,000. During fiscal 1995, Tylan General granted options covering 5,000 shares to each non-employee director of Tylan General, at an exercise price of $7.00 per share, the fair market value of the Tylan General Common Stock on the date of grant. The options granted under the Directors' Plan become exercisable in three equal annual installments beginning on the date one year after the date of grant. As of December 31, 1995, options to purchase an aggregate of 30,000 shares were outstanding, no shares had been issued upon exercise of such options and 45,000 shares remained available for future grants under the Directors' Plan.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth for fiscal 1995 and fiscal 1994 compensation awarded or paid to, or earned by, Tylan General's Chief Executive Officer, the four highest compensated executive officers of Tylan General who earned more than $100,000 in fiscal 1995 and one former executive officer who departed from Tylan General during fiscal 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                            AWARDS(2)
                                                                           ------------
                                                ANNUAL COMPENSATION         SECURITIES       ALL OTHER
                                             -------------------------      UNDERLYING      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)(1)     BONUS($)      OPTIONS(#)         ($)(3)
- ----------------------------------  ----     ------------     --------     ------------     ------------
David J. Ferran...................  1995       $211,000       $ 88,192        40,000          $  3,895
  Chairman of the Board,            1994       $188,000       $117,622         5,312                --
  President and Chief
  Executive Officer
David L. Stone....................  1995       $137,000       $ 72,060        25,000          $  1,581
  Executive Vice President          1994       $133,000       $ 70,700         3,200                --
  and Chief Financial Officer
Michael A. Grandinetti............  1995       $123,600       $ 20,270        10,000          $  1,623
  Senior Vice President,            1994       $120,000       $ 48,652         2,112                --
  Marketing
David W. Dedman...................  1995       $120,000       $ 43,200        22,500                --
  Senior Vice President, Sales      1994             --             --            --                --
Timothy R. Brown..................  1995       $110,000       $ 24,000         5,000          $  1,360
  Vice President                    1994       $102,000       $ 16,000         5,000                --
Richard C. Erdman(4)..............  1995       $ 99,750       $ 30,000            --          $ 15,439
  Former Senior Vice President      1994       $133,000       $ 67,575         3,200                --
  and Chief Operating Officer

- ---------------
(1) Includes amounts earned but deferred at the election of the executive officers.

(2) None of the named executive officers held restricted stock at October 29, 1995.

(3) Consists of Tylan General's matching payments under its 401(k) Plan, except as to Mr. Erdman, for whom the amount shown also includes consulting fees of $13,859 paid after his termination as an executive officer of Tylan General.

(4) Mr. Erdman's employment terminated as of July 30, 1995.

STOCK OPTION GRANTS AND EXERCISES

     Tylan General grants options to its executive officers under its 1994 Stock Option Plan (the "1994 Plan"). As of December 31, 1995, 539,000 shares of Tylan General Common Stock were authorized for issuance under the 1994 Plan, options to purchase a total of 433,950 shares were outstanding under the 1994 Plan and options to purchase 93,950 shares remained available for grant thereunder. In February 1996, the Tylan General Board amended the 1994 Plan to increase the number of shares authorized for issuance thereunder to 639,000 shares; the amendment was approved by the Tylan General stockholders in April 1996.

  OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during fiscal 1995 to each of the Named Executive Officers:

                                                INDIVIDUAL GRANTS
                              -----------------------------------------------------     POTENTIAL REALIZABLE
                                           PERCENTAGE OF                                  VALUE AT ASSUMED
                              NUMBER OF    TOTAL OPTIONS                                ANNUAL RATES OF STOCK
                              SECURITIES    GRANTED TO                                   PRICE APPRECIATION
                              UNDERLYING   EMPLOYEES IN    EXERCISE OR                   FOR OPTION TERM(3)
                               OPTIONS        FISCAL       BASE PRICE    EXPIRATION     ---------------------
            NAME              GRANTED(1)      YEAR(2)       ($/SHARE)       DATE         5%($)        10%($)
- ----------------------------  ----------   -------------   -----------   ----------     --------     --------
David J. Ferran.............    10,000          3.2%         $ 10.25         4/6/05     $ 64,575     $162,975
                                30,000          9.5%         $ 14.19        10/5/05     $268,191     $676,863
David L. Stone..............    10,000          3.2%         $ 10.25         4/6/05     $ 64,575     $162,975
                                15,000          4.7%         $ 14.19        10/5/05     $134,096     $338,432
Michael A. Grandinetti......    10,000          3.2%         $ 10.25         4/6/05     $ 64,575     $162,975
David W. Dedman.............    12,500          3.9%         $  7.00       12/16/94     $ 55,125     $139,125
                                10,000          3.2%         $ 10.25         4/6/05     $ 64,575     $162,975
Timothy R. Brown............     5,000          1.6%         $ 14.19        10/5/05     $ 44,699     $112,811
Richard C. Erdman...........        --            --              --             --           --           --

- ---------------
(1) Options become exercisable over a five-year period with 20% vesting one year from the date of grant and 1/16th of the remaining shares vesting quarterly thereafter. The options will fully vest upon a change of control, as defined in Tylan General's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 316,950 shares granted to employees in fiscal 1995, including the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect Tylan General's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Tylan General Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during fiscal 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of October 29, 1995:

                                                                    NUMBER OF                     VALUE OF
                                                              SECURITIES UNDERLYING              UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                           OCTOBER 29, 1995(2)         AT OCTOBER 29, 1995(3)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------  -----------   --------------   -----------   -------------   -----------   -------------
David J. Ferran...........         --              --         41,063         44,249       $ 646,448      $ 191,631
David L. Stone............         --              --         25,107         32,093       $ 360,397      $ 205,263
Michael A. Grandinetti....         --              --         12,423         19,689       $ 195,153      $ 211,578
David W. Dedman...........         --              --          2,500         20,000       $  24,375      $ 162,500
Timothy R. Brown..........         --              --          6,000          9,000       $  90,960      $  59,653
Richard C. Erdman.........     18,000        $326,300          5,200             --       $  68,020             --

- ---------------
(1) Value realized is based on the fair market value of Tylan General Common Stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Tylan General Common Stock.

(3) Based on the fair market value of Tylan General Common Stock as of October 29, 1995. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement between Tylan General and David J. Ferran entered into in 1989, Mr. Ferran's annual salary and bonus are determined by the Compensation Committee (the "Committee") of the Tylan General Board. If Mr. Ferran's employment is terminated by Tylan General for cause or he resigns (except under certain circumstances), Tylan General may require Mr. Ferran to provide exclusive consulting services to Tylan General for 45 hours per quarter for one year following such event. In consideration for such services, Tylan General will pay Mr. Ferran consulting fees equal to his annual salary at the time of such termination or resignation, will continue to provide health insurance benefits and will accelerate the vesting of a portion of his stock options. If Mr. Ferran's employment is terminated without cause or he resigns under certain circumstances, Mr. Ferran may at his election require Tylan General to enter into a consulting arrangement on the same terms as above, in which case Tylan General will pay Mr. Ferran consulting fees equal to his annual salary at the time of such termination or resignation and the maximum bonus he would have been entitled to through the date of termination, will continue to provide health insurance benefits and will accelerate the vesting of a portion of his stock options.

     Pursuant to an agreement between Tylan General and Richard C. Erdman entered into in January 1995, Mr. Erdman's employment as Senior Vice President and Chief Operating Officer of Tylan General was terminated as of July 30, 1995. Under this agreement, the vesting of Mr. Erdman's unvested stock options was accelerated, and the period during which Mr. Erdman may exercise his options was extended. In addition, under such agreement Mr. Erdman will provide consulting services to Tylan General for a period of twelve months following his separation date at a monthly rate of $8,150 with a potential increase up to a monthly rate of $15,928 if certain earnings targets for Tylan General are achieved.

REPORT OF THE COMPENSATION COMMITTEE OF THE TYLAN GENERAL BOARD ON EXECUTIVE COMPENSATION(1)

     Tylan General's executive compensation program is administered by the Committee. The Committee is appointed by the Tylan General Board and is comprised of three non-employee Directors. The Committee has responsibility for all compensation matters concerning executive officers.

  COMPENSATION PHILOSOPHY

     The Tylan General Board's executive compensation program strongly links management pay with Tylan General's annual and long-term performance. The program is intended to attract, motivate and retain senior management by providing compensation opportunities that are consistent with Tylan General performance. The program provides for base salaries which reflect such factors as level of responsibility, individual performance, internal fairness and external competitiveness; annual incentive cash bonus awards which are payable upon Tylan General's achievement of annual financial and management objectives approved by the

- ---------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the Commission, and is not to be incorporated by reference into any filing of Tylan General under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Tylan General Board; and long-term incentive opportunities in the form of stock options and other equity incentives which strengthen the mutuality of interest between management and Tylan General's stockholders. Each executive officer's target total annual compensation (i.e., salary plus bonus) is determined after a review of independent survey data regarding similarly situated executives at firms in Tylan General's industry. While the income tax implications of the compensation program to Tylan General and its division executive officers are continually assessed, including the recently enacted $1 million per covered employee limitation on the compensation expenses deductible by Tylan General, they are not presently a significant factor in the administration of the program.

     Tylan General strives to provide compensation opportunities which emphasize effectively rewarding management for the achievement of critical financial performance objectives. The Committee supports a pay-for-performance policy that determines compensation amounts based on business unit and individual performance. While the establishment of base salaries turns principally on the factors noted above, annual incentive bonuses for division vice presidents are based on the financial performance of their respective business units, and annual incentive bonuses for senior corporate executives are based on the financial performance of Tylan General as a whole. In addition, the program provides stock incentive opportunities designed to align the interests of executives and other key employees with other stockholders through the ownership of Tylan General Common Stock. The following is a discussion of each of the elements of Tylan General's executive compensation program including a description of the decisions and actions taken by the Committee with respect to compensation in fiscal 1995 for Tylan General's Chief Executive Officer and all executive officers as a group.

  MANAGEMENT COMPENSATION PROGRAM

     Compensation paid to Tylan General's executive officers for fiscal 1995 (as reflected in the foregoing tables with respect to the Named Executive Officers) consisted of the following elements: base salary, annual incentive cash bonuses under Tylan General's incentive bonus plans and stock options and other equity incentives under the 1994 Plan.

  BASE SALARY

     With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's levels of responsibility and individual performance, and the salaries of similar positions in Tylan General and in comparable companies in Tylan General's industry. The Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Annual adjustments in base salaries typically are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part prior year's business and individual performance achievements.

  ANNUAL INCENTIVE BONUS PROGRAM

     Tylan General's incentive bonus program for its executive officers (including the Named Executive Officers) is based on the achievement of annual financial performance targets and other management objectives which are established annually, but which are subject to adjustment as the Committee deems appropriate. Qualitative subjective performance criteria are utilized in the determination of up to 15% of each executive officer's annual incentive bonus, and the remaining 85% of such bonus is determined based upon quantitative objective performance criteria. The objective criteria utilized included actual-versus-target sales, actual-versus-target earnings and other specified management objectives. Target sales and target earnings established for the purpose of determining bonus payments are based on the annual business plans and operating budgets of Tylan General and each of its subsidiaries. The annual incentive bonuses of corporate-level executive officers whose responsibilities encompass all subsidiaries and divisions is based on the average earnings performance-versus-target of such subsidiaries and divisions taken together. Tylan General accrues for these bonus payments currently throughout the year. Final calculation of Tylan General's financial performance and determination and payment of the awards is made as soon as is practicable after the completion of Tylan General's fiscal year, which ends on the Sunday closest to October 31 each year, unless they are determinable prior to the fiscal year-end. Individual incentive bonus awards to executive officers for Tylan General's 1995 fiscal year were determined by the Committee based on application of the aforementioned factors to Tylan General's financial performance for fiscal 1995 and were paid after its conclusion.

  1994 STOCK OPTION PLAN

     The long term incentive element of Tylan General's management compensation program provides for grants of stock awards, which now include (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock bonuses, and (iv) rights to purchase restricted stock. These discretionary stock awards are granted and administered by the Committee under the 1994 Plan which is intended to create an opportunity for employees of Tylan General to acquire an equity ownership interest in Tylan General and thereby enhance their efforts in the service of Tylan General and its stockholders. The compensatory and administrative features of the 1994 Plan conform in all material respects to the design of standard comparable plans in industry and are, in the Committee's estimation, fair and reasonable.

     On December 16, 1994, April 6, 1995, and October 5, 1995 (the "Grant Dates"), the Committee approved grants of stock options to certain of Tylan General's executive officers and other employees of Tylan General all at the exercise price of $7.00 per share, $10.25 per share and $14.19 per share, respectively, where each price was the then-current fair market value of Tylan General Common Stock. The stock options become exercisable over a five-year period with 20% vesting one year from the date of grant and 1/16th of the remaining shares vesting quarterly thereafter. The Committee believes that by rationing the exercisability of these stock options over a five-year period, the executive retention impact of the 1994 Plan will be strengthened and management's motivation to enhance the value of Tylan General's stock will be constructively influenced.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1995, Mr. David J. Ferran, President and Chief Executive Officer of Tylan General and Chairman of the Board, was eligible to participate in the same executive compensation plans as were available to other executive officers of Tylan General. Based on the performance of Tylan General in the prior fiscal year and the Committee's assessment of Mr. Ferran's ongoing personal performance in the position of Chief Executive Officer, Mr. Ferran received a salary increase during fiscal 1995. Among the factors considered by the Committee in its consideration of Mr. Ferran's performance were the continued expansion of Tylan General's core businesses into both domestic and international markets, the continued success of Tylan General's new product development and sales and marketing efforts and the successful completion of two public stock offerings.

     Mr. Ferran's annual incentive bonus award for fiscal 1995 was earned under the same plan applicable to all other executive officers of Tylan General. The amount of his bonus was based substantially on the fiscal 1995 financial performance of Tylan General and its subsidiaries measured by actual-versus-target earnings. As the senior corporate executive officer, his bonus reflected the average financial performance of each of Tylan General's subsidiaries and divisions. On that basis, Mr. Ferran received an annual incentive bonus award equal to approximately 42% of his fiscal 1995 year-end salary.

     Mr. Ferran was granted stock options under the 1994 Plan for 10,000 shares of Tylan General Common Stock on April 6, 1995, at the option price of $10.25 per share, and 30,000 shares of Tylan General Common Stock on October 5, 1995, at the option price of $14.19 per share. These options were based on the continuing success through internally generated growth and through business acquisitions. He is eligible to receive additional option grants in the future at the discretion of the Committee.

  SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code limits Tylan General to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. The Committee has determined that stock options granted under the 1994 Plan with an exercise price at least equal to the fair market value of Tylan General Common Stock on the date of grant shall be treated as "performance-based compensation" under
Section 162(m) of the Code. The Committee has not yet established a policy for determining which other forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interests of Tylan General.

                                          Larry L. Hansen
                                          Wade Woodson
                                          Michael H. Khougaz

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Committee consists of Mr. Hansen, Mr. Woodson and Mr. Khougaz. Mr. Hansen was Tylan General's Executive Vice President from December 1989 until his retirement in 1992.

CERTAIN TRANSACTIONS

     Tylan General has entered into indemnity agreements with certain officers and directors which provide, among other things, that Tylan General will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of Tylan General, and otherwise to the full extent permitted under Delaware law and the Tylan General Bylaws.

     In November 1992, Tylan General issued the Notes and the Warrant to an affiliate of Kleinwort Benson Limited, an entity associated with Mr. Khougaz, a director of Tylan General. Pursuant to the Notes, Tylan General made interest payments of $50,000 per month through January 1995 and paid monitoring fees which amounted to $15,000 in fiscal 1995. A portion of the proceeds from Tylan General's initial public offering were used to prepay the Notes in February 1995 and, in connection therewith, Tylan General paid a prepayment penalty of $250,000. In addition, the Warrant holder exercised the Warrant and sold 391,687 shares in such offering. The net value realized by the Warrant holder in such sale was $2,549,882.

     Tylan General has entered into certain additional transactions with its directors and officers, as described under the caption "Executive Officer Compensation."

                      TYLAN GENERAL PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of Tylan General Common Stock as of April 30, 1996 by (i) each person (or group of affiliated persons) who is known by Tylan General to own beneficially more than 5% of Tylan General Common Stock, (ii) each of Tylan General's directors,
(iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Tylan General as a group:

                                                     SHARES BENEFICIALLY
                                                          OWNED(1)
                                                     -------------------                    PERCENT OWNED
                                                          NUMBER OF          PERCENT OF         AFTER
 DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS         SHARES              TOTAL          OFFERING
- ---------------------------------------------------  -------------------     ----------     -------------
Kopp Investment Advisors, Inc.(2)..................         736,500             11.3%            9.2%
6600 France Avenue South, Suite 672
Edina, MN 55435
Wade Woodson(3)....................................         531,741              8.2              6.7
Sigma Partners
2884 Sand Hill Road, Suite 121
Menlo Park, CA 94025
AIM Management Group, Inc..........................         387,400              5.9              4.9
11 Greenway Plaza, Suite 1919
Houston, TX 77046
Michael H. Khougaz(4)..............................         278,618              4.3              3.5
Arthur C. Spinner(5)...............................         271,346              4.2              3.4
David J. Ferran(6).................................         183,309              2.8              2.3
Larry L. Hansen(7).................................          31,667                *                *
Derrick N. Key(8)..................................           1,667                *                *
Bruce C. Rhine(9)..................................           1,667                *                *
David L. Stone(10).................................          37,604                *                *
Michael A. Grandinetti(11).........................          18,423                *                *
David W. Dedman(12)................................           5,195                *                *
Timothy R. Brown(13)...............................         117,984              1.8              1.5
Richard C. Erdman(14)..............................          28,327                *                *
All directors and executive officers as a group
  (13 persons)(15).................................       1,511,390             22.7             18.6

- ---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Tylan General believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownership are based on 6,517,286 shares of Tylan General Common Stock outstanding on April 30, 1996, adjusted as required by rules promulgated by the Commission.

 (2) A Schedule 13G was filed jointly by Kopp Investment Advisors, Inc. and LeRoy C. Kopp. LeRoy C. Kopp is the sole owner of Kopp Investment Advisors, Inc.

 (3) Includes 179,735 shares held by Sigma Partners, 13,365 shares held by Sigma Associates, 319,337 shares held by Sigma Partners II, L.P. and 19,304 shares held by Sigma Associates II, L.P. Mr. Woodson is a general partner of each of these entities, and disclaims beneficial ownership of shares held by Sigma Partners and affiliated entities, except to the extent of his pro rata interest in such shares. Includes 1,667 shares subject to options exercisable within 60 days of April 30, 1996.

 (4) Includes 276,951 shares held by The KB Mezzanine Fund, L.P. ("KB"). Mr. Khougaz is a director of Kleinwort Benson Limited, which is an affiliate of the general partner of KB. Mr. Khougaz is also a director of Kleinwort Benson (U.S.A.) Inc., the investment advisor to KB. Mr. Khougaz disclaims beneficial ownership of shares held by KB, except to the extent of his pro rata interest in such shares. Includes 1,667 shares subject to options exercisable within 60 days of April 30, 1996.

 (5) Includes 165,521 shares held by Hambro International Venture Fund II L.P. and 105,825 shares held by Hambro International Venture Fund Offshore II, L.P. Mr. Spinner is a general partner of the Hambro International Venture Funds and disclaims beneficial ownership of such shares except to the extent of his pro rata interest in such shares.

 (6) Includes 43,063 shares subject to options exercisable within 60 days of April 30, 1996. Includes 35,838 shares held by David J. Ferran in trust for the benefit of the grandchildren of Robert J. Ferran, as to which David J. Ferran disclaims beneficial ownership.

 (7) Includes 31,667 shares subject to options exercisable within 60 days of April 30, 1996.

 (8) Includes 1,667 shares subject to options exercisable within 60 days of April 30, 1996.

 (9) Includes 1,667 shares subject to options exercisable within 60 days of April 30, 1996.

(10) Includes 26,618 shares subject to options exercisable within 60 days of April 30, 1996.

(11) Includes 18,423 shares subject to options exercisable within 60 days of April 30, 1996.

(12) Includes 4,500 shares subject to options exercisable within 60 days of April 30, 1996.

(13) Includes 7,000 shares subject to options exercisable within 60 days of April 30, 1996.

(14) Includes 5,200 shares subject to options exercisable within 60 days of April 30, 1996.

(15) Includes 144,739 shares subject to options exercisable within 60 days of April 30, 1996.

             SPAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Span's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Span Business," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

GENERAL

     Span designs, manufactures and markets precision pressure monitoring and measuring equipment, including transducers and dry and liquid-filled gauges, together with related measurement and control equipment including digital displays, controls and scales. Span's products are used primarily in the fabrication of ICs. Some Span products are also used in oil and gas production and food processing, and as components in paint sprayers, emergency oxygen supply systems and pumpers used for firefighting. Span's primary sales have been in North America, with increasing additional sales generated in Europe and Asia.

     On December 1, 1988, Span acquired the assets and assumed the liabilities of Subeca, Inc. ("Subeca"), a firm specializing in high-precision transducers and integrated, computer-based inventory control systems. The acquisition was for cash and subordinated long-term notes; the balance remaining on these notes as of April 30, 1996 was $501,000. Goodwill in the amount of $608,000 representing the excess of purchase price over the net tangible assets of Subeca at purchase was recorded at closing. As of April 30, 1996, goodwill of $495,000 remains to be amortized by the straight-line method over the next 32 years.

     On December 29, 1994, Span acquired the assets, liabilities and business of Class 1, Inc. ("Class 1"), in exchange for 25% of the stock of Ocala, Inc., a Texas corporation, which until then was a wholly owned subsidiary of Span ("Ocala"). Ocala specializes in the design and manufacture of pressure gauges and controls for emergency vehicles. Goodwill in the amount of $101,000, representing the excess of purchase price over the estimated fair value of the net assets acquired has been recorded. As of April 30, 1996, goodwill of $87,000 remains to be amortized over the next nine years. The operating results of this acquisition have been included in Span's consolidated statements of operations from the date of acquisition. Earnings and equity attributable to the 25% interest in Ocala not owned by Span are identified as minority interests on the Span Consolidated Statements of Operations and Consolidated Balance Sheets.

     In October 1995, Span and Tylan General entered into a strategic sales alliance pursuant to which Tylan General agreed to support Span's semiconductor sales and service activities and Span agreed to pay Tylan General certain fees and reimburse Tylan General's expenses in providing such support. The strategic sales alliance agreement provides that either party may terminate it for any reason after two years upon one year's advance notice to the other party, and either party may terminate the agreement at any time upon a material breach that is not cured within 30 days of notice of the breach. Span subsequently terminated substantially all of its then existing semiconductor distributor relationships and began to sell semiconductor products directly to equipment suppliers and to IC manufacturers in the United States. In November 1995, Span and certain of Tylan General's foreign subsidiaries entered into international distributor agreements pursuant to which such subsidiaries agreed to distribute Span's products in certain foreign markets. Each of the international distributor agreements is terminable upon 30 days advance notice.

     Sales by the discontinued distributors represented approximately 40% of Span's revenues for fiscal 1995. To facilitate cooperation through the transition, discontinued distributors were permitted to return all unsold inventory and to receive commissions for sales made by Span and Tylan General in the distributors' former territories for specific periods ranging from one to 18 months. Approximately $2.5 million of distributors' inventory sold in September and October 1995 was returned, with resulting reversal of reported sales, additions to Span's inventories and expense to repurchase, restock and carry the returned goods. To accommodate and resell these finished goods, Span reduced production of new items, thereby reducing the amounts of relatively fixed overhead expenses that could be absorbed into costs of sales. Payments of commissions to former distributors for sales made by Span and Tylan General substantially increased selling expenses. Because of the resulting reduced cash flows, Span increased borrowings, which increased interest expense. As a result of the cumulative effect of these events, Span incurred a pre-tax loss of approximately $1.2 million for the two months ended October 31, 1995 and approximately $3.3 million for the six months ended April 30, 1996.

     During the six months ended April 30, 1996, Span wrote down the value of its inventory by $713,000. The write-down was a result of a decision by management to write off the remaining value of its Magnum series transducers ($418,000) and to increase its reserve for slow-moving inventory ($295,000) following an evaluation of the inventory returned by discontinued distributors. Span believes that the Magnum series transducers are effectively obsolete due to the recent introduction of the similarly priced Tejas adaptive control transducer, which has more features and functionality than the Magnum series.

     Span's fiscal year historically has run from September 1 through August 31. For comparability and to facilitate consolidation, results reported herein for the current fiscal year conform with Tylan General's fiscal year, displaying separately the two-month period from September 1, 1995 to October 31, 1995, and the six months ended April 30, 1996 and 1995 that correspond to the first two quarters of Tylan General's fiscal 1996 and 1995.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the relative percentages that certain income and expense items bear to net sales:

                                                                          TWO MONTHS    SIX MONTHS
                                                       FISCAL YEAR          ENDED          ENDED
                                                    ENDED AUGUST 31,       OCTOBER       APRIL 30,
                                                  ---------------------      31,       -------------
                                                  1993    1994    1995       1995      1995    1996
                                                  -----   -----   -----   ----------   -----   -----
CONSOLIDATED STATEMENT OF INCOME DATA:
Net sales.......................................  100.0%  100.0%  100.0%     100.0%    100.0%  100.0%
Cost of sales...................................   60.2    62.4    62.9       58.9      61.0    66.3
                                                  -----   -----   -----      -----     -----   -----
  Gross profit..................................   39.8    37.6    37.1       41.1      39.0    33.7
Operating expenses:
  Sales and marketing...........................    9.5     9.1     9.4       20.5       9.5    17.7
  General and administrative....................   13.1    16.1    16.8       24.2      15.2    16.4
  Research and development......................    7.0     6.6     5.6       15.3       6.0     9.6
  Amortization, primarily goodwill..............    0.1     0.1     0.1        0.1       0.1     0.1
Income (loss) from operations...................   10.1     5.7     5.2      (19.0)      8.2   (10.1)
Interest expense (income).......................    2.9     2.7     2.7        5.2       2.9     3.9
Minority interest...............................     --      --     0.1        0.4        --     0.2
Other (income) expenses-net.....................     --      --     0.1        0.2        --      --
Income (loss) before provision for income
  taxes.........................................    7.2     3.0     2.3      (24.8)      5.3   (14.2)
Provision for (benefit from) income taxes.......    2.7     1.2     1.0       (7.8)      2.4    (4.6)
                                                  -----   -----   -----      -----     -----   -----
Net income (loss)...............................    4.5%    1.8%    1.3%     (17.0%)     2.9%   (9.6%)
                                                  =====   =====   =====      =====     =====   =====

  Six Months Ended April 30, 1996 and 1995

     Net Sales. Net sales increased 11.4% in the six-month period ended April 30, 1996 to $23.2 million from $20.8 million for the comparable period in 1995. The increase was primarily due to increased demand for Span's transducers, dry gauges and electronic products by semiconductor equipment suppliers and to improved prices for IC-related products resulting from Span's transition to direct sales of these products.

     For the six months ended April 30, 1996, net sales to customers located outside of the United States (primarily Europe and Asia) increased by 11.4% to $3.3 million from $3.0 million for the comparable period in 1995. This increase was primarily due to increased sales of pressure transducers, semiconductor electronics and dry gauges. Span believes that international sales will account for an increasing portion of total sales in the future as a result of its current international distribution arrangements. However, there can be no assurance that Span's international sales will grow or remain at the levels that existed prior to the termination of the former international distributor relationships or that such sales will achieve any particular level.

     Sales to Span's ten largest customers for the six months ended April 30, 1996 and April 30, 1995 were 44.4% and 60.0% of net sales, respectively. Span attributes this decline in customer concentration to the change to direct sales. Span's largest customer for the six months ended April 30, 1996 was Matheson Semi-Gas Systems, which accounted for 11.4% of sales for the period. For the six months ended April 30, 1995, Span's largest customer was Valin Corp., a distributor, which accounted for 14.7% of net sales for the period.

     Gross Profit. Span's gross profit decreased 3.7% to $7.8 million for the six months ended April 30, 1996 from $8.1 million in the comparable period in 1995 and decreased as a percentage of net sales to 33.7% from 39.0%. The decrease in the gross margin for the six months ended April 30, 1996 is primarily due to the underabsorption of relatively fixed manufacturing overhead expenses during the period as a result of management's decision to lower production levels following the return of discontinued distributors' inventories, as well as the inventory write-down.

     Sales and Marketing Expense. Sales and marketing expense increased by 106.8% to $4.1 million for the six months ended April 30, 1996 from $2.0 million in the comparable period in 1995 and increased as a percentage of net sales to 17.7% from 9.5%. This increase was primarily due to the transitional sales commissions paid to discontinued distributors for sales made by Span in their former territories, fees paid by Span to Tylan General associated with the strategic sales alliance, the increased costs associated with selling directly to semiconductor-related customers and training costs incurred in order to train additional sales staff.

     General and Administrative Expense. General and administrative expenses increased 20.6% to $3.8 million for the six months ended April 30, 1996 from $3.2 million in the comparable period in 1995 and increased as a percentage of net sales to 16.4% from 15.2%. This increase was primarily due to increased staffing in administrative personnel, higher legal and professional expenses, higher travel expenses and an increase in spending on training.

     Research and Development Expense. Research and development expenses increased 79.5%, to $2.2 million for the six months ended April 30, 1996 from $1.2 million in the comparable period in 1995, and increased as a percentage of sales to 9.6% from 6.0%. The increase in research and development expense was primarily due to increased spending on new product development and product improvement programs principally directed toward cost reduction in dry gauge manufacturing and development, and testing and engineering expense associated with new transducer technologies, as well as higher levels of spending associated with the continued development of Span's software products for use in the IC manufacturing industry. Span does not expect its spending on research and development as a percentage of net sales to remain at current levels. Span believes that research and development expenses, as a percentage of net sales, will return to the levels of fiscal 1995.

     Interest Expense. Interest expense increased 46.3%, to $888,000 for the six months ended April 30, 1996 from $607,000 in the comparable period in 1995, and as a percentage of net sales to 3.9% from 2.9%. The increase in interest expense was due principally to Span's increased borrowings to finance increasing sales and the transition to direct sales of semiconductor-related products. See "Liquidity and Capital Resources."

     Minority Interest. Minority interest increased to $54,000 for the six months ended April 30, 1996 from $1,000 for the comparable period in 1995, due to income from Span's 75%-owned subsidiary Ocala, which acquired Class 1's assets during the six-month period ended April 30, 1995.

     Provision for (Benefit from) Income Taxes. Span received an income tax benefit of $1.1 million due to the loss recorded for the six months ended April 30, 1996, as compared to a provision for income taxes of $486,000 in the comparable period of 1995.

  Two Months Ended October 31, 1995

     Net Sales. Net sales for the two months ended October 31, 1995 were $4.9 million after $2.5 million in credits for returned products from discontinued distributors.

     Gross Profit. Gross profits were 41.1% of net sales for the two months ended October 31, 1995 as compared to 37.1% for fiscal 1995. This increase is a result of the return of lower gross margin inventory from discontinued distributors and the resulting shift in product mix sold toward higher margin direct sales of semiconductor-related products.

     Sales and Marketing Expense. Sales and marketing expense for the two months ended October 31, 1995 was 20.5% of net sales as compared to 9.4% of net sales in fiscal 1995. The increase as a percentage of net sales was primarily due to the lower level of net sales recorded during the two month period and the increased staffing necessary to handle the transition to direct sales.

     General and Administrative Expense. General and administrative expense increased as a percentage of net sales to 24.2% for the two months ended October 31, 1995 from 16.8% in fiscal 1995 due to the lower level of net sales and the increased staffing necessary to handle the transition to direct sales.

     Research and Development Expense. Research and development expense increased as a percentage of net sales to 15.3% for the two months ended October 31, 1995 from 5.6% in fiscal 1995 due to the lower level of net sales and increased development expenses associated with several new products, including the Tejas adaptive control transducer, the laser-activated film transducer and the Spirit data acquisition board.

     Interest Expense. Interest expense recorded for the two months ended October 31, 1995 was 5.2% of net sales as compared to 2.7% in fiscal 1995 due to increased borrowings to repurchase inventory from Span's discontinued distributors.

     Income Taxes. Due to the loss recorded for the two months ended October 31, 1995, Span received a $376,000 income tax benefit.

  Fiscal Years Ended August 31, 1995 and 1994

     Net Sales. Net sales increased 55.5% to $42.4 million in fiscal 1995 from $27.3 million in fiscal 1994. This increase was due principally to increases in sales of semiconductor-related products, which reflected the increased demand for ICs during 1995. Net sales to customers located outside of the United States increased by 77.9% to $6.1 million for fiscal 1995 from $3.4 million for fiscal 1994. This increase was due primarily to increased sales by Span's foreign distributors as well as the improved penetration of the Asian pressure transducer market.

     Gross Profit. Gross profit increased 53.8% to $15.8 million in fiscal 1995 from $10.3 million in fiscal 1994 but declined as a percentage of net sales to 37.1% from 37.6%, due primarily to higher manufacturing expenses incurred to increase production rapidly and to an increase in the percentage of semiconductor-related products sold through distributors and the increase in sales to customers located outside of the United States, which were generally sold at lower margins.

     Sales and Marketing Expense. Sales and marketing expenses increased 61.7% to $4.0 million in fiscal 1995 from $2.5 million in fiscal 1994 and as a percentage of net sales to 9.4% from 9.1%. This increase was due primarily to the hiring of more highly paid sales personnel and to higher commissions paid to Span's distributors.

     General and Administrative Expense. General and administrative expenses increased 62.0%, to $7.1 million in fiscal 1995 from $4.4 million in fiscal 1994 and as a percentage of net sales to 16.8% from 16.1%. This increase was due to the hiring of several new senior managers and spending necessary to support higher levels of sales.

     Research and Development Expense. Research and development expenses increased 33.8% to $2.4 million in fiscal 1995 from $1.8 million in fiscal 1994, but declined as a percentage of net sales to 5.6% from 6.6%. This increase of research and development expense was due primarily to spending on several potential new products, including the Tejas adaptive control transducer and the laser-activated film transducer, as well as continued spending on software development.

     Interest Expense. Interest expense increased 54.7%, to $1.2 million in fiscal 1995 from $755,000 in fiscal 1994 and remained constant as a percentage of net sales at 2.7%. This increase was due primarily to increased borrowings to finance higher levels of sales.

     Income Taxes. Span's effective tax rate increased to 44.4% in fiscal 1995 from 38.2% in fiscal 1994 due to a higher level of nondeductible expenses incurred in fiscal 1995.

  Fiscal Years Ended August 31, 1994 and 1993

     Net Sales. Net sales increased 16.8% to $27.3 million in fiscal 1994 from $23.4 million in fiscal 1993, as a result of improving economic conditions in the industries Span serves. Sales to customers located outside of the United States declined 6.3% to $3.4 million in fiscal 1994 from $3.7 million in fiscal 1993 due to decreased sales by Span's foreign distributors.

     Gross Profit. Gross profit increased 10.4% to $10.3 million in fiscal 1994 from $9.3 million in fiscal 1993 but declined as a percentage of net sales to 37.6% from 39.8%, due to increased production costs for new product models, increasing customer discounts due to competitive pressures and the ramp-up of production capacity added during the second half of fiscal 1994 to meet increasing demand from semiconductor customers.

     Sales and Marketing Expense. Sales and marketing expenses increased 11.2% to $2.5 million in fiscal 1994 from $2.2 million in fiscal 1993 but declined as a percentage of net sales to 9.1% from 9.5%. Sales and marketing expense increased during the period as a result of increased costs associated with broader geographic coverage.

     General and Administrative Expense. General and administrative expenses increased 44.5%, to $4.4 million in fiscal 1994 from $3.0 million in fiscal 1993, and as a percentage of net sales to 16.1% from 13.1%. This increase was due primarily to increased staffing to support Span's growth.

     Research and Development Expense. Research and development expense increased 10.3% to $1.8 million in fiscal 1994 from $1.6 million in fiscal 1993, but decreased as a percentage of net sales to 6.6% from 7.0%. This increase was due primarily to continued development and engineering of several new semiconductor-related products.

     Interest Expense. Interest expense increased 11.5% to $755,000 in fiscal 1994 from $677,000 in fiscal 1993 but decreased as a percentage of net sales to 2.7% from 2.9% due to increased sales.

     Income Taxes. Span's effective tax rate increased to 38.2% in fiscal 1994 from 37.4% in fiscal 1993 due primarily to a higher level of nondeductible expenses incurred in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Span has financed its operations and its capital requirements through a combination of cash provided by operations, trade credit, capital lease financing and bank term loans and working capital lines of credit guaranteed by its principal shareholders. The acquisition of Subeca in 1988 was financed in part through long-term notes to the selling shareholders, subordinated to Span's bank debt.

     In March 1996, Span entered into a loan facility agreement with a bank which refinanced all previously outstanding borrowings and provided additional credit. The agreement provides for a $12.0 million revolving credit facility and a $2.0 million term loan, both secured by Span's accounts receivable, inventories, machinery and equipment not otherwise pledged under capital lease obligations, and the partial guarantee of Don E. Whitson, Span's Chief Executive Officer. The revolving credit facility's availability is conditioned upon maintaining specified levels of accounts receivable and inventories, and it requires monthly interest payments with principal due at maturity on January 1, 1998. The term loan requires equal monthly principal payments plus interest over a four-year period commencing April 1, 1996. Both loans require Span to meet certain financial covenants, restrict the incurrence of debt and prohibit the payment of dividends or the distribution of assets.

     In March 1996, Span also issued to Stratford Capital Partners, L.P. a $5.0 million senior subordinated note at par with a detachable common stock purchase warrant. The note is unsecured and bears interest at 12.5% per annum, payable quarterly. If the Merger is approved and completed and the note is repaid in full prior to March 13, 1997, the warrant will expire without being exercisable.

     In 1993, operating activities provided net cash of $2.2 million, primarily from $1.0 million in net income and $1.1 million in depreciation and amortization. Span used $1.0 million to purchase property and equipment and for capitalized software development in 1993 and $877,000 to reduce overall debt. In 1994, Span's operating activities provided net cash of $1.5 million. Span used $4.0 million to purchase property and equipment and for capitalized software development and increased its overall debt by $2.2 million. In 1995, Span's accounts receivable and inventories increased more than $6.0 million and operating activities used $1.1 million in cash. Additional investments in property and equipment and capitalized software used $5.0 million. Financing activities, net of principal repayments under long-term debt and capital leases, provided $6.3 million.

     For the six months ended April 30, 1996, due primarily to the net loss of $2.2 million resulting from the transition to direct sales for semiconductor-related products, and the inventory write-down, operating activities used $3.2 million. The refinancing of Span's term debt and revolving credit facility and the issuance of the $5.0 million senior subordinated note netted Span $5.0 million.

     As of April 30, 1996, the revolving credit facility had $800,000 available for additional borrowing, and Span had $888,000 in cash and working capital of $8.3 million. From funds advanced for inventory purchases under the strategic sales alliance, Span owed Tylan General $3.6 million. The $3.6 million is payable in monthly installments of $100,000 plus interest.

                                 SPAN BUSINESS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Span's and the combined entity's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Span Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus/Joint Proxy Statement.

     Founded in 1969 to manufacture liquid-filled pressure gauges, Span now manufactures a line of pressure instrumentation, monitoring and control products, including ultra-high purity pressure and control products for the semiconductor, pharmaceutical and food processing industries and highly engineered instrumentation and controls for emergency vehicle, agriculture, paint spraying and biotechnology customers, among others. Span's product line includes pressure transducers, digital and analog gauges, switches, industrial scales, displays, controllers and real-time facility management and monitoring systems.

     Span's 75%-owned subsidiary, Ocala, doing business as Class 1, headquartered in Ocala, Florida, manufactures and sells emergency vehicle products. Span manufactures all other products at its headquarters in Plano, Texas, and sells these products to major customers directly and to smaller customers through specialized distributors.

     In 1974, Span began producing liquid-filled pressure gauges for greater durability and accuracy in stressful conditions. In the early 1980s, Span introduced its high-purity gauges with face-seal fittings that improve reliability. In 1989, Span developed the ThruTube transducer, which is designed to maintain high gas purity. Recently, Span has introduced a transducer with single-step electronic calibration (rather than the two-step set screw mechanical adjustment commonly used), and has announced an advanced laser-defined sensor transducer.

     Recent growth in the semiconductor fabrication industry has stimulated sales of Span's transducers, high-precision pressure gauges and digital controls and displays, which constituted over 70% of Span's sales during the six months ended April 30, 1996.

DRY GAUGES

  Dial Type Pressure Gauges

     Until the mid-1980s, Bourdon tube pressure gauges (a C-shaped tube that expands when pressurized) were the primary source of high pressure measurement in the semiconductor industry. Span continues to produce two-inch stainless steel gauges for this industry. The S 122 series gauge was engineered to maintain minimal system contamination. Span offers face seal connections and performs all welds in an oxygen-free environment. Its gauges are then cleaned and packaged in a clean room.

  Switches and Transmitters

     The IPS122 switch and IPT122 transmitter combine the reliability of a Bourdon tube pressure gauge with an electronic interface to provide low-cost switching and signal control capabilities.

PRESSURE TRANSDUCERS

     Pressure transducers convert a measurement of pressure to an electrical signal and provide greater accuracy, less contamination potential and improved control capabilities than pressure gauges. Transducers are widely used in gas cabinets to monitor process gases and to monitor pressures at the "tool" level.

  ThruTube Transducers

     In 1989, Span introduced its ThruTube transducer to the semiconductor industry. Featuring a design that allows the process gases to pass through the transducer in a smooth pathway, the ThruTube minimizes dead space and reduces particle generation.

  The Tejas Series

     In 1996, Span introduced a "smart" transducer designed specifically for the semiconductor industry. Tejas transducers feature an on-board microprocessor and digital technology, which provide constant temperature compensation for greater accuracy. The autocalibration feature is a labor-saving feature for the user, as transducers are often mounted in difficult-to-reach locations.

     As with all Span transducers, Tejas series transducers are cleaned and packaged in a class 10 clean room. A wide variety of process connections, including face seals, tube stubs and special 'T' fittings are available to ensure compatibility with most customer requirements.

DIGITAL INDICATORS AND CONTROLLERS

     Pressure gauges provide users an easy-to-read local indication of the pressure. Direct pressure indication can help improve process control and can be a vital safety issue as many process gases are extremely hazardous. Span has developed a series of digital indicating devices designed to provide the operator an easy-to-read, direct indication of the pressure being monitored.

  Digital Pressure Gauge

     The IDG202 digital pressure gauge is battery powered and provides the user with the combination of direct, local indication of a dial-type gauge and the accuracy and high purity of a pressure transducer. This product is often used in "drops" and other gas supply lines supporting an IC fabrication facility.

  Local Read-Out and Switch

     The LR050 series of displays is designed to be mounted directly to any Span transducer, thereby allowing the user to add, at any time, local indication to his transducer application without interrupting the process itself. The unit can display pressure in psi, or bars or kg/cm(2) to meet international requirements. Single or dual set points are also available to provide additional process control or alarm capabilities.

  PR050 Digital Display

     The PR050 is a simple, compact digital display operating off of a 0-5 volt, 0-10 volt or 4-20 milliAmp signal. It can be remotely mounted and is available with either a 110-volt or 220-volt power supply.

  Multi-Channel Digital Controller

     The LR300 is Span's most sophisticated control product. Its benefits include its flexible capabilities and relatively small size. The LR300 will read most engineering units of measure, including psi, lbs and ppm, and is configurable by the user through the front touch pad. Single-channel, two-channel and four-channel versions are available, and each channel can be independently programmed with two set points. The microprocessor-based design performs math, tare and scaling functions and can relay an analog signal or communicate through a standard communication protocol.

OTHER PRODUCTS

     Span produces several other products that are primarily sold to the semiconductor industry:

  Gas Cylinder Scale

     Process gases for the semiconductor industry are often stored in large gas cylinders. Span's GCS300 series scale features heavy stainless steel construction designed to withstand severe abuse and corrosive chemicals. Accurate to within 0.1%, the scale allows the user to maximize consumption from each cylinder.

  Polymeric Pressure Transducers

     Specifically designed for use with corrosive chemicals and de-ionized water, the PPT300 series pressure transducers are available with PVC, Kynar or Teflon housings. The transducers are accurate to within 0.25% and are available in four different output configurations.

INDUSTRIAL INSTRUMENTATION

     Prior to the early 1970's, pressure gauges used in a variety of applications experienced a short life and high failure rate. Such problems as pulsating pressures, equipment vibration, moisture, dust and corrosion all contributed to the problem. In response, gauges were produced with a sealed case and filled with a clear fluid, typically glycerin or silicone. The fill fluid effectively dampens the pulsation and vibration and protects the gauge internals from environmental dust and corrosion. The result is a gauge that significantly outlasts a dry gauge in the same application while maintaining its accuracy and readability.

     Span's liquid-filled gauge line is targeted at the higher end user for whom overall quality and service are primary considerations.

  2 1/2-Inch, 3 1/2-Inch and 4 1/2-Inch Liquid-Filled Gauges

     The LFS220 series gauge has a 2 1/2-inch dial and a corrosive resistant Zytel nylon case. A variety of options are available including bottom and back mounted connections, metric scales and special fill fluids. Both brass and stainless steel internals are available. The LFS310 (3 1/2-inch dial) and LFS410 (4 1/2-inch dial) have a similar design. Additional features include an internal temperature compensating diaphragm and O-ring seals.

EMERGENCY VEHICLE PRODUCTS

     In the early 1980's, Span began to sell its line of liquid-filled pressure gauges to fire truck manufacturers. Span subsequently developed the patented SubZ-II freeze-proof isolator that prevents damage to the gauges caused by water freezing inside the Bourdon tube. Replacing gauges on many new trucks is Span's "Flowminder," which provides a digital indication of water flow.

     With Ocala's acquisition of Class 1, the emergency product line was expanded even further. Many of the Class 1 products are designed to simplify truck production.

                                SPAN MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Span and their ages and positions at April 30, 1996 are as follows:

                         NAME                       AGE                 POSITION
    ----------------------------------------------  ---   -------------------------------------
    Leo E. Whitson................................  78    Chairman of the Board and director
    Don E. Whitson................................  48    Chief Executive Officer and director
    George A. Yurch...............................  53    President
    John Jul......................................  40    Senior Vice President -- Sales
    Brian R. Day..................................  33    Chief Financial Officer

     The only current executive officer of Span who will serve as an executive officer or director of Tylan General is Don E. Whitson (the "Continuing Executive"), who will serve as Vice Chairman of the Tylan General Board and Chief Administrative Officer of Tylan General.

     Don E. Whitson has served as Span's Chief Executive Officer since September 1995 and as a director of Span since July 1972. From October 1977 to April 1996, he served as Span's President, and from July 1972 to October 1977 he served as Vice President of Span.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Continuing Executive for services rendered to Span during the fiscal year ended August 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL
                                                    COMPENSATION
                                                 -------------------   OTHER ANNUAL      ALL OTHER
          NAME AND PRINCIPAL POSITION             SALARY     BONUS     COMPENSATION   COMPENSATION(1)
- -----------------------------------------------  --------   --------   ------------   ---------------
Don E. Whitson, Chief Executive Officer........  $305,000         --           --         $41,490

- ---------------
(1) Includes Span's Matching Contributions to the Span Instruments, Inc. 401(k) plan in the amount of $4,500 and life insurance policy premiums in the amount of $36,990 paid by Span for a policy in which Mr. Whitson has a beneficial interest.

CERTAIN TRANSACTIONS

     Span leases a substantial portion of its office and manufacturing facilities and certain automotive equipment from an entity controlled by Don E. Whitson and Leo E. Whitson. Span paid rent of $464,140, $55,789 and $615,022 to this entity for the six months ended April 30, 1996, the two months ended October 31, 1995 and the year ended August 31, 1995, respectively.

                          SPAN PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of Span's Common Stock as of May 31, 1996, by: (i) each shareholder of Span and (ii) all executive officers and directors of Span as a group.

                                                       PERCENT OF        SHARES OF TYLAN
                                                          STOCK              GENERAL
                                         COMMON        OUTSTANDING        COMMON STOCK         PERCENT OF CLASS
                                         STOCK          PRIOR TO          BENEFICIALLY           OUTSTANDING
                                      BENEFICIALLY         THE                OWNED                 AFTER
                NAME                    OWNED(1)         MERGER        AFTER THE MERGER(2)      THE MERGER(3)
- ------------------------------------  ------------     -----------     -------------------     ----------------
Don E. Whitson (4)(5)...............     158,051           59.5%              874,430                 10.9%
Leo Whitson (4).....................      85,611           32.2               473,649                  5.9
Marguerite Whitson..................      20,508            7.7               113,462                  1.4
Sam Crowe...........................      13,145            4.9                72,725               *
Tommy Gray..........................      13,145            4.9                72,725               *
Robert Lipsky.......................      13,145            4.9                72,725               *
Robert Barraclough..................      13,145            4.9                72,725               *
John Jul............................      13,145            4.9                72,725               *
John Jordon.........................       7,885            3.0                43,624               *
George A. Yurch.....................       7,885            3.0                43,624               *
Brian R. Day........................       7,885            3.0                43,624               *
Kaveh Zarkar........................       2,630            1.0                14,550               *
John Rabbitt........................       2,630            1.0                14,550               *
All executive officers and directors
  as a group (5 persons)(4)(5)......     186,966           68.0             1,034,401                 12.9

- ---------------
 *  Less than one percent.

(1) "Beneficial Owner" generally means any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder. Span believes that except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares listed.

(2) Based on an Exchange Ratio of 5.53258.

(3) Based on 6,531,786 shares of Tylan General Common Stock outstanding as of June 13, 1996, plus 1,470,000 shares of Tylan General Common Stock to be issued in the Merger.

(4) Includes 77,611 shares held of record by the Leo E. Whitson 1996 Trust, as to which Leo E. Whitson, as Trustee, has investment power, and Don E. Whitson has voting power.

(5) Includes 8,000 shares subject to an option exercisable within 60 days of June 13, 1996 pursuant to a written option agreement between Don E. Whitson and Leo E. Whitson, and 7,500 shares subject to an option exercisable within 60 days of June 13, 1996 pursuant to a written option agreement between Don
    E. Whitson and Marguerite Whitson.

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

                   DESCRIPTION OF TYLAN GENERAL COMMON STOCK

     The authorized capital stock of Tylan General consists of 50,000,000 shares of Tylan General Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of the Record Date, there were           shares of Tylan General Common
Stock outstanding held by approximately           holders of record.

     The holders of Tylan General Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Tylan General Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Tylan General Common Stock are entitled to receive ratably such dividends as may be declared by the Tylan General Board out of funds legally available for such purpose. Tylan General is a party to certain credit agreements that prohibit payment of dividends or distribution of assets. In the event of a liquidation, dissolution or winding up of Tylan General, holders of Tylan General Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Tylan General Common Stock have no preemptive rights and no right to convert their Tylan General Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to Tylan General Common Stock. All outstanding shares of Tylan General Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Tylan General Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Tylan General Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Tylan General. Tylan General has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Pursuant to an Amended and Restated Registration Rights Agreement dated as of November 11, 1992 and pursuant to a Registration Rights Agreement dated November 11, 1992 (collectively, the "Registration Rights Agreements"), the holders (the "Holders") of approximately 1,535,032 shares of Tylan General Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act, subject to the terms and conditions of such Registration Rights Agreements. Whenever Tylan General proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the Holders are entitled, subject to certain conditions, to notice of such registration and to include their Registrable Securities therein at Tylan General's expense, provided that, among other conditions, the underwriters of any offering have the right to limit the number of shares included in such registration. In addition, upon the expiration of lock-up agreements, the Holders may request that Tylan General, on not more than two occasions, file a registration statement under the Securities Act at Tylan General's expense to register the Holders' shares, subject to certain conditions and limitations. Furthermore, the Holders may require Tylan General at Tylan General's expense and no more than once in any six month period, to register their shares on Form S-3 when such form becomes available to Tylan General, subject to certain conditions and limitations.

     The registration rights applicable to approximately 1,428,394 shares of Registrable Securities expire on January 26, 2000, and the registration rights applicable to approximately 328,620 shares of Registrable Securities expire when such shares are registered or sold in compliance with Rule 144 of the Securities Act.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Tylan General is subject to the provisions of Section 203 of the Delaware Law, an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Tylan General Certificate and the Tylan General Bylaws also require that any action required or permitted to be taken by stockholders of Tylan General must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of Tylan General may be called only by the Tylan General Board, the Chairman of the Tylan General Board or the Chief Executive Officer or the holders of at least 10% of the outstanding shares of Tylan General Common Stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Tylan General.

TRANSFER AGENT AND REGISTRAR

     The First National Bank of Boston is the transfer agent and registrar for Tylan General Common Stock.

               COMPARISON OF RIGHTS OF TYLAN GENERAL STOCKHOLDERS
                             AND SPAN SHAREHOLDERS

     The rights of Tylan General stockholders are governed by its Certificate of Incorporation (the "Tylan General Certificate"), its Bylaws (the "Tylan General Bylaws") and the Delaware Law. The rights of Span shareholders are currently governed by its Articles of Incorporation (the "Span Articles"), its Bylaws (the "Span Bylaws") and the Texas Law. In addition, certain restrictions on rights of transfer by Span shareholders are governed by the Affiliate Agreements. Upon consummation of the Merger, Span shareholders will become stockholders of Tylan General with their rights as stockholders governed by the Delaware Law, the Tylan General Certificate and the Tylan General Bylaws.

     The following is a summary of certain similarities and differences between the rights of Tylan General stockholders and Span shareholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the Delaware Law, the Texas Law and the respective corporate documents of Span and Tylan General.

     Capital Stock. The authorized capital stock of Tylan General consists of 50,000,000 shares of Tylan General Common Stock, $.001 par value, of which shares were issued and outstanding on July 8, 1996, and 10,000,000 shares of Preferred Stock, $.001 par value per share (the "Tylan General Preferred Stock"), issuable in such series and with such rights, powers and privileges as the Tylan General Board shall determine. To date, Tylan General has not designated any series or issued any shares of the Tylan General Preferred Stock. The authorized capital stock of Span consists of 500,000 shares of Span Common Stock, of which 265,699 shares were outstanding on May 31, 1996. See "The Span Meeting -- Vote Required." Under both the Tylan General Certificate and the Span Articles, holders of Tylan General Common Stock and Span Common Stock are entitled to one vote per share on all matters to be voted on by Tylan General stockholders or Span shareholders.

     Amendment of Bylaws. Under the Texas Law, a corporation's board of directors may amend or repeal the corporation's bylaws, unless the corporation's articles of incorporation or the Texas Law otherwise reserves the power exclusively to the shareholders. The Span Bylaws provide that they may be amended by the affirmative vote of a majority of the Span Board then in office at any duly called and constituted meeting of the Span Board. The Span Bylaws also may be amended by the shareholders of Span at any annual or special meeting of shareholders.

     Under the Delaware Law, the authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. Under the Tylan General Certificate, the Tylan General Board may adopt, amend or repeal the Tylan General Bylaws. The Tylan General stockholders may alter or amend the Tylan General Bylaws or adopt new bylaws by the affirmative vote of at least sixty-six and two-thirds percent
(66 2/3%) of the voting power of all of the then-outstanding shares of Tylan General voting stock.

     Amendment of Tylan General Certificate and Span Articles. Under the Texas Law, amendments to the articles of incorporation require a resolution of the board of directors and the approval of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment requires the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) within each class or series of outstanding shares entitled to vote thereon as a class and of at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding shares entitled to vote thereon. Although the articles of incorporation may, under the Texas Law, require a greater or lesser vote (but not less than a majority), the Span Articles contain no provisions requiring a greater or lesser vote for amendments.

     Under the Delaware Law, amendments to the certificate of incorporation of a corporation require the recommendation of the board of directors and the approval of a majority of the outstanding shares entitled to vote, unless a greater vote is required in the corporation's certificate of incorporation. The Tylan General

Certificate requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding voting stock, voting together as a single class, to alter, amend or repeal certain provisions of the Tylan General Certificate.

     Special Meetings of Stockholders. Under the Texas Law, holders of not less than ten percent (10%) of all the shares entitled to vote have the right to call a special shareholders' meeting, unless the articles of incorporation provide for a number of shares greater than or less than ten percent (10%), in which event special meetings of the shareholders may be called by the holders of at least the percentage of shares so specified in the articles of incorporation, but in no event should the articles of incorporation provide for a number of shares greater than fifty percent (50%). The Span Articles contain no provisions altering the Texas Law's provisions or otherwise relating to the calling of special meetings by the stockholders.

     Under the Delaware Law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The Tylan General Bylaws allow a special meeting to be called by the president, by the president or secretary at the request in writing of a majority of the Tylan General Board or the stockholders holding two-thirds of the outstanding capital stock of Tylan General entitled to vote on the matter.

     Actions by Written Consent of Stockholders. Under the Texas Law and the Delaware Law, stockholders may execute an action by written consent in lieu of a meeting of stockholders. The Delaware Law permits a corporation to eliminate such actions by written consent in its certificate of incorporation. The Tylan General Certificate eliminates actions by written consent.

     Advance Notice Provisions. The Span Bylaws do not require advance notice of proposals or director nominations intended to be presented by a shareholder at an annual meeting. The Tylan General Bylaws require not less than sixty (60) days' nor more than ninety (90) days' advance notice by a stockholder of a director nomination intended to be presented at an annual meeting.

     Size of the Board of Directors. Under the Texas Law, a corporation's board of directors must consist of one or more individuals with the number specified in, or fixed in accordance with, the corporation's articles or bylaws. The Span Bylaws provide that the number of directors shall be fixed from time to time by the Span Board. Currently, the Span Board consists of two directors -- Don E. Whitson and Leo E. Whitson.

     The Delaware Law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The Tylan General Bylaws provide that the authorized number of directors will be fixed in accordance with the Tylan General Certificate. The Tylan General Certificate provides that the number of directors which shall constitute the whole Tylan General Board shall be fixed by the Tylan General Board. The current number of directors is fixed at seven.

     Classification of Board of Directors. The Span Bylaws provide that the board of directors shall consist of the number of directors fixed from time to time by the Span Board. The Span Board currently consists of two directors. The Span Bylaws provide that each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. The terms of Span's directors are not staggered.

     A classified board is one with respect to which a certain number of the directors, but not necessarily all, are elected on a rotating basis each year. The Delaware Law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. The Tylan General Certificate and the Tylan General Bylaws divide the Tylan General Board into three classes, each of which has a staggered term of three years. The classification of the Tylan General Board may have the effect of delaying or impeding a change in the composition of the Tylan General Board as well as a change in control of Tylan General because at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of a classified board.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose (up to the number of directors to be elected). Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under the Texas Law, shareholders have the right to cumulate their votes for directors unless the corporation's articles expressly prohibit cumulative voting. The Span Articles do not prohibit cumulative voting. Under the Delaware Law, stockholders do not have a right to cumulate their votes for directors unless the corporation's certificate of incorporation so provides. The Tylan General Certificate does not provide for cumulative voting. Pursuant to both the Tylan General Bylaws and the Span Bylaws, members of each company's board of directors are elected by a plurality of the votes cast by the shares present or represented by proxy at a meeting called for such purpose and entitled to vote on the election of directors.

     Removal of Directors. Under the Texas Law, a corporation's articles or bylaws may provide that, at any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote at an election of directors, subject to any further restrictions that may be contained in the bylaws. The Span Articles provide that a director may be removed at any time by a two-thirds vote of the full Span Board.

     The Delaware Law provides that directors of a corporation with a classified board may be removed only with cause by the holders of a majority of the shares then entitled to vote on the election of directors unless the certificate of incorporation provides otherwise. Under the Tylan General Certificate, any director, or the entire Tylan General Board, may be removed from office with cause by the affirmative vote of the holders of a majority or more of the outstanding Tylan General voting stock entitled to vote generally in the election of directors, or without cause by the affirmative vote of at least
66 2/3% of the voting power of all of the then-outstanding shares of Tylan General voting stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Tylan General Preferred Stock shall have the right, voting separately as a class, to elect one or more directors, the provisions of the Tylan General Certificate relating to removal of directors shall not apply with respect to directors elected by holders of Tylan General Preferred Stock. To date, Tylan General has not designated any series or issued any shares of Tylan General Preferred Stock.

     Filling Vacancies in the Board of Directors. Under Texas law, any vacancy occurring in the board of directors may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

     Under the Delaware Law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum), unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation (the Tylan General Certificate and the Tylan General Bylaws do not provide otherwise) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining directors, shall fill such vacancy.

     Repurchase or Redemption of Stock. Both Delaware and Texas corporations may generally purchase or redeem their own shares of capital stock.

     Payment of Dividends. The Texas Law generally allows a Texas corporation, subject to any restrictions set forth in its articles of incorporation or the Texas Law, to declare and pay a dividend on the corporation's stock so long as, after giving the effect to the dividends, the corporation is not insolvent and the distribution does not exceed the surplus of the corporation. Subject to any restrictions contained in a corporation's certificate of incorporation, the Delaware Law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Holders of both Tylan General and Span Common Stock are entitled to receive dividends in such amounts and at such times as declared by their respective Boards of Directors. Neither Span nor Tylan General has paid or declared dividends on its Common Stock. Tylan General and Span are each parties to certain credit agreements that prohibit payment of dividends or distribution of assets. At the present time, the Tylan General Board intends to retain all earnings otherwise legally available to be paid as dividends to its stockholders for use in its business.

     Share Transfer Restrictions. Under the Texas Law, the articles of incorporation, bylaws or an agreement among shareholders of a Texas corporation may impose restrictions on the transfer of shares of the corporation. Neither the Span Articles nor the Span Bylaws imposes restrictions on the transfer of shares of the corporation. However, under certain repurchase agreements between Span and certain of its shareholders who are also employees of Span, in the event of cessation of each such shareholder-employee's employment with Span, death or legal incapacity, the shareholder-employee will sell his or her Span Common Stock back to Span, and Span will repurchase all such stock. Additionally, in the event of such shareholder-employee's bankruptcy or divorce, Span has the option to repurchase the Span Common Stock held by such shareholder. Finally, the repurchase agreements give Span the right of first refusal to purchase such shareholder-employees' Span Common Stock. It is a condition to Tylan General's obligations to consummate the Merger that such repurchase agreements be amended to provide for termination upon an initial public offering of Span Common Stock or a change in control of Span. There is no similar restriction on the transfer of Tylan General Common Stock, but certain affiliates of Span (as defined for purposes of Rule 145 of the Securities Act) have agreed not to transfer the shares of Tylan General Common Stock received by such person in the Merger except in compliance with Rule 145 and under certain other limited circumstances.

     Appraisal Rights. Section 262 of the Delaware Law provides for appraisal rights in certain circumstances to the stockholders of a corporation that is a party to a merger. However, such rights are not available (i) to the holders of shares of the surviving corporation if the merger does not require the approval of such stockholders or (ii) to the holders of shares of a corporation if, as of the record date for the meeting of stockholders to approve a merger, such corporation's stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, so long as, in either case, the stockholders in the merger are not required by the terms of the merger to accept for such stock anything except (i) shares of the capital stock of the surviving corporation, (ii) shares of the capital stock of any other corporation, provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing. Because the Common Stock of Tylan General is listed on the Nasdaq National Market, appraisal rights will not be available to the holders of Tylan General Common Stock in this or in future similar transactions.

     Under the Texas Law, shareholders are entitled to dissent from, and obtain payments of the fair value of their shares in the event of, certain corporate actions including consummation of a plan of merger to which the corporation is a party. Under Articles 5.11 through 5.13 of the Texas Law, the shareholders of Span are entitled to exercise dissenters' rights in connection with the Merger. See "The Merger and Related Transactions -- Dissenters' Rights."

     Inspection of Books and Records. Any shareholder of a Texas corporation has the right to inspect the corporation's books and records of account, minutes and share transfer records, to make extracts therefrom and to demand that the corporation mail to such shareholder its annual statements for the last fiscal year. Under the Delaware Law, any stockholder, upon making a written demand under oath stating a purpose reasonably related to such person's interest as a stockholder, has the right to inspect a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom. Additionally, holders of Tylan General Common Stock may inspect and copy Tylan General's proxy statements, reports and other information as filed with the Commission and the National Association of Securities Dealers, Inc. See "Available Information."

     Limitation of Liability of Directors. Under both the Texas Law and the Delaware Law, a corporation's articles of incorporation or certificate of incorporation may contain a provision which, subject to the limitations described below, would limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty. The Texas Miscellaneous Corporation Laws Act, prohibits the limitation of liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve knowing misconduct or a knowing violation of law,
(iii) for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) for an act or omission for which the liability of a director is expressly provided by an applicable statute. The Delaware Law prohibits the limitation of liability of a director (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director derived an improper personal benefit or (iv) for the payment of unlawful dividends or expenditures of funds for unlawful stock purchases or redemptions. The Tylan General Certificate provides that no director shall be monetarily liable for any amount in any proceeding brought by or in the right of the corporation or brought by or on behalf of the stockholders of Tylan General. Neither the Span Articles nor the Span Bylaws provide for limitations on liability of directors.

     Indemnification. Under the Texas Law, a corporation may indemnify its directors, officers, employees and agents and purchase and maintain liability insurance for those persons. The Delaware Law contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, and employees. The Delaware Law provides for indemnification if the person acted in good faith and in a manner he or she believed to be in, or at least not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Under Delaware law, indemnification of officers, directors and employees is permissive; provided, however, that an officer, director, employee or agent of a corporation shall be indemnified against expenses if he or she is successful on the merits or otherwise in defense of any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, unless limited by its certificate of incorporation. Under the Delaware Law, a corporation may not indemnify a director, officer, employee or agent of the corporation in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation. The Delaware Law, however, permits indemnification in such a case if the Delaware Court of Chancery or the court in which such action or suit was brought determines that the person is fairly and reasonably entitled to indemnification.

     The Tylan General Certificate provides that Tylan General shall indemnify its directors to the full extent permitted by law. Tylan General has also entered into indemnification agreements with its officers and directors. The Span Articles do not provide for indemnification of directors or officers.

     Stockholder Approval of Certain Corporate Transactions. The sale, lease, exchange or disposition of all, or substantially all, of the assets of a Texas corporation, not in the ordinary course of business, as well as any merger or share exchange, generally must be recommended by the Board of Directors and approved by the vote of sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote on such matters. Under the Texas Law, approval by the shareholders of a plan of merger is not required if (i) the corporation is the sole surviving corporation in the merger, (ii) the articles of the corporation will not differ from its articles before the merger, (iii) each shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger, (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than twenty percent (20%) the voting power of the total number of voting shares outstanding immediately before the merger, (v) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than twenty percent (20%) the number of participating shares outstanding immediately before the merger and (vi) the board of directors of the corporation adopts a resolutions approving the plan of merger. The Delaware Law has similar provisions restricting the right of stockholder approval by the surviving corporation if (i) the merger effects no material amendments to the charter of the surviving corporation and (ii) stockholders of the surviving corporation who had shares before the merger will hold the same number of shares, with identical rights, immediately after the merger.

     Business Combinations. A provision of the Delaware Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder," for purposes of this Delaware Law provision, is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless
(i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders. Although a Delaware corporation may elect, pursuant to its certificate of incorporation or bylaws, not to be governed by this provision, the Tylan General Certificate and Tylan General Bylaws contain no such election or other limitation on the applicability of this provision. No similar statute currently exists under Texas law.

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

                                    EXPERTS

     The consolidated financial statements of Tylan General as of October 31, 1994 and 1995, and for each of the years in the three-year period ended October 31, 1995, included in this Prospectus/Joint Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.(1)

     The consolidated financial statements and schedule of Span and subsidiary at August 31, 1995, and for the year then ended, appearing in this Prospectus/Joint Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Span and subsidiary at August 31, 1994 and for the two years in the period then ended, appearing in this Prospectus/Joint Proxy Statement have been audited by Grace, Pulliam & Patterson Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Tylan General by Cooley Godward Castro Huddleson & Tatum, San Diego, California. Certain legal matters in connection with the Merger will be passed upon for Span by Gardere & Wynne, L.L.P., Dallas, Texas.

- ---------------

(1) On January 4, 1996, Tylan General dismissed the firm of Deloitte & Touche LLP as its auditors and engaged Ernst & Young LLP to audit its financial statements for the fiscal year ending October 31, 1996. Tylan General previously reported the change in its certifying accountant in a Current Report on Form 8-K dated as of January 4, 1996.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
TYLAN GENERAL, INC.
  AUDITED FINANCIAL STATEMENTS:
     Report of Independent Auditors...................................................   F-2
     Consolidated Balance Sheets as of October 31, 1994 and 1995......................   F-3
     Consolidated Statements of Income for the Years Ended October 31, 1993, 1994 and
      1995............................................................................   F-4
     Consolidated Statements of Stockholders' Equity for the Years Ended October 31,
      1993, 1994 and 1995.............................................................   F-5
     Consolidated Statements of Cash Flows for the Years Ended October 31, 1993, 1994
       and 1995.......................................................................   F-6
     Notes to Consolidated Financial Statements.......................................   F-7
  UNAUDITED FINANCIAL STATEMENTS:
     Unaudited Consolidated Balance Sheet as of April 30, 1996........................  F-17
     Unaudited Consolidated Statements of Income for the Six Months Ended April 30,
      1995 and 1996...................................................................  F-18
     Unaudited Consolidated Statements of Cash Flows for the Six Months Ended April
      30, 1995 and 1996...............................................................  F-19
     Notes to Unaudited Consolidated Financial Statements.............................  F-20
SPAN INSTRUMENTS, INC.
  Report of Independent Auditors......................................................  F-21
  Report of Independent Auditors......................................................  F-22
  Consolidated Balance Sheets as of August 31, 1994 and 1995 and April 30, 1996
     (unaudited)......................................................................  F-23
  Consolidated Statements of Operations for the Years Ended August 31, 1993, 1994 and
     1995, for the Two Months Ended October 31, 1995 (unaudited) and for the Six
     Months Ended April 30, 1995 and 1996 (unaudited).................................  F-24
  Consolidated Statements of Shareholders' Equity for the Years Ended August 31, 1993,
     1994 and 1995, for the Two Months Ended October 31, 1995 (unaudited) and for the
     Six Months Ended April 30, 1996 (unaudited)......................................  F-25
  Consolidated Statements of Cash Flows for the Years Ended August 31, 1993, 1994 and
     1995 and for the Six Months Ended April 30, 1995 and 1996 (unaudited)............  F-26
  Notes to Consolidated Financial Statements..........................................  F-27

                              TYLAN GENERAL, INC.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Tylan General, Inc.:

     We have audited the accompanying consolidated balance sheets of Tylan General, Inc. and its subsidiaries (the "Company") as of October 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at October 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.

DELOITTE & TOUCHE LLP

San Diego, California
December 13, 1995

                              TYLAN GENERAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               OCTOBER 31
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
                                            ASSETS
CURRENT ASSETS:
  Cash...................................................................  $ 1,471     $15,148
  Accounts receivable (Note 4)...........................................    8,063      14,245
  Inventories (Note 4)...................................................    7,728      11,903
  Prepaid expenses and other.............................................      739       1,035
  Deferred income taxes (Note 8).........................................    1,152       1,517
                                                                           -------     -------
          Total current assets...........................................   19,153      43,848
PROPERTY (Note 4)........................................................    3,987      11,140
GOODWILL (Notes 3 and 4).................................................    2,635       2,505
DEFERRED INCOME TAXES (Note 8)...........................................      750         385
OTHER ASSETS.............................................................      988         963
                                                                           -------     -------
TOTAL....................................................................  $27,513     $58,841
                                                                           =======     =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.......................................................  $ 4,616     $ 7,571
  Accrued expenses (Note 4)..............................................    2,398       4,514
  Borrowings under line of credit (Note 5)...............................    2,578
  Current portion of long-term debt (Note 5).............................    1,013         881
  Income taxes payable (Note 8)..........................................      514       1,551
                                                                           -------     -------
          Total current liabilities......................................   11,119      14,517
LONG-TERM DEBT (Note 5)..................................................    5,079       1,649
                                                                           -------     -------
          Total liabilities..............................................   16,198      16,166
                                                                           -------     -------
COMMITMENTS AND CONTINGENCIES (Notes 6, 9 and 12)
COMMON STOCK WARRANT (Note 5)............................................      717
STOCKHOLDERS' EQUITY (Note 10):
  Convertible preferred stock:
     -- Class B and D; authorized -- 2,000,000 shares, no par value,
        issued and outstanding -- 1,208,201 shares.......................    8,235
     -- authorized -- 10,000,000 shares, par value $.001, issued and outstanding -- 0 shares..........................................
  Common stock:
     -- authorized -- 5,000,000 shares, no par value, issued and
        outstanding -- 1,334,508 shares..................................      165
     -- authorized -- 50,000,000 shares, par value $.001, issued and
        outstanding -- 6,476,228 shares..................................                    6
Paid-in capital..........................................................               35,813
Retained earnings........................................................    1,929       6,622
Cumulative translation adjustment........................................      269         234
                                                                           -------     -------
          Total stockholders' equity.....................................   10,598      42,675
                                                                           -------     -------
TOTAL....................................................................  $27,513     $58,841
                                                                           =======     =======

                See notes to consolidated financial statements.

                              TYLAN GENERAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED OCTOBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
NET SALES.....................................................  $33,465     $48,079     $75,825
COST OF SALES.................................................   18,919      28,908      42,814
                                                                -------     -------     -------
          Gross profit........................................   14,546      19,171      33,011
                                                                -------     -------     -------
OPERATING EXPENSES:
  Sales and marketing.........................................    6,026       7,357      10,730
  General and administrative..................................    3,873       4,677       7,080
  Research and development....................................    2,039       2,395       5,126
  Amortization, primarily goodwill............................      354         399         489
                                                                -------     -------     -------
          Total operating expenses............................   12,292      14,828      23,425
                                                                -------     -------     -------
INCOME FROM OPERATIONS........................................    2,254       4,343       9,586
                                                                -------     -------     -------
OTHER INCOME (EXPENSE):
  License revenue.............................................      243
  Interest expense -- net.....................................   (1,148)     (1,327)       (640)
  Foreign currency exchange gain (loss).......................      317         110         (59)
  Other -- net................................................      (62)        (64)       (180)
                                                                -------     -------     -------
          Total other income (expense)........................     (650)     (1,281)       (879)
                                                                -------     -------     -------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE....................    1,604       3,062       8,707
PROVISION FOR INCOME TAXES....................................     (854)       (613)     (3,319)
                                                                -------     -------     -------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE..............................      750       2,449       5,388
EXTRAORDINARY ITEM, NET OF INCOME TAX BENEFIT.................     (137)                   (695)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES....      416
                                                                -------     -------     -------
NET INCOME APPLICABLE TO COMMON
  STOCKHOLDERS................................................  $ 1,029     $ 2,449     $ 4,693
                                                                =======     =======     =======
EARNINGS PER SHARE DATA (Note 1):
  Earnings per share before extraordinary item and cumulative
     effect of change in accounting principle.................              $   .61     $  1.04
                                                                            =======     =======
  Earnings per share..........................................              $   .61     $   .90
                                                                            =======     =======
  Weighted average common and common equivalent shares
     outstanding..............................................                4,000       5,189
                                                                            =======     =======

                See notes to consolidated financial statements.

                              TYLAN GENERAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                            PREFERRED STOCK       COMMON STOCK                             CUMULATIVE
                                           -----------------    ----------------    PAID-IN    RETAINED    TRANSLATION
                                           SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL    EARNINGS    ADJUSTMENT     TOTAL
                                           ------    -------    ------    ------    -------    --------    ----------    -------
BALANCE, OCTOBER 31, 1992................   1,208    $ 8,235     1,293    $  94                $ (1,549)     $  162      $ 6,942
  Options exercised......................                           26       23                                               23
  Net income.............................                                                         1,029                    1,029
  Translation adjustment.................                                                                      (380)        (380)
                                           ------    -------     -----    -----     -------     -------       -----      -------
BALANCE, OCTOBER 31, 1993................   1,208      8,235     1,319    $ 117                    (520)       (218)       7,614
  Issuance of common stock...............                           16       48                                               48
  Net income.............................                                                         2,449                    2,449
  Translation adjustment.................                                                                       487          487
                                           ------    -------     -----    -----     -------     -------       -----      -------
BALANCE, OCTOBER 31,1994.................   1,208      8,235     1,335      165                   1,929         269       10,598
  Reincorporation in Delaware............                                  (164 )   $   164
  Conversion of preferred stock..........  (1,208)    (8,235)    1,550        2       8,233
  Exercise of warrant....................                          888        1         716                                  717
  Public stock offering..................                        2,550        2      25,850                               25,852
  Employee stock purchases...............                           36                  218                                  218
  Option exercises.......................                          117                  632                                  632
  Net income.............................                                                         4,693                    4,693
  Translation adjustment.................                                                                       (35)         (35)
                                           ------    -------     -----    -----     -------     -------       -----      -------
BALANCE, OCTOBER 31, 1995................            $           6,476    $   6     $35,813    $  6,622      $  234      $42,675
                                           ======    =======     =====    =====     =======     =======       =====      =======

                See notes to consolidated financial statements.

                              TYLAN GENERAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED OCTOBER 31,
                                                                          -------------------------------
                                                                           1993        1994        1995
                                                                          -------     -------     -------
OPERATING ACTIVITIES:
  Net income............................................................  $ 1,029     $ 2,449     $ 4,693
  Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of change in accounting for income taxes..........     (416)
    Write-off of unamortized deferred issuance cost.....................                              949
    Depreciation and amortization.......................................    1,717       1,933       2,022
    Deferred rent expense...............................................      (10)                    (54)
    Deferred income taxes...............................................      183        (200)
    Net loss of Korean Joint Venture....................................                              149
    Change in assets and liabilities:
      Accounts receivable...............................................     (954)     (1,571)     (6,170)
      Inventories.......................................................   (2,422)       (300)     (4,006)
      Prepaid expenses and other........................................      138        (377)       (379)
      Accounts payable and other liabilities............................    1,027       1,039       6,501
                                                                          -------     -------     -------
         Net cash provided by operating activities......................      292       2,973       3,705
                                                                          =======     =======     =======
INVESTING ACTIVITIES:
  Capital expenditures..................................................   (1,115)     (1,294)     (7,511)
  Proceeds from sale of assets..........................................       58          37
  Collection on note receivable.........................................       34
  Investment in subsidiaries............................................                             (497)
  Acquisition of other assets, primarily technology rights..............                 (418)
                                                                          -------     -------     -------
         Net cash used for investing activities.........................   (1,023)     (1,675)     (8,008)
                                                                          -------     -------     -------
FINANCING ACTIVITIES:
  Net repayments under line of credit...................................       (4)       (769)     (2,578)
  Proceeds from long-term debt..........................................    4,352       1,138         933
  Repayments of long-term debt..........................................   (2,921)       (250)     (5,564)
  Repayments of capital leases..........................................     (105)       (361)       (536)
  Proceeds from exercise of stock options and employee stock
    purchases...........................................................       23                     359
  Proceeds from public stock offerings..................................                           25,852
  Translation adjustment and other......................................     (472)        (43)       (486)
                                                                          -------     -------     -------
         Net cash provided by (used for) financing activities...........      873        (285)     17,980
                                                                          -------     -------     -------
INCREASE IN CASH........................................................      142       1,013      13,677
CASH AT BEGINNING OF YEAR...............................................      316         458       1,471
                                                                          -------     -------     -------
CASH AT END OF YEAR.....................................................  $   458     $ 1,471     $15,148
                                                                          =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest............................................................  $ 1,159     $ 1,046     $   994
    Income taxes, net of refunds........................................  $   272     $ 1,014     $ 1,778
SUPPLEMENTAL INFORMATION OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued in connection with the acquisition of technology
    rights..............................................................              $    48
  Sale of inventory for note receivable.................................  $   265
  Capital lease obligations incurred for various machinery and
    equipment...........................................................  $   649     $   768     $   699
  Warrants issued in connection with subordinated debt..................  $   717

                See notes to consolidated financial statements.

                              TYLAN GENERAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company -- The Company designs, manufactures and markets precision mass flow controllers, gas panels and pressure measurement and control instrumentation. The Company's products are used primarily in integrated circuit fabrication and also in other manufacturing processes, such as flat panel display and fiber optic cable fabrication.

     International sales accounted for 41.4%, 38.9% and 33.8% of sales for fiscal 1993, 1994 and 1995, respectively. One customer individually accounted for 18.1%, 18.9% and 20.0% of sales for fiscal 1993, 1994 and 1995, respectively. In addition, a second customer individually accounted for 11.0% of sales for fiscal 1995.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Tylan General, Inc. (formerly Vacuum General, Inc.) and its wholly-owned subsidiaries, Vacuum General Export Corp. and Tylan General TCA Corporation (formerly Tylan Corporation, which was merged with Tylan General, Inc. in 1994), including its wholly owned subsidiaries, (i) Tylan General UK Ltd., (ii) Tylan General TCA GmbH, (iii) Tylan General SARL, (iv) Tylan General K.K., (v) Tylan General Korea Ltd., and (vi) Hanyang General Co., Ltd., collectively referred to herein as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation.

     Fiscal Year -- For ease of presentation, the Company has indicated its fiscal year as ending on October 31; whereas, in fact, the Company reports on a 52-53 week fiscal year ending on the Sunday closest to October 31. Fiscal 1993, 1994 and 1995 each included 52 weeks.

     Investment in Korean Joint Venture -- In October, 1995, the Company purchased the remaining 50% of the outstanding shares of stock of Hanyang General Co., LTD. Prior to October, 1995, the Company was a 50% owner of Hanyang General Co., LTD., a corporate joint venture with Hanyang Engineering Co., LTD. Beginning in October 1995, Hanyang General Co., LTD.'s financial statements were consolidated with the Company's financial statements. Prior to October 1995, the Company's investment in the corporate joint venture was accounted for on the equity method.

     Concentration of Credit Risk -- The Company invests its excess cash in money market accounts. The Company has not experienced any losses on its cash accounts. The Company sells its product to customers primarily in the United States, Europe and Asia. The Company maintains a reserve for potential credit losses and such losses have been minimal.

     Foreign Currency Translation -- All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange in effect at the close of the period. The aggregate effect of translating the balance sheets is included as a separate component of stockholders' equity entitled "Cumulative Translation Adjustment." Revenues and expenses are translated into U.S. dollars at the average rates of exchange during the period. Gains and losses resulting from foreign currency transactions are included in net income.

     Financial Instruments -- The Company periodically enters into foreign currency futures contacts for the purpose of hedging foreign exchange risk on certain transactions, primarily intercompany receivables and payables with its foreign subsidiaries. The primary exposures for the Company are denominated in European currencies and the Japanese yen. The Company does not engage in financial instrument transactions for trading purposes. The counterparty to the Company's contracts is a substantial and creditworthy financial institution. The risk of counterparty default associated with these contracts is not considered by the Company to be material.

     At October 31, 1995 the Company had foreign exchange forward contracts to buy $1,200,000 of Japanese yen, maturing in December 1995. These contracts had a carrying value of $100,000 which approximated their fair value.

                              TYLAN GENERAL, INC.

     Inventories -- Inventories are stated at cost, which is less than market value at October 31, 1994 and 1995, cost being determined by the first-in, first-out method.

     Property -- Property is stated at cost less accumulated depreciation and amortization, which is computed using the straight-line method. Machinery and equipment and furniture and fixtures are depreciated generally over five years while equipment under capital leases and leasehold improvements are amortized over the shorter of the estimated life or related lease term. Expenditures for replacements and betterments are capitalized, while expenditures for repairs and maintenance are charged to expense as incurred.

     License Agreements -- License agreements are stated at cost less related amortization. Costs are amortized over the useful lives of license agreements, generally three to ten years, using the straight-line method.

     Evaluation of License Agreements and Goodwill -- The Company's policy is to evaluate, at each balance sheet date, the appropriateness of the carrying values of the unamortized balances of license agreements and goodwill (Note 3) on the basis of estimated future cash flows (undiscounted) and other factors. If such evaluation were to indicate a material impairment of these intangible assets, such impairment would be recognized by a writedown of the applicable asset.

     Revenue Recognition -- Revenue from product sales is recognized upon shipment.

     Research and Development -- Research and development costs are expensed in the period incurred.

     Income Taxes -- Effective November 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Such adoption resulted in the recording of a benefit from the cumulative effect of change in accounting principle totalling $416,000 and a reduction in goodwill totalling $1,469,000 during 1993 (see Notes 3 and 8).

     Earnings Per Share -- Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period using the treasury stock method and it assumes conversion of all outstanding convertible preferred stock and the exercise of all outstanding warrants. Stock options, convertible preferred stock and warrants are considered to be common stock equivalents. All shares of common stock and common stock equivalents issued within twelve months of an initial public offering at a price per share less than the offering price ($7.00) are considered to be outstanding for all periods presented in the same manner as a stock split. Accordingly, all shares of common stock and common stock equivalents issued subsequent to January 1994 and prior to January 1995 at a price per share below $7.00 are considered to be outstanding.

2. RECAPITALIZATION

     In January 1995, the Company effected a recapitalization whereby it reincorporated in the State of Delaware and the number of common and preferred shares authorized was increased to 50,000,000 and 10,000,000, respectively, at $.001 par value per share. Immediately prior to such recapitalization, a warrant to purchase 887,845 shares of common stock was exercised for nominal proceeds.

     On February 2, 1995, all outstanding preferred stock was converted into an aggregate of 1,550,002 common shares and the proceeds to the Company from the sale of 1,300,000 newly issued shares, net of underwriting commissions and expenses, of $7.4 million were received.

     The initial public offering consisted of 2,300,000 shares (including the underwriters over-allotment option of 300,000 shares which was exercised in March 1995) of common stock which was sold at $7 per share. Of the 2,300,000 shares, 1,000,000 shares were sold by existing stockholders and 1,300,000 shares were sold by the Company.

                              TYLAN GENERAL, INC.

     In October, the Company received proceeds of $18.5 million, net of underwriting commissions and expenses, from a secondary offering consisting of 1,725,000 shares (including the underwriters over-allotment option of 225,000 shares) of common stock which was sold at $16 per share. Of the 1,725,000 shares, 475,000 shares were sold by existing stockholders and 1,250,000 shares were sold by the Company.

3. GOODWILL

     On October 5, 1989, Tylan General, Inc., (formerly Vacuum General, Inc.) purchased all of the outstanding shares of common stock of Tylan. The purchase price exceeded the net assets acquired by $6,592,000. This excess was recorded as goodwill and is being amortized on a straight-line basis over 15 years. In October 1995, the Company purchased the remaining 50% of the outstanding shares of stock of Hanyang General Co., LTD., the Company's Korean joint venture. The purchase price exceeded the net assets acquired by $140,000. This excess was recorded as goodwill and is being amortized on a straight-line basis over five years (Note 4). Goodwill has been reduced for certain tax benefits utilized in 1992 of $63,000 and deferred tax assets recognized in 1993 of $1,469,000 (Note
8).

4. BALANCE SHEET DETAILS

                                                                           OCTOBER 31,
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    ACCOUNTS RECEIVABLE:
      Accounts receivable -- trade...................................  $ 8,249     $14,558
      Less allowance for doubtful accounts...........................     (186)       (313)
                                                                       -------     -------
              Total..................................................  $ 8,063     $14,245
                                                                       =======     =======
    INVENTORIES:
      Raw materials..................................................  $ 3,812     $ 6,535
      Work in process................................................    1,158       1,611
      Finished goods.................................................    2,758       3,757
                                                                       -------     -------
              Total..................................................  $ 7,728     $11,903
                                                                       =======     =======
    PROPERTY -- at cost:
      Machinery and equipment........................................  $ 5,255     $ 8,290
      Furniture and fixtures.........................................    3,013       4,603
      Leasehold improvements.........................................    1,669       5,240
                                                                       -------     -------
                                                                         9,937      18,133
      Less accumulated depreciation and amortization.................   (5,950)     (6,993)
                                                                       -------     -------
              Total..................................................  $ 3,987     $11,140
                                                                       =======     =======
    GOODWILL:
      Goodwill.......................................................  $ 4,598     $ 4,738
      Less accumulated amortization..................................   (1,963)     (2,233)
                                                                       -------     -------
              Total..................................................  $ 2,635     $ 2,505
                                                                       =======     =======
    ACCRUED EXPENSES:
      Compensation...................................................  $ 1,236     $ 2,189
      Other..........................................................    1,162       2,325
                                                                       -------     -------
              Total..................................................  $ 2,398     $ 4,514
                                                                       =======     =======

                              TYLAN GENERAL, INC.

5. DEBT

     Loan and Security Agreement -- The Company has a loan and security agreement with a bank, which provides for an overall credit limit of $7,500,000 and matures in June 1996. The agreement includes a $4,000,000 line of credit and a $3,500,000 term loan facility. As of October 31, 1995, there were no amounts outstanding under the agreement. Interest is payable monthly at prime plus .25% (9.00% at October 31, 1995) for the line of credit and prime plus 1.00% (9.75% at October 31, 1995) for the term loan facility. The agreement also provides for the issuance of letters of credit not to exceed an aggregate of $2,500,000. The agreement contains financial covenants including the requirement that the Company maintain minimum levels of working capital and tangible net work, a quick asset ratio of not less than .70 to 1 and a debt to tangible net worth ratio of not more than 1.50 to 1. As of October 31, 1995, the Company was in compliance with all covenants.

     Long-Term Debt Summary -- Long-term debt is summarized as follows (in thousands):

                                                                            OCTOBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Subordinated notes -- $5,000 face value due November 15, 1999;
      interest payable monthly at 12% per year; quarterly principal installments of $250 beginning January 1, 1996; less unamortized discount of $996.................................................  $4,004
    Bank term loan -- payable in quarterly principal installments of
      $125 plus interest at prime plus 2.5% (10.25% at October 31,
      1994) through August 1995........................................     500
    Bank term loan (Tylan General K.K.) -- payable in quarterly principal installments of $20 plus interest at 3.75% per year
      through November 1999............................................     413     $  334
    Bank term loan (Tylan General K.K.) -- payable in monthly principal installments of $29 plus interest at 2.6% per year through June,
      1997.............................................................                865
    Unsecured promissory notes -- payable in monthly installments
      through October 1995, interest at 10% per year...................      58
    Capital lease obligations with weighted average yearly interest
      rates of 11.1% and 11.6% respectively (Note 9)...................   1,117      1,331
                                                                         -------    ------
    Total..............................................................   6,092      2,530
    Less current portion...............................................  (1,013)      (881)
                                                                         -------    ------
    Long-term debt.....................................................  $5,079     $1,649
                                                                         =======    ======

     Subordinated Notes -- In connection with the issuance of the subordinated notes the Company issued a ten-year warrant to purchase 887,845 shares of the Company's common stock, as adjusted. The value of the warrant ($717,000) was recorded as a deferred issuance cost and was amortized over the maturity period of the notes under the interest method. In January, 1995, the warrant was exercised and in February 1995, the Company redeemed the subordinated notes with proceeds from the Company s initial public offering (Notes 7 & 10).

                              TYLAN GENERAL, INC.

     Long-term debt repayments (excluding capital leases) as of October 31, 1995 are summarized as follows in thousands):

                              YEAR ENDING OCTOBER 31,
        --------------------------------------------------------------------
        1996................................................................  $  432
        1997................................................................     589
        1998................................................................      79
        1999................................................................      79
        2000................................................................      20
                                                                              ------
                                                                              $1,199
                                                                              ======

6. LICENSE, MARKETING AND ADVISORY AGREEMENTS

     License Agreements -- The Company had an exclusive license to technology held by Vacuum Marketing and Research Associates, a partnership that includes certain officers and directors of the Company. The terms of the agreement provided the Company with the option to purchase the technology for cash of $380,000 or a combination of cash and stock in an equivalent amount. The agreement provided that the Company pay royalties in the amount of 3% on sales of products incorporating the technology. Royalty expense under this arrangement totalled approximately $121,700 and $50,900 in fiscal 1993 and 1994, respectively. In May 1994, the Company exercised its option to purchase the technology. The purchase price of $380,000 was paid with 13,606 shares of common stock and cash of $332,376.

     Marketing and License Agreement -- The Company had a marketing and license agreement with Nippon Tylan which provided for license fee payments equal to 2% of Nippon Tylan's net sales. As part of the agreement, Nippon Tylan loaned the Company $700,000 at 6% as consideration for the exclusive right to market certain products in Japan, Republic of Korea, Taiwan, Hong Kong and Singapore. In January 1992, the agreement was amended to (a) terminate the agreement as of September 9, 1993, (b) convert all licenses into non-exclusive and worldwide licenses and (c) require the payoff of the $700,000 note payable. The Company earned approximately $243,000 of license fees under this agreement in fiscal 1993.

7. EXTRAORDINARY ITEM

     During fiscal 1993 and 1995, the Company paid off $2,719,000 and $5,000,000, respectively, of debt prior to its scheduled maturity date. The early payoffs resulted in extraordinary losses of $137,000, net of $91,000 income tax benefit in 1993, and $695,000, net of $504,000 income tax benefit in 1995 (Note 5).

8. INCOME TAXES

     Effective November 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" under which deferred tax assets and liabilities are determined using presently enacted tax rates, and net deferred tax assets are recognized to the extent their realization is more likely than not. As a result of the adoption of SFAS No. 109, the Company recorded in 1993 a benefit from the cumulative change in accounting principle equal to $416,000 and a reduction in goodwill equal to $1,469,000.

                              TYLAN GENERAL, INC.

     The components of the provision for income taxes are summarized as follows (in thousands):

                                                                   YEAR ENDED OCTOBER 31,
                                                                  ------------------------
                                                                  1993     1994      1995
                                                                  ----     ----     ------
    Current Income taxes
      Federal...................................................  $192     $352     $  617
      State.....................................................   102      151        317
      Foreign...................................................   286      463      1,881
                                                                  ----     ----       ----
              Total.............................................   580      966      2,815
                                                                  ----     ----       ----
    Deferred Income taxes
      Federal...................................................   194      235         83
      State.....................................................   (11)       3        (83)
                                                                  ----     ----       ----
              Total.............................................   183      238          0
                                                                  ----     ----       ----
    Reduction in valuation allowance............................           (591)
    Tax benefit of extraordinary item...........................    91                 504
                                                                  ----     ----       ----
    Provision for income taxes..................................  $854     $613     $3,319
                                                                  ====     ====       ====

     The provision for income taxes is different from that which would be obtained by applying the statutory Federal income tax rate (34%) to income before income taxes. The items causing this difference are as follows:

                                                                    YEAR ENDED OCTOBER 31,
                                                                    -----------------------
                                                                    1993     1994      1995
                                                                    ----     -----     ----
    Provision at statutory rate...................................  34.0%     34.0%    34.0%
    Goodwill amortization.........................................   5.9       3.0      1.0
    Foreign provision in excess of (less than) Federal statutory
      rate........................................................    .7      (4.2)     5.3
    State Income taxes, net of Federal benefit....................   4.2       3.3      1.9
    Reduction in valuation allowance, net of write-offs...........           (19.3)
    Other.........................................................   8.4       3.2      (.3)
    Tax credits...................................................                     (3.8)
                                                                    ----     -----     ----
                                                                    53.2%     20.0%    38.1%
                                                                    ====     =====     ====

     Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets are as follows at October 31, 1994 and 1995 (in thousands):

                                                                            OCTOBER 31,
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Net operating loss carry forwards..................................  $  808     $  539
    Tax credit carry forwards..........................................     155        270
    Reserves currently not deductible..................................     343        220
    Accrued expenses...................................................     186        127
    Differences between book and tax basis of inventory................     261        615
    Differences between book and tax basis of fixed assets.............     143         48
    Other..............................................................       6         83
                                                                         ------     ------
    Net deferred tax assets............................................  $1,902     $1,902
                                                                         ======     ======

                              TYLAN GENERAL, INC.

     The Company had available a federal net operating loss carryforward of $1,580,000 at October 31, 1995. The NOL carryforwards may be utilized to offset taxable earnings up to an annual limitation of approximately $800,000. The NOL carryforwards expire principally in the years 2001 and 2002. For financial statement purposes, any benefits realized in future periods from the NOL carryforwards will represent a reduction of the related deferred tax assets. The tax credit carryforwards expire principally in the years 2001 and 2002.

     Income tax benefits resulting from the exercise of non-qualified stock options are recorded directly to paid-in-capital. Such benefits totalled $491,000 for the year ended October 31, 1995.

9. LEASES

     The Company leases its facilities and certain equipment under capital and operating leases that expire at various dates through 2009. Certain facility leases include provisions for inflation escalation adjustments, requirements for the payment of property taxes, insurance and maintenance expenses as well as 5-year renewal options. Rent expense under operating leases for fiscal 1993, 1994 and 1995 was approximately $1,271,000, $1,421,000 and $1,607,000, respectively.

     The net book value of assets under capitalized leases at October 31, 1994 and 1995 was approximately $950,000 and $1,279,000 net of accumulated amortization of approximately $390,000 and $835,000, respectively.

     Future minimum lease payments under capital and operating leases as of October 31, 1995 are summarized as follows (in thousands):

                         YEAR ENDING OCTOBER 31,                       CAPITAL     OPERATING
    -----------------------------------------------------------------  -------     ---------
    1996.............................................................  $   575      $ 1,852
    1997.............................................................      334        2,066
    1998.............................................................      325        1,789
    1999.............................................................      320        1,646
    Thereafter.......................................................       81        2,904
                                                                        ------      -------
    Total............................................................    1,635      $10,257
                                                                                    =======
    Less amount representing interest................................     (304)
                                                                        ------
    Present value of minimum lease payments (Note 5).................    1,331
    Less current portion.............................................     (449)
                                                                        ------
    Long-term obligations under capital leases.......................  $   882
                                                                        ======

10. CAPITAL STOCK

     Series B and D Convertible Preferred Stock -- At October 31, 1994 there were 60,000 shares of Series B and D preferred stock outstanding. Each share of Series B and D preferred stock (i) was voting, (ii) was convertible at the option of the holder into common stock, (iii) was entitled to preference in liquidation equal to $5.04 per share plus declared and unpaid dividends and then participated equally with common stock, up to a maximum of $20.16 per share for Series B preferred stock, (iv) would automatically convert into common stock immediately upon effectiveness of a registration statement under the Securities Act of 1933 of common stock with a minimum per share price of $10.08 and net proceeds of $22,400,000 and (v) had certain anti-dilutive protections as defined. In February 1994 immediately following the close of the Company's initial public offering, all outstanding preferred stock was converted into an aggregate of 1,550,002 common shares.

     Stock Option Plan -- The Company's 1989 Stock Option plan provided that non-qualified options to purchase up to 380,500 shares of common stock could be granted to employees and others to purchase

                              TYLAN GENERAL, INC.

common stock at a price per share determined by the Board of Directors, which approximated market value. In June 1994, the Company terminated the 1989 plan as to new issuances and adopted the 1994 Stock Option Plan. Such plan provides that incentive and non-qualified options to purchase up to 539,000 shares of common stock may be granted to certain employees, directors, and consultants. Incentive stock options are to be granted at prices not less than the fair market value at the date of grant. Non-qualified stock options and options granted to individuals possessing 10% or more of the total combined voting power of all classes of stock are to be granted at prices not less than 85% and 110%, respectively, of the fair market value. Options, issued under the plan, generally vest over a period of five years from the date of grant and expire ten years from the date of grant.

     In December 1994, the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors and approved by the stockholders. The Directors Plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors of the Company. The maximum number of shares of common stock that may be issued pursuant to options granted under the Directors Plan is 75,000. As of October 31, 1995, options to purchase an aggregate of 30,000 shares were outstanding.

     The following is a summary of all stock options activity for fiscal 1993, 1994 and 1995:

                                                                  NUMBER          PRICE
                                                                 OF SHARES      PER SHARE
                                                                 ---------     ------------
    October 31, 1992...........................................    253,821     $ .90-$ 3.50
      Options canceled or expired..............................    (22,000)    $ .90-$ 3.50
      Exercised................................................    (25,500)        $.90
      Granted..................................................    104,000         $.90
                                                                  --------
    October 31, 1993...........................................    310,321         $.90
      Options canceled or expired..............................       (600)        $.90
      Exercised................................................     (2,400)        $.90
      Granted..................................................    149,324     $3.50-$ 5.04
                                                                  --------
    October 31, 1994...........................................    456,645     $ .90-$ 5.04
      Exercised................................................   (117,300)    $ .90-$ 5.04
      Granted..................................................    346,950     $5.04-$15.75
                                                                  --------
    October 31, 1995...........................................    686,295     $ .90-$15.75
                                                                  ========

     At October 31, 1995, 86,550 shares remained available for grant under the 1994 Stock Option Plan and 45,000 shares remained available under the 1994 Non-Employee Directors Stock Option Plan. As options have been granted at fair market value, no accounting recognition is given to stock options until they are exercised, at which time the proceeds are credited to the capital accounts.

                              TYLAN GENERAL, INC.

11. GEOGRAPHIC INFORMATION

     Sales and operating income (loss) for the years ended October 31, 1993, 1994 and 1995, and identifiable assets at October 31, 1993, 1994 and 1995, classified by geographic area, were as follows (in thousands):

                                                                YEAR ENDED OCTOBER 31,
                                                            -------------------------------
                                                             1993        1994        1995
                                                            -------     -------     -------
    Net sales:
      United States.......................................  $22,201     $32,016     $51,299
      Europe..............................................    7,172       9,358      11,578
      Asia................................................    4,092       6,705      12,948
                                                            -------     -------     -------
              Total.......................................  $33,465     $48,079     $75,825
                                                            =======     =======     =======
    Income from operations
      United States.......................................  $ 1,346     $ 3,120     $ 5,490
      Europe..............................................    1,097       1,284       1,816
      Asia................................................     (189)        (61)      2,280
                                                            -------     -------     -------
              Total.......................................  $ 2,254     $ 4,343     $ 9,586
                                                            =======     =======     =======

                                                                         AS OF OCTOBER 31,
                                                                        -------------------
                                                                         1994        1995
                                                                        -------     -------
    Identifiable assets:
      United States.......................................              $17,727     $42,395
      Europe..............................................                4,872       8,187
      Asia................................................                4,914       8,259
                                                                        -------     -------
              Total.......................................              $27,513     $58,841
                                                                        =======     =======

     Intercompany sales between geographic areas totalled $6,015,000, $8,393,000 and $11,794,000 for the years ended October 31, 1993, 1994 and 1995, respectively. These sales represent primarily export sales of U.S. produced goods and are accounted for based on established sales prices between the related companies.

12. EMPLOYEE PROFIT SHARING PLANS

     The Company has adopted 401(k) plans for the benefit of all qualifying employees, generally all US employees with more than three months of service. The plans allow participants to contribute up to 15% of annual salary (not to exceed approximately $9,240 in 1995) which is entirely tax deferred. The employee contributions are 100% vested. Effective December 1, 1994, the Company matches $.25 for each dollar of qualifying employee contributions, up to 6% of such employee's gross compensation.

13. GAIN-SHARING PLAN

     In April 1995, the Company adopted a gain-sharing plan (the "Gain-Sharing Plan") which allows eligible employees to earn incentive compensation of up to 10% of their annual salary based on the Company's performance against certain goals and objectives. Eligible employees under the Gain-Sharing Plan are regular or temporary employees who have been employed for a full quarter in the United States and who are not participants in any other Company bonus plan. The executive officers of the Company are not currently eligible to participate in the Gain-Sharing Plan. Payouts under the Gain-Sharing Plan are made on a quarterly basis. For the year ended October 31, 1995, total payments made under the Gain-Sharing Plan were $604,000.

                              TYLAN GENERAL, INC.

14. SUBSEQUENT EVENTS (Unaudited)

     On November 20, 1995, the Company entered into an international distributor agreement with Span Instruments, Inc. According to terms of the agreement, the Company is appointed as the primary distributor for Span semiconductor products in certain territories in Europe and Asia. As of January 22, 1996, the Company had purchased inventories of Span products totalling approximately $3.6 million.

15. QUARTERLY COMPARISON (Unaudited)

     The following tables set forth the results of operations by quarter for 1994 and 1995. This information includes all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of the data. The results of operations for historical periods may not necessarily be indicative of results for any future period.

                                                                                QUARTER ENDED
                                            -------------------------------------------------------------------------------------
                                            JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,
                                              1994       1994       1994       1994       1995       1995       1995       1995
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................  $10,738    $12,375    $12,882    $12,084    $14,814    $18,717    $19,937    $22,357
Cost of sales.............................    6,756      7,293      7,505      7,354      8,518     10,547     10,975     12,774
                                            -------    -------    -------    -------    -------    -------    -------    -------
  Gross profit............................    3,982      5,082      5,377      4,730      6,296      8,170      8,962      9,583
Operating expenses:
  Sales and marketing.....................    1,573      1,843      1,830      2,111      2,116      2,701      2,894      3,019
  General and administrative..............    1,108      1,004      1,236      1,329      1,428      1,936      1,806      1,910
  Research and development................      479        557        736        623        909      1,416      1,302      1,499
  Amortization, primarily goodwill........       95         90        105        109        119        120        118        132
                                            -------    -------    -------    -------    -------    -------    -------    -------
Income from operations....................      727      1,588      1,470        558      1,724      1,997      2,842      3,023
Other income (expense) net................     (413 )     (151 )     (322 )     (395 )     (378 )      283       (384 )     (400 )
                                            -------    -------    -------    -------    -------    -------    -------    -------
Income before income taxes................      314      1,437      1,148        163      1,346      2,280      2,458      2,623
Provision for income taxes................     (138 )      (28 )     (391 )      (56 )     (565 )     (958 )     (941 )     (855 )
                                            -------    -------    -------    -------    -------    -------    -------    -------
Income before extraordinary item..........      176      1,409        757        107        781      1,322      1,517      1,768
Extraordinary item, net of income tax
  benefit.................................       --         --         --         --         --       (695 )       --         --
                                            -------    -------    -------    -------    -------    -------    -------    -------
  Net income..............................  $   176    $ 1,409    $   757    $   107    $   781    $   627    $ 1,517    $ 1,768
                                            =======    =======    =======    =======    =======    =======    =======    =======
Earnings per share data:
  Income before extraordinary item........  $   .04    $   .35    $   .19    $   .03    $   .19    $   .25    $   .28    $   .30
  Net income..............................  $   .04    $   .35    $   .19    $   .03    $   .19    $   .12    $   .28    $   .30
  Weighted average common shares and
    equivalents...........................    3,999      3,999      4,000      4,000      4,128      5,325      5,417      5,953

                              TYLAN GENERAL, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     APRIL 30,
                                                                                       1996
                                                                                     ---------
ASSETS
CURRENT ASSETS:
  Cash.............................................................................   $ 10,288
  Accounts receivable..............................................................     18,301
  Current portion of note receivable...............................................      1,300
  Inventories (Note 2).............................................................     15,290
  Prepaid expenses and other.......................................................      1,399
  Deferred income taxes............................................................      1,517
                                                                                       -------
     Total current assets..........................................................     48,095
NOTE RECEIVABLE -- net of current portion..........................................      2,313
PROPERTY -- net....................................................................     13,342
GOODWILL -- net....................................................................      2,359
DEFERRED INCOME TAXES..............................................................        385
OTHER ASSETS.......................................................................      1,065
                                                                                       -------
TOTAL..............................................................................   $ 67,559
                                                                                       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................   $  9,996
  Accrued expenses.................................................................      4,856
  Current portion of long-term debt and capital leases.............................        960
  Income taxes payable.............................................................      2,211
                                                                                       -------
     Total current liabilities.....................................................     18,023
LONG-TERM DEBT AND CAPITAL LEASES..................................................      2,160
                                                                                       -------
     Total liabilities.............................................................     20,183
                                                                                       =======
COMMITMENTS AND CONTINGENCIES (Notes 3, 4)
  STOCKHOLDERS' EQUITY:
  Common stock:
     -- authorized -- 50,000,000 shares, par value $.001, issued and
      outstanding -- 6,517,382 shares..............................................          7
  Paid-in capital..................................................................     36,027
  Retained earnings................................................................     11,494
  Cumulative translation adjustment................................................       (152)
                                                                                       -------
     Total stockholders' equity....................................................     47,376
                                                                                       -------
TOTAL..............................................................................   $ 67,559
                                                                                       =======

            See notes to unaudited consolidated financial statements

                              TYLAN GENERAL, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SIX MONTHS ENDED
                                                                                APRIL 30,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
NET SALES................................................................  $33,531     $52,720
COST OF SALES............................................................   19,065      30,350
                                                                           -------     -------
     Gross profit........................................................   14,466      22,370
                                                                           -------     -------
OPERATING EXPENSES:
  Sales and marketing....................................................    4,817       6,939
  General and administrative.............................................    3,364       4,443
  Research and development...............................................    2,325       3,298
  Amortization, primarily goodwill.......................................      239         184
                                                                           -------     -------
     Total operating expenses............................................   10,745      14,864
                                                                           -------     -------
INCOME FROM OPERATIONS...................................................    3,721       7,506
                                                                           -------     -------
OTHER INCOME (EXPENSE):
  Interest income (expense) -- net.......................................     (459)        176
  Foreign currency exchange gain -- net..................................      397          14
  Other -- net...........................................................      (33)        204
                                                                           -------     -------
     Total other income (expense)........................................      (95)        394
                                                                           -------     -------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM........................    3,626       7,900
PROVISION FOR INCOME TAXES...............................................   (1,523)     (3,028)
                                                                           -------     -------
INCOME BEFORE EXTRAORDINARY ITEM.........................................    2,103       4,872
                                                                           -------     -------
EXTRAORDINARY ITEM, NET OF INCOME TAX BENEFIT............................     (695)
                                                                           -------     -------
NET INCOME...............................................................  $ 1,408     $ 4,872
                                                                           -------     -------
EARNINGS PER SHARE DATA:
  Earnings per share before extraordinary item...........................  $  0.45     $  0.72
                                                                           =======     =======
  Earnings per share.....................................................  $  0.30     $  0.72
                                                                           =======     =======
  Weighted average common and common equivalent shares outstanding.......    4,660       6,726
                                                                           =======     =======

           See notes unaudited to consolidated financial statements.

                              TYLAN GENERAL, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                                                                APRIL 30,
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
OPERATING ACTIVITIES:
Net income...............................................................  $ 1,408     $ 4,872
  Adjustments to reconcile net income to net cash provided by (used in)
     operating activities:
     Write-off of unamortized Deferred Issuance Cost.....................      949
     Depreciation and amortization.......................................      928       1,304
     Deferred Income Taxes...............................................       43
     Net loss of Korean joint venture....................................      125
     Change in assets and liabilities:
       Accounts receivable...............................................   (3,798)     (4,339)
       Note receivable...................................................               (3,613)
       Inventories.......................................................   (2,139)     (3,644)
       Prepaid expenses and other........................................     (521)       (539)
       Accounts payable and other liabilities............................    4,249       3,602
                                                                           -------      ------
          Net cash provided by (used in) operating activities............    1,244      (2,357)
                                                                           -------      ------
INVESTING ACTIVITIES:
  Capital expenditures...................................................   (1,313)     (3,442)
                                                                           -------      ------
          Net cash used in investing activities..........................   (1,313)     (3,442)
                                                                           -------      ------
FINANCING ACTIVITIES:
  Net repayments under line of credit....................................     (608)
  Proceeds from long-term debt...........................................      300       1,200
  Repayments of long-term debt...........................................   (5,500)       (314)
  Proceeds from capital leases...........................................      482
  Repayments of capital leases...........................................     (262)       (246)
  Net proceeds from initial public offering..............................    7,403
  Proceeds from exercise of stock options and employee stock purchases...                  215
  Translation adjustment and other.......................................      (94)         84
                                                                           -------      ------
          Net cash provided by financing activities......................    1,721         939
                                                                           -------      ------
INCREASE (DECREASE) IN CASH..............................................    1,652      (4,860)
CASH AT BEGINNING OF PERIOD..............................................    1,471      15,148
                                                                           -------      ------
CASH AT END OF PERIOD....................................................  $ 3,123     $10,288
                                                                           =======      ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
     Interest............................................................  $   549     $    99
     Income taxes, net of refunds........................................  $   359     $ 2,258

           See notes to unaudited consolidated financial statements.

                              TYLAN GENERAL, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim consolidated financial statements included herein have been prepared by Tylan General, Inc. (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in annual financial statements, have been condensed or omitted pursuant to such SEC rules and regulations; nevertheless, the management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended October 31, 1995 included in the Company's Form 10-K. In the opinion of management, the consolidated financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company as of April 30, 1996 and the results of its operations for the six-month periods ended April 30, 1996 and 1995. The results of operations for the interim period ended April 30, 1996 are not necessarily indicative of the results which may be reported for any other interim period or for the entire fiscal year.

2. INVENTORIES

     The components of inventory at April 30, 1996 consisted of the following (in thousands of dollars):

                                                                                 APRIL 30,
                                                                                   1996
                                                                                 ---------
    Raw materials..............................................................   $ 10,846
    Work in process............................................................      1,466
    Finished goods.............................................................      2,978
                                                                                   -------
         Total.................................................................   $ 15,290
                                                                                   =======

3. PROPOSED ACQUISITION

     On February 20, 1996, the Company signed an agreement to acquire Span Instruments, Inc., a privately held manufacturer of high purity pressure monitoring and control instrumentation. Under terms of the agreement, the Company will acquire all of the outstanding shares of Span capital stock in exchange for 1,470,000 shares of Tylan General common stock. The agreement, which is intended to be accounted for as a pooling of interest, is subject to the approval of Tylan General's stockholders and Span's shareholders.

     As of April 30, 1996, the Company had $3.6 million due from Span Instruments for returned inventory, which had been purchased by certain of the Company's subsidiaries under international distribution agreements. The $3.6 million is payable in monthly installments of $100,000 plus interest beginning April 15, 1996.

4. RESEARCH AND DEVELOPMENT AGREEMENT

     In April 1996, the Company signed a five-year research and development agreement with Integrated Sensing Systems, Inc. ("ISSYS"). Under terms of the agreement, ISSYS will undertake research and development of certain products which may be sold to Tylan General or incorporated into Tylan General's products and Tylan General will make equal quarterly payments of $250,000 to ISSYS through January 2001. Tylan General may terminate the agreement prior to the expiration date, at which time the Company will be obligated to make quarterly payments through the end of the current contract year plus the next full contract year.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Span Instruments, Inc.

     We have audited the accompanying consolidated balance sheet of Span Instruments, Inc. and subsidiary (the Company) as of August 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Span Instruments, Inc. and subsidiary at August 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
October 27, 1995
(except for Note 6, as to which the date is March 14, 1996)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Span Instruments, Inc.
Plano, Texas

     We have audited the accompanying balance sheet of Span Instruments, Inc. as of August 31, 1994, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Span Instruments, Inc. as of August 31, 1994, and the results of its operations and its cash flows for the years ended August 31, 1993 and 1994 in conformity with generally accepted accounting principles.

                                          GRACE, PULLIAM & PATTERSON COMPANY, PC

Dallas, Texas
November 24, 1994

                             SPAN INSTRUMENTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                            AUGUST 31,
                                                                        -------------------      APRIL 30,
                                                                         1994        1995          1996
                                                                        -------     -------     -----------
                                                                                                (UNAUDITED)
ASSETS (Note 6)
Current assets:
  Cash and cash equivalents...........................................  $   198     $   480       $   888
  Trade receivables, less allowance for doubtful accounts of $29, $20, and $30 at August 31, 1994, 1995, and April 30, 1996,
    respectively......................................................    3,720       6,988         7,066
  Income tax refund receivable........................................       --          --           971
  Inventories (Note 4)................................................    4,452       7,678        10,183
  Deferred income taxes (Note 5)......................................       11          58           849
  Prepaid expenses and other current assets...........................      294         615           969
                                                                        --------    --------      -------
         Total current assets.........................................    8,675      15,819        20,926
  Property and equipment (Note 7):
    Machinery and equipment...........................................    6,886       9,499        11,357
    Computers, furniture and fixtures.................................    3,073       4,239         4,464
    Leasehold improvements............................................    1,371       1,997         2,267
                                                                        --------    --------      -------
                                                                         11,330      15,735        18,088
    Less accumulated depreciation and amortization....................    4,536       5,745         7,030
                                                                        --------    --------      -------
                                                                          6,794       9,990        11,058
  Other assets:
  Capitalized software, net of accumulated amortization of $689, $996, and $1,210 at August 31, 1994, 1995, and April 30, 1996,
    respectively......................................................      861       1,132         1,481
  Goodwill, net of accumulated amortization of $87, $109, and $126, at
    August 31, 1994, 1995, and April 30, 1996, respectively...........      521         599           582
  Other...............................................................      158         320           568
                                                                        --------    --------      -------
                                                                          1,540       2,051         2,631
                                                                        --------    --------      -------
         Total assets.................................................  $17,009     $27,860       $34,615
                                                                        ==========  ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable (Note 6)........................  $   421     $   815       $   965
  Current maturities of capital lease obligations (Note 7)............      525         599           584
  Accounts payable....................................................    3,016       5,805         5,292
  Due to Tylan General, Inc...........................................       --          --         3,824
  Accrued expenses....................................................      227       1,311           720
  Income taxes payable................................................      810          97            44
  Deferred compensation -- officers and shareholders (Note 11)........      734         566           454
  Other current liabilities...........................................      253          80           721
                                                                        --------    --------     --------
         Total current liabilities....................................    5,986       9,273        12,604
Revolving line of credit (Note 6).....................................    5,129       9,401        10,339
Notes payable, net of current maturities (Note 6).....................    1,193       2,922         7,856
Capital lease obligations, net of current maturities (Note 7).........      739       1,218         1,450
Deferred tax liabilities (Note 5).....................................       47         294           559
                                                                        --------    --------     --------
         Total liabilities............................................   13,094      23,108        32,808
Minority interest (Note 3)............................................       --         380           454
Commitments (Notes 6, 7, 9 and 10)
Shareholders' equity (Note 8):
  Common stock, no par value
    Authorized shares -- 500
    Issued shares -- 300, 316, and 319 for 1994, 1995 and 1996,
      respectively....................................................      666         701           707
  Additional capital..................................................      770         985         1,020
  Retained earnings...................................................    3,147       3,686           648
  Less treasury stock at cost -- 40, 53, and 53 shares for 1994, 1995,
    and 1996, respectively............................................     (441)       (680)         (680)
  Less notes receivable for stock purchases...........................     (227)       (320)         (342)
                                                                        --------    --------      -------
         Total shareholders' equity...................................    3,915       4,372         1,353
                                                                        --------    --------      -------
         Total liabilities and shareholders' equity...................  $17,009     $27,860       $34,615
                                                                        ==========  ==========  ==========

                             SPAN INSTRUMENTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          TWO        SIX MONTHS ENDED
                                           YEAR ENDED AUGUST 31,      MONTHS ENDED       APRIL 30,
                                        ---------------------------   OCTOBER 31,   -----------------
                                         1993      1994      1995         1995        1995      1996
                                        -------   -------   -------   ------------  -------   -------
                                                                      (UNAUDITED)       (UNAUDITED)
Net Sales.............................  $23,362   $27,293   $42,443     $  4,855     $20,786   $23,156
Cost of sales.........................   14,073    17,041    26,676        2,862      12,688    15,355
                                        -------   -------   -------   ------------   -------   -------
Gross Profit..........................    9,289    10,252    15,767        1,993       8,098     7,801
Operating Expenses:
  Sales and marketing.................    2,218     2,467     3,990          997       1,983     4,100
  General and administrative..........    3,046     4,401     7,129        1,172       3,156     3,807
  Research and development............    1,626     1,794     2,401          743       1,237     2,220
  Amortization of goodwill, patents
     and trademarks...................       32        28        33            4          12        16
                                        -------   -------   -------   ------------   -------   -------
Income (loss) from operations.........    2,367     1,562     2,214         (923)      1,710    (2,342)
Interest expense......................      677       755     1,168          250         607       888
Minority interest.....................       --        --        30           20           1        54
Other (income) expenses -- net........       17        (4)       47            9           6         7
                                        -------   -------   -------   ------------   -------   -------
Income (loss) before income taxes.....    1,673       811       969       (1,202)      1,096    (3,291)
Provision for (benefit from) income
  taxes...............................      625       310       430         (376)        486    (1,079)
                                        -------   -------   -------   ------------   -------   -------
Net income (loss).....................  $ 1,048   $   501   $   539     $   (826)    $   610   $(2,212)
                                        =======   =======   =======   ==========     =======   =======
Net income (loss) per share...........  $  4.19   $  1.94   $  2.06     $  (3.14)    $  2.40   $ (8.37)
                                        =======   =======   =======   ==========     =======   =======

                             SPAN INSTRUMENTS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)
                  YEARS ENDED AUGUST 31, 1993, 1994, AND 1995
  TWO MONTHS ENDED OCTOBER 31, 1995 (UNAUDITED) AND SIX MONTHS ENDED APRIL 30,
                                1996 (UNAUDITED)

                                                                                                     NOTES
                                               COMMON STOCK                                        RECEIVABLE
                                              ---------------   ADDITIONAL   RETAINED   TREASURY   FOR STOCK
                                              SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK     PURCHASES     TOTAL
                                              ------   ------   ----------   --------   --------   ----------   -------
Balance at August 31, 1992..................    279     $619      $  558     $  1,598    $ (362)     $   --     $ 2,413
  Net income................................     --       --          --        1,048        --          --       1,048
  Purchase of treasury stock, 2,630
     shares.................................     --       --          --           --       (37)         --         (37)
  Sale of common stock to officers..........     13       29         121           --        --        (150)         --
                                               ----    -----      ------     --------    ------      ------     --------
Balance at August 31, 1993..................    292      648         679        2,646      (399)       (150)      3,424
  Net income................................     --       --          --          501        --          --         501
  Purchase of treasury stock, 2,630
     shares.................................     --       --          --           --       (42)         --         (42)
  Sale of common stock to officers..........      8       18          91           --        --         (77)         32
                                               ----    -----      ------     --------    ------      ------     --------
Balance at August 31, 1994..................    300      666         770        3,147      (441)       (227)      3,915
  Net income................................     --       --          --          539        --          --         539
  Purchase of treasury stock, 13,145
     shares.................................     --       --          --           --      (239)        122        (117)
  Sale of common stock to officers..........     16       35         215           --        --        (250)         --
  Repayments of notes receivable............     --       --          --           --        --          35          35
                                               ----    -----      ------     --------    ------      ------     --------
Balance at August 31, 1995..................    316      701         985        3,686      (680)       (320)      4,372
  Net loss..................................     --       --          --         (826)       --          --        (826)
  Repayments of notes receivable............     --       --          --           --        --           3           3
                                               ----    -----      ------     --------    ------      ------     --------
Balance at October 31, 1995.................    316      701         985        2,860      (680)       (317)      3,549
  Net loss..................................     --       --          --       (2,212)       --          --      (2,212)
  Sale of common stock to officers..........      3        6          35           --        --         (41)         --
  Repayments of notes receivable............     --       --          --           --        --          16          16
                                               ----    -----      ------     --------    ------      ------     --------
Balance at April 30, 1996...................    319     $707      $1,020     $    648    $ (680)     $ (342)    $ 1,353
                                              =======  ======== ==========   ========== =========  =========    ==========

                            See accompanying notes.

                             SPAN INSTRUMENTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           SIX MONTHS ENDED
                                                       YEAR ENDED AUGUST 31,                   APRIL 30,
                                                  -------------------------------     ---------------------------
                                                   1993        1994        1995          1995            1996
                                                  -------     -------     -------     -----------     -----------
                                                                                      (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)...............................  $ 1,048     $   501     $   539       $   610         $(2,212)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization.................    1,128       1,336       1,659           792           1,233
  Deferred income taxes.........................      (30)        (12)        200           122            (249)
  Provision for obsolete and slow moving
    inventory...................................       --          --         129            64             713
  Minority interest in income of subsidiary.....       --          --          30             1              54
  Changes in operating assets and liabilities
    net of effects of business acquired:
    Trade receivables, net......................     (682)       (738)     (3,090)       (3,015)             59
    Income tax refund receivable................       --          --          --            --            (820)
    Loss on sale of equipment...................       --           5          --            --              --
    Inventories.................................   (1,001)       (418)     (3,092)       (1,680)         (2,854)
    Prepaid expenses and other current assets...       13        (150)       (310)         (147)           (454)
    Accounts payable............................      559       1,123       2,836         1,629          (1,474)
    Due to Tylan General, Inc...................       --          --          --            --           3,824
    Accrued expenses............................      113          53       1,071          (564)         (1,041)
    Income taxes payable........................      580         133        (712)         (109)            (99)
    Deferred compensation.......................       18        (175)       (168)          (82)            (84)
    Other current liabilities...................      351        (158)        (26)          785             558
    Other assets................................       93          (3)       (154)          (91)           (324)
                                                  --------    --------    --------    ------------    -------- ---
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES....................................    2,190       1,497      (1,088)       (1,685)         (3,170)
INVESTING ACTIVITIES:
Additions to property and equipment.............     (796)     (3,775)     (4,458)       (1,438)           (907)
Capitalization of software development costs....     (242)       (176)       (578)         (219)           (450)
Cash of business acquired in exchange for
  minority interest in subsidiary...............       --          --          58            58              --
                                                  --------    --------    --------    ------------    -------- ---
NET CASH USED IN INVESTING ACTIVITIES...........   (1,038)     (3,951)     (4,978)       (1,599)         (1,357)
FINANCING ACTIVITIES:
Net borrowing (repayment) under revolving line
  of credit.....................................     (550)      1,342       4,272         2,229             549
Principal payments under long-term debt and
  capital obligations...........................     (686)       (856)     (2,395)       (1,288)         (4,028)
Proceeds from long-term debt and capital lease
  obligations...................................      396       1,672       4,436         2,300           8,500
Payments received on employee stock purchase
  notes.........................................       --          32          35            21              16
Purchase of treasury stock......................      (37)        (42)         --            --              --
                                                  --------    --------    --------    ------------    -------- ---
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES....................................     (877)      2,148       6,348         3,262           5,037
                                                  --------    --------    --------    ------------    -------- ---
                                                      ---         ---         ---
Net increase (decrease) in cash.................      275        (306)        282           (22)            510
Cash at beginning of period.....................      229         504         198           550             378
                                                  --------    --------    --------    ------------    -------- ---
Cash at end of period...........................  $   504     $   198     $   480       $   528         $   888
                                                  =========== =========== =========== ===========     ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for interest........  $   677     $   738     $ 1,132       $   565         $   808
                                                  =========== =========== =========== ===========     ===========
Cash paid during the period for income taxes....  $    60     $   190     $   917       $   496         $   130
                                                  =========== =========== =========== ===========     ===========

                            See accompanying notes.

                             SPAN INSTRUMENTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION SUBSEQUENT TO AUGUST 31, 1995 AND FOR THE SIX MONTHS
                       ENDED APRIL 30, 1995 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Span Instruments, Inc. and subsidiary (the "Company") manufactures a complete line of pressure monitoring equipment. The Company also markets and supports facility management products that provide on-line monitoring of production materials, processes, and equipment. The Company's customer base includes semiconductor capital equipment suppliers, integrated circuit manufacturers, emergency vehicle manufacturers, and other industrial users located primarily in North America, with additional sales generated in Europe and Asia.

     Sales to the Company's ten largest customers represent a significant portion of the Company's revenues. One customer, whose distributor agreement was terminated in October 1995, accounted for 9.9%, 10.8%, 15.7% and 14.7% of net sales for the years ended August 31, 1993, 1994 and 1995 and the six months ended April 30, 1995, respectively. The year ended August 31, 1993 and the six months ended April 30, 1996 each had one customer which accounted for 11.2% and 11.4% of net sales, respectively. No other customer accounted for more than 10% of net sales for the periods presented. The loss of a significant customer or any reduction in orders from any significant customer could have a material adverse effect on the Company's financial condition and results of operations.

     A significant portion of the Company's revenues are derived from semiconductor capital equipment suppliers. The amount and timing of future revenue from these semiconductor capital equipment suppliers is contingent upon continued construction and/or expansion of semiconductor wafer fabrication facilities.

     The Company relies to a substantial extent on outside vendors to manufacture many of their components and subassemblies. A portion of these components and subassemblies are obtained from a single qualified source or a limited group of suppliers. The potential inability of the Company to obtain an adequate supply of required components and/or subassemblies and/or changes to the pricing and timing of delivery of these components and subassemblies could have a material adverse effect on the Company's financial condition and results of operations.

     In October 1995, the Company notified its distributors of its decision to discontinue selling through distributors and begin selling directly to original equipment manufacturers and to end users. These distributors represented approximately 40% of the Company's revenue for the year ended August 31, 1995. The Company permitted distributors to return unsold inventory for credit and, as a result, reversed sales previously recorded in September and October 1995 totalling approximately $2.5 million. (See Note 10).

     On February 20, 1996, the Company announced that it had entered into an agreement to be acquired by a newly formed subsidiary of Tylan General, Inc. ("Tylan General") in a stock transaction, subject to stockholder approval of both companies, whereby stockholders of the Company would exchange their shares of common stock in the Company for common shares of Tylan General. The acquisition by Tylan General is expected to be accounted for as a pooling of interests.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its 75% owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Inventories

     Inventories are valued at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market.

                             SPAN INSTRUMENTS, INC.

  Property and Equipment

     Property and equipment are stated at cost. Beginning as of September 1, 1994, the Company reduced the estimated useful lives of property and equipment and changed depreciation methods from accelerated to straight-line. The effect of the change in estimated lives and depreciation methods did not materially affect the accumulated depreciation amounts at the beginning of the fiscal year or depreciation expense for fiscal 1995. Property and equipment are generally depreciated using three- to nine-year estimated useful lives. Amortization of capital leases is on the straight-line method over the life of the lease and is included with depreciation expense.

  Capitalized Software

     The Company capitalizes the development costs of software included in their projects after technological feasibility has been established. Amortization of capitalized software costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product, generally five years, commencing when each product is available for general release. The net realizable value of unamortized costs is evaluated quarterly, and the amortization period is adjusted if appropriate. Amortization expense of capitalized software development costs for the years ended August 31, 1993, 1994, 1995 and the six months ended April 30, 1995 and 1996, was $251,000,
$275,000, $307,000, $122,000, and $164,000, respectively.

  Revenue Recognition

     Revenue from the sale of equipment and software is recognized at the time of shipment.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid debt instruments with maturities at date of purchase of three months or less.

  Goodwill

     Goodwill represents costs in excess of net assets of businesses acquired. Goodwill is amortized by the straight-line method over 10 to 40 years. Amortization of goodwill for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996, was $15,000, $15,000, $22,000,
$11,000 and $13,000, respectively.

  Income Taxes

     The Company accounts for income taxes by the liability method whereby deferred income taxes on the balance sheet represent the tax effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

  Advertising Expenses

     Advertising costs are expensed when incurred. Advertising expenses incurred for the years ended August 31, 1993, 1994, and 1995, and the six months ended April 30, 1995, and 1996 were $502,000, $270,000, $576,000, $150,000, and
$179,000, respectively.

                             SPAN INSTRUMENTS, INC.

  Per Share Amounts

     Net income (loss) per share are based on 249,932, 257,817, 261,757, 263,069, 253,872 and 264,384 average common shares outstanding for the years ended August 31, 1993, 1994, 1995, the two months ended October 31, 1995 and the six months ended April 30, 1995 and 1996, respectively. The common stock purchase warrant outstanding during the six months ended April 30, 1996 is not included as a common stock equivalent because the effect would be antidilutive.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentration of Credit Risk

     Concentrations of credit risk exist with respect to the Company's significant customers and the concentration of customers in the semiconductor industry. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains an allowance for doubtful accounts, which is based upon the expected collectibility of accounts receivable and actual losses have historically been within management's estimates.

3. ACQUISITION OF A BUSINESS

     On December 29, 1994, the Company acquired the assets, liabilities, and business of Class 1, Inc. ("Class 1"), in exchange for 25% of the stock of a previously wholly owned subsidiary of the Company. Class 1 specializes in the manufacturing of pressure gauges for emergency vehicles. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition ($249,000). The excess of purchase price over the estimated fair values of the net assets acquired ($101,000) has been recorded as goodwill and is being amortized over a 10-year period. The operating results of this acquisition are included in the Company's consolidated statements of operations from the date of acquisition.

4. INVENTORIES

     Inventories consist of the following (in thousands):

                                                               AUGUST 31,
                                                            -----------------      APRIL 30,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
    Raw materials.........................................  $2,812     $6,210       $ 7,810
    Work-in-process.......................................   1,281        421           932
    Finished goods........................................     359      1,176         2,283
                                                            ------     ------     -----------
                                                             4,452      7,807        11,025
    Less inventory reserves...............................      --        129           842
                                                            ------     ------     -----------
    Net inventories.......................................  $4,452     $7,678       $10,183
                                                            ======     ======     =========

                             SPAN INSTRUMENTS, INC.

5. INCOME TAXES

     Significant components of the provision for (benefit from) income taxes are as follows (in thousands):

                                           YEAR ENDED AUGUST 31,                   SIX MONTHS ENDED
                                   --------------------------------------             APRIL 30,
                                      1993          1994          1995       ----------------------------
                                   ----------    ----------    ----------        1995            1996
                                                                             ------------    ------------
                                                                             (UNAUDITED)     (UNAUDITED)
    Current:
      Federal....................     $585          $296          $201           $317          $   (851)
      State......................       70            26            29             47                21
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                       655           322           230            364              (830)
    Deferred:
      Federal....................      (26)          (10)          174            106              (214)
      State......................       (4)           (2)           26             16               (35)
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                       (30)          (12)          200            122              (249)
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                      $625          $310          $430           $486          $ (1,079)
                                   ========      ========      ========      ========          ========

     The effective income tax rate on pretax income (loss) differed from the Federal income tax statutory rate for the following reasons (in thousands):

                                                                                     SIX MONTHS
                                                     YEAR ENDED AUGUST 31,              ENDED
                                                     ----------------------           APRIL 30,
                                                     1993    1994     1995    -------------------------
                                                     -----   -----   ------      1995          1996
                                                                              -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Income tax provision (benefit):
  At federal statutory rate........................   34.0%   34.0%    34.0%      34.0%         (34.0)%
  Federal alternative minimum tax reducing net
     operating loss benefit........................     --      --       --         --            2.1
  State income tax.................................    4.0     3.1      5.0        5.0             .6
  Nondeductible amortization of goodwill...........     .3      .6       .8         .8             .1
  Other -- net.....................................    (.9)     .5      4.6        4.6           (1.6)
                                                     ------  ------  -------
                                                        --      --        -
                                                                              ------ --
                                                      37.4%   38.2%    44.4%      44.4%         (32.8)%
                                                     ======== ======== ======== ========

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                             SPAN INSTRUMENTS, INC.

                                                                 AUGUST 31,
                                                                -------------     APRIL 30,
                                                                1994    1995        1996
                                                                ----    -----    -----------
                                                                                 (UNAUDITED)
    Deferred tax assets:
      Allowance for doubtful accounts.........................  $ 11    $   8       $  15
      Inventory reserves......................................    --       50         328
      Net operating loss carryforwards........................    --       --         506
                                                                        ------
                                                                           --
                                                                -----
                                                                 ---
                                                                  11       58         849
    Deferred tax liabilities:
      Software development costs..............................    --      230         445
      Property and equipment..................................    47       64         114
                                                                        ------
                                                                           --
                                                                -----
                                                                 ---
                                                                  47      294         559
                                                                        ------
                                                                           --
                                                                -----
                                                                 ---
    Net deferred tax assets (liabilities).....................  $(36)   $(236)      $ 290
                                                                ======== ========

                             SPAN INSTRUMENTS, INC.

6. NOTES PAYABLE AND REVOLVING LINE OF CREDIT

     At April 30, 1996, the Company had $10,339,000 outstanding under a $12,000,000 revolving line of credit agreement (the "Revolver") with Comerica Bank -- Texas that originated in March 1996, refinancing a previous revolving line of credit. The interest rate was prime plus 1.5% and the line was collateralized by the Company's accounts receivable, inventories, and machinery and equipment not otherwise pledged under capital lease obligations. Comerica also provided a term loan (the "Term Loan") of $2,000,000 to refinance a previous term loan in unison with the revolving credit agreement. Up to $2,000,000 of the Comerica loans were guaranteed by the Company's Chief Executive Officer. All cash balances at April 30, 1996, can be restricted by Comerica solely for loan payments to Comerica.

     The Revolver requires monthly interest payments with principal due at maturity on January 1, 1998. The Term Loan is due in equal monthly principal payments plus interest over a four-year period commencing on April 1, 1996. The Revolver and Term Loan require the Company to meet certain financial covenants relating to minimum levels of net worth, working capital, and interest and debt coverage, and maximum levels of leverage and capital expenditures. The loans also restrict the incurrence of debt and prohibit payment of dividends or distributions of assets.

     At April 30, 1996, the Company had a $5,000,000 Senior Subordinated Note (the "Note") at par with a detachable Common Stock Purchase Warrant (the "Warrant"). The Note is unsecured and bears interest at 12.5% payable quarterly. The principal is due at maturity which is five years from the issuance date, and there are penalties for prepayment during the first three years except under specified circumstances. The Warrant permits the holder to purchase 29,523 shares of Common Stock of the Company at an exercise price of $0.01 per share. The Warrant is exercisable beginning one year after the issuance date and expires five years after the repayment of the Note. An agreement with the holder of the Warrant contains antidilution provisions, piggy back and demand registration rights, and, commencing five years after the issuance date, provides for the right to sell the Warrants back to the Company at the fair value of the underlying stock, as defined, but no less than book value. If the transaction with Tylan General, described in Note 1, is completed prior to the first anniversary of the issuance of the Warrant, and the Note is paid in full, the shares purchasable by the Warrant will be reduced to zero.

                             SPAN INSTRUMENTS, INC.

     The classifications between the current and long-term portion of the revolving line of credit and term notes outstanding at August 31, 1995, and the five-year maturities shown below are based on the terms of the refinanced Revolver and Term Loan.

     The Company had the following long-term notes payable in addition to the Revolver (in thousands):

                                                               AUGUST 31,
                                                            -----------------      APRIL 30,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
    Senior Subordinated note payable......................  $   --     $   --       $ 5,000
    Notes payable to the CIT Group collateralized by
      specific assets, bearing interest at 9.25% to
      10.625%, with maturities ranging from November 1998
      to November 2000....................................      --        956         1,209
    Note payable to Comerica Bank-Texas collateralized by
      specific assets, bearing interest at 1.5% above
      prime, with maturity on February 1, 1998............     607         --            --
    Term notes payable to Fleet Credit Corporation........     233      2,103            --
    Term notes payable to Comerica Bank-Texas.............      --         --         1,975
    Subordinated notes payable to employees bearing
      interest at 6.5% to 12%, with maturities ranging
      from March 1996 to September 1999...................     601        518           501
    Notes to former stockholders of the Company bearing
      interest at 6% to 9%, maturing from May 1998 to
      February 2000.......................................      66        160           136
    Notes payable to suppliers, bearing interest at 9.5%
      to 12%, with maturities ranging from June 1995 to
      March 1997..........................................     107         --            --
                                                            ------     ------        ------
                                                             1,614      3,737         8,821
    Less current maturities...............................     421        815           965
                                                            ------     ------        ------
                                                            $1,193     $2,922       $ 7,856
                                                            ======     ======        ======

     The subordinated notes were subordinated to the Revolver and Term Loan and the Senior Subordinated Note.

     The annual aggregate maturities of long-term debt, including the Revolver, for the five years following August 31, 1995 are as follows (in thousands):

                              YEARS ENDING AUGUST 31,
        -------------------------------------------------------------------
        1996...............................................................  $   815
        1997...............................................................      845
        1998...............................................................   10,245
        1999...............................................................      856
        2000...............................................................      377
                                                                              ------
                                                                             $13,138
                                                                              ======

     The carrying value of the Company's debt approximates its fair value.

                             SPAN INSTRUMENTS, INC.

7. CAPITAL LEASE OBLIGATIONS

     The Company has entered into various lease agreements for fixed assets including machinery, equipment, and furniture and fixtures. These leases are accounted for as capital leases for financial and tax purposes. These leases expire from July 1996 through January 2001 and require the following future minimum payments (in thousands).

                              YEARS ENDING AUGUST 31,
        --------------------------------------------------------------------
        1996................................................................  $  716
        1997................................................................     491
        1998................................................................     389
        1999................................................................     325
        2000................................................................     210
                                                                              ------
                                                                               2,131
        Less interest included in future minimum payments...................     314
                                                                              ------
                                                                               1,817
        Less current maturities.............................................     599
                                                                              ------
                                                                              $1,218
                                                                              ======

8. COMMON STOCK

     The Company may be required under certain circumstances defined in agreements with employee stockholders owning 71,465 shares of Common Stock, to repurchase Company common stock held by employees whose employment relationship with the Company terminates, at a price ranging from 1.0 to 1.3 times the net book value per share of the Company prior to such termination. The Company is also required to offer to sell additional shares to each stockholder in the event of a sale of common stock for any reason, at the same price as the triggering sale, in order to permit each stockholder to maintain their former percentage ownership of the Company. The Company repurchased 13,145 shares from a terminated employee during 1995.

     Loans to officers to purchase stock are reflected as a reduction of stockholders' equity.

9. OPERATING LEASE COMMITMENTS

     The Company leases its primary office and manufacturing facilities from a related entity controlled by the majority stockholders of the Company. The leases are for various periods up to approximately 16 years. Minimum future rental commitments under these obligations are $667,000, $713,000, $713,000, $694,000, and $694,000 in each of the five fiscal years ended August 31, 1996 through 2000, respectively.

     The Company leases warehouse, research and development, and other manufacturing facilities from unrelated parties. The leases began in November 1991 and expire at various dates through March 2000. The minimum future rental commitments under the obligations are as follows (in thousands):

                               YEARS ENDING AUGUST 31,
        ----------------------------------------------------------------------
        1996..................................................................  $198
        1997..................................................................    63
        1998..................................................................    31
        1999..................................................................    32
        2000..................................................................    19
                                                                                -----
                                                                                   -
                                                                                $343
                                                                                ======

                             SPAN INSTRUMENTS, INC.

     Rent expense for all operating leases, including related parties (see Note
11), for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996 was $692,000, $888,000, $859,000, $453,000, and $458,000
respectively.

10. OTHER COMMITMENTS

     On October 11, 1995 the Company entered into an agreement with Tylan General (the "Tylan General Agreement") which requires Tylan General to provide sales and marketing assistance to the Company in order to support the Company's transition from utilizing a third party distributor marketing approach to a direct sales and service approach. The Tylan General Agreement requires that Tylan General make available to the Company sales and marketing data relating to selected sales markets as well as access to Tylan General personnel and facilities.

     The Tylan General Agreement required an initial payment of $200,000 and then requires the Company to pay Tylan General $100,000 each month for the first year of the agreement and $200,000 each month thereafter. The Tylan General Agreement also requires the Company to reimburse Tylan General for all out-of-pocket expenses incurred by Tylan General on behalf of the Company and for its use of any Tylan General personnel engaged in activities for the Company. The initial term of the Tylan General Agreement is three years and will be automatically renewed for one year terms until it is terminated. After the initial two years, either party may terminate the Tylan General Agreement for any reason upon one year written notice or it may be terminated by either party at any time if the other party fails to cure a material breach within 30 days of written notice. During the term of the Tylan General Agreement, and, in the event that the Company terminates the Tylan General Agreement, for 90 days thereafter, the Company will give Tylan General written notice prior to entering into any transaction which results in a change in control of the Company, as defined in the Tylan General Agreement. The Company is required to give Tylan General the right of first refusal to enter into any such control transaction with Span on terms which are economically equivalent.

     International sales account for a significant portion of the Company's revenue. As a result of the Tylan General Agreement, the Company terminated its international distributor agreements and began relying on Tylan General personnel for its international sales. In November 1995, the Company and certain of Tylan General's foreign subsidiaries agreed to distribute the Company's products in selected foreign markets. Each of these international distributor agreements is terminable upon 30 day advance notice. The termination of these international distributor agreements could have an adverse effect on the Company's financial condition and results of operation.

     Amounts due to Tylan General at April 30, 1996, including amounts due pursuant to the Tylan General Agreement, are accruing interest at 12.5%.

11. RELATED PARTY TRANSACTIONS

     With the agreement of participating officers, the following compensation has been deferred for future payment on demand (in thousands):

                                                                AUGUST 31,
                                                               -------------      APRIL 30,
                                                               1994     1995        1996
                                                               ----     ----     -----------
                                                                                 (UNAUDITED)
    Principal officers and stockholders......................  $195     $147        $ 115
    Other officers (minority stockholders)...................   539      419          339
                                                               ----     ----     -----------
                                                               $734     $566        $ 454
                                                               ====     ====     =========

                             SPAN INSTRUMENTS, INC.

     As described in Note 9, the Company leases a substantial portion of its office and manufacturing facility and certain automotive equipment from an entity controlled by its principal stockholders. The Company paid rent of $412,000, $465,000, $615,000, $348,000, and $464,000, relating to leases with the Company's principal stockholders for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996, respectively.

12. EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution plan (the "Plan") covering substantially all employees. The Company contributes an amount equivalent to 100% of the first 3% of compensation that a participant contributes to the Plan. During the years ended August 31, 1994, 1995, and the six months ended April 30, 1995 and 1996, the Company made contributions to the Plan of $113,000, $170,000, $97,000, and $87,000, respectively.

13. GEOGRAPHIC INFORMATION

     Net domestic and export sales for the years ended August 31, 1993, 1994, 1995 and the six months ended April 30, 1995 and 1996, classified by geographic area, were as follows (in thousands):

                                             YEAR ENDED AUGUST 31,          SIX MONTHS ENDED APRIL 30,
                                        -------------------------------     ---------------------------
                                         1993        1994        1995          1995            1996
                                        -------     -------     -------     -----------     -----------
                                                                            (UNAUDITED)     (UNAUDITED)
Net Sales:
  United States.......................  $19,692     $23,854     $36,326       $17,817         $19,849
  Europe..............................    3,138       2,266       3,319         1,531           2,037
  Asia................................      449       1,057       2,524         1,267           1,233
  Other...............................       83         116         274           171              37
                                        -------     -------     -------       -------         -------
                                        $23,362     $27,293     $42,443       $20,786         $23,156
                                        =======     =======     =======       =======         =======

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              TYLAN GENERAL, INC.

                   TYLAN GENERAL ACQUISITION SUBSIDIARY, INC.

                             SPAN INSTRUMENTS, INC.

                                      AND

                     SHAREHOLDERS OF SPAN INSTRUMENTS, INC.

                               FEBRUARY 20, 1996

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of February 20, 1996 by and among TYLAN GENERAL, INC., a Delaware corporation ("Tylan"), TYLAN GENERAL ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Tylan Sub"), SPAN INSTRUMENTS, INC., a Texas corporation ("Span") and all of the shareholders of Span (each a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

     A. Tylan has formed Tylan Sub as a wholly owned subsidiary to effect the merger of Tylan Sub with and into Span (the "Merger") in accordance with the laws of the State of Texas and the State of Delaware and in accordance with this Agreement, so that upon consummation of the Merger, Tylan Sub will cease to exist and Span will become a wholly owned subsidiary of Tylan.

     B. This Agreement has been approved by the Boards of Directors of Tylan, Tylan Sub and Span, and by Tylan in its capacity as the sole shareholder of Tylan Sub; and

     C. The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and to be accounted for as a pooling-of-interests.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound hereby, agree as follows:

1.  DESCRIPTION OF TRANSACTION

     1.1 Merger of Tylan Sub Into Span. Subject to the terms and conditions of this Agreement, Tylan Sub shall be merged with and into Span and the separate existence of Tylan Sub shall cease. Span shall be the surviving corporation in the Merger under the corporate name it possesses immediately prior to the Merger, and Tylan shall own all of the issued and outstanding shares of capital stock of Span. Span, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

     1.2 Effect of the Merger. The Merger shall have the effects set forth in the Texas Business Corporation Act (the "Texas Law") and the Delaware General Corporation Law ("DGCL"). Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Tylan Sub and Span (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.3 Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at such place, time and date as Tylan and Span may mutually select (the "Closing Date"), which shall be as soon as practicable following satisfaction or waiver of the closing conditions contained in Articles 6 and 7 hereof, but in any event not later than June 28, 1996. At the Closing, Tylan Sub and Span will each carry out the procedures specified under the applicable provisions of the Texas Law and DGCL, including duly executing and filing Articles of Merger with the Texas Secretary of State (the "Texas Articles of Merger") and a Certificate of Merger with the Delaware Secretary of State (the "Delaware Certificate of Merger") to the end that the Merger shall become effective. The Merger shall become effective on the last to occur of (a) the date the Texas Articles of Merger is duly filed with the Texas Secretary of State (b) the date the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or (c) such later date as may be specified in the Texas Articles of Merger and Delaware Certificate of Merger (the "Effective Date").

     1.4  Exchange of Span Stock.

          (a) On the Effective Date, each then outstanding share, no par value, of Span (collectively, the "Span Common Shares"), other than Span Common Shares to be canceled pursuant to Section b and Dissenting Shares (as defined in Section 1.14), shall cease to be an existing and issued Span Common Share and shall become and be converted into, by virtue of the Merger and without any action on the part of Tylan, Tylan Sub, Span or the holder thereof, into that number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, $.001 par value, of Tylan (the "Tylan Common Stock") equal to 1,470,000 divided by the Fully Diluted Span Common Shares Outstanding, as defined in Section 2.1(c) (the "Common Exchange Ratio").

          (b) Each Span Common Share issued and outstanding immediately prior to the Effective Date owned by Tylan, Tylan Sub or any subsidiary thereof shall automatically be canceled at the Effective Date, and no conversion shall be made in respect thereof.

     1.5 Conversion of Tylan Sub Common Stock. Each share of Tylan Sub's common stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation and the aggregate of such shares issuable upon such conversion shall constitute the only outstanding capital shares of the Surviving Corporation.

     1.6 Closing of Company Transfer Books. On and after the Effective Date, holders of certificates representing Span Common Shares shall cease to have any rights as shareholders of Span (except rights, if any, under Article 5.11 of the Texas Law) and the share transfer books of Span shall be closed with respect to Span Common Shares issued and outstanding immediately prior to the Effective Date, and no further transfer of such shares shall thereafter be made on such share transfer books. If, after the Effective Date, valid certificates previously representing such shares are presented to the Surviving Corporation they shall be exchanged as provided in Section 1.7.

     1.7 Exchange of Certificates. The parties anticipate that all Span Common Share certificates (except certificates representing canceled shares) shall be exchanged for Tylan Common Stock certificates (and cash in lieu of any fractional shares) at the Closing. Any certificates for Span Common Shares not so surrendered and exchanged at the Closing shall represent solely the right to receive the shares of Tylan Common Stock into which the Span Common Shares it theretofore represented shall have been converted pursuant to Section 4 (or to perfect the holder thereof's right to receive payment for such shares pursuant to Article 5.12 of the Texas Law and Section 1.14 hereof); provided, however, that customary and appropriate certifications and indemnities (but without the requirement to post a bond) allowing exchange against lost or destroyed certificates shall be provided; and provided further that nothing in this
Section 1.7 shall require Tylan to exchange Tylan Common Stock to any holder of Span Common Shares who shall fail to surrender a certificate representing such shares or the certification and indemnities relating to a lost certificate.

     1.8 No Fractional Shares. No fractional shares of Tylan Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Span Common Shares who would otherwise receive a fractional share of Tylan Common Stock shall, upon surrender of his certificate or certificates representing Span Common Shares, be paid an amount in cash (without interest) determined by multiplying such fraction by the closing price of Tylan Common Stock as reported on the NASDAQ National Market System on the last trading date immediately preceding the Closing Date. Tylan will, subject to any applicable statute of limitation or abandoned property or similar law, pay to such holders, upon surrender of their certificates representing Span Common Shares outstanding immediately prior to the Effective Date, the cash value of such fractions so determined, without interest.

     1.9 Adjustment of Common Exchange Ratio. If, between the date of this Agreement and the Effective Date, the outstanding Tylan Common Stock shall have been changed into a greater or lesser number of shares of Tylan Common Stock or into a different security by reason of a reclassification, stock split, stock

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

combination, stock dividend or other recapitalization or similar transaction, the Common Exchange Ratio shall be correspondingly adjusted.

     1.10 Accounting Treatment. The parties intend that the Merger will be treated as a pooling-of-interests for accounting purposes.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     1.12 Stock Subject to Conditions or Forfeiture. All shares of Tylan Common Stock which are received in the Merger in exchange for Span Common Shares which, under applicable stock purchase or restriction agreements, as amended, with Span, are unvested or subject to a repurchase option or other condition of forfeiture which by its terms does not terminate due to the Merger, will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares will be marked with appropriate legends; provided, however, that this Section 1.12 shall not preclude modification of the existing agreements between Span and its shareholders consistent with pooling-of-interests accounting.

     1.13 Further Action. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action at Tylan's expense.

     1.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Span Common Shares that are issued and outstanding immediately prior to the Effective Date and that are held by shareholders who have not voted such shares in favor of the Merger and who have delivered a written notice of intention to demand payment for such shares in the manner provided in Article
5.12 of the Texas Law ("Dissenting Shares") shall not be canceled and converted into shares of Tylan Common Stock in accordance with the provisions of Section 1.4(a) unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment under the Texas Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's Span Common Shares shall thereupon be deemed to have been canceled and converted as described in Section 1.4 at the Effective Date, and each such share shall represent solely the right to receive shares of Tylan Common Stock in accordance with the provisions of Section 1.4(a). Span shall give Tylan prompt notice of any demands received by Span for purchase of its shares, and, prior to the Effective Date, Tylan shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Date, Span shall not, except with the prior written consent of Tylan, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Date, no shareholder who has exercised dissenters' rights as provided in Article 5.12 of the Texas Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Date).

     1.15  Shareholders' Agreements.

          (a) Upon execution of this Agreement, each of the Shareholders shall enter into a Shareholder Agreement with Tylan in substantially the form attached hereto as Exhibit 1.15(a).

          (b) At or prior to Closing, each of the Shareholders shall execute the Continuity of Interest Certificate referred to in Section 4.2(h).

          (c) At or prior to Closing, Donald E. Whitson, Leo E. Whitson, Robert Barraclough, Robert Lipsky, John Rabbitt, George Yurch, John Jul, John Jordon, Brian Day, Tom Gray and Ron Ewers (the "Affiliates") shall execute the Affiliate Agreement referred to in Section 4.2(p).

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

2.  REPRESENTATIONS AND WARRANTIES OF SPAN AND THE PRINCIPAL SHAREHOLDERS

     Span and each of Donald E. Whitson and Leo E. Whitson (each, a "Principal Shareholder" and collectively, the "Principal Shareholders") jointly and severally represent and warrant to Tylan and Tylan Sub as of the date of this Agreement as follows:

     2.1  Organization.

          (a) Each of Span and Ocala, Inc. ("Ocala") is a corporation duly organized, validly existing and in good standing, under the laws of the State of Texas. Each of Span and Ocala has all necessary power and authority under applicable corporate law and its Articles of Incorporation and Bylaws to own or lease its properties and to carry on its business as presently conducted. Span has provided Tylan with true and correct copies of the Articles of Incorporation and Bylaws of each of Span and Ocala. Except for Ocala, Span has no subsidiaries, and, except as set forth on
     Schedule 2.1(a), Span does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, partnership, joint venture or other entity.

          (b) Each of Span and Ocala is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a "Material Adverse Effect." For the purposes of this Agreement, "Material Adverse Effect" as it applies to Span or Tylan means an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, or Tylan and its subsidiaries, taken as a whole, respectively, which is material. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Span or Ocala if they involve amounts, or result in Damages (as hereinafter defined), in excess of $50,000 during any fiscal year period. For purposes of this Agreement, documents, objects, effects, conditions, events or occurrences shall be deemed "material" as they relate to Tylan if upon public disclosure, they would be viewed by a reasonable investor as significantly altering the total mix of information then available concerning Tylan and its subsidiaries, taken as a whole.

          (c) The authorized capital stock of Span consists, and on the Closing Date will consist, of 500,000 shares, no par value, of which 265,699 shares are issued and outstanding. The authorized capital stock of Ocala consists, and on the Closing Date will consist, of 1,000,000 shares, $0.01 par value per share, of Common Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares of Span and Ocala are validly issued, fully paid and nonassessable and the issuance of such issued and outstanding shares were not subject to any preemptive rights which have not been effectively waived. Schedule c sets forth a list of the Shareholders and the holders of all outstanding shares of capital stock of Ocala, including their names and addresses and the kind and number of shares of Span capital stock and Ocala capital stock that they hold. No holder of Span capital stock or Ocala capital stock possesses shares that are subject to vesting. Except as set forth above, there are not as of the date hereof, and on the Closing Date there will not be, any capital shares of Span or Ocala authorized, issued or outstanding or any authorized or outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of Span or Ocala, or otherwise obligating Span or Ocala to issue, transfer or sell any capital shares of Span or Ocala, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of Span or Ocala. The sum of the number of Span Common Shares outstanding and the maximum number of Span Common Shares issuable upon exercise, conversion, exchanging or subscription pursuant to any security agreement or commitment of Span immediately before the Effective Date shall be referred to herein as the "Fully Diluted Span Common Shares Outstanding." Following the Closing, neither Span nor Ocala will have any obligation to issue, transfer or sell any of its capital shares or other securities of Span or Ocala pursuant to any currently existing employee benefit plan or otherwise. Except as set forth on
     Schedule 2.1(c), neither Span nor Ocala has any liability to any current or former shareholder of Span or Ocala arising from or relating to the offer and sale of any of its securities, whether under federal or state securities law, or otherwise.

          (d) Span has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Span, and no other corporate proceedings on the part of Span are necessary for Span to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval by the Shareholders). This Agreement has been duly executed and delivered by duly authorized officers of Span. This Agreement constitutes a legal, valid and binding obligation of Span enforceable against it in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (e) Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, the Texas Law or the DGCL, there is no requirement applicable to Span or Ocala to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Span of the transactions contemplated by this Agreement. Neither Span nor either of the Principal Shareholders knows of any reason why any required permit, authorization, consent or approval will not be obtained. Except as set forth on Schedule 2.1(e), neither the execution and delivery of this Agreement by Span nor the consummation by Span of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Span or Ocala, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Span or Ocala or any material license agreement, lease or other material contract, instrument or obligation to which Span or Ocala is a party or by which Span or Ocala or any of either of their assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Span or Ocala or any of either of their assets, which violation would have a Material Adverse Effect on Span, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Span or Ocala.

          (f) Span has delivered to Tylan complete and accurate copies of the minutes of all its directors and shareholders meetings, and all actions by written consent of the directors and shareholders, of Span and Ocala since January 1, 1990 as to Span and since inception as to Ocala, and will deliver to Tylan at or prior to the Closing complete and accurate copies of all minutes of such meetings and such actions that occur between the date hereof and the Closing Date.

     2.2  Financial.

          (a) The audited consolidated balance sheet of Span as of August 31, 1995 and the audited consolidated statement of operations, consolidated statement of cash flows and consolidated statement of changes in shareholders' equity of Span for the fiscal year ended August 31, 1995 (the "Audited Financial Statements"), each certified by Ernst & Young LLP, independent certified public accountants, whose report thereon is included therein, and the unaudited consolidated balance sheet of Span as of November 30, 1995 (the "November 30, 1995 Balance Sheet") and the unaudited consolidated statement of operations and consolidated statement of cash flows of Span for the three-month period ending November 30, 1995 have been prepared in accordance with the books and records of Span, which books and records are complete, maintained on a consistent basis, and correctly reflect its income, expenses, assets and liabilities, are true, complete and accurate and present fairly the financial position of Span as of the date of said balance sheets and the results of operations of Span for the periods covered by said statements of operations, in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as otherwise disclosed therein and except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate, and the absence of notes required by GAAP. The financial statements described in this Section a are referred to in this Agreement as the "Financial Statements."

          (b) Except as disclosed in Schedule 2.2(b), neither Span nor Ocala has any material Liability, except for any Liability which (i) is accrued or fully reserved against in the November 30, 1995 Balance Sheet or disclosed in the notes included in the Audited Financial Statements; or (ii) is of a normally recurring nature and was incurred after November 30, 1995 in the ordinary course of business consistent with past practice. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

          (c) The accounts receivable of Span on November 30, 1995, and those existing on the Closing Date:

             (i) will have arisen out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor;

             (ii) to the best knowledge of Span and each of the Principal Shareholders, are and will be collectible in full (except as set forth on Schedule 2.2(c)), net of the reserves therefore set forth on the books of Span, which reserves were calculated consistent with past practices and with GAAP applied consistently with the Audited Financial Statements; and

             (iii) except as set forth on Schedule 2.2(c), are subject to no claim of offset, counterclaim, recoupment or setoff and, to the best knowledge of Span and each of the Principal Shareholders, there are no facts or circumstances (whether asserted or unasserted) that could give rise to such a claim.

          Schedule 2.2(c) sets forth complete and accurate accounts receivable aging report as of November 30, 1995. Span will use all reasonable efforts to ensure that the aging of the accounts receivable on the Closing Date shall not be materially worse than that shown on Schedule 2.2(c).

          (d) Other than as set forth on Schedule 2.2(d), the inventories of Span on November 30, 1995 and those existing on the Closing Date are and will be usable in all material respects in the ordinary course of business at a value which is not less than the value at which such inventory is carried on the books of Span. The inventory is adequate for the conduct of the business of Span and inventory levels are not in excess of the normal operating requirements of Span. Schedule d sets forth all inventories as of the date hereof that Span in good faith believes to be in excess of the reasonable requirements of Span for the next six months.

     2.3  Tax Matters.  With respect to Taxes (as defined below):

          (a) Except as set forth on Schedule 2.3, Span and Ocala have filed or will file or cause to be filed, within the time and in the manner prescribed by law, all material returns, declarations, reports, estimates, information returns and statements, including information returns and reports ("Returns") required to be filed under federal, state, local or any foreign laws by Span or Ocala for all taxable periods ending on or prior to the Closing Date; all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns.

          (b) Except as set forth on Schedule 2.3, Span and Ocala have within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable prior to the Closing, and there is (and until the Closing shall be) no material difference between the amount of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

          (c) All Taxes payable by Span or Ocala as of November 30, 1995 or which will become payable as a result of activities of Span or Ocala on or before November 30, 1995 are clearly identified and reflected on the November 30, 1995 Balance Sheet as taxes payable or as accrued taxes. No Taxes will become payable by Span or Ocala as a result of activities of Span or Ocala between November 30, 1995 and the Closing Date other than Taxes of a normally recurring nature incurred by Span or Ocala after November 30, 1995 in the ordinary course of business consistent with past practice.

          (d) Span has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

          (e) There are no liens for unpaid Taxes filed against the assets of Span or Ocala except liens for Taxes not yet due.

          (f) Neither Span nor Ocala has filed (nor will file prior to the Closing Date) any consent agreement under Section 341(f) of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Span or Ocala.

          (g) Except as set forth on Schedule 2.3(g), no deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Span or Ocala and, to the best knowledge of Span and each of the Principal Shareholders, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Span or Ocala nor are any requests for such waiver or consent pending. The federal income tax returns of Span and Ocala have been examined by the Internal Revenue Service (the "IRS") or the statutes of limitations for the assessment of federal income taxes has expired for all periods to and including August 31, 1991.

          (h) Neither Span nor Ocala is a party to any tax-sharing or allocation agreement, nor does Span or Ocala owe any amount under any tax-sharing or allocation agreement.

          (i) The acquisition of Span by Tylan will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code and there is no agreement, plan or arrangement covering any employee or independent contractor of Span or Ocala that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code.

          (j) Neither Span nor Ocala has made any election under Section 338(g) of the Code with respect to any acquisition and no outstanding debt obligation of Span or Ocala is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (k) Neither Span nor Ocala is a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code.

          (l) There have been no audits of Taxes based on income of Span or Ocala since August 31, 1991.

          (m) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Span or Ocala.

     2.4 Conduct of Business. Except as set forth in Schedule 2.4, since August 31, 1995, neither Span nor Ocala has:

          (a) sold, leased, optioned or transferred any material portion of the assets of Span or Ocala or any material portion of the interests in such portion, except for sales of inventory in the ordinary course of business;

          (b) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

          (c) made any material change in the conduct or nature of its business or operations;

          (d) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

          (e) made or committed to make any capital expenditures in an amount in excess of $1,500,000 in the aggregate;

          (f) declared or paid any dividend or other distribution with respect to its capital shares or redeemed, repurchased or otherwise acquired any of its own capital shares;

          (g) made any material increase in the rate or terms of compensation payable by Span or Ocala to, or any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan on behalf of any director, officer or key employee of Span or Ocala;

          (h) made any change in accounting methods, principles or practices except as required by GAAP;

          (i) suffered any creation, occurrence or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;

          (j) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of Span or Ocala to mortgage, lien, pledge or other encumbrance other than purchase money security interests or liens for taxes not yet due and payable in the ordinary course of business;

          (k) suffered any termination or threatened termination, or substantial adverse modification, of the relationship of Span or Ocala with a customer or supplier or the occurrence of any event affecting any product or process used by Span or Ocala having, in any such case or in the aggregate, a Material Adverse Effect;

          (l) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including any borrowing, leasing or capital financing or any lease of real property) other than in the ordinary course of business;

          (m) incurred any material Liabilities other than in the ordinary course of business;

          (n) suffered or been threatened with any adverse change which has had or could have a Material Adverse Effect; or

          (o) agreed to do any of the foregoing.

     2.5  Contracts.

          (a) Except as set forth in Schedule 2.5(a), neither Span nor Ocala is a party to, or bound by, any material undischarged written or oral:

             (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;

             (ii) consulting agreement;

             (iii) collective bargaining agreement;

             (iv) contract or agreement restricting in any manner Span's or Ocala's right to compete with any other person or restricting Span's or Ocala's right to sell to or purchase from any other person;

             (v) agreement with any affiliate of Span or Ocala or person controlled by an affiliate of Span or Ocala for or with respect to the purchase or sale of goods or the performance of services;

             (vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

             (vii) contract of agency, representation, distribution or franchise which cannot be canceled without payment or penalty upon notice of thirty (30) days or less;

             (viii) service contract in an annual amount in excess of $50,000;

             (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

             (x) contract relating to the purchase, sale, ownership, use or license of technology except licenses for third party software generally available to the public;

             (xi) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

             (xii) contracts relating to the purchase, sale or margining of securities;

             (xiii) warranty or product service contracts;

             (xiv) joint venture, partnership or other contracts involving a sharing of profits, losses, costs or liabilities; or

             (xv) contract not listed above.

          All material contracts, leases, subleases and other instruments of the type referred to in this Section a and described in Schedule a (collectively, "Contracts") are in full force and effect and are binding upon Span or Ocala, as the case may be, and, to the best knowledge of Span and each of the Principal Shareholders, are binding on the other parties thereto. Except as set forth on Schedule 2.5(a), no material default by Span or Ocala, as the case may be, has occurred thereunder and, to the best knowledge of Span and each of the Principal Shareholders, no material default by the other contracting parties has occurred thereunder, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by Span or Ocala, as the case may be. Span has delivered to Tylan true and complete copies of each contract, lease, sublease, or other instrument described in Schedule 2.5(a).

          (b) Except as disclosed in Schedule 2.5(b), neither Span nor Ocala is a party to, or bound by, any Contract under the terms of which performance by Span or Ocala according to the terms of this Agreement will be a default or an event of acceleration, or would otherwise require consent.

          (c) Neither Span nor Ocala is a party to, or bound by, any Contract requiring Span or Ocala to perform engineering development or documentation development services, which services have not been fully performed, delivered and unconditionally accepted by the party contracting for such services or any third party beneficiary thereof.

          (d) Schedules 2.2(d) and 2.5(b) contain a list of every material license, permit or governmental approval, order, directive and agreement applied for, pending, issued, rejected or given to Span or Ocala with respect to the conduct of their respective businesses or operations. Each of Span and Ocala possesses all licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted and each of Span and Ocala is in compliance with all such licenses, permits, approvals and authorizations, except where the failure to possess, or comply with, such licenses, permits, approvals and authorizations would not have a Material Adverse Effect.

          (e) Schedule 2.2(e) contains a list of all pending or threatened claims against Span or Ocala under each Contract (including, without limitation, claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), excluding requests for service in the ordinary course of business which Span or Ocala is required to perform pursuant to the terms of standard warranties and which are covered by warranty reserves, to the extent such claims, individually or in the aggregate, could have a Material Adverse Effect.

     2.6  Employees.

          (a) With respect to the employees of Span and Ocala:

             (i) Schedule a contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement (collectively, the "Plans"), currently sponsored, maintained or contributed to or required to be contributed to by Span or Ocala for the benefit of any employee of Span or Ocala (an "Employee" and collectively, the "Employees").

             (ii) Neither Span nor Ocala, now or at any time in the past, has maintained, sponsored or contributed to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

             (iii) Span and Ocala maintain, sponsor or contribute to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Schedule a (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

             (iv) With respect to each of the Plans, Span has heretofore delivered to Tylan true and complete copies of each of the following documents:

                (A) a copy of each such Plan (including all amendments thereto);

                (B) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

                (C) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to each such Plan, and all material employee communications relating to such Plan;

                (D) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                (E) all contracts relating to the Plans, including, without limitation, service provider agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                (F) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
           Section 401 of the Code.

             (v) Neither Span nor Ocala has, and neither has ever had, any affiliates as determined under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, nor has Span or Ocala ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code; neither Span nor Ocala has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
        Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

             (vi) Neither Span nor Ocala has any plan or commitment, whether legally binding or not, to create any additional Welfare Plan or any Pension Plan, or any plan or commitment to modify or change any existing Welfare Plan, other than changes to comply with applicable law, that would affect any Employee.

             (vii) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to current or former employees of Span or Ocala after any such employee's retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) deferred compensation benefits accrued as liabilities on the books of Span or Ocala, (C) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary)).

             (viii) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 162(i) of the Code, the provisions of Section 4980B of the Code have been complied with in all material respects.

             (ix) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

             (x) Each of the Plans intended to be qualified under Section 401 of the Code has received a favorable determination from the Internal Revenue Service and nothing has occurred since such determinations to adversely affect them.

             (xi) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, any bonus, golden parachute or severance payment) to any director of Span or Ocala or Employee under any Plan, or materially increase the benefits payable under any Plan, or result in the acceleration of the time of payment or vesting of such benefits.

          (b) Schedule 2.6(b) contains a list of all employees of Span and Ocala as of February 1, 1996. Said list correctly reflects, in all material respects, their salaries, other compensation (other than under the Welfare Plans), dates of employment, positions, social security numbers and birth dates.

          (c) Each of Span and Ocala has complied in all material respects and is currently complying in all material respects with all applicable laws relating to employment and employment practices, including, without limitation, wages, workplace safety, equal employment opportunity and nondiscrimination ("Labor Laws"). Other than as set forth on Schedule 2.6(c), neither Span nor Ocala has received any notice of noncompliance or violation of any Labor Law that is pending or unresolved; no action is pending or to the best knowledge of Span and each of the Principal Shareholders, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor or any other foreign, federal, state or local governmental authority or court relating to employment matters or any Labor Law; and there is no pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened arbitration, suit, litigation or proceeding, against Span or Ocala or any current or former director, major shareholder, officer or supervisory employee of Span or Ocala, alleging wrongful termination, racial, religious, sexual or age discrimination, improper post-termination conduct, or breach of contract or covenant of employment.

          (d) Schedule 2.6(d) identifies all employees of Span and Ocala who are not available fully to perform work because of disability, layoff, leave or similar status and sets forth the basis of such leave and the anticipated date of return to full service.

          (e) To the best knowledge of Span and each of the Principal Shareholders, all individuals who are performing or have performed services for Span or Ocala within the last two years and are or were classified as "independent contractors" for tax purposes qualify for such classification.

          (f) Neither Span nor Ocala is subject to any collective bargaining agreement with respect to any of its employees, has any current labor problems or disputes, or, to the best knowledge of Span and each of the Principal Shareholders, has been subject to any effort to organize any of its employees during the last 24 months.

     2.7  Litigation and Claims; Compliance With Law.

          (a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 2.8 below), there is no material arbitration, suit, litigation or proceeding, in law or in equity, pending, or, to the best knowledge of Span and each of the Principal Shareholders, threatened before any court, tribunal, master or governmental agency, authority or body in which Span or Ocala is a party or to which its business or property is subject. To the best knowledge of Span and each of the Principal

     Shareholders, there are no preliminary proceedings or governmental investigations before any commission or other administrative authority pending or threatened against Span or Ocala, and, except as set forth on
     Schedule 2.7(a), no event has occurred or circumstance exists that (with or without notice or lapse of time) may serve as the basis for or give rise to any such arbitration, suit, litigation or proceeding.

          (b) Neither Span nor Ocala is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities.

          (c) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 2.8 below), neither Span nor Ocala is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of, or agreement with, or any license or permit from, any federal, state, local and foreign governmental authority to which its properties, assets, personnel or business activities are subject or to which Span or Ocala is subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except such violation of delinquency which either in the particular instance or in the aggregate would not have a Material Adverse Effect.

     2.8  Environmental Provisions.

        (a) For the purposes of this Section 2.8:

             (i) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Span or Ocala, or (B) circumstances forming the basis for any violation, or alleged violation, of any Environmental Law.

             (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance now or hereafter regulated by Environmental Laws or that is otherwise a danger to health, reproduction or the environment.

          (b) Except as set forth in Schedule 2.8(b), each of Span and Ocala is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Span and Ocala of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. Except as set forth in
     Schedule 2.8(b), neither Span nor Ocala has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that it is not in such full compliance, and, to the best knowledge of Span and each of the Principal Shareholders, there are no circumstances that may prevent or interfere with such material compliance in the future. Except as set forth in Schedule 2.8(b), to the best knowledge of Span and each of the Principal Shareholders, no current or prior owner of any property owned or leased by Span or Ocala has received any communication (written or oral), whether from a government authority, citizens group, employee or otherwise, that alleges that it, or Span or Ocala, is not in such full compliance. All permits and other governmental authorizations currently held by Span or Ocala pursuant to the Environmental Laws are identified in Schedule 2.8(b).

          (c) Except as set forth in Schedule 2.8(c), there is no Environmental Claim pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened against Span or Ocala or against any person or entity whose liability for any Environmental Claim Span or Ocala has or may have retained or assumed either contractually or by operation of law.

          (d) Except as set forth in Schedule 2.8(d) and except as would not, either in the particular instance or in the aggregate, have a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form a reasonable basis for any Environmental Claim against Span or Ocala or, to the best knowledge of Span and each of the Principal Shareholders, against any person or entity whose liability for any Environmental Claim Span or Ocala has or may have retained or assumed either contractually or by operation of law.

          (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Span or Ocala have stored, disposed of or arranged for the disposal of, Materials of Environmental Concern are identified in Schedule 2.8(e), (ii) to the best knowledge of Span and each of the Principal Shareholders, all underground storage tanks (whether or not in use by Span or Ocala), and the capacity and contents of such tanks, located on property owned or leased by Span or Ocala, are identified in Schedule 2.8(e), (iii) to the best knowledge of Span and each of the Principal Shareholders, except as set forth in Schedule e, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Span or Ocala, and
     (iv) to the best knowledge of Span and each of the Principal Shareholders, except as set forth in Schedule 2.8(e), no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Span or Ocala.

     2.9  Properties.

          (a) Span has previously delivered to Tylan true and correct copies of all leases pursuant to which Span or Ocala leases real or personal property (the "Leases"). Each of the Leases is valid, binding and enforceable against Span, Ocala or Whitson Properties, L.C. and, to the best knowledge of Span and each of the Principal Shareholders, against each of the lessors thereunder in accordance with its terms and is in full force and effect. Except as described in Schedule a, neither Span nor Ocala is in default under any term of any Lease nor, to the best knowledge of Span and each of the Principal Shareholders, is any other party thereto in default thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Span or Ocala. The transactions contemplated by this Agreement shall not constitute a breach of any Lease. The properties subject to the Leases and the conditions of the Leases are suitable in all material respects for the business currently being conducted thereon by Span or Ocala, as the case may be. There are no condemnation proceedings pending or, to the best knowledge of Span and each of the Principal Shareholders, threatened with respect to any portion of the property subject to the Leases.

          (b) Each of Span and Ocala has good and valid title to its assets reflected as owned in the November 30, 1995 Balance Sheet (as well as all of its properties and assets which have been fully depreciated and are not reflected therein) or acquired after that date. Except as set forth in
     Schedule 2.9(b), as of November 30, 1995 and as of the Closing, each of Span and Ocala shall have good and valid title to its assets, free and clear of any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances or charges of any kind (collectively, "Liens"), other than (i) Liens shown on the November 30, 1995 Balance Sheet as securing specified liabilities (with respect to which no default exists), (ii) Liens for current taxes not yet due, (iii) purchase money security interests and (iv) all minor imperfections of title and encumbrances, if any, which do not impair the operations of Span or Ocala in any material respect. All of the assets of Span and Ocala are in all material respects (i) fit for the purposes for which intended and (ii) in good operating condition and repair, except for ordinary wear and tear, are currently used by Span or Ocala in the ordinary course of its business, and are sufficient for the operation of Span's or Ocala's business, as the case may be. As of the Closing, the assets of Span and Ocala shall constitute all of the properties, rights and assets (other than insurance policies) necessary for the conduct of the businesses of Span and Ocala as currently conducted and as conducted at Closing. Except as set forth in Schedule 2.9(b), all material tangible assets of Span and Ocala are located in Plano, Texas, Ocala, Florida, and San Clemente, California. Except as set forth on Schedule 2.9(b), no tangible personal property has been loaned or otherwise made available to Span or Ocala for development or other purposes.

          (c) Span has fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles and policy exclusions), sufficient to allow Span and Ocala to replace any of their material properties that might be damaged or destroyed, and has liability insurance reasonably adequate to protect each of Span and Ocala and its financial condition against the risks involved in the business conducted by it.
     Schedule 2.9(c) lists all such policies. Span and Ocala have paid all premiums when due and have not done anything by way of action or inaction which could be reasonably likely to invalidate any of such policies, in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to Span or Ocala which require or recommend any changes to the conduct of the business of Span or Ocala, or any repair or other work with respect to any of its properties, and no insurance company providing coverage to Span or Ocala has refused to cover any claim or given any notice of defense subject to reservation of rights or provided any notice of cancellation of any coverage.

          (d) Each of Span and Ocala has good, marketable and insurable title to each piece of real property owned by it (collectively, "Property"), free and clear of all material liens, encumbrances, covenants, conditions, restrictions, rights of way, easements and other matters affecting title. True and complete copies of any title report relating to the Property have been delivered to Tylan.

          (e) To the best knowledge of Span and each of the Principal Shareholders, (i) no action, suit, proceeding or investigation is pending or threatened (including without limitation environmental litigation and eminent domain, condemnation or similar proceedings) materially affecting the Property or against Span or Ocala and relating to or arising from its interest in any tangible asset owned by it, and (ii) none of Span, Ocala or either of the Principal Shareholders has received any notice of or has any knowledge that any such proceedings are contemplated. To the best knowledge of Span and each of the Principal Shareholders, (A) the uses presently being made of the Property conform to existing zoning laws, (B) all material permits and licenses necessary for the use, occupancy and operation of the Property have been obtained, (C) Span and Ocala have complied in all material respects with all laws, ordinances, rules and regulations of any governmental agency or body having or asserting jurisdiction over the Property, and (D) the Property complies in all material respects with all building, fire and life safety codes and requirements.

          (f) Neither Span nor Ocala is a "foreign person" as that term is defined in the Code and in applicable regulations.

     2.10  Intellectual Property.

          (a) Schedule a lists all domestic and foreign patents and patent applications owned or licensed by Span or Ocala (the "Patents") and all material agreements relating thereto. Except where such Patents are indicated to be licensed, Span (or Ocala, as the case may be) owns the Patents and all related patent rights free and clear of all liens, claims or encumbrances and may assign or license them free and clear of any liens, claims or encumbrances. There are no proceedings, and to the best knowledge of Span and each of the Principal Shareholders, there are no claims, threats or other communications, which challenge the validity of any claim of any Patent. All such Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and neither Span nor either of the Principal Shareholders has any reason to believe that any of the Patents is not, or upon issuance will not be, valid and enforceable. No Patent has been or is now involved in any interference proceeding or has been challenged in any way, and neither Span nor either of the Principal Shareholders is aware of any interfering patent or patent application. Neither Span nor either of the Principal Shareholders is aware of any relevant information that is material to the examination of an application for any Patent that has not been disclosed to the U.S. Patent and Trademark Office pursuant to the disclosure requirements of 37 C.F.R. 1.56. Span has delivered to Tylan copies of all opinions and memoranda of counsel received by it and relating to (i) the validity and patentability of the Patents, (ii) infringement by third parties of the Patents and (iii) Span's or Ocala's freedom to operate. Schedule 2.10(a) lists all existing agreements including licenses relating to the Patents granted to third parties by Span or Ocala. Except as disclosed in Schedule 2.10(a), subject to any right of Span (or Ocala, as the case may be) to conduct an audit of its licensees, all royalties and other payments due under said agreements have been paid, and no party to those agreements is in material default in any manner respecting its obligations under those agreements. Except for the agreements listed in Schedule a and except for any license implied by the sale of a product, no other license, covenant, or agreement has been granted or entered into by Span or Ocala with respect to the Patents.

          (b) Schedule 2.10(b) lists all domestic and foreign registered copyrights, trademarks and trademark applications owned by Span or Ocala and/or licensed by Span or Ocala from (other than pursuant to standard end-user Licenses) or to third parties (the "Trademarks" and "Copyrights"), indicating in each case whether the Trademark or Copyright is owned or licensed, and a listing and summary description of all agreements relating to the Trademarks and Copyrights. Other than as set forth on Schedule 2.10(b), each of Span and Ocala owns free and clear of all liens, claims or encumbrances the Trademarks and Copyrights which are so designated as owned by it, and all agreements with respect to Trademarks and Copyrights are valid and binding, are in full force and effect, and neither Span nor, to the best knowledge of Span and each of the Principal Shareholders, any other party thereto is in material default, or with the giving of notice or lapse of time or both, would be in material default under the terms of such agreement. All registered Trademarks and Copyrights are in compliance with all formal legal requirements (including, in the case of Trademarks, the timely post registration filing of affidavits of use and incontestability and of renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 180 days after the Closing Date. To the best knowledge of Span and each of the Principal Shareholders, there are no interference, opposition or cancellation proceedings or infringement suits pending or threatened with respect to any of the Trademarks or Copyrights. Neither Span nor either of the Principal Shareholders has been advised or has any reason to believe that Span or Ocala is infringing a trademark or copyright held by another person.

          (c) Each of Span and Ocala owns or has in its possession certain information, know-how and show-how (including, without limitation, data, documents, drawings, designs, software, procedures, customer lists and other proprietary materials) relating to, without limitation, the specification, examination, simulation, design, implementation, manufacture, procurement of materials and the like from suppliers or subcontractors, quality control and testing, use and delivery of its products (the "Trade Secrets"). Each of Span and Ocala has taken reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons, including having each of its employees execute and deliver its standard proprietary information protection and assignment agreement (a copy of which has been delivered to Tylan). To the best knowledge of Span and each of the Principal Shareholders, Span (or Ocala, as the case may be) has good title and an absolute right to use all Trade Secrets, and the use of the Trade Secrets does not infringe the rights of any third party. Schedule 2.10(c) sets forth a list of all agreements relating to the Trade Secrets. To the extent that the Trade Secrets are not available in documentary or fixed form, disclosure shall be made to Tylan prior to Closing to permit Tylan to make full use of the Trade Secrets to operate the business of Span.

          (d) All personnel, including Employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the software programs, technical documentation or other intellectual property of Span or Ocala either (i) have been party to a "work-for-hire" arrangement or agreement with Span or Ocala, in accordance with applicable federal and state law, that has accorded Span (or Ocala, as the case may be) full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Span (or Ocala, as the case may be) as assignee that have conveyed to Span (or Ocala, as the case may be) full, effective and exclusive ownership of all tangible and intangible property thereby arising.

          (e) To the best knowledge of Span and each of the Principal Shareholders, no person is infringing upon any Patent, Trademark or Copyright or is misappropriating any Trade Secret. To the best knowledge of Span and each of the Principal Shareholders, none of the products sold by, nor any processes or know-how used by, Span or Ocala, infringes any patent, trademark or copyright of any third party. To the best knowledge of Span and each of the Principal Shareholders, there is no intellectual property, in any form, whether patent, trademark, tradename, trade secret, copyright or otherwise, necessary for the operation of Span's or Ocala's business as conducted which neither Span (or Ocala, as the case may be) does not currently own or license on commercially reasonable terms.

     2.11  Disclosure.

          (a) The copies of all documents furnished by Span pursuant to the terms of this Agreement are complete and accurate.

          (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Span in this Agreement, (ii) the disclosure schedules delivered to Tylan pursuant hereto (the "Span Disclosure Schedule") or (iii) any statement by Span or, to the best knowledge of Span and each of the Principal Shareholders, any other person, contained in any document, certificate or other writing furnished by Span to Tylan in connection with this Agreement, the Merger or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     2.12 Finders. Span has not dealt with any person, firm or corporation (other than Blum & Co., Inc.) who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Span for arranging the transaction contemplated hereby or introducing the parties to each other.

     2.13 Transactions with Affiliates. Except for compensation of employees, every material transaction between Span and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission ("SEC")) other than Tylan, which is currently in effect or was consummated in the last three years, is set forth on Schedule 2.13.

     2.14 No Contemplated Transactions Inconsistent With Pooling-Of-Interests Accounting. Neither Span nor any of the Shareholders is contemplating any transaction that would constitute a change in equity interests in Span's Common Shares or otherwise would result in the Merger not qualifying for pooling-of-interests accounting.

3.  REPRESENTATIONS AND WARRANTIES OF TYLAN AND TYLAN SUB

     Tylan and Tylan Sub represent and warrant to Span as of the date of this Agreement and as of the Closing Date as follows:

     3.1  Organization.

          (a) Tylan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Tylan Sub is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Each of Tylan and Tylan Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted.

          (b) Each of Tylan and Tylan Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

          (c) The authorized capital stock of Tylan consists of 50,000,000 shares of common stock, par value $.001 per share, of which, as of January 31, 1996, 6,479,732 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $.001 per share, of which, as of the date hereof, no shares were issued and outstanding. All the issued and outstanding shares of Tylan are validly issued, fully paid and nonassessable and free of preemptive rights. As of January 31, 1996, Tylan has outstanding options to purchase 669,695 shares of Tylan Common Stock. Except as set forth above or pursuant to the exercise of the foregoing options, there are not as of the date hereof any shares of capital stock of Tylan authorized, issued or outstanding or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to unissued shares of capital stock of Tylan, or otherwise obligating Tylan to issue, transfer or sell any shares of capital stock of Tylan, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Tylan. The authorized capital of Tylan Sub consists of 10,000 shares of Common Stock, $.001 par value, 100 of which are issued and outstanding.

          (d) Each of Tylan and Tylan Sub has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of each of Tylan and Tylan Sub, and no other corporate proceedings on the part of Tylan or Tylan Sub are necessary for Tylan and Tylan Sub to authorize this Agreement or to consummate the transactions contemplated hereby (other than approval by the stockholders of Tylan). This Agreement has been duly executed and delivered by duly authorized officers of Tylan and Tylan Sub. This Agreement constitutes a legal, valid and binding obligation of Tylan and Tylan Sub, enforceable against each of them in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, insolvency, reorganization and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (e) The Employment Agreements (as defined in Section 5.2) have been, or prior to the Closing will be, duly and validly authorized and, when executed and delivered pursuant to their terms, will constitute valid and binding agreements of Tylan enforceable against Tylan in accordance with their terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, insolvency, reorganization and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (f) Except as may be required by the Securities Act, state securities laws, the Texas Law or the DGCL, there is no requirement applicable to Tylan or Tylan Sub to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Tylan and Tylan Sub of the transactions contemplated by this Agreement. Neither Tylan nor Tylan Sub knows of any reason why any required permit, authorization, consent or approval will not be obtained. Neither the execution and delivery of this Agreement by Tylan and Tylan Sub nor the consummation by Tylan and Tylan Sub of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Tylan or Tylan Sub, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Tylan or Tylan Sub or any material license agreement, lease or other material contract, instrument or obligation to which Tylan or Tylan Sub is a party or by which Tylan or Tylan Sub or any of their respective assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Tylan or Tylan Sub or any of their respective assets which violation would have a Material Adverse Effect on Tylan or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Tylan or Tylan Sub.

          (g) Tylan has delivered to Span complete and accurate copies of Tylan's Certificate of Incorporation and Bylaws, and Tylan Sub's Certificate of Incorporation and Bylaws, each as amended.

     3.2 Common Stock To Be Issued. The Tylan Common Stock to be issued to the Shareholders hereunder, when issued by Tylan to the Shareholders pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws, will have the rights and preferences set forth in the Certificate of Incorporation of Tylan previously delivered to Span, and will be free and clear of all liens, encumbrances and adverse claims;

provided that the Tylan Common Stock to be issued to the Shareholders may be subject to restrictions on transfer under federal securities laws as set forth in this Agreement.

     3.3 Financial. The audited consolidated balance sheet of Tylan as of October 31, 1995 and the audited consolidated statement of operations and statement of cash flows of Tylan for the fiscal year ended October 29, 1995, each certified by Deloitte & Touche LLP, independent certified public accountants, whose report thereon is included therein, have been prepared in accordance with the books and records of Tylan, which books and records are complete, maintained on a consistent basis, and correctly reflect its income, expenses, assets and liabilities, are true, complete and accurate and present fairly the financial position of Tylan as of the date of said balance sheets and the results of operations of Tylan for the periods covered by said statements of operations, in accordance with GAAP consistently applied, except as otherwise disclosed therein. The financial statements described in this Section 3.3 are referred to in this Agreement as the "Tylan Financial Statements."

     3.4  Disclosure.

          (a) Tylan has previously delivered to Span copies of Tylan's Annual Report on Form 10-K for the fiscal year ended October 29, 1995.

          (b) The copies of all documents furnished by Tylan pursuant to the terms of this Agreement are complete and accurate.

          (c) For purposes of this Agreement and the transactions contemplated thereby, none of (i) the representations and warranties made by Tylan or Tylan Sub in this Agreement or (ii) any statement by Tylan or, to the best of Tylan's knowledge, any other person, contained in any document, certificate or other writing furnished by Tylan to Span in connection with this Agreement, the Merger or the transactions contemplated hereby (when read together), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     3.5 Finders. Tylan has not dealt with any person, firm or corporation (other than Kleinwort Benson Limited and Adams, Harkness & Hill, Inc.) who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

4.  COVENANTS OF SPAN AND THE PRINCIPAL SHAREHOLDERS

     Span and each of the Principal Shareholders hereby jointly and severally covenant and agree as follows:

     4.1 Negative Covenants. Between the date of this Agreement and the Effective Date, unless Tylan shall otherwise consent in writing, except as provided hereunder, Span will not do, or commit to do, and neither of the Principal Shareholders shall take any action, or omit to take any action, to cause Span to do or commit to do, and Span shall not take any action, or omit to take any action, to cause Ocala to do or commit to do any of the following:

          (a) make any purchase, sale or disposition of any asset or property, other than in the ordinary course of business consistent with past practices or the disposition of immaterial assets, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets (other than the existing liens of Fleet Credit Corporation);

          (b) incur any material contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity, except for any such liability pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (c) take any action, or permit any action within Span's or the Principal Shareholders' control, which would prevent the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Span will use its best efforts to prevent any of the Shareholders or any of the officers or directors of Span or Ocala from taking or permitting any such action;

          (d) amend any charter documents as previously delivered to Tylan;

          (e) issue any of its capital shares or grant any options, warrants or rights to acquire any capital shares, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding or accelerate vesting with respect to any unvested options or capital shares; or declare, set aside or pay any dividend or make any other distribution in respect of its capital shares, or make any direct or indirect redemption, purchase or other acquisition of its capital shares, except pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (f) make any material change in the compensation payable or to become payable to any of its officers or employees or enter into, amend or terminate any employment or consulting agreements or waive any rights thereunder;

          (g) engage in transactions with any of its shareholders, officers, directors or employees other than in the ordinary course of business, except pursuant to agreements in existence on the date hereof and listed on
     Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (h) enter into, amend, renew, extend, modify or terminate (prior to its scheduled termination date) any sales, agency or distribution agreement, any management or employment or consulting agreement, any lease, license or royalty agreement, or any other material agreement or Contract or waive any material rights thereunder;

          (i) undertake any stock split, recapitalization or reorganization;

          (j) solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate and use its best efforts to prevent any of its officers and directors, employees, representatives and agents from soliciting, encouraging or negotiating or providing information for or otherwise cooperating in any way with, assisting or facilitating any of the following (an "Acquisition Proposal"):

             (i) any merger or consolidation of Span or Ocala with any person other than Tylan or Tylan Sub,

             (ii) any sale of assets of Span or Ocala to any person other than Tylan or Tylan Sub (other than sales of inventory in the ordinary course of business);

             (iii) any equity or debt investment (other than on terms approved by Tylan) in Span or Ocala by any person; or

             (iv) any purchase of outstanding securities of Span or Ocala by any person;

          (k) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty in this Agreement to become untrue in any material respect or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Date;

          (l) provide or publish to its shareholders any material which might constitute an unauthorized "prospectus" within the meaning of the Securities Act, or any impermissible solicitation under the applicable state law;

          (m) incur any material obligation other than in ordinary course of business, except pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof);

          (n) borrow money (other than pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof) or pursuant to capital expenditures between the date hereof and the Closing Date that will not exceed $1,500,000 in the aggregate) or incur new or additional indebtedness (other than as set forth above in this Section 4.1(n) and accounts payable or trade payables incurred in the ordinary course of business and indebtedness pursuant to Contracts listed on Schedule 2.5(a) (not including any amendments thereto after the date hereof)) or loan money to any person (other than to Ocala in amounts not to exceed $1,000,000 in the aggregate and travel and similar advances to employees in the ordinary course of business);

          (o) incur liabilities in connection with the leasing of property or assets;

          (p) issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Tylan;

          (q) make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise;

          (r) alter the manner of keeping its books and accounts or its accounting practices and procedures other than as required by GAAP;

          (s) revalue any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice;

          (t) make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (u) commence any lawsuit except for routine collection of bills or for a breach of this Agreement;

          (v) impair any of its Patents, Copyrights, Trademarks or other intellectual property rights; or

          (w) fail to maintain its qualifications to do business in any state in which Span or Ocala is qualified, or fail to maintain any other permit, license, authorization or approval material to the operations of its business.

          Notwithstanding the foregoing, this Section 4.1 shall not prohibit (i) any refinancing or increase in Span's senior indebtedness, provided that the aggregate amount of such indebtedness (including existing amounts) shall not exceed $14,000,000, and/or (ii) incurrence by Span or Ocala of subordinated indebtedness not to exceed $5,000,000 in the aggregate.

     4.2 Affirmative Covenants. Prior to the Effective Date, Span will do, and each of the Principal Shareholders will take such action as is necessary or appropriate to cause Span to do, each of the following:

          (a) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;

          (b) subject to Section 4.1, use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Span of the transactions contemplated by this Agreement and the continuation of Span's business after the consummation of the Merger;

          (c) promptly advise Tylan in writing of (i) any change that has or had a Material Adverse Effect on Span; (ii) the occurrence of any event which causes the representations and warranties made by Span in this Agreement or the information included in the Span Disclosure Schedule to be incomplete or inaccurate in any material respect; and (iii) the receipt of any inquiry relating to an Acquisition Proposal from a third party, including the identity of the third party and a copy of the inquiry;

          (d) use reasonable best efforts to keep intact its business organization, to keep available its present officers and key employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

          (e) permit Tylan and its authorized representatives to have full access during normal business hours to all of its properties, assets, records, tax returns, contracts and documents and furnish to Tylan and its authorized representatives such financial and other information with respect to its business and properties as Tylan may from time to time reasonably request for purposes of making a review of the business of Span and Ocala;

          (f) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

          (g) in the event that between the date hereof and the Effective Date, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Span with respect to the Merger, give prompt notice thereof to Tylan, keep Tylan informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Span or an affiliate of Span) permit Tylan to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding (provided, however, that Span will not be required to waive any privilege it may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (h) use its best efforts to deliver to Tylan a Continuity of Interest Certificate in the form attached hereto as Exhibit h (a "Continuity of Interest Certificate") executed by each Shareholder;

          (i) deliver to Tylan at the Closing the resignations of all directors of Span;

          (j) promptly provide Tylan with (i) copies of all written materials and written communications furnished by Span to its shareholders after the date of this Agreement, and (ii) copies of all notices, reports or other documents filed with any government agency or department pursuant to Section g hereof; (provided, however, that Span will not be required to waive any privilege it may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (k) promptly provide Tylan copies of all material operating and financial reports prepared by Span, including copies of Span's consolidated balance sheet and related consolidated statements of operations and consolidated statements of cash flows for each month commencing January 1996 through the Closing Date; such monthly financial statements shall be prepared in conformity with GAAP applied on a consistent basis and shall fairly present (subject to immaterial year-end audit adjustments) the financial condition, results of operations and cash flows of Span as of the dates and for the periods covered by such statements and shall be delivered promptly after preparation, but in no event later than 21 days after the end of the month;

          (l) use its best efforts to deliver to Tylan, or to cause its counsel to deliver to Tylan, the closing documents referred to in this Agreement;

          (m) with respect to the Notification letter described in Section 6.16, provide the notification to the IRS required pursuant to Treasury Regulations Section 1.897-2(h)(2);

          (n) use its best efforts to deliver to Tylan the audited consolidated balance sheet of Span as of February 29, 1996 and the audited consolidated statement of operations, consolidated statement of cash flows and consolidated statement of changes in shareholders' equity of Span for the six months ended February 29, 1996, each certified by Ernst & Young LLP, whose report thereon shall be unqualified;

          (o) provide to Tylan, and use its best efforts to cause Ernst & Young LLP to provide to Tylan, such financial statements and information and such accountant's consents as may be required to be provided by Tylan in any filing required by the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any state securities or Blue Sky law;

          (p) use its best efforts to deliver to Tylan an Affiliate Agreement in the form attached hereto as Exhibit 4.2(p) executed by each Affiliate;

          (q) provide to tax counsel for both Tylan and Span appropriate representation certificates as described in Sections 6.17 and 7.9;

          (r) take all steps necessary in accordance with its Articles of Incorporation and By-laws to call, give notice of, convene and hold a meeting of its shareholders (the "Span Shareholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 5.2(m) hereof), for the purpose of approving this Agreement and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of Span (subject to any fiduciary duties it may have under applicable law to do otherwise) will (i) recommend to its shareholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to its shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its shareholders of this Agreement and the transactions contemplated hereby;

          (s) the information specifically designated as being supplied by Span for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement (as defined in Section 5.2(m) hereof) is first mailed to holders of Span common stock and holders of Tylan Common Stock, at the time of the Meetings (as defined in Section 5.2(l) hereof) and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at anytime prior to the Effective Date any event or circumstance relating to Span or its officers or directors, should be discovered by Span which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Span shall promptly inform Tylan. All documents, if any, that Span is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder;

          (t) shall furnish all information to Tylan with respect to Span and Ocala as Tylan may reasonably request for inclusion in the Registration Statement and the Proxy Statement and shall otherwise cooperate with Tylan in the preparation and filing of such documents; and

          (u) shall deliver to Tylan a comfort letter, dated a date not more than two business days before the date upon which the Registration Statement becomes effective, from Ernst & Young LLP, in form and substance reasonably satisfactory to Tylan and Tylan's counsel and accountants, covering such matters as are normally covered in a comfort letter delivered in connection with a Registration Statement on Form S-4 covering transactions of the type contemplated by this Agreement.

5.  COVENANTS OF TYLAN AND TYLAN SUB

     Tylan and Tylan Sub covenant and agree as follows:

     5.1 Negative Covenants. From the date of this Agreement until the Effective Date, Tylan and Tylan Sub will not, unless Span shall otherwise consent in writing:

          (a) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty of Tylan in this Agreement to become untrue in any material respect or which would prevent any condition precedent to its obligations under this Agreement from being satisfied at or prior to the Effective Date;

          (b) take or permit any action which would prevent the Merger from qualifying as a reorganization under Section 368 of the Code or from being eligible for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC, and Tylan will use its best efforts to prevent any of its officers or directors from taking or permitting any such action;

          (c) amend its Certificate of Incorporation in any manner which would adversely affect the Merger;

          (d) declare, set aside or pay any dividend in respect of its capital shares; or

          (e) issue any press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement without the prior knowledge and written consent of Span except to the extent required by applicable laws, rules and regulations in which event Span shall be provided with a copy of any such release at or prior to its publication; or

          (f) change the number of votes to which each share of Tylan's capital stock is entitled.

     5.2 Affirmative Covenants. Prior to the Effective Date, Tylan and/or Tylan Sub will do the following:

          (a) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out, provided, however, that in no event shall this covenant be deemed to impose any obligation on Tylan or Tylan Sub to waive any of the conditions set forth in Article 6;

          (b) use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Tylan and Tylan Sub of the transactions contemplated by this Agreement;

          (c) use its best efforts to qualify the Tylan Common Stock to be issued pursuant to the Merger under the securities or "blue sky" laws of every jurisdiction of the United States in which a Shareholder has an address on the records of Span's transfer agent on the record date for determining the Span shareholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for Tylan has determined that such qualification is not required under the securities or "blue sky" laws of such jurisdiction;

          (d) as promptly as reasonably practicable after the date of this Agreement, file with any governmental agencies or departments of all notices, reports and other documents required by law with respect to this Agreement and the Merger and promptly submit any additional information or documentary material properly requested by any such governmental agency or department;

          (e) use its best efforts to cause the Tylan Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq National Market, free of restrictions on transfer other than (i) restrictions pursuant to Rule 144 and Rule 145 promulgated under the Securities Act and (ii) restrictions related to the Continuity of Interest Certificate referred to in Section 4.2(h);

          (f) cause Tylan Sub to perform all of its agreements contained herein;

          (g) promptly advise Span in writing of (i) any change that has or had a Material Adverse Effect on Tylan; and (ii) the occurrence of any event which causes the representations or warranties made by Tylan or Tylan Sub in this Agreement to be incomplete or inaccurate in any material respect;

          (h) in the event that between the date hereof and the Effective Date, any federal, state, local or foreign governmental authority shall commence any examination, review, investigation, action, suit or proceeding against Tylan with respect to the Merger, give prompt notice thereof to Span, keep Span informed as to the status thereof, and (except as may be prohibited by such governmental authority or by any court order or decree in an action or suit instituted by a person other than Tylan or an affiliate of Tylan) permit Span to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding (provided, however, that neither Tylan nor Tylan Sub will be required to waive any privilege either of them may have in connection with any such examination, review, investigation, action, suit or proceeding);

          (i) enter into an employment agreement in substantially the form attached hereto as Exhibit 5.2(i) with Donald E. Whitson (the "Whitson Employment Agreement").

          (j) enter into an employment agreement in substantially the form attached hereto as Exhibit 5.2(j) with each of John Jul, George A. Yurch, John Rabbitt, John Jordon, Tom Gray and Brian Day (collectively with the Whitson Employment Agreement, the "Employment Agreements");

          (k) provide to tax counsel for both Tylan and Span appropriate representation certificates as described in Sections 6.17 and 7.9;

          (l) take all steps necessary in accordance with its Certificate of Incorporation and By-laws to call, give notice of, convene and hold a meeting of stockholders (the "Tylan Stockholder Meeting" and, together with the Span Shareholder Meeting, the "Meetings") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving this Agreement and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of Tylan (subject to any fiduciary duties it may have under applicable law to do otherwise) will (i) recommend to its stockholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to its stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby;

          (m) prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of Tylan Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of Tylan and Span containing the information required by the Exchange Act (the "Proxy Statement"). Tylan shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. Tylan shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading. Tylan shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. Tylan shall provide Span with copies of all filings made pursuant to this Section m and shall consult with Span on responses to any comments made by the Staff of the SEC with respect thereto;

          (n) the information specifically designated as being supplied by Tylan for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of Span common stock and holders of Tylan Common Stock, at the time of the Meetings and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by Tylan for inclusion in the Proxy Statement to be sent to the holders of Span common stock in connection with the Span Shareholder Meeting and to the holders of Tylan Common Stock in connection with the Tylan Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Span common stock and holders of Tylan Common Stock, at the time of the Meetings or on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Date any event or circumstance relating to Tylan or its officers of directors, should be discovered by Tylan which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Tylan shall promptly inform Span and shall promptly file such amendment to the Registration Statement. All documents that Tylan is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; and

          (o) use its best efforts to substitute Tylan for Donald E. Whitson as guarantor of Span's senior indebtedness and leases that Donald E. Whitson guarantees (which senior indebtedness and leases are identified on Schedule 5.2(o)) and, if Tylan is unable to do so within 90 days after the Closing Date, Tylan shall repay such indebtedness in full.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF TYLAN AND TYLAN SUB

     The obligations of Tylan and Tylan Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     6.1 Satisfactory Completion Of Pre-Acquisition Review. Tylan shall have satisfactorily completed its pre-acquisition investigation and review of Span's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review as evidenced by the approval of such results by a majority of the members of the Board of Directors of Tylan.

     6.2  Compliance With Covenants; Representations And Warranties
Correct. Span and the Share-holders shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by it or them at or prior to the Closing Date; the representations and warranties of Span and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date except to the extent that information in Span's Schedules as of the date hereof changes as of the Closing Date (and such changes are contained in the certificate referred to below in this Section 6.2) and each such change does not violate Section 4.1 or 4.2 hereof or any other provision in this Article 6; and Span shall have delivered to Tylan a certificate of the Chief Executive Officer and the Chief Financial Officer of Span evidencing compliance with the conditions set forth in this Section 6.2.

     6.3 No Material Adverse Change. After the date hereof, there shall have been no change that had an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, in excess of $100,000.

     6.4 Consents Of Others. The consent to the Merger of each third party whose consent is required for Span to consummate the transactions completed hereby shall have been received except for consents which, if not obtained, in the aggregate would not have a Material Adverse Effect on Span, including without limitation the parties to the contracts listed on Schedule 2.5(a).

     6.5 Legal Opinion. Tylan shall have received an opinion of Gardere & Wynne, L.L.P., counsel to Span, dated the Closing Date, substantially to the effect of Exhibit 6.5 hereto.

     6.6 Dissenters' Rights. No holders of outstanding Span Common Shares shall be, or shall have the right to become, entitled to dissenters rights pursuant to Section 5.11 of the Texas Law.

     6.7 Continuity of Interest. Tylan shall have received prior to the Closing Date executed copies of the Continuity of Interest Certificate from the Shareholders as provided in Section 4.2(h).

     6.8 Absence of Restraint. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     6.9 No Litigation. No litigation shall have commenced against Span or Ocala which would, if adversely determined, have an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Span and Ocala, taken as a whole, in excess of $100,000.

     6.10 Required Approvals. Tylan, Tylan Sub and Span shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Tylan, Tylan Sub and Span, of their respective obligations under this Agreement and the consummation of the transactions herein contemplated.

     6.11 State Securities Law Requirements. The shares of Tylan Common Stock to be issued in connection with the Merger shall have been issued in transactions qualified or exempt from registration under the securities or "blue sky" laws of every jurisdiction required under Section 5.2(c) hereof.

     6.12 Span Shareholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Span Common Shares entitled to vote, in accordance with Section 4.2(s) hereof and the applicable provisions of the Texas Law, shall have occurred and be continuing and remain in full force and effect.

     6.13 Tylan Stockholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Tylan Common Stock entitled to vote, in accordance with Section 5.2(l) hereof and the applicable provisions of the DGCL, shall have occurred and be continuing and remain in full force and effect.

     6.14 Noncompetition Agreements. Each of the Shareholders who will be party to an Employment Agreement as provided in Section 5.2(i) or 5.2(j) shall have executed a noncompetition agreement substantially in the form attached hereto as Exhibit 6.14.

     6.15 Resignations. Tylan shall have received the written resignation, effective as of the Closing, of each director of Span.

     6.16 FIRPTA. Tylan, as agent for the Shareholders, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Tylan, which states that shares of Span do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Tylan's obligations under Treasury Regulations Section 1.1445-2(c)(3).

     6.17 Tax Opinion. Each of Tylan and Span shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     6.18 Pooling-Of-Interest Letters. Tylan shall have received, if it so requests, a reaffirmation from its independent public accountants and from Span's independent public accountants, dated the Effective Date, of letters in form and substance satisfactory to Tylan, to the effect that the Merger will qualify for pooling-of-interests accounting treatment in accordance with GAAP and all rules, regulations and policies of the SEC.

     6.19 Affiliate Agreements. Tylan shall have received an Affiliate Agreement from each Affiliate as contemplated by Section 4.2(p).

     6.20 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     6.21 Accounts Receivable. The aging of Span's accounts receivable on the Closing Date shall not be materially worse than that shown on Schedule 2.2(c).

     6.22 Fairness Opinion. The Board of Directors of Tylan shall have received the written opinion of Adams, Harkness & Hill, Inc., financial advisor to Tylan, to the effect that the consideration to be received by the Shareholders is fair to the stockholders of Tylan from a financial point of view, which fairness opinion shall be in customary form, without any unusual limitations or qualifications.

     6.23 Comfort Letter. Tylan shall have received the comfort letter required under Section 4.2(u) and, in addition, a bring-down letter, in form and substance reasonably satisfactory to Tylan, dated the Closing Date.

7.  CONDITIONS PRECEDENT TO SPAN'S OBLIGATIONS

     The obligation of Span to consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     7.1  Compliance with Covenants; Representations and Warranties
Correct. Tylan and Tylan Sub shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of Tylan and Tylan Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date; and Tylan shall have delivered to Span a certificate of the Chief Executive Officer and Chief Financial Officer of Tylan evidencing compliance with the conditions set forth in this Section 7.1.

     7.2 No Material Adverse Change. After the date hereof, there shall have been no change that had a Material Adverse Effect on Tylan.

     7.3 Legal Opinion. Span shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, dated the Closing Date, substantially to the effect of
Exhibit 7.3 hereto.

     7.4 Required Approvals. Tylan, Tylan Sub and Span shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Tylan, Tylan Sub and Span, of their respective obligations under this Agreement and the consummation of the transactions herein and therein contemplated.

     7.5 Securities Law Requirements. All permits, licenses, consents and approvals necessary under any laws relating to the issuance and sale of the Tylan Common Stock to the Shareholders shall have been issued or given, and no such permit, license, consent or approval, shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

     7.6 Span Shareholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding Span Common Shares entitled to vote, as required by and in accordance with the applicable provisions of the Texas Law, shall have occurred and remain in full force and effect.

     7.7 Tylan Stockholders' Approval. The approval and adoption of this Agreement by the requisite vote of the outstanding shares of Tylan Common Stock entitled to vote, in accordance with Section 5.2(l) hereof and the applicable provisions of the DGCL, shall have occurred and be continuing and remain in full force and effect.

     7.8 Absence of Restraint. No action shall be pending or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such action shall be threatened.

     7.9 Tax Opinion. Each of Tylan and Span shall have received a written opinion from its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, which opinions will be substantially identical in form and substance. Such counsel shall, in rendering such opinions, be entitled to rely on, and to the extent reasonably required the parties shall make, reasonable representations related thereto.

     7.10 Employment Agreements. The Employment Agreements shall have been executed by Tylan.

     7.11 Effectiveness of Registration Statement. The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     7.12 Chairman of the Board. David J. Ferran ("Ferran") shall be the Chairman of the Board and Chief Executive Officer of Tylan, and Ferran shall be active on a full-time basis in Tylan's business.

     7.13 Board of Directors. Donald E. Whitson shall have been elected for a full term to serve on Tylan's Board of Directors.

8.  INDEMNITY BY SHAREHOLDERS

     8.1 Indemnity. In connection with the Merger, each Shareholder shall, on a pro rata basis based on the Fully Diluted Span Common Shares Outstanding, indemnify Tylan, Tylan Sub and Span against any loss, expense, liability, or other damages, including the reasonable costs of investigation, interest, penalties and attorney's and accountant's fees ("Damages"), incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Span or the Shareholders herein or any breach or failure to perform any agreement or covenant of Span or the Shareholders herein.

     8.2 Threshold. The Shareholders shall not be required to make any indemnification payment pursuant to Section 8.1 for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of Tylan, Tylan Sub and Span, or to which any one or more of Tylan, Tylan Sub and Span has or have otherwise become subject exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, Tylan, Tylan Sub and Span shall be entitled to be indemnified against the full amount of such Damages (and not solely the amount that exceeds $100,000).

     8.3 Expiration of Indemnity. Tylan, Tylan Sub and Span may make no claim for indemnification for Damages after January 31, 1997 (the "Claim Deadline"). The expiration of the period within which claims may be made shall not affect any rights of Tylan, Tylan Sub and Span with respect to claims made prior to the Claim Deadline.

     8.4 Fraud. Notwithstanding any provision in this Agreement to the contrary, the liability of a shareholder for fraud shall be subject only to applicable statutes of limitations, and any claim against any shareholder alleging fraud need not be presented by the Claim Deadline.

     8.5 Survival of Representations and Warranties. Other than disclosures set forth in the Schedules hereto or in the compliance certificate to be delivered at Closing pursuant to Section 6.2 hereof, no disclosure by Span nor any investigation by or on behalf of Tylan or Tylan Sub with respect to Span shall be deemed to affect Tylan's or Tylan Sub's reliance on the representations, warranties, covenants or agreements contained herein or to waive Span's, Tylan's or Tylan Sub's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of Span. The indemnity obligations of the Shareholders under this Article 8 (and the representations, warranties, covenants and agreements of Span and the Shareholders) shall survive the Closing until the Claim Deadline.

     8.6 Merger Consideration Adjustments. Any amount paid by the Shareholders to Tylan, Tylan Sub or Span pursuant to this Article 8 shall be an adjustment to the consideration paid to the Shareholders in connection with the Merger.

     8.7  Shareholders' Agent.

          (a) Each of the Shareholders hereby constitutes and appoints Donald E. Whitson (the "Shareholders' Agent") as his agent and attorney-in-fact to take such action on behalf of the Shareholder, and to exercise such rights, power and authority as are authorized, delegated and granted to the Shareholders' Agent under this Agreement in connection with the transactions contemplated hereby, to give and receive notices and communications, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing, including without limitation the right to resolve any disagreement or disputes, and to exercise such rights, power and authority as are incidental thereto. A decision, act, consent, instruction or determination of the Shareholders' Agent shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent unless resulting from gross negligence or willful misconduct. The Shareholders shall jointly and severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without negligence or bad faith on the part of such Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services.

          (b) The provisions set forth in this Section 8.7 shall have no effect on the obligations of either the Shareholders' Agent or the Shareholders to Tylan, Tylan Sub or Span, and such provisions are solely for the purposes of determining the rights and obligations of the Shareholders, on the one hand, and the Shareholders' Agent, on the other, vis-a-vis each other and shall in no way impose any obligations on Tylan, Tylan Sub or Span other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by Tylan, Tylan Sub or Span to the contrary, Tylan, Tylan Sub or Span shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions, consents, instructions and determinations of the Shareholders' Agent in his capacity as the Shareholders' Agent, and (ii) to assume that all actions, decisions, consents, instructions and determinations of the Shareholders' Agent are fully authorized by the Shareholders, and all such actions, decisions, consents, instructions and determinations shall be binding and conclusive upon each Shareholder.

          (c) In the event that Donald E. Whitson is unavailable to act as the Shareholders' Agent, or becomes incapable (through death or legal incapacity) of acting as the Shareholders' Agent, then Leo E. Whitson shall become the Shareholders' Agent, and, in connection therewith, is authorized to take such action on behalf of the Shareholders and to exercise such rights, power and authority as are authorized, delegated and granted to such Shareholders' Agent under this Agreement in connection with the transactions contemplated hereby, and to exercise such rights, power and authority as are incidental thereto.

9.  INDEMNITY BY TYLAN

     9.1 Indemnity. In connection with the Merger, Tylan shall indemnify the Shareholders against any Damages incurred in connection with or arising from or attributable to any breach or inaccuracy of any representation or warranty made by Tylan or Tylan Sub herein or any breach or failure to perform any agreement or covenant of Tylan or Tylan Sub herein.

     9.2 Threshold. Tylan shall not be required to make any indemnification payment pursuant to Section 9.1 for any Damages until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Shareholders, or to which any one or more of the Shareholders has or have otherwise become subject exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, the Shareholders shall be entitled to be indemnified against the full amount of such Damages (and not solely the amount that exceeds $100,000).

     9.3 Expiration of Indemnity. The Shareholders may make no claim for indemnification for Damages after the Claim Deadline. The expiration of the period within which claims may be made shall affect any rights of the Shareholders with respect to claims made prior to the Claim Deadline.

     9.4 Fraud. Notwithstanding any provision in this Agreement to the contrary, the liability of Tylan for fraud shall be subject only to applicable statutes of limitations, and any claim against Tylan alleging fraud need not be presented by the Claim Deadline.

     9.5 Survival of Representations and Warranties. The indemnity obligations of Tylan under this Article 9 (and the representations, warranties, covenants and agreements of Tylan and Tylan Sub) shall survive the Closing until the Claim Deadline.

10.  EMPLOYEE MATTERS

     10.1 Employees. Each employee of Span immediately before the Closing (each, a "Span Employee") shall continue to be employed by Span or Tylan after the Effective Date; provided that, except as provided in Section i hereof or pursuant to existing employment agreements between Ronald L. Ewers and Bradley
L. Busch and Ocala, such employment shall be on an at-will basis, and nothing herein shall obligate Span or Tylan to continue to employ any Span Employee for any period of time; and provided further that with respect solely to the employee benefit plans and arrangements of Tylan, the term of each Span Employee's employment at Span will be added to his or her term of employment at Tylan or the Surviving Corporation.

11.  TERMINATION OF AGREEMENT

     11.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated:

          (a) by mutual consent of all the parties;

          (b) by Tylan if a majority of the members of the Board of Directors of Tylan does not approve the results of Tylan's pre-acquisition investigation and review as required in Section 6.1;

          (c) by Tylan if (i) there has been a material breach by Span of any covenant, representation or warranty contained in this Agreement, (ii) Tylan has notified Span in writing of the existence of such breach, and
     (iii) Span has failed to cure such breach within ten days after receiving such notice;

          (d) by Span if (i) there has been a material breach by Tylan of a covenant, representation or warranty contained in this Agreement, (ii) Span has notified Tylan in writing of the existence of such breach, and (iii) Tylan has failed to cure such breach within ten days after receiving such notice; or

          (e) by either Tylan or Span if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the Merger, by any governmental entity that would make consummation of the Merger illegal, (iii) upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Span common stock or the holders of Tylan Common Stock shall not have been obtained, or (iv) it shall be after June 28, 1996.

     11.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party except for (a) if appropriate, payment of legal fees pursuant to Section 12.3 and (b) any damages for a material breach of this Agreement.

     11.3 Costs and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expense; provided, however, that if the Merger is consummated, the Shareholders shall indemnify and hold harmless Tylan, Tylan Sub and Span from any costs or expenses incurred by any Shareholder and for all costs and expenses of Span in excess of $350,000, which amount may be increased only with the prior written approval of Tylan.

     11.4  Extension of Time; Waivers.  At any time prior to the Closing Date:

          (a) Tylan and Tylan Sub may (i) extend the time for the performance of any of the obligations or other acts of Span, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Span. Any agreement on the part of Tylan and Tylan Sub to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Tylan and Tylan Sub; and

          (b) Span may (i) extend the time for the performance of any of the obligations or other acts of Tylan and/or Tylan Sub, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Tylan and/or Tylan Sub. Any agreement on the part of Span to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Span.

12.  MISCELLANEOUS

     12.1 Amendment. This Agreement may be amended with the approval of the Board of Directors of Tylan, Tylan Sub and Span at any time before or after approval hereof by the shareholders of Span, but, after any such shareholder approval, no amendment shall be made which would change the principal terms of this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.2 Entire Agreement; Counterparts; Applicable Law. This Agreement and the agreements contemplated by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (excluding the Strategic Sales Alliance Agreement and all international distribution agreements of Span), (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

     12.3 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     12.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment in violation of this Section 12.4 shall be void and of no effect.

     12.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail:

To Span:                         with a copy to:
Span Instruments, Inc.           Gardere & Wynne, L.L.P.
P.O. Box 860709                  1601 Elm Street, Suite 3000
Plano, Texas 75086               Dallas, Texas 75201
Attn: Donald E. Whitson          Attn: Richard L. Waggoner
or
Span Instruments, Inc.
2201 Avenue K
Plano, Texas 75074
Attn: Donald E. Whitson

     To a Shareholder:

     To such person's address as set forth on Schedule c hereof.

Tylan or Tylan Sub:              with a copy to:
Tylan General, Inc.              Cooley Godward Castro Huddleson & Tatum
9577 Chesapeake Drive            4365 Executive Drive, Suite 1100
San Diego, California 92123      San Diego, California 92121-2128
Attn: David J. Ferran            Attn: D. Bradley Peck

or to such other address at which any party may be registered mail notify the other party, and shall be deemed given on the date on which hand-delivered or on the third business day following the date on which mailed.

     12.6 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     12.7 Cooperation. Tylan, Tylan Sub and Span each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.

                                          TYLAN GENERAL, INC.

                                          By: /s/  David J. Ferran

                                            ------------------------------------
                                            David J. Ferran
                                            Chairman of the Board, President and
                                              Chief
                                            Executive Officer

                                          TYLAN GENERAL ACQUISITION
                                          SUBSIDIARY, INC.

                                          By: /s/  David L. Stone

                                            ------------------------------------
                                            David L. Stone
                                            Executive Vice President and Chief
                                              Financial Officer

                                          SPAN INSTRUMENTS, INC.

                                          By: /s/  Don E. Whitson

                                            ------------------------------------
                                            Don E. Whitson
                                            President and Chief Executive
                                              Officer

                                          SHAREHOLDERS

                                          /s/  Don E. Whitson

                                          --------------------------------------
                                          Don E. Whitson

                                          /s/  Leo E. Whitson

                                          --------------------------------------
                                          Leo E. Whitson

                                          /s/  Sam R. Crowe

                                          --------------------------------------
                                          Sam R. Crowe

                                          /s/  Tommy Gray

                                          --------------------------------------
                                          Tommy Gray

                                          /s/  Marguerite Whitson

                                          --------------------------------------
                                          Marguerite Whitson

                                          /s/  Robert M. Lipsky

                                          --------------------------------------
                                          Robert M. Lipsky

                                          /s/  Robert J. Barraclough

                                          --------------------------------------
                                          Robert J. Barraclough

                                          /s/  John Jul

                                          --------------------------------------
                                          John Jul

                                          /s/  John Jordon

                                          --------------------------------------
                                          John Jordon

                                          /s/  George A. Yurch

                                          --------------------------------------
                                          George A. Yurch

                                          /s/  Brian Day

                                          --------------------------------------
                                          Brian Day

                                          /s/  Kaveh Zarkar

                                          --------------------------------------
                                          Kaveh Zarkar

                                          /s/  John Rabbitt

                                          --------------------------------------
                                          John Rabbitt

                                                    EXHIBIT 5.2(I) TO APPENDIX A

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and effective as of                ,
1996 by and between TYLAN GENERAL, INC., a Delaware corporation (the "Company"), and DONALD E. WHITSON (the "Employee"), with respect to the following facts.

     A. The Board of Directors (the "Board") of the Company has determined that the best interests of the Company would be served by Employee's employment by the Company in the capacity of Vice Chairman and Chief Administrative Officer and such mutually acceptable additional capacities as the Chief Executive Officer may delegate to him from time-to-time during the term of this Agreement.

     B. The Company wishes to assure itself of the continued benefit of Employee's services provided in this Agreement, and Employee is willing to serve in the employ of the Company solely within the terms hereof for said period.

     C. The Company and Employee desire to define their respective rights and obligations as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.  EMPLOYMENT

     The Company hereby agrees to employ the Employee to serve in the capacity of Vice Chairman and Chief Corporate Officer of the Company, and Employee hereby accepts such employment by the Company upon the terms and conditions set forth herein.

2.  POSITION AND RESPONSIBILITIES

     (a) Duties. The Company shall employ Employee in the capacity of Vice Chairman and Chief Corporate Officer and such other mutually acceptable executive positions as the Chief Executive Officer may determine to be in the best interests of the Company, and Employee shall serve as such for the term and under other conditions hereinafter set forth. Employee shall devote his full business time and attention to the performance of such services and to such other services as may be necessarily requested by the Chief Executive Officer that are consistent with those required of a Vice Chairman and Chief Corporate Officer of a company. In this capacity as Vice Chairman and Chief Corporate Officer, Employee shall perform such duties and have such powers and authority as are customary for the Vice Chairman and Chief Corporate Officer of a company. The Employee shall report directly to and shall be responsible to the Chief Executive Officer regarding his services. In the event that, without his consent, Employee is assigned to a position involving a different title or materially lesser authority and responsibility, then Employee shall have the option, exercisable for 30 days following notice to Employee of such assignment or new title, to consider that this Agreement has been terminated without cause in which case Employee shall be entitled to the benefits set forth in Section 8(c) herein.

     (b) Competitive Activity. Except upon the prior written consent of the Chief Executive Officer, Employee, during the term of his employment hereunder, will not accept any other employment of any nature and will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

                                      A-1-1

3.  TERM OF EMPLOYMENT

     The effective date of this Agreement shall be             , 1996 (the
"Effective Date") and shall remain in effect until terminated pursuant to
Section 7.

4.  WORKING FACILITIES

     Employee shall be furnished with a private office, secretarial and other necessary clerical and stenographic assistance, and such other facilities, amenities and services as may at the time be generally furnished to executive officers of the Company and as are appropriate for Employee's position and adequate for the performance of his duties hereunder.

5.  PLACE OF PERFORMANCE

     In connection with this Agreement, Employee shall maintain an office at the principal executive offices of Span Instruments, Inc. ("Span") in Plano, Texas.

6.  SALARY, BONUS, EXPENSES AND BENEFITS

     (a) Salary. The Company shall pay Employee an initial salary of $250,000 per year. Employee's salary shall be reviewed and revised (if appropriate) at least annually by the Chief Executive Officer and shall be adjusted based upon Employee's job performance, the Company's financial condition and performance and the salary and compensation levels of executives in similar companies with similar responsibilities. Furthermore, any salary payable to Employee after the second anniversary of the Effective Date shall be determined in accordance with the Company's compensation policy for senior management. Any increases in Employee's salary pursuant to this Section 6(a) shall require approval by the Compensation Committee of the Board of Directors of the Company (the "Committee") (without the vote of the Employee if Employee is a member of such committee).

     (b) Bonus. The Company shall pay Employee an annual bonus of up to twenty-five percent (25%) of Employee's annual salary for the immediately preceding year. The Committee (without the vote of the Employee if Employee is a member of such committee) shall determine in good faith the amount of such bonus giving consideration to the Company's overall achievement of the goals set forth in the Company's annual plan for the applicable fiscal year and Employee's performance during the year. The Company shall pay such bonus no later than 45 days after the end of each fiscal year of the Company.

     (c) Participation in Welfare and Benefit Plans. Employee shall be entitled to participate in, personally and/or for the benefit of his family or other beneficiaries, any welfare, insurance, pension, or other employee benefit plans as are at the time made generally available to other executives of the Company. Employee shall be eligible to receive during the term hereof all benefits for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

     (d) Vacation. Employee shall be entitled to six weeks' paid vacation time each year, during which such time his compensation hereunder shall be paid in full. Unless otherwise directed by the Chief Executive Officer, Employee shall have the discretion to take vacation time on the dates as he determines to be appropriate and not detrimental to the Company.

     (e) Holidays, Leave Days, Etc. Employee shall be entitled to such holidays, sick leave, leaves of absence and other absences as are at the time made generally available to other executives of the Company of comparable tenure and position.

     (f) Automobile. During the term of this Agreement, the Company shall make an automobile available to Employee under such terms and conditions as are presently applied or as may be later applied to other executives of the Company of comparable tenure and position. In connection therewith, the Company shall bear all expenses relating to such automobile, including insurance, maintenance and repair, gas and oil. Upon termination of this Agreement, the Company shall offer Employee the right to purchase the automobile then

                                      A-1-2
being operated by Employee at the depreciated value of such automobile or to assume the Company's lease of such automobile and shall execute and deliver to Employee all documentation necessary to establish Employee's ownership or leasing of such automobile.

     (g) Life Insurance. The Company shall pay for and provide life insurance for each year of this Agreement for the benefit of Employee under the Company's group life insurance plan.

     (h) Health Insurance. The Company shall provide health insurance for Employee under the Company's health insurance plan.

     (i) Disability Insurance. The Company shall provide disability insurance for Employee pursuant to the Company's directors' and officers' disability policy according to the Company's policy established by the Committee.

     (j) Reimbursement of Expenses. The Company shall pay or reimburse Employee, on a monthly basis, for reasonable travel, entertainment, promotional and other expenses incurred by Employee in the performance of his obligations under this Agreement. Employee must submit timely detailed expense reports for appropriate review prior to reimbursement.

     (k) Tax, Legal and Financial Advice. The Company shall pay for the fees and expenses of legal, tax and financial advisory, and income tax preparation services for Employee in an aggregate amount not to exceed $1,500 for each year of this Agreement; provided that no payment of any fees shall be made by the Company for legal services obtained by Employee in connection with any dispute with the Company regarding this Agreement.

     (l) Other Fringe Benefits. Employee shall be entitled to any and all other fringe benefits according to the Company's policy as set by the Committee.

7.  TERMINATION

     Employee's employment under this Agreement may be terminated by the Company or Employee as herein provided, without further obligation or liability except as expressly provided herein.

     (a) Resignation, Death or Disability. Employee's employment hereunder may be terminated at any time by Employee's resignation (other than a resignation for good reason as provided in Section 7(d)), or by Employee's death or disability. In the event Employee wishes to resign, he shall give the Company not less than 30 days prior notice of such resignation, which notice shall indicate the proposed resignation date. Following receipt of such notice, the Company shall have the right to accelerate the date of Employee's resignation and to cause his resignation to become effective at any time prior to the resignation date set forth in Employee's original notice; provided, however, that such acceleration or changed effective date of resignation shall not affect in any manner the delivery of any benefits or payments to which Employee may be entitled under Section 8 of this Agreement. For purposes of this Agreement, disability shall be deemed to have occurred only after the following procedure has been satisfied. If within 45 days after notice of proposed termination for disability is given to Employee by the Company, Employee has not returned to the performance of substantially all his duties, the Company may terminate Employee's employment by giving notice of termination for disability. The notice of proposed termination may only be given by the Company following Employee's substantial and material absence from Employee's duties by reason of physical or mental disability for a period of 120 calendar days.

     (b) Termination For Cause. Employee's employment hereunder may be terminated by the Company for cause; provided, however, that Employee shall be given notice of the Company's findings of conduct by Employee amounting to cause for such termination. Cause for termination under this Agreement shall be limited to (i) Employee's personal dishonesty or gross misconduct; (ii) a material breach of any material provision of this Agreement; (iii) Employee's refusal or failure to act in accordance with any lawful, reasonable direction or order of the Chief Executive Officer or the Board and such refusal or failure results or is reasonably likely to result in a materially adverse effect on the Company's business; (iv) conviction of any felony involving moral turpitude (not including a conviction for operating a motor vehicle under the influence

                                      A-1-3
of alcohol or any other motor vehicle violation if no bodily injury to a third party is involved); (v) any chemical dependency or substance abuse resulting in a continuous and material impairment of Employee's ability to perform his duties under this Agreement; or (vi) the willful and continued failure by Employee to substantially perform Employee's duties with the Company or its subsidiaries or affiliates (other than any failure resulting from disability) after a written demand identifies the manner in which the Company believes that Employee has not substantially performed his duties. Termination of Employee's employment under this Agreement for cause as set forth in clauses (i) or (iv) of the preceding sentence shall be deemed to be effective upon delivery of notice thereof in accordance with the provisions of Section 9(i) of this Agreement. Employee shall have 30 days from the date notice is given for cause as set forth in clause
(ii), (iii), (v) or (vi) of the second sentence of this Section 7(b) to cure such conduct.

     (c) Termination Without Cause. The Company shall have the right, exercisable at any time during the term of this Agreement upon written notice to Employee, to terminate Employee's employment without cause upon 30 days prior notice. If Employee is terminated without cause, he shall be entitled to receive the severance benefits pursuant to Section 8(c) hereof subject to his full compliance with said Section 8(c).

     (d) Resignation for Good Reason. During the term hereof, Employee may regard Employee's employment as being constructively terminated and may, therefore, resign within 30 days of Employee's discovery of the occurrence of one or more of the following events, any of which will constitute "good reason" for such resignation:

          (1) Without Employee's express written consent, the assignment to Employee of any duties materially inconsistent with Employee's position, duties, responsibilities and status with the Company;

          (2) Without Employee's express written consent, the termination and/or material reduction in Employee's facilities (including office space and general location) and staff reporting available to Employee, unless such reduction occurs as part of a company-wide action authorized by the Board (including the vote of Employee) to reduce the Company's expenses;

          (3) A reduction by the Company of Employee's base salary or of any bonus compensation formula applicable to him unless in connection with (i) an across-the-board reduction for all senior management of the Company,
     (ii) a reduction after the second anniversary of the Effective Date in order to make Employee's salary consistent with the Company's compensation policy for senior management or (iii) a company-wide salary expense reduction necessitated by poor financial performance of the Company, in any case as determined by the Committee in its reasonable discretion;

          (4) A failure by the Company to maintain any of the employee benefits to which Employee is entitled at a level substantially equal to or greater than the value of those employee benefits currently in effect through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by the Company or its affiliate(s) that would materially affect Employee's participation in or reduce Employee's benefits under any such plans, programs or policies, or deprive Employee of any material fringe benefits enjoyed by Employee unless such failure or reduction occurs as part of a company-wide action authorized by the Board (including the vote of Employee if Employee is a Director of the Company) to reduce the Company's expenses;

          (5) The failure by the Company to permit Employee to take substantially the same number of paid vacation days and leave to which Employee is entitled;

          (6) The Company or any affiliate(s) requiring Employee to be based anywhere other than within 20 miles of Plano, Texas, except for required travel on the Company's or an affiliate's business to an extent substantially consistent with Employee's present business travel obligations;

          (7) Any termination of Employee's employment by the Company which is not affected pursuant to the requirements of this Section 7 with respect to death, disability or termination for cause;

          (8) The failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Section 9(e) hereof; and

                                      A-1-4

          (9) A material breach of any provision of this Agreement by the Company.

     In the event of the occurrence of any of the above listed events and in the event Employee wishes to resign on the basis of occurrence of such event, Employee shall give the Company notice of his proposed resignation, and the Company shall have a period of 30 days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the Company fails to so remedy said breach or occurrence by expiration of said 30-day period, Employee shall be deemed to have resigned from his employment with the Company for good reason pursuant to this Section 7(d).

     (e) Termination Obligations. Employee hereby acknowledges and agrees that all personal property of the Company, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information, copies of any of the foregoing, and equipment furnished to or prepared by Employee in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of his employment for any reason. Employee shall retain the rights to remove all of his personal property from the premises of the Company and any personal property of the Company as may be mutually agreed upon between the Company and Employee.

8. PAYMENTS TO EMPLOYEE UPON TERMINATION.

     (a) Death or Disability. In the event of Employee's death or disability, all benefits generally available to the Company's executives as of the date of such an event as determined by the Committee shall be payable to Employee or Employee's estate, without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment, including, but not limited to, payments under the plans identified in Section 6(c). Employee shall be entitled to such other payments as might arise from any plan, contract, understanding or arrangement between Employee and the Company at the time of any such event pursuant to Section 6(c) or 6(i) hereof.

     (b) Termination for Cause or Resignation Without Good Reason. In the event Employee is terminated by the Company for cause as provided in Section 7(b) or Employee resigns for other than good reasons as defined in Section 7(d), neither the Company nor an affiliate shall have any further obligation or liability of any nature to Employee under this Agreement or otherwise.

     (c) Termination Without Cause or Resignation For Good Reason. Upon the occurrence of termination without cause, or resignation for good reason, as defined in Section 7(d), Employee shall be entitled to receive the following:

          (1) Severance Payment. The Company shall continue to pay to the Employee his salary (i) until the date that is eighteen (18) months from the effective date of this Agreement (the "Initial Period") and (ii) for twelve (12) months following the later of (x) the date of Employee's actual termination of employment and (y) termination of the Initial Period (the "Severance Payment"). Such salary shall be determined with reference to the salary in effect for the month in which the date of employment termination occurs.

          (2) Method of Payment. The Severance Payment shall be paid to Employee in cash in one lump sum no later than thirty (30) days following the actual date of termination.

          (3) Payment in Lieu of Contract Damages. The Severance Payment shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination and shall constitute a full satisfaction and discharge of any claims by Employee related to the Agreement or the circumstances surrounding the termination of employment hereunder. Notwithstanding the preceding sentence, neither the Severance Payment nor any other payments under this Section 8(c) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

                                      A-1-5

9. GENERAL PROVISIONS

     (a) Entire Agreement. The terms and provisions of this Agreement, together with the terms and provisions of the Noncompetition Agreement dated the date hereof between Employee and the Parent, shall constitute the entire understanding between Employee and the Company with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between Employee and the Company (or any affiliate of the Company, including Span), whether written or oral.

     (b) Amendments. This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

     (c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     (d) Severability. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     (e) Assumption. The Company shall require any successor-in-interest (whether direct or indirect or as a result of purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     (f) Assignability. The rights or obligations contained in this Agreement shall not be assigned, transferred or divided in any manner by Employee or the Company, without the prior written consent of the other; provided, however, that nothing in this Section 9(f) shall preclude Employee from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be assignable by the Company without Employee's consent and be binding on (i) any affiliate of the Company and (ii) any entity which by purchase of assets, merger or otherwise, becomes a successor to the business of the Company.

     (g) Waiver of Breach. Any waiver of any breach of employment terms set forth herein shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of Employee or the Company.

     (h) Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

     (i) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

     To: Tylan General, Inc.
       9577 Chesapeake Drive
       San Diego, California 92123
         Attn: Chief Executive Officer

     To: Donald E. Whitson
       Span Instruments, Inc.
       1947 Avenue K
         Plano, Texas 75074

                                      A-1-6

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

                                          TYLAN GENERAL, INC.

                                          By:

                                            ------------------------------------
                                            Its: Chairman of the Board,
                                                 President
                                               and Chief Executive Officer

                                                 EMPLOYEE

                                               ---------------------------------
                                               Donald E. Whitson

                                      A-1-7

                                                    EXHIBIT 5.2(j) TO APPENDIX A

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and effective as of             ,
1996, by and between TYLAN GENERAL, INC., a Delaware corporation (the "Parent"), SPAN INSTRUMENTS, INC., a Texas corporation and a wholly-owned subsidiary of
Parent (the "Company"), and             (the "Employee").

     WHEREAS, the Company desires to assure itself of the continued services of Employee, and Employee desires to be employed by the Company, under the terms and conditions herein; and

     WHEREAS, the Company, the Parent and Employee desire to define their respective rights and obligations as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.  EMPLOYMENT; TERM

     (a) Employment. The Company hereby agrees to continue to employ, and the Parent hereby agrees to cause the Company to continue to employ, the Employee to
serve in the capacity of             of the Company, and Employee hereby accepts
such continued employment by the Company upon the terms and conditions set forth herein.

     (b) Term.  The effective date of this Agreement shall be             , 1996
(the "Effective Date") and shall remain in effect until the earlier of
(i)____________or (ii) the date when Employee's employment is terminated pursuant to Section 3 of this Agreement.

     (c) Duties. During the term of this Agreement, Employee will, to the best of his ability, devote substantially all of his business time and attention to the performance of his duties hereunder, including such responsibilities as shall be established by custom, by the Bylaws of the Company and, from time to time, by the Board of Directors and/or senior management of the Company or the Parent.

     (d) Competitive Activity. Employee, during the term of his employment hereunder, will not accept any other employment of any nature and will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

2.  SALARY AND BENEFITS

     (a) Salary.  The Company shall pay to Employee for the services to be
rendered hereunder a salary at an annual rate of $          , payable in
installments in accordance with Company policy, subject to increase in accordance with the policies of the Company or the Parent, as determined by its Board of Directors, in force from time to time (the "Salary").

     (b) Benefits. Employee shall be eligible to participate in the Company's employee benefit plans and incentive compensation programs for employees, including the stock option plan of the Parent, subject in each case to the generally applicable terms and conditions of the plan or program in question.

3.  TERMINATION

     (a) General. Employee's employment under this Agreement may be terminated by the Company, the Parent or Employee as herein provided, without further obligation or liability except as expressly provided herein. The Company shall not provide or pay for any employee benefits or bonuses following the termination of Employee's employment pursuant to Section 3(b), 3(c) or 3(d) hereof, and the vesting of any stock

                                      A-2-1
options granted to Employee during the term of his employment with the Company shall cease on the date of such termination of employment.

     (b) Resignation. Employee's employment hereunder may be terminated at any time, upon 30 days prior notice, by Employee's resignation. If Employee resigns, he shall be entitled to receive payments pursuant to Section 4(a) hereof, subject to his full compliance with said Section 4(a).

     (c) Death or Disability. Employee's employment shall terminate upon the date of Employee's death or disability. For purposes of this Agreement, disability shall be deemed to have occurred only after the following procedure has been satisfied. If within 45 days after notice of proposed termination for disability is given to Employee by the Company or the Parent, Employee has not returned to the performance of substantially all his duties, the Company or the Parent may terminate Employee's employment by giving notice of termination for disability. The notice of proposed termination may only be given by the Company or the Parent following Employee's substantial and material absence from Employee's duties by reason of physical or mental disability for a period of 120 calendar days.

     (d) Termination For Cause. Employee's employment hereunder may be terminated by the Company or the Parent for cause; provided, however, that Employee shall be given notice of the findings of conduct by Employee amounting to cause for such termination. Cause for termination under this Agreement shall be limited to (i) Employee's personal dishonesty or gross misconduct; (ii) a material breach of any provision of this Agreement; (iii) Employee's refusal or failure to act in accordance with any lawful, reasonable direction or order of the Board of Directors or senior management of the Company or the Parent and such refusal or failure results or is reasonably likely to result in a materially adverse effect on the Company's or the Parent's business; or (iv) the continued failure by Employee to perform Employee's duties with the Company or its subsidiaries or affiliates, including the Parent (other than any failure resulting from disability) in a manner consistent with Employee's position after a written demand identifies the manner in which Employee's supervisor believes that Employee has not substantially performed his duties. Termination of Employee's employment under this Agreement for cause as set forth in clause (i) of the preceding sentence shall be deemed to be effective upon delivery of notice thereof in accordance with the provisions of Section 5(i) of this Agreement. Employee shall have 30 days from the date notice is given for cause as set forth in clause (ii), (iii) or (iv) of the second sentence of this
Section 3(d) to cure such conduct.

     (e) Termination Without Cause. The Company and the Parent shall have the right, exercisable at any time during the term of this Agreement upon written notice to Employee, to terminate Employee's employment without cause upon 30 days prior notice. If Employee is terminated without cause, he shall be entitled to receive severance benefits pursuant to Section 4(d) hereof, subject to his full compliance with said Section 4(d).

     (f) Termination Obligations. Employee hereby acknowledges and agrees that all personal property of the Company or the Parent, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information, copies of any of the foregoing, and equipment furnished to or prepared by Employee in the course of or incident to his employment, belong to the Company or the Parent, as the case may be, and shall be promptly returned to the Company or the Parent, as the case may be, upon termination of his employment for any reason. Employee shall retain the rights to remove all of his personal property from the premises of the Company and any personal property of the Company or the Parent as may be mutually agreed upon between the Company or the Parent and Employee.

4.  PAYMENTS TO EMPLOYEE UPON TERMINATION.

     (a) Resignation. In the event of Employee's resignation, the Company shall continue to pay Employee Employee's Salary for a period of six (6) months commencing on the date of Employee's resignation. Such salary shall be determined with reference to the salary in effect for the month in which the date of employment termination occurs. The Company's obligation to make each such monthly payment is conditioned on Employee's performance of four (4) hours of consulting services per month for the Company; provided, however, that the Company's obligation to make such monthly payments pursuant to this Section 4(a) shall cease if Employee engages, at any time during the six (6) months following his resignation, directly or

                                      A-2-2
indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

     (b) Death or Disability. In the event of Employee's death or disability, all benefits generally available to the Company's employees as of the date of such an event as determined by the Board of Directors of the Company shall be payable to Employee or Employee's estate, without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment.

     (c) Termination For Cause. In the event Employee is terminated by the Company or the Parent for cause as provided in Section 3(d) hereof, Employee shall be entitled to receive the following:

          (1) Termination Payment. The Company shall continue to pay to the Employee his salary for six (6) months following the date of Employee's actual termination of employment (the "Termination Payment"). Such salary shall be determined with reference to the salary in effect for the month in which the date of employment termination occurs.

     (d) Termination Without Cause. In the event Employee is terminated by the Company or the Parent without cause as provided in Section 3(e) hereof, Employee shall be entitled to receive the following:

          (1) Severance Payment. The Company shall continue to pay to the Employee his salary (i) until the date that is [eighteen (18)/six (6)] months from the effective date of this Agreement (the "Initial Period") and
     (ii) for six (6) months following the later of (x) the date of Employee's actual termination of employment and (y) termination of the Initial Period (the "Severance Payment"). Such salary shall be determined with reference to the salary in effect for the month in which the date of employment termination occurs.

     (e) Payment in Lieu of Contract Damages. The Termination Payment and the Severance Payment shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination and shall constitute a full satisfaction and discharge of any claims by Employee related to the Agreement or the circumstances surrounding the termination of employment hereunder. Notwithstanding the preceding sentence, neither the Termination Payment, the Severance Payment nor any other payments under this Section 4(e) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

5.  GENERAL PROVISIONS

     (a) Entire Agreement. The terms and provisions of this Agreement, together with the terms and provisions of the Noncompetition Agreement dated the date hereof between Employee and the Parent, shall constitute the entire understanding between Employee, the Company and the Parent with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between Employee, the Company and the Parent, whether written or oral.

     (b) Amendments. This Agreement may be amended or modified only by a written instrument executed by Employee, the Company and the Parent.

     (c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     (d) Severability. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     (e) Assumption. The Company and the Parent shall require any successor-in-interest (whether direct or indirect or as a result of purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent to expressly assume and agree to perform the obligations

                                      A-2-3
under this Agreement in the same manner and to the same extent that the Company or the Parent would be required to perform it if no such succession had taken place.

     (f) Assignability. The rights or obligations contained in this Agreement shall not be assigned, transferred or divided in any manner by Employee, the Company or the Parent, without the prior written consent of the other; provided, however, that nothing in this Section 5(f) shall preclude Employee from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be assignable by the Company without Employee's consent and be binding on (i) the Parent or any other affiliate of the Company, and (ii) any entity which by purchase of assets, merger or otherwise, becomes a successor to the business of the Company or the Parent.

     (g) Waiver of Breach. Any waiver of any breach of employment terms set forth herein shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of Employee, the Parent or the Company.

     (h) Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

     (i) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

     To: Tylan General, Inc.
       9577 Chesapeake Drive
       San Diego, California 92123
       Attn: Chief Executive Officer

     To: Span Instruments, Inc.
       2201 Avenue K
       Plano, Texas 75074
       Attn: President

     To: ________________________

       ________________________

       ________________________

                                      A-2-4

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

TYLAN GENERAL, INC.

By:

                           -----------------------------------------------------
                       Its:  Chairman of the Board, President
                            and Chief Executive Officer
    SPAN INSTRUMENTS, INC.

    By:

                       ---------------------------------------------------------
                                                                 Its:  President

EMPLOYEE

- ------------------------------------------------
[Name]

                                      A-2-5

                                                      EXHIBIT 6.14 TO APPENDIX A

                           NON-COMPETITION AGREEMENT

     This Non-Competition Agreement (the "Agreement") is made this      day of
          1996, by and between TYLAN GENERAL, INC., a Delaware corporation ("Tylan"), and the undersigned shareholder ("Shareholder") of SPAN INSTRUMENTS, INC., a Texas corporation ("Span").

                                    RECITALS

     A. Tylan, TYLAN GENERAL ACQUISITION SUBSIDIARY, INC., a Delaware corporation ("Tylan Sub"), Span, Shareholder and the other shareholders of Span have entered into an Agreement and Plan of Reorganization dated as of February 20, 1996 (the "Reorganization Agreement"), providing for the merger of Tylan Sub with and into Span pursuant to the terms and conditions of the Reorganization Agreement (the "Merger") and setting forth certain representations, warranties, covenants and agreements which each of the parties thereto is making thereby in connection with the Merger.

     B. The Reorganization Agreement contemplates that the Shareholder has voted his Span Common Shares (as defined in the Reorganization Agreement) in favor of the Merger and will agree not to compete with Tylan in the manner and to the extent herein set forth.

     C. To comply with the Reorganization Agreement and to induce Tylan to proceed to consummate the Merger, Shareholder has agreed to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Reorganization Agreement.

     2. Acknowledgment By Shareholder. Shareholder acknowledges that by virtue of his position with Span he has developed considerable expertise in the business operations of Span and has had access to trade secrets and confidential business methods, plans and practices considered confidential by Span and not generally known in its industry. Shareholder recognizes that this information will have commercial value in the business in which Tylan is engaged and therefore that Tylan would be irreparably damaged if Shareholder were to enter into an activity competing or interfering with Span's business in violation of the terms of this Agreement or if Shareholder were to disclose or make unauthorized use of any confidential information concerning the business of Span. Accordingly, Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects and that Tylan, in addition to any other remedies which it may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by Shareholder of any of the provisions of Sections 3 and 4 hereof.

     3. Non-Competition. Until the third anniversary of the Closing Date, Shareholder agrees that he shall not:

          (a) directly or indirectly own, manage, operate, or control, in whole or in part, or become engaged, directly or indirectly, as a director, officer, employee, partner, principal, agent, or representative of or consultant to, any business, enterprise, firm or person engaged in direct competition with Tylan's or Span's current businesses (a "Competing Company"), in (i) every state in which Tylan or Span currently operates their respective businesses, (ii) every state in which Tylan or Span has taken action to facilitate commencement of the operation of their respective businesses and (iii) every state in which Tylan or Span has current definite plans to operate their respective businesses within the next year (the "Territory"); or

                                      A-3-1

          (b) directly or indirectly purchase equity in, lend money to, borrow money from or otherwise render financial assistance to or accept financial assistance from any Competing Company.

     Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of this Agreement, if Shareholder participates in any such business solely as a passive investor in up to 1% of the equity securities of a company or partnership, the securities of which are publicly traded.

     4. Non-Interference. Shareholder further agrees that until the third anniversary of the Closing Date, he will not, without the prior written consent of Tylan, (i) interfere with the business of Span or Tylan by soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of Span or Tylan to terminate his or her employment as such in order to become an employee, consultant or independent contractor to or for any Competing Company or to or for any company with which Shareholder is associated in any way; or (ii) induce or attempt to induce any customers, suppliers, distributors, resellers, or independent contractors of Span to terminate their relationships with Span.

     5. Independence of Obligations. The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Span or Tylan or any of their subsidiaries, on the other, and the existence of any claim or cause of action by Shareholder against Span or Tylan or any of their subsidiaries shall not constitute a defense to the enforcement of such covenants against Shareholder.

     6. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

     7. Notices. All notices or other communications hereunder shall be in writing and deemed given if and when delivered to a party in person, or if and when mailed by registered or certified mail, return receipt requested, to the parties at the addresses set forth below or such other addresses as shall be specified by notice to the other party hereunder:

     To Tylan at: TYLAN GENERAL, INC.
              9577 Chesapeake Drive
              San Diego, CA 92123
              Attn: David J. Ferran

     To Shareholder at: ________________________

                    ________________________

                        ________________________

     8. Waiver of Breach. No waiver of any provisions hereof by any party shall be deemed a waiver by any such party, and no such waiver shall be deemed a continuing waiver of any provision hereof by such party.

     9. Assignment. This Agreement shall be assignable by Tylan only to any person, firm or corporation which may become a successor in interest by purchase, merger or otherwise to Tylan, or the business operated by Tylan, or the business operated by Span prior to the Merger, provided Shareholder receives prompt notice of such assignment. This Agreement is not assignable by Shareholder.

     10. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and, together with the Reorganization Agreement and any other agreement to be executed by each undersigned party pursuant to the Reorganization Agreement, contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by all the parties hereto.

                                      A-3-2

     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Tylan and its permitted successors and assigns and Shareholder and their respective heirs and legal representatives.

     12. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
                                          SHAREHOLDER

                                          --------------------------------------

                                          TYLAN GENERAL, INC.

                                          By:

                                            ------------------------------------

                                      A-3-3

                                                                      APPENDIX B

June 12, 1996

BOARD OF DIRECTORS
Tylan General, Inc.
15330 Avenue of Science
San Diego, CA 92128

Attention: David J. Ferran

Gentlemen:

     Pursuant to the Plan of Reorganization dated February 20, 1996 among Tylan General, Inc. ("Tylan General") and Span Instruments, Inc. ("Span"), and Tylan General Acquisition Subsidiary, Inc., a newly formed, wholly-owned Delaware subsidiary of Tylan General ("Tylan General Sub"), Tylan General Sub will merge with and into Span, pursuant to which among other things, Tylan General Sub will cease to exist and Span will survive as a wholly-owned subsidiary of Tylan General (the "Merger"). An aggregate of 1,470,000 shares of Tylan General Common Stock will be issued to the shareholders of Span in the Merger (provided that there are no dissenting Span shareholders).

     You have asked Adams, Harkness & Hill, Inc. ("AH&H") for its opinion as to the fairness to the current stockholders of Tylan General from a financial point of view of the consideration to be paid by Tylan General in the Merger (the "Opinion"). AH&H, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In rendering its opinion, AH&H, among other things: (i) analyzed certain publicly available financial statements and other information concerning Tylan General and Span; (ii) analyzed certain internal financial statements and other financial and operating data concerning Tylan General and Span prepared by the management of Tylan General and Span; (iii) analyzed certain financial forecasts prepared by the managements of Tylan General and Span; (iv) discussed the past and current operations and financial condition and the prospects of Tylan General and Span with the managements of Tylan General and Span, respectively, and analyzed the pro forma impact of the Merger on Tylan General's earnings per share; (v) reviewed the reported prices and trading activity of Tylan General's Common Stock since its initial public offering; (vi) compared the financial performance of Tylan General and Span and the prices and trading activity of Tylan General's Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) reviewed and discussed with the senior management of Tylan General the strategic rationale for the Merger and the benefits of the Merger to Tylan General; (ix) reviewed the Plan of Reorganization; and (x) performed such other studies, analyses and inquiries and considered such other information as AH&H deemed relevant.

     In connection with our review, we have not independently verified any of the foregoing information provided to us and have relied, with your consent, on its being complete and accurate in all material respects. With respect to any financial forecasts reviewed relating to the prospects of Tylan General or Span, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Tylan General's and Span's management as to the future financial performance of Tylan General and Span. Our Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Tylan General and Span as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent evaluation or appraisal of any of the assets of Tylan General or Span.

Tylan General, Inc.
June 12, 1996
page 2

     The opinion rendered by us pursuant hereto may be reproduced in full in Tylan General's proxy statement or other materials distributed to Tylan General's stockholders and/or Span's shareholders in connection with the Merger and may be referred to in the minutes of the meetings of your Board of Directors.

     You acknowledge that our opinion and any oral advice given by us to you in connection with our engagement are intended solely for your use in connection with the Merger, and your evaluation of the consideration to be paid in the Merger, but does not constitute a recommendation to any stockholder or shareholder to approve the Merger, and you agree that, except as provided in the preceding paragraph, no such opinion or advice shall be reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, without our prior written consent (except to the extent otherwise required by law).

     We agree that any confidential or non-public information furnished to us by you or at your direction in connection with our rendering services hereunder will be used solely for the purpose of performing our services hereunder and that such information will be kept confidential by us (except to the extent otherwise required by law).

     Based on the above factors considered by AH&H and subject to the foregoing, it is our opinion that as of the date hereof, the consideration to be paid in the Merger by Tylan General is fair to the stockholders of Tylan General from a financial point of view.

                                          Very truly yours,

                                          ADAMS, HARKNESS & HILL, INC.

                                          By: /s/  TIMOTHY J. MCMAHON

                                            ------------------------------------
                                            Timothy J. McMahon
                                            Managing Director

                                                                      APPENDIX C

        ARTICLES 5.11 THROUGH 5.13 OF THE TEXAS BUSINESS CORPORATION ACT

5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
     ACTIONS.

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Ch. 901, L. 91, eff. 8-26-91.)

5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (A) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair market value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (B) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. 93, eff. 9-1-93.)

5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder s rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, Tylan General, Inc. ("Tylan General") has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liability under the Securities Act of 1933 as amended (the "Securities Act").

     Tylan General's Certificate of Incorporation, as amended, provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Tylan General and its stockholders. The provision in the Certificate of Incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Tylan General, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Tylan General's Certificate of Incorporation, as amended, and the Bylaws also provide that Tylan General will indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Board of Directors has authorized Tylan General to enter into indemnification agreements with its directors and executive officers. The agreements require Tylan General to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Tylan General or any of its affiliated enterprises, provided such person acted in the best interests of Tylan General and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of Tylan General as to which indemnification is being sought, nor is Tylan General aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

    EXHIBIT
    NUMBER                               DESCRIPTION OF DOCUMENT
    ------   --------------------------------------------------------------------------------
      2.1    Agreement and Plan of Reorganization by and among Tylan General, Tylan General
             Acquisition Subsidiary, Inc., Span Instruments, Inc. ("Span") and certain shareholders of Span, dated as of February 20, 1996.(1)*
      3.1    Amended and Restated Certificate of Incorporation of Tylan General.(2)
      3.2    Bylaws of Tylan General.(2)
      3.3    Certificate of Incorporation of Tylan General Sub.
      3.4    Bylaws of Tylan General Sub.
      4.1    Reference is made to Exhibits 3.1 and 3.2.
      4.2    Specimen Stock Certificate of Tylan General.(2)
      5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.
      8.1    Tax Opinion of Gardere & Wynne, L.L.P.+

    EXHIBIT
    NUMBER                               DESCRIPTION OF DOCUMENT
    ------   --------------------------------------------------------------------------------
     10.1    Form of Indemnity Agreement entered into between Tylan General and its directors and officers.(2)
     10.2    Employment Agreement between Tylan General and David J. Ferran effective as of
             October 5, 1989.(2)
     10.3    Separation/Consulting Agreement, dated January 3, 1995, between Tylan General and Richard C. Erdman.(2)
     10.4    Tylan General's 1994 Stock Option Plan, as amended (the "Option Plan").+
     10.5    Form of Incentive Stock Option under the Option Plan.(2)
     10.6    Form of Non-Statutory Stock Option under the Option Plan.(2)
     10.7    Tylan General's 1994 Non-Employee Directors' Stock Option Plan.(2)
     10.8    Tylan General's Employee Stock Purchase Plan.(2)
     10.9    Registration Rights Agreement, dated November 11, 1992, between Tylan General and The KB Mezzanine Fund, L.P.(2)
    10.10    Amended and Restated Registration Rights Agreement, dated November 11, 1992, between Tylan General and certain stockholders.(2)
    10.11    Standard Industrial Lease -- Multi-Tenant, dated January 8, 1993, between Tylan
             General and Surf Management Associates.(2)
    10.12    Chesapeake Center Standard Lease, dated April 15, 1986, between Tylan General and Chesapeake Business Park -- 1983, as amended.(2)
    10.13    Lease Agreement, dated July 5, 1991, between Tylan General and University
             Business Center Joint Venture.(2)
    10.14    Standard Industrial/Commercial Single-Tenant Lease-Net, dated February 24, 1995 between Tylan General and Carson Dominguez Properties, L.P.(3)
    10.15    Lease dated March 28, 1995 between Tylan General and the Mutual Life Insurance
             Company of New York.(3)
    10.16    Loan and Security Agreement, dated January 29, 1993, between Tylan General and
             Silicon Valley Bank, as amended.(2)
    10.17    Amendment to Loan Agreement dated May 31, 1995 between Tylan General and Silicon
             Valley Bank.(3)
    10.18    Loan Agreement and Security Agreement between Manufacturers Bank and Tylan
             General dated as of June 5, 1996.
    10.19    Joint Venture Termination Agreement dated October 25, 1995 between Tylan
             General, Hanyang Engineering Co., Ltd., Hanyang General Co., Ltd. and Tylan
             General Korea, Ltd.(4)
    10.20    Credit Agreement, Revolver Note and Term Note between Span and Comerica Bank --
             Texas, dated as of March 14, 1996.
    10.21    Note Purchase Agreement and Warrant Purchase Agreement between Span and
             Stratford Capital Partners, L.P., dated as of March 14, 1996.
    10.22    Lease Agreement between Span and Whitson Properties, L.C., dated as of August
             31, 1995 and amendment thereto, dated October 1, 1995.
    10.23    Lease Agreement between Span and Whitson Properties, L.C., dated as of June 14,
             1996.
     11.1    Statement regarding computation of earnings per share.
     21.1    Subsidiaries of Tylan General.(2)

    EXHIBIT
    NUMBER                               DESCRIPTION OF DOCUMENT
    ------   --------------------------------------------------------------------------------
     23.1    Consent of Deloitte & Touche LLP (Tylan General Predecessor Auditor).
     23.2    Consent of Ernst & Young LLP (Span Auditor).
     23.3    Consent of Grace, Pulliam & Patterson Company PC (Span Predecessor Auditor).
     23.4    Consent of Cooley Godward Castro Huddleson & Tatum (contained in opinion filed as Exhibit 5.1).
     23.5    Consent of Gardere & Wynne, L.L.P.+
     24.1    Power of attorney (see Pages II-4 to II-5 of this Registration Statement).

- ---------------

 * Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the Commission. Tylan General undertakes to furnish such schedules to the Commission supplementally upon request.

 +  To be filed by amendment.

(1) Filed as an exhibit to Tylan General's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996 and incorporated by reference herein.

(2) Filed as an exhibit to Tylan General's Registration Statement on Form S-1 (No. 33-87470) or an amendment thereto and incorporated by reference herein.

(3) Filed as an exhibit to Tylan General's Registration Statement on Form S-1 (No. 33-96374) or an amendment thereto and incorporated by reference herein.

(4) Filed as an exhibit to Tylan General's Annual Report on Form 10-K for the fiscal year ended October 29, 1996 and incorporated herein by reference.

     (b) Financial Statement Schedules

    NUMBER                               DESCRIPTION OF SCHEDULE
    ------   --------------------------------------------------------------------------------
      II     Valuation and Qualifying Accounts of Span Instruments, Inc. for the Years Ended
             August 31, 1994 and 1995, for the Two Months Ended October 31, 1995 (unaudited)
             and for the Six Months Ended April 30, 1995 and 1996 (unaudited).

ITEM 22.  UNDERTAKINGS.

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Tylan General, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 17th day of June, 1996.

                                          TYLAN GENERAL, INC.

                                          By: /s/ DAVID J. FERRAN

                                            ------------------------------------
                                            David J. Ferran
                                            Chairman of the Board, Chief
                                              Executive
                                            Officer and President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Ferran and David L. Stone, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                       DATE

/s/          DAVID J. FERRAN                   Chairman of the Board, President,     June 17, 1996
- ------------------------------------------       Chief Executive Officer and
             David J. Ferran                     Director (Principal executive
                                                  officer)

/s/          DAVID L. STONE                    Executive Vice President, Chief       June 17, 1996
- ------------------------------------------       Financial Officer and Secretary
             David L. Stone                      (Principal financial and
                                                 accounting officer)

- ------------------------------------------     Director                              June   , 1996
             Larry L. Hansen

/s/          DERRICK N. KEY                    Director                              June 17, 1996
- ------------------------------------------
             Derrick N. Key


/s/         MICHAEL H. KHOUGAZ                 Director                              June 17, 1996
- ------------------------------------------
            Michael H. Khougaz

                SIGNATURE                                 TITLE                       DATE

/s/         BRUCE C. RHINE                    Director                             June 17, 1996
- ------------------------------------------
            Bruce C. Rhine

/s/       ARTHUR C. SPINNER                   Director                             June 17, 1996
- ------------------------------------------
          Arthur C. Spinner

/s/         WADE WOODSON                      Director                             June 17, 1996
- ------------------------------------------
            Wade Woodson

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Span Instruments, Inc.

     We have audited the consolidated financial statements of Span Instruments, Inc. and subsidiary as of August 31, 1995 and for the year then ended, and have issued our report thereon dated October 27, 1995 (except for Note 6, as to which the date is March 14, 1996), which report is included elsewhere in this Registration Statement. Our audit also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Dallas, Texas
October 27, 1995

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Span Instruments, Inc.

     We have audited the balance sheet of Span Instruments, Inc. as of August 31, 1994 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended August 31, 1994, and have issued our report thereon dated November 24, 1994, which report is included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Grace, Pulliam & Patterson Company, PC

Dallas, Texas
November 24, 1994

                                                                     SCHEDULE II

                             SPAN INSTRUMENTS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                              BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                              BEGINNING    COSTS AND      OTHER                     END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
- --------------------------------------------  ----------   ----------   ----------   ----------   ----------
YEAR ENDED AUGUST 31, 1993
Allowance for doubtful accounts.............     $ 17         $ 12          $--          $9          $ 20
Reserve for inventory valuation.............       --           --          --           --            --
YEAR ENDED AUGUST 31, 1994
Allowance for doubtful accounts.............       20           32          --           23            29
Reserve for inventory valuation.............       --           --          --           --            --
YEAR ENDED AUGUST 31, 1995
Allowance for doubtful accounts.............       29           43          --           52            20
Reserve for inventory valuation.............       --          129          --           --           129
TWO MONTHS ENDED OCTOBER 31, 1995
  (UNAUDITED)
Allowance for doubtful accounts.............       20           --          --           --            20
Reserve for inventory valuation.............      129           --          --           --           129
SIX MONTHS ENDED APRIL 30, 1995 (AUDITED)
Allowance for doubtful accounts.............       29           --          --           --            29
Reserve for inventory valuation.............       22           64          --           --            86
SIX MONTHS ENDED APRIL 30, 1996 (UNAUDITED)
Allowance for doubtful accounts.............       20           10          --           --            30
Reserve for inventory valuation.............      129          713          --           --           842

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                            DESCRIPTION OF DOCUMENT                                PAGE
- ------   --------------------------------------------------------------------------  ------------
  2.1    Agreement and Plan of Reorganization by and among Tylan General, Tylan
         General Acquisition Subsidiary, Inc., Span Instruments, Inc. ("Span") and
         certain shareholders of Span, dated as of February 20, 1996.(1)*
  3.1    Amended and Restated Certificate of Incorporation of Tylan General.(2)
  3.2    Bylaws of Tylan General.(2)
  3.3    Certificate of Incorporation of Tylan General Sub.
  3.4    Bylaws of Tylan General Sub.
  4.1    Reference is made to Exhibits 3.1 and 3.2.
  4.2    Specimen Stock Certificate of Tylan General.(2)
  5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.
  8.1    Tax Opinion of Gardere & Wynne, L.L.P.+
 10.1    Form of Indemnity Agreement entered into between Tylan General and its directors and officers.(2)
 10.2    Employment Agreement between Tylan General and David J. Ferran effective as of October 5, 1989.(2)
 10.3    Separation/Consulting Agreement, dated January 3, 1995, between Tylan
         General and Richard C. Erdman.(2)
 10.4    Tylan General's 1994 Stock Option Plan, as amended (the "Option Plan").+
 10.5    Form of Incentive Stock Option under the Option Plan.(2)
 10.6    Form of Non-Statutory Stock Option under the Option Plan.(2)
 10.7    Tylan General's 1994 Non-Employee Directors' Stock Option Plan.(2)
 10.8    Tylan General's Employee Stock Purchase Plan.(2)
 10.9    Registration Rights Agreement, dated November 11, 1992, between Tylan
         General and The KB Mezzanine Fund, L.P.(2)
10.10    Amended and Restated Registration Rights Agreement, dated November 11,
         1992, between Tylan General and certain stockholders.(2)
10.11    Standard Industrial Lease -- Multi-Tenant, dated January 8, 1993, between
         Tylan General and Surf Management Associates.(2)
10.12    Chesapeake Center Standard Lease, dated April 15, 1986, between Tylan
         General and Chesapeake Business Park -- 1983, as amended.(2)
10.13    Lease Agreement, dated July 5, 1991, between Tylan General and University
         Business Center Joint Venture.(2)
10.14    Standard Industrial/Commercial Single-Tenant Lease-Net, dated February 24,
         1995 between Tylan General and Carson Dominguez Properties, L.P.(3)
10.15    Lease dated March 28, 1995 between Tylan General and the Mutual Life
         Insurance Company of New York.(3)
10.16    Loan and Security Agreement, dated January 29, 1993, between Tylan General and Silicon Valley Bank, as amended.(2)
10.17    Amendment to Loan Agreement dated May 31, 1995 between Tylan General and
         Silicon Valley Bank.(3)
10.18    Loan Agreement and Security Agreement between Manufacturers Bank and Tylan
         General dated as of June 5, 1996.

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                            DESCRIPTION OF DOCUMENT                                PAGE
- ------   --------------------------------------------------------------------------  ------------
10.19    Joint Venture Termination Agreement dated October 25, 1995 between Tylan
         General, Hanyang Engineering Co., Ltd., Hanyang General Co., Ltd. and
         Tylan General Korea, Ltd.(4)
10.20    Credit Agreement, Revolver Note and Term Note between Span and Comerica
         Bank -- Texas, dated as of March 14, 1996.
10.21    Note Purchase Agreement and Warrant Purchase Agreement between Span and
         Stratford Capital Partners, L.P., dated as of March 14, 1996.
10.22    Lease Agreement between Span and Whitson Properties, L.C., dated as of
         August 31, 1995 and amendment thereto, dated October 1, 1995.
10.23    Lease Agreement between Span and Whitson Properties, L.C., dated as of
         June 14, 1996.
 11.1    Statement regarding computation of earnings per share.
 21.1    Subsidiaries of Tylan General.(2)
 23.1    Consent of Deloitte & Touche LLP (Tylan General Predecessor Auditor).
 23.2    Consent of Ernst & Young LLP (Span Auditor).
 23.3    Consent of Grace, Pulliam & Patterson Company PC (Span Predecessor
         Auditor).
 23.4    Consent of Cooley Godward Castro Huddleson & Tatum (contained in opinion filed as Exhibit 5.1).
 23.5    Consent of Gardere & Wynne, L.L.P.+
 24.1    Power of attorney (see Pages II-4 to II-5 of this Registration Statement).

- ---------------
(1) Filed as an exhibit to Tylan General's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996 and incorporated by reference herein.

(2) Filed as an exhibit to Tylan General's Registration Statement on Form S-1 (No. 33-87470) or an amendment thereto and incorporated by reference herein.

(3) Filed as an exhibit to Tylan General's Registration Statement on Form S-1 (No. 33-96374) or an amendment thereto and incorporated by reference herein.

(4) Filed as an exhibit to Tylan General's Annual Report on Form 10-K for the fiscal year ended October 29, 1996 and incorporated herein by reference.

 * Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the Commission. Tylan General undertakes to furnish such schedules to the Commission supplementally upon request.

 +  To be filed by amendment.